Filed Pursuant to Rule 424(b)(5)
Registration No. 333-190718

The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated October 7, 2013

PRELIMINARY PROSPECTUS SUPPLEMENT

(to PROSPECTUS DATED AUGUST 19, 2013)

$125,000,000

Seaspan Corporation

    % Convertible Senior Notes due 2018

We are offering $125,000,000 aggregate principal amount of our    % convertible senior notes due October 15, 2018 the “notes”). The notes will bear interest at a rate of    % per annum, payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2014.

Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding April 15, 2018 only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on December 31, 2013, if the closing sale price of our Class A common shares, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 120% of the conversion price of the notes in effect on each applicable trading day; (2) during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our Class A common shares on such date multiplied by the then-current conversion rate; or (3) upon the occurrence of specified corporate events. On or after April 15, 2018 until the close of business on the business day immediately preceding the stated maturity date, holders may surrender their notes for conversion at any time, regardless of the foregoing circumstances.

Upon conversion, we will pay or deliver, as the case may be, cash, our Class A common shares or a combination of cash and our Class A common shares, at our election, as described in this prospectus supplement.

The initial conversion rate will be                Class A common shares for each $1,000 principal amount of notes, which represents an initial conversion price of approximately $            per Class A common share. The conversion rate will be subject to adjustment for certain events described herein but will not be adjusted for accrued interest. In addition, following certain corporate transactions that occur on or prior to the stated maturity date, we will increase the conversion rate for a holder that elects to convert its notes in connection with such a corporate transaction.

We may not redeem the notes prior to the stated maturity date. No sinking fund is provided for the notes.

For a more detailed description of the notes, see “Description of Notes” beginning on page S-104 of this prospectus supplement.

The notes will be our senior unsecured obligations and will rank: (i) senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes; (ii) equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; (iii) effectively junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. The notes will not be guaranteed by any of our subsidiaries.

Concurrently with this offering of notes (this “notes offering”), we are offering, by means of a separate prospectus supplement up to 8,530,000 Class A common shares, 5,700,000 of which (or up to 6,555,000 if the underwriters in that concurrent offering exercise their option to purchase additional shares in full) (the “primary shares”) are to be sold by us, 300,000 of which (or up to 345,000 if the underwriters in that concurrent offering exercise their option to purchase additional shares in full) (the “secondary shares”) are to be sold by a selling shareholder, and up to 2,530,000 of which (the “borrowed shares”) are to be loaned by us to Deutsche Bank AG, London Branch (the “share borrower”), an affiliate of Deutsche Bank Securities Inc., an underwriter in this notes offering and the concurrent offering of our Class A common shares. The closing of this notes offering and the concurrent offering of borrowed shares are each contingent upon the other. However, the closing of the concurrent offering of primary shares and secondary shares is not contingent upon the closing of either this notes offering or the offering of borrowed shares, and the closing of this notes offering and the concurrent offering of borrowed shares are not contingent upon the closing of the offering of primary shares and secondary shares. See “Description of the Share Lending Agreement” and “Underwriting” in this prospectus supplement.

We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our Class A common shares, par value $0.01 per share, are listed on The New York Stock Exchange under the symbol “SSW.” On October 4, 2013, the last reported sale price of our Class A common shares was $24.11 per share.

We have granted the underwriters named below the right to purchase, exercisable during the 30-day period beginning on the date of this prospectus supplement, up to an additional $18,750,000 aggregate principal amount of notes, solely to cover over-allotments.

Investing in the notes involves certain risks. See “Risk Factors” beginning on page S-17.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note		Total
Public offering price		%	$
Underwriting discounts and commissions		%	$
Proceeds, before expenses, to us		%	$

The public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from October     , 2013.

The underwriters will purchase the notes from us and offer them to you, subject to certain conditions. We expect that the notes will be delivered in global form through the book-entry delivery system of The Depository Trust Company on or about October     , 2013.

Joint Book-Running Managers

Deutsche Bank Securities
BofA Merrill Lynch
Citigroup
Credit Suisse

The date of this prospectus supplement is October     , 2013.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is the prospectus supplement, which describes the specific terms of this offering. The second part is the accompanying base prospectus, which gives more general information, some of which may not apply to this offering. Generally, when we refer to the “prospectus,” we are referring to both parts combined. If information in the prospectus supplement conflicts with information in the accompanying base prospectus, you should rely on the information in this prospectus supplement.

Any statement made in this prospectus or in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus supplement or in any other subsequently filed document that is also incorporated by reference into this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

You should rely only on the information contained in or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of the notes in any state or jurisdiction where the offer is not permitted. You should not assume that the information contained in this prospectus or the information that is incorporated by reference herein is accurate as of any date other than its respective date.

Unless we otherwise specify, when used in this prospectus supplement, the terms “Seaspan,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its subsidiaries, unless we state otherwise or the context indicates otherwise. References to our Manager are to Seaspan Management Services Limited and its wholly owned subsidiaries, which provide us with all of our technical, administrative and strategic services, and which we acquired in January 2012.

References to shipbuilders are as follows:

SHIPBUILDER	REFERENCE
CSBC Corporation, Taiwan	CSBC
Hyundai Heavy Industries Co., Ltd.	HHI
Jiangsu New Yangzi Shipbuilding Co., Ltd.	New Jiangsu
Jiangsu Yangzi Xinfu Shipbuilding Co., Ltd.	Jiangsu Xinfu

References to customers are as follows:

CUSTOMER	REFERENCE
China Shipping Container Lines (Asia) Co., Ltd.(1)	CSCL Asia
Compañia Sud Americana De Vapores S.A.	CSAV
COSCO Container Lines Co., Ltd.(2)	COSCON
Hanjin Shipping Co., Ltd.	Hanjin
Hapag-Lloyd AG	Hapag-Lloyd
Hapag-Lloyd USA, LLC	HL USA
Kawasaki Kisen Kaisha Ltd.	K-Line
Mediterranean Shipping Company S.A.	MSC
Mitsui O.S.K. Lines, Ltd.	MOL
Yang Ming Marine Transport Corp.	Yang Ming Marine
Yang Ming (UK) Ltd	Yang Ming

(1)	A subsidiary of China Shipping Container Lines Co., Ltd., or CSCL
(2)	A subsidiary of China COSCO Holdings Company Limited

S-i

Prospectus Supplement

Base Prospectus

S-ii

SUMMARY

This summary highlights important information contained elsewhere in this prospectus supplement and the accompanying base prospectus. You should carefully read this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference to understand fully our business and the terms of the notes, as well as tax and other considerations that are important to you in making your investment decision. You should consider carefully the “Risk Factors” section beginning on page S-17 of this prospectus supplement and on page 4 of the accompanying base prospectus to determine whether an investment in the notes is appropriate for you. Unless otherwise indicated, all references in this prospectus supplement to “dollars” and “$” are to, and amounts are presented in, U.S. Dollars, and financial information presented in this prospectus supplement is prepared in accordance with generally accepted accounting principles in the United States, or U.S. GAAP. On September 28, 2013, we ordered five 10000 TEU vessels (or, the September 2013 ROFR Vessels) which are scheduled for delivery in 2015 and remain subject to allocation under our right of first refusal agreement with Greater China Intermodal Investments LLC, or GCI, which is our investment partnership established with an affiliate of global asset manager The Carlyle Group, or Carlyle, and others. For purposes of this prospectus supplement and unless otherwise set forth herein, we have assumed that, following allocation under the right of first refusal, we will own three of the vessels and GCI will own the remaining two vessels. The ultimate allocation of the vessels between us and GCI may differ from our assumption.

Our Company

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. We operate a fleet of 71 containerships (including eight vessels under long-term leases), and we have entered into contracts for the purchase of an additional 16 newbuilding containerships, which have scheduled delivery dates through May 2016. Of our 16 newbuilding containerships, 13 will commence operation under long-term, fixed-rate charters upon delivery. We expect to enter into long-term charter contracts for the remaining newbuilding containerships in the near future. The average age of the 71 vessels in our operating fleet is approximately six years.

Customers for our current operating fleet are COSCON, CSAV, CSCL Asia, HL USA, Hapag-Lloyd, K-Line, MSC, MOL, and Yang Ming. The customers for the 13 newbuilding containerships that are subject to charter contracts are Hanjin, MOL and Yang Ming Marine. Our primary objective is to continue to grow our business through accretive vessel acquisitions as market conditions allow.

We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. The charters on the 71 vessels in our operating fleet have an average remaining term of approximately six years, excluding the effect of charterers’ options to extend certain time charters.

In January 2012, we acquired our Manager, which provides us with all of our technical, administrative and strategic services. Our Manager also manages a limited number of vessels for third and related parties.

New Vessel Contracts

Our primary objective is to continue to grow our business through accretive vessel acquisitions focused on increasing cash flow as market conditions allow.

We have contracted to purchase 16 newbuilding containerships, which have scheduled delivery dates through May 2016. These vessels consist of the following, excluding the September 2013 ROFR Vessels:

Vessel	Vessel Class (TEU)	Length of Time Charter(1)	Charterer	Scheduled Delivery Date	Shipbuilder
Hull No. 983	10000	10 years + one 2-year option	Hanjin	2014	New Jiangsu
Hull No. 985	10000	10 years + one 2-year option	Hanjin	2014	Jiangsu Xinfu
Hull No. 993	10000	10 years + one 2-year option	Hanjin	2014	New Jiangsu
Hull No. 1006	10000	8 years + one 2-year option	MOL	2014	New Jiangsu and Jiangsu Xinfu
Hull No. 1008	10000	8 years + one 2-year option	MOL	2014	New Jiangsu and Jiangsu Xinfu
Hull No. 2638	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2640	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2642	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2643	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2645	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2647	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 1037	14000	Minimum 6 years to maximum of 10 years + one 2-year option	Yang Ming Marine	2016	CSBC
Hull No. 1039	14000	Minimum 6 years to maximum of 10 years + one 2-year option	Yang Ming Marine	2016	CSBC

(1)	Each charter is scheduled to begin upon delivery of the vessel to the charterer

The September 2013 ROFR Vessels we ordered on September 28, 2013 are 10000 TEU vessels, which will be built by shipbuilders New Jiangsu and Jiangsu Xinfu and are scheduled for delivery in 2015.

The following chart indicates the estimated number of owned, leased and managed vessels in our fleet based on scheduled delivery dates as of September 30, 2013, including the September 2013 ROFR Vessels.

	Scheduled for the year ended December 31,
	2013	2014	2015	2016
Owned and leased vessels, beginning of year	69	71	76	85
Deliveries	2	5	9	2

Total, end of year	71	76	85	87
Managed vessels, beginning of year	—	2	6	14
Deliveries	2	4	8	3

Total, end of year	2	6	14	17
Total Fleet	73	82	99	104
Approximate Total Capacity (TEU)	423,500	513,500	723,500	793,500

Market Opportunity

We believe that there is an opportunity for shipowners with access to capital to acquire vessels at attractive prices and employ them in a manner that will generate attractive returns on capital and is accretive to cash flow. Due to the financial constraints of shipowners and lower rates of growth in global trade, orders for newbuilding containerships, as a percentage of the global fleet, have declined since peaking in 2008. The current orderbook represents approximately 21.8% of global fleet capacity and is heavily weighted towards larger post-panamax vessels greater than 8000 TEU. We believe demand for large fuel-efficient ships will remain strong as liners seek to reduce costs and achieve operating efficiencies, creating opportunities for shipowners with the necessary operational and financial capabilities.

We intend to continue to expand our fleet primarily through entering into newbuilding contracts with shipyards, but believe that there will also be select opportunities to acquire existing or newbuilding vessels from other shipowners, shipbuilders due to defaulting purchasers under construction contracts, or banks and other lessors that may acquire vessels upon borrower or lessee defaults. We believe we are well positioned to take advantage of current market opportunities. We believe that we will be able to fund the remaining payments for the containerships that we have contracted to purchase through the availability under our credit facilities, including future credit facilities, current cash balances, and operating cash flow. We believe we will be able to use our existing debt capacity and current cash balances (exclusive of amounts committed to finance the remaining payments on the vessels we have contracted to purchase), to fund additional growth beyond our contracted fleet.

We may seek to undertake additional acquisitions of high quality newbuilding or secondhand vessels through asset or business acquisitions, and we regularly consider potential opportunities. In evaluating these opportunities, we consider, among other things, the size of the vessels and the tenor of the related time charters relative to those in our existing fleet. We anticipate that we would fund the purchase price for any secondhand vessels we may acquire primarily through the assumption of debt, with the balance funded through borrowings under our existing credit facilities, cash, other financings or a combination thereof. There is no assurance that we will be able to acquire any of the containerships opportunities we are evaluating.

Our Competitive Strengths

We believe that we possess a number of competitive strengths that will allow us to capitalize on the opportunities in the containership industry, including the following:

•

Scale, Diversity and High Quality of Our Fleet.    We are one of the largest independent charter owners and managers of containerships and believe that the size of our fleet appeals to our customers and provides us cost savings through volume purchases and leverage in negotiating newbuilding contracts and accessing shipyard berths. Our operating fleet of 71 containerships has an average age of approximately six years, which is significantly below the industry average of approximately 10 years. Our newbuilding containerships also will be subject to our high standards for design, construction quality and maintenance. The vessels in our current operating fleet range in size from 2500 TEU to 13100 TEU, and our 13100 TEU containerships are among the largest containerships in operation. All of our newbuilding containerships under construction are 14000 TEU and 10000 TEU containerships. We believe that our operational cost savings and leverage with shipyards is further enhanced by our investment in GCI.

•

Strong, Long-Term Relationships with High-Quality Customers, Including Leading Asian Container Liner Companies.    We have developed strong relationships with our customers, which include leading container liner companies. We believe we are the largest charterer of containerships to China, and we anticipate that Asian demand for containerships will continue to rebound and grow following the recent worldwide economic downturn. We attribute the strength of our customer relationships in part to our consistent operational quality, customer oriented service and historical average utilization of approximately 99% since our initial public offering, or IPO, in 2005.

•

Enhanced Stability of Cash Flows Through Long-Term, Fixed-Rate Time Charters.    Our vessels are primarily subject to long-term, fixed-rate time charters, which have an average remaining term of approximately six years. As a result, substantially all of our revenue is protected from the volatility of spot rates and short-term charters. To further promote cash flow stability, we have primarily placed newbuilding orders and purchased secondhand vessels when we have concurrently entered into long-term time charters with our customers. As at September 15, 2013, excluding any extensions of our time charters, we had an aggregate of approximately $6.3 billion of contracted future minimum revenue under existing fixed-rate time charters and interest income from sales-type capital leases. Our commercial arrangements allow Yang Ming Marine to reduce the number of newbuilding containerships to be delivered to us and chartered to Yang Ming Marine by up to three vessels. These commercial arrangements expire in August 2014. The contracted time charter revenue attributable to these three vessels is approximately $0.5 billion.

•

Proven Ability to Source Capital for Growth.    Since our IPO in 2005, we have successfully accessed capital to grow our fleet. Including our IPO, we have raised approximately $2.3 billion in public and private issuances of equity securities. In addition, we have secured credit and lease facilities with aggregate outstanding borrowings and commitments of $4.6 billion as of June 30, 2013. We also accessed capital during the recent worldwide economic downturn, including raising preferred share equity and entering into sale-leaseback financings. As of June 30, 2013 and giving effect to the capital cost of our 8 newbuilding containerships ordered since that date, we had total remaining capital expenditures of approximately $1.5 billion relating to 16 newbuilding containerships. We expect to fund our remaining capital expenditures for these newbuilding vessels with our cash, approximately $450 million of availability under credit facilities associated with the newbuilding vessels as at September 15, 2013, and approximately $750 million of new debt financing that we expect to arrange in advance of vessel deliveries. We intend to continue to access existing capital, and to seek new sources of capital, to cost-effectively maintain and grow our fleet over the long term.

•

Significant Delivered Fleet Growth.    We have significantly grown our fleet since our IPO in August 2005. At that time, we had an operating fleet of 10 vessels with another 13 vessels on order, aggregating 116,950 TEU. We now have 71 vessels in operation and 16 newbuilding containerships on order, aggregating 606,300 TEU, an increase since our IPO of 418% in TEU capacity. The aggregate capacity of these 16 newbuilding vessels that we have contracted to purchase, with scheduled delivery dates through May 2016, represents approximately 46% of the aggregate capacity of our vessels currently in operation. We believe that our longstanding relationships with key constituents in the containership industry, including container liner companies, shipbuilders and shipping banks, as well as our investment in GCI, will enable us to continue sourcing newbuilding and secondhand vessel acquisition opportunities at terms attractive to us.

•

Experienced Management.    Our chief executive officer, chief operating officer and chief financial officer have over 60 years of combined professional experience in the shipping industry, and they have experience managing shipping companies through several economic cycles. The members of our management team have prior experience with many companies in the international ship management industry, such as China Merchants Group, Neptune Orient Lines, APL Limited, Safmarine Container Lines and Columbia Ship Management, and provide expertise across commercial, technical, financial and other functional management areas of our business. The acquisition of our Manager in January 2012 provides us direct control over these functions.

Our Business Strategies

We seek to continue to expand our business and increase our cash flow by employing the following business strategies:

•

Pursuing Long-Term, Fixed-rate Charters.    We intend to continue to primarily employ our vessels under long-term, fixed-rate charters, which contribute to the stability of our cash flows. In addition, container liner companies typically employ long-term charters for strategic expansion into major trade routes, while using spot charters for shorter term discretionary needs. To the extent container liner companies expand their services into major trade routes, we believe we are well positioned to participate in their growth.

•

Expanding and Diversifying Our Customer Relationships.    Since our IPO, we have increased our customer base from two to 11 customers and have expanded our revenue from existing customers. We intend to continue to expand our existing customer relationships and to add new customers to the extent container liner companies increase their use of chartered-in vessels to add capacity in their existing trade routes and establish new trade routes. We believe that we will benefit from the expected growth of worldwide container shipping demand, especially in certain markets that we believe have high growth potential, such as Asia, where we have strong customer relationships. We also believe that our experience in working with container liners to provide ship design, construction supervision and chartering services will improve our ability to secure new customers.

•

Actively Acquiring Newbuilding and Secondhand Vessels.    We have increased, and intend to further increase, the size of our fleet through selective acquisitions of new and secondhand containerships that we believe will be accretive to our cash flow. We believe that entering into newbuilding contracts will continue our long-term fleet growth and provide modern vessels to our customers. In addition, we intend to continue to selectively consider any nearer-term growth opportunities to acquire high-quality secondhand vessels, primarily either with existing long-term charters or where we can enter into long-term charters concurrently with the acquisitions. We also intend to consider appropriate (a) partnering opportunities that would allow us to seek to capitalize on opportunities in the newbuilding and secondhand markets with more modest investments, and (b) business acquisitions, as well as the potential sale of any older vessels in our fleet as part of fleet renewal.

•

Maintaining Efficient Capital Structure.    We intend to pursue a financial strategy that aims to preserve our financial flexibility and achieve a low cost of capital so that we may take advantage of acquisition and expansion opportunities in the future while also meeting our existing obligations.

An investment in the notes involves risks. Our growth depends on our ability to make accretive vessel acquisitions, expand existing and develop new relationships with charterers and obtain new charters. Substantial competition may hamper our business strategy. Our growth also depends upon continued growth in demand for containerships. A reduction in demand for containerships, increased competition or an inability to make accretive vessel acquisitions may lead to reductions and volatility in charter hire rates and profitability. In addition, we may be unable to realize expected benefits from acquisitions, and implementing our growth strategy through acquisitions may harm our business, financial condition and operating results. Before investing in the notes, you should consider carefully the factors set forth in the section of this prospectus entitled “Risk Factors” beginning on page S-17 of this prospectus supplement and on page 4 of the accompanying base prospectus.

Recent Developments

Newbuilding Contracts

On July 19, 2013, we entered into contracts with HHI for the construction of five 14000 TEU newbuilding containerships for an aggregate purchase price of approximately $550 million. These vessels are scheduled for delivery in 2015 and each vessel has a 10-year, fixed rate time charter with Yang Ming Marine. After the initial 10-year charter periods, Yang Ming Marine may extend the charter for each vessel for up to two additional years.

On August 22, 2013, we entered into contracts with CSBC for the construction of five additional 14000 TEU newbuilding containerships for an aggregate purchase price of approximately $550 million. These vessels are scheduled for delivery in 2016 and have a minimum time charter term of six years with Yang Ming Marine.

Under our right of first refusal agreement with GCI and Blue Water Commerce, LLC, we will retain three of the five 14000 TEU newbuilding containerships to be built at HHI and two of the five 14000 TEU newbuilding containerships to be built at CSBC. We expect to manage all ten of the newbuilding containerships.

Our commercial arrangements allow Yang Ming Marine to reduce the number of newbuilding containerships to be delivered to us and chartered to Yang Ming Marine by up to three vessels. These commercial arrangements will expire in August 2014.

On September 28, 2013, we ordered the September 2013 ROFR Vessels, which are five 10000 TEU vessels to be built by shipbuilders New Jiangsu and Jiangsu Xinfu and which are scheduled for delivery in 2015. We expect to enter into long-term charter contracts for these vessels in the near future, although there is no assurance that we will be able to do so on acceptable terms, if at all. These vessels remain subject to allocation under our right of first refusal agreement with GCI and Blue Water Commerce, LLC. As noted above, for purposes of this prospectus supplement and except as otherwise set forth herein, we have assumed that, following the allocation under the right of first refusal, we will own three vessels and GCI will own the remaining two vessels. The ultimate allocation between us and GCI may differ from our assumption.

Vessel Delivery

On July 4, 2013, we accepted delivery of the MOL Efficiency, a 2003-built 4600 TEU vessel, which is currently on charter to MOL under a two-year, fixed rate time charter.

Loan Facility Transaction

On July 25, 2013, we entered into a term loan facility with a leading European bank for up to $83.0 million to fund one of our 14000 TEU newbuilding containerships to be chartered to Yang Ming Marine.

Carlyle Shipping-Focused Investment Vehicle

In March 2011, we invested in GCI, which intends to invest up to $900 million equity capital in containership assets, primarily newbuilding vessels strategic to the People’s Republic of China, Taiwan, Hong Kong and Macau, or Greater China. We believe that the combination of our expertise and relationships in the containership market and Carlyle’s financial resources, global business network and access to capital enhance our ability to take advantage of growth opportunities in the containership market.

We believe there exists significant excess capacity in Asian shipyards, and that, as a result of this excess capacity, in the near term shipyards are willing to provide pricing and design concessions for large newbuilding construction orders, although recently pricing has been increasing. The size of these orders likely exceeds the size of orders we would be able or willing to make on our own. As a result, we view our participation in GCI as a means of diversifying our capital sources and cost-effectively expanding our fleet. We believe that the combined scale of our business with GCI allows us to realize volume discounts for newbuilding orders, negotiate design improvements from shipyards and obtain more attractive vessel financing than we would otherwise be able to achieve on our own, thereby creating a competitive advantage for us. In addition, we believe we will benefit from additional operational economies of scale as we manage GCI’s existing and, once delivered, newbuilding vessels.

We have a right of first refusal relating to GCI’s containership investment opportunities. We believe that all such opportunities identified by Gerry Wang, our chief executive officer and the chairman of the board of managers of GCI, will run through the right of first refusal. We may exercise this right until March 31, 2015, unless it is terminated earlier as the result of certain triggering events, including if we exercise this right for more than 50% of the aggregate vessels subject to the right prior to specified dates. In addition, we have rights of first offer relating to certain containerships that GCI may propose to sell or dispose of.

GCI will invest up to $900 million equity capital in containership assets, of which we committed up to $100 million. We currently have an ownership interest in GCI of approximately 10% and, as of June 30, 2013, our funded investment in GCI totaled approximately $1.6 million. Since GCI’s formation, we have ordered 31 newbuilding vessels and four existing vessels, of which 15 have been allocated to us and 15 to GCI and the five September 2013 ROFR Vessels remain subject to allocation in relation to the right of first refusal agreement with GCI. For additional information about GCI and the right of first refusal, please read “Certain Relationships and Related Party Transactions—Our Investment in Carlyle Containership-Focused Investment Vehicle.”

Concurrent Transactions

Concurrently with this offering, we are offering, by means of a separate prospectus supplement and accompanying prospectus, 8,530,000 shares of our Class A common shares, 5,700,000 (or up to 6,555,000 if the underwriters in that concurrent offering exercise their option to purchase additional shares in full) of which are primary shares that are being offered and sold by us, 300,000 (or up to 345,000 if the underwriters in that concurrent offering exercise their option to purchase additional shares in full) of which are secondary shares that are being offered and sold by a selling shareholder, and up to 2,530,000 of which are borrowed shares that will be loaned by us to the share borrower, an affiliate of Deutsche Bank Securities Inc., an underwriter in this notes offering and the concurrent offering of our Class A common shares, in an offering registered under the Securities Act.

We will not receive any proceeds from the sale of the secondary shares or the loan of the borrowed shares in the concurrent offering, but we will receive from the share borrower a nominal lending fee for the use of the borrowed shares. We have been informed by the share borrower that it or its affiliates intend to use the short position created by the share lending agreement and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in this notes offering may hedge their investments. The delivery of the notes is contingent upon the delivery of 2,530,000 borrowed shares. We expect to make delivery of such borrowed shares concurrently with the closing of this notes offering. See “Description of the Share Lending Agreement” and “Underwriting.”

The offering of the notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the delivery of the borrowed shares under the share lending agreement and the closing of the borrowed shares offering, and the closing of the borrowed shares offering is contingent upon the closing of this notes offering. However, the concurrent offering of primary shares and secondary shares is not contingent upon the closing of either this notes offering or the concurrent offering of borrowed shares, and the closing of this notes offering and the concurrent offering of borrowed shares are not contingent upon the closing of the concurrent offering of primary shares and secondary shares.

Corporate Information

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. We maintain a website at www.seaspancorp.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus and the documents we incorporate by reference herein when making a decision as to whether to invest in our Class A common shares. Our agent for service of process is Puglisi & Associates, located at 850 Library Avenue, Suite 204, Newark, Delaware 19711.

THE OFFERING

The following is a summary of the terms of the notes. For a more complete description, you should read the “Description of Notes” of this prospectus supplement and the accompanying prospectus. In this section, references to “we,” “our” or “us” refer to Seaspan Corporation and not to any of its subsidiaries.

Issuer	Seaspan Corporation, a corporation organized and existing under the laws of the Republic of the Marshall Islands.

Notes Offered	$125,000,000 aggregate principal amount of % Convertible Senior Notes due October 15, 2018 (plus up to an additional $18,750,000 principal amount solely to cover over-allotments).

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting estimated expenses payable by us and the underwriters’ discount, will be approximately $120.8 million (or $139.0 million if the underwriters exercise their over-allotment option in full).

We intend to use the net proceeds from this offering for general corporate purposes, which may include funding vessel acquisitions.

Maturity	October 15, 2018, unless earlier purchased or converted.

Interest Rate and Payment Dates	% per year on the principal amount of the notes. Interest will accrue from October , 2018 and will be payable semiannually in arrears on April 15 and October 15 of each year, beginning on April 15, 2014. We will pay additional interest, if any, at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “Description of Notes—Events of Default.”

Ranking	The notes will be our senior unsecured obligations and will rank:

•	senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes;

•	equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated;

•	effectively junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and

•	structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

As of June 30, 2013, our total consolidated indebtedness, including our other long-term liabilities, was approximately $3.7 billion, of which approximately $0.8 billion was indebtedness of our subsidiaries and approximately $3.7 billion was secured indebtedness. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of net proceeds therefrom, our total consolidated indebtedness would have been approximately $3.8 billion.

No Redemption	We may not redeem the notes prior to the stated maturity date. No sinking fund is provided for the notes.

Conversion of Notes	Holders may surrender their notes for conversion at any time prior to the close of business on the business day immediately preceding April 15, 2018 only under the following circumstances:

•

during any calendar quarter commencing after the calendar quarter ending on December 31, 2013, if the closing sale price of our Class A common shares, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 120% of the applicable conversion price of the notes in effect on each applicable trading day;

•

during the ten consecutive trading-day period following any five consecutive trading-day period in which the trading price for the notes for each such trading day was less than 98% of the closing sale price of our Class A common shares on such date multiplied by the applicable conversion rate; or

•	upon the occurrence of specified corporate events described under “Description of Notes—Conversion of Notes—Conversion upon Specified Corporate Transactions.”

On or after April 15, 2018 until the close of business on the business day immediately preceding the stated maturity date, holders may surrender their notes for conversion regardless of the foregoing circumstances.

The initial conversion rate for the notes will be             Class A common shares for each $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $        per Class A common share). Upon conversion, we will pay or deliver, as the case may be, cash, our Class A common shares or a combination of cash and our Class A common shares, at our election. If we satisfy our conversion obligation in solely cash or a combination of cash and our Class A common shares, the amount of cash and Class A common shares, if any, due upon conversion will be based on a daily conversion value (as described herein) for each trading day in a 40 trading-day conversion period (as described herein). See “Description of Notes—Conversion of Notes—Settlement upon Conversion.”

Holders will not receive any additional cash payment or additional Class A common shares representing accrued and unpaid interest, if any, upon conversion of a note, except in limited circumstances. Instead, interest will be deemed to be paid by the consideration delivered to you upon conversion of a note.

The conversion rate for the notes is subject to adjustment as described under “Description of Notes—Conversion of Notes—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” An adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event	If certain corporate events as described under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event” occur at any time prior to the stated maturity date, each of which we refer to as a “make-whole adjustment event,” the conversion rate for any notes converted in connection with such make-whole adjustment event will, in certain circumstances, be increased by a number of additional Class A common shares. A description of how the number of additional shares will be determined and a table showing the number of additional Class A common shares, if any, by which the conversion rate will be increased in connection with a make-whole adjustment event is set forth under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.”

Purchase of Notes at Your Option upon a Fundamental Change

Holders may require us to purchase for cash all or any portion of their notes upon the occurrence of a fundamental change at the fundamental change purchase price equal to 100% of the principal amount of the notes being purchased, plus accrued and unpaid interest to, but excluding, the fundamental change purchase date. For the definition of “fundamental change” and related information, see “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change.”

Additional Amounts	All payments and deliveries made by, or on behalf of, us or any successor to us under or with respect to the notes, including, but not limited to, payments of principal (including, if applicable, the fundamental change purchase price), payments of interest and payments or deliveries, as the case may be, of cash, our Class A common shares or a combination of cash and our Class A common shares upon conversion, will be made without withholding or deduction, unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required by certain jurisdictions, we will pay such additional amounts as may be necessary to ensure that the net amount received by the holder after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts that would have been received by such holder had no such withholding or deduction been required, subject to certain exceptions. See “Description of Notes—Additional Amounts.”

Trading	We do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. Our Class A common shares are listed on The New York Stock Exchange under the symbol “SSW.”

Certain United States Federal Income Tax Considerations	You should consult your tax advisor with respect to the United States federal income tax consequences of owning the notes and any Class A common shares into which the notes may be converted in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction. See “Certain United States Federal Income Tax Considerations.”

Trustee, Paying Agent and Conversion Agent	The Bank of New York Mellon

Book-Entry Form

The notes will be issued in book-entry form and will be represented by global certificates deposited with, or on behalf of, The Depository Trust Company (“DTC”) and registered in the name of a nominee of DTC. Beneficial interests in any of the notes will be shown on, and transfers will be effected only through, records maintained by DTC or its nominee and any such interest may not be exchanged for certificated securities, except in limited circumstances.

Governing Law	The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Concurrent Class A Common Shares Offering	Concurrently with this offering of notes, we are offering, by means of a separate prospectus supplement:

•

6,000,000 of our Class A common shares, 5,700,000 of which (or up to 6,555,000 if the underwriters in that concurrent offering exercise their option to purchase additional shares in full) (the “primary shares”) are to be sold by us, 300,000 of which (or up to 345,000 if the underwriters in that concurrent offering exercise their option to purchase additional shares in full) (the “secondary shares”) are to be sold by a selling shareholder; and

•

up to 2,530,000 of our Class A common shares (the “borrowed shares”) to be loaned by us to Deutsche Bank AG, London Branch (the “share borrower”), an affiliate of Deutsche Bank Securities Inc., an underwriter in this notes offering and the concurrent offering of our Class A common shares.

The closing of this notes offering and the concurrent offering of borrowed shares are each contingent upon the other. However, the closing of the concurrent offering of primary shares and secondary shares is not contingent upon the closing of either this notes offering or the offering of borrowed shares, and the closing of this notes offering and the concurrent offering of borrowed shares are not contingent upon the closing of the offering of primary shares and secondary shares. See “Description of Share Lending Agreement” and “Underwriting” in this prospectus supplement.

We have been informed by the share borrower that it or its affiliates intend to use the short position created by the share lending agreement and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in this notes offering may hedge their investments. We will not receive any proceeds from the sale of the borrowed shares by the share borrower or its affiliates, but we will receive from the share borrower a nominal lending fee for the use of those shares.

Risk Factors	See the information under the caption “Risk Factors” in this prospectus supplement beginning on page S-17 and the other information contained or incorporated by reference in this prospectus supplement for a discussion of factors you should carefully consider before deciding to invest in the notes.

SUMMARY HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents, in each case for the periods and as at the dates indicated, our summary historical financial and operating data.

The summary historical consolidated financial and operating data has been prepared on the following basis:

•

The historical consolidated financial and operating data as at December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Securities and Exchange Commission, or the SEC, on March 19, 2013 and incorporated by reference into this prospectus.

•

The historical consolidated financial data as at December 31, 2010 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2011, filed with the SEC on March 26, 2012.

•

The historical consolidated financial and operating data as at and for the six months ended June 30, 2013 and 2012 is derived from our unaudited interim consolidated financial statements and the notes thereto, which are contained in our Reports on Form 6-K filed with the SEC on August 6, 2012 and August 1, 2013, and incorporated by reference into this prospectus.

The following table should be read together with, and is qualified in its entirety by reference to, our financial statements and the notes thereto incorporated by reference into this prospectus, as well as the notes to the table in the section of this prospectus entitled “Selected Historical Consolidated Financial and Operating Data.” Certain information has been reclassified to conform with the financial statement presentation adopted in 2012.

	YEAR ENDED DECEMBER 31,			SIX MONTHS ENDED JUNE 30,
	2010	2011	2012	2012	2013
Statements of operations data (in thousands of dollars):
Revenue	$407,211	$565,610	$660,794	$321,069	$332,710
Operating expenses:
Ship operating	108,098	135,696	138,655	66,065	74,890
Depreciation and amortization	101,026	140,354	165,541	80,215	85,593
General and administrative	9,612	16,818	24,617	12,521	19,624
Operating lease	—	—	3,145	—	2,183
(Gain) loss on vessels	—	16,237	(9,773)	(9,773)	—

Operating earnings	188,475	256,505	338,609	172,041	150,420
Other expenses (income):
Interest expense	28,801	50,849	71,996	36,132	30,759
Interest income	(60)	(854)	(1,190)	(629)	(787)
Undrawn credit facility fee	4,515	4,282	1,516	1,203	1,145
Amortization of deferred charges	1,933	3,421	8,574	3,766	4,376
Change in fair value of financial instruments(1)	241,033	281,027	135,998	86,760	(68,527)
Equity loss on investment	—	1,180	259	134	69
Other expenses	—	—	151	166	625

Net earnings (loss)	$(87,747)	$(83,400)	$121,305	$44,509	$182,760

Earnings (loss) per share:
Class A common share, basic	$(1.70)	$(2.04)	$0.84	$0.17	$2.24
Class A common share, diluted	(1.70)	(2.04)	0.81	0.17	1.88
Statements of cash flows data (in thousands of dollars):
Cash flows provided by (used in):
Operating activities	$153,587	$239,864	$311,183	$141,954	$135,844
Financing activities	529,680	832,293	(181,364)	(139,858)	(98,280)
Investing activities(2)	(782,448)	(625,253)	(229,564)	(153,808)	(164,378)
Selected balance sheet data (at period end, in thousands of dollars):
Cash and cash equivalents(2)	$34,219	$481,123	$381,378	$329,411	$254,564
Current assets(2)	46,764	519,998	463,930	394,737	394,109
Vessels(3)	4,210,872	4,697,249	4,863,273	4,899,016	4,902,914
Total assets	4,377,228	5,447,716	5,650,853	5,574,067	5,658,056
Long-term debt	2,396,771	2,995,729	3,090,944	3,122,710	3,093,358
Share capital(4)	691	838	804	772	817
Total shareholders’ equity	989,736	1,183,425	1,218,567	1,102,877	1,378,013
Other data:
Number of vessels in operation at period end	55	65	69	69	70
TEU capacity at period end	265,300	352,700	405,100	405,100	409,700
Fleet utilization rate(5)	98.7%	99.3%	98.9%	99.2%	97.5%

(1)	All of our interest rate swap agreements and swaption agreements are marked to market and the changes in the fair value of these instruments are recorded in earnings.
(2)	The balance sheet and cash flow data for 2012 and for the six months ended June 30, 2012 has been recast to separately present balances of and movement in restricted cash, included in other assets, from cash and cash equivalents. This reclassification, which is immaterial, had no impact on the consolidated statement of operations data.
(3)	Vessel amounts include the net book value of vessels in operation and deposits on vessels under construction.
(4)	For a description of our capital stock, please read “Description of Capital Stock.”
(5)	Fleet utilization is based on number of operating days divided by the number of ownership days during the period.

RISK FACTORS

Any investment in the notes involves a high degree of risk. You should consider carefully the information contained in this prospectus supplement, the accompanying base prospectus and the documents incorporated by reference into this document before making an investment in the notes. If any of these risks were to occur, our business, financial condition or operating results could be harmed, which may lower the trading price of the notes. You may lose all or part of your investment. In addition, we are subject to the following risks and uncertainties:

Risks Related to the Notes

The notes are unsecured and effectively subordinated to our secured debt and any liabilities of our subsidiaries.

The notes will rank senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes; equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; effectively junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries. In the event of our bankruptcy, liquidation, reorganization or other winding up, our assets that secure debt ranking senior or equal in right of payment to the notes will be available to pay obligations on the notes only after the secured debt has been repaid in full. There may not be sufficient assets remaining to pay amounts due on any or all of the notes then outstanding. The indenture governing the notes will not prohibit us from incurring additional senior debt or secured debt, nor will it prohibit any of our subsidiaries from incurring additional liabilities.

As of June 30, 2013, our total consolidated indebtedness, including our other long-term liabilities, was approximately $3.7 billion, of which an aggregate of approximately $0.8 billion was indebtedness of our subsidiaries and approximately $3.7 billion was secured indebtedness. The notes will not be guaranteed by any of our subsidiaries. After giving effect to the issuance of the notes (assuming no exercise of the underwriters’ over-allotment option) and the use of net proceeds therefrom, our total consolidated indebtedness would have been approximately $3.8 billion.

The notes are our obligations only, and a significant portion of our operations are conducted through, and a significant portion of our consolidated assets are held by, our subsidiaries.

The notes are our obligations exclusively and are not guaranteed by any of our operating subsidiaries. A substantial portion of our consolidated assets are held by our subsidiaries. Accordingly, our ability to service our debt, including the notes, depends on the results of operations of our subsidiaries and upon the ability of such subsidiaries to provide us with cash, whether in the form of dividends, loans or otherwise, to pay amounts due on our obligations, including the notes. Our subsidiaries are separate and distinct legal entities and have no obligation, contingent or otherwise, to make payments on the notes or to make any funds available for that purpose. In addition, dividends, loans or other distributions to us from such subsidiaries may be subject to contractual and other restrictions and are subject to other business considerations.

Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our business to pay our debt.

Our ability to make scheduled payments of the principal of, to pay interest on, to pay any cash due upon conversion of or to refinance our indebtedness, including the notes, depends on our future performance, which is subject to economic, financial, competitive and other factors beyond our control. Our business may not continue to generate cash flow from operations in the future sufficient to service our debt and make necessary capital expenditures. If we are unable to generate such cash flow, we may be required to adopt one or more alternatives, such as selling assets, restructuring debt or obtaining additional equity capital on terms that may be onerous or highly dilutive. Our ability to refinance our indebtedness will depend on the capital markets and our financial condition at such time. We may not be able to engage in any of these activities or engage in these activities on desirable terms, which could result in a default on our debt obligations.

Recent regulatory actions may adversely affect the trading price and liquidity of the notes.

We expect that investors in, and potential purchasers of, the notes may employ, or seek to employ, an arbitrage strategy with respect to the notes. Investors that employ an arbitrage strategy with respect to the notes typically implement that strategy by selling short our Class A common shares underlying the notes and dynamically adjusting their short position while they hold the notes. Investors may also implement this hedging strategy by entering into swaps on our Class A common shares in lieu of or in addition to short selling our Class A common shares.

The Securities and Exchange Commission (“SEC”) and other regulatory and self-regulatory authorities have implemented various rules and may adopt additional rules in the future that may impact those engaging in short selling activity involving equity securities (including our Class A common shares), including Rule 201 of SEC regulation SHO, the Financial Industry Regulatory Authority, Inc.’s “Limit Up-Limit Down” program, market-wide circuit breaker systems that halt trading of stock for certain periods following specific market declines, and rules stemming from the enactment and implementation of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Past regulatory actions, including emergency actions or regulations, have had a significant impact on the trading prices and liquidity of equity-linked instruments. Any governmental action that similarly restricts the ability of investors in, or potential purchasers of, the notes to effect short sales of our Class A common shares could similarly adversely affect the trading price and the liquidity of the notes.

Volatility in the market price and trading volume of our Class A common shares could adversely affect the trading price of the notes.

The stock market in recent years has experienced significant price and volume fluctuations that have often been unrelated to the operating performance of companies. The market price of our Class A common shares could fluctuate significantly for many reasons, including in response to the risks described in this section, elsewhere in this prospectus supplement or the documents we have incorporated by reference in this prospectus supplement or for reasons unrelated to our operations, such as reports by industry analysts, investor perceptions or negative announcements by our customers, competitors or suppliers regarding their own performance, as well as industry conditions and general financial, economic and political instability. A decrease in the market price of our Class A common shares would likely adversely affect the trading price of the notes. The market price of our Class A common shares could also be affected by possible sales of our Class A common shares by investors who view the notes as a more attractive means of equity participation in us and by hedging or arbitrage trading activity that we expect to develop involving our Class A common shares. This trading activity could, in turn, affect the trading prices of the notes. This may result in greater volatility in the trading price of the notes than would be expected for non-convertible debt securities.

We will continue to have the ability to incur debt after this offering; if we incur substantial additional debt, these higher levels of debt may affect our ability to pay the principal of and interest on the notes.

Despite our current debt levels, we and our subsidiaries may be able to incur substantial additional debt in the future, subject to the restrictions contained in our debt instruments, some of which may be secured debt. The indenture governing the notes does not restrict our ability to incur additional indebtedness or require us to maintain financial ratios or specified levels of net worth or liquidity. If we incur substantial additional indebtedness in the future, these higher levels of indebtedness may affect our ability to pay the principal of and interest on the notes and our creditworthiness generally.

The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction.

Following a make-whole adjustment event, if a holder elects to convert its notes in connection with such event, we will increase the conversion rate by an additional number of our Class A common shares upon conversion in certain circumstances. The increase in the conversion rate will be determined based on the date on which the make-whole adjustment event occurs or becomes effective and the price paid (or deemed to be paid) per Class A common share in the make-whole adjustment event, as described below under “Description of Notes—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” The adjustment to the conversion rate for notes converted in connection with a make-whole adjustment event may not adequately compensate you for any lost value of your notes as a result of such transaction. In addition, if the price paid (or deemed to be paid) per Class A common share in the make-whole adjustment event is greater than $         per share or less than $         per share (in each case, subject to adjustment), no increase in the conversion rate will be made.

Our obligation to increase the conversion rate upon the occurrence of a make-whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

We may not have the ability to raise the funds necessary to settle conversions of the notes or purchase the notes as required upon a fundamental change, and our future debt may contain limitations on our ability to pay cash upon conversion or purchase of the notes.

Following a fundamental change as described under “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change,” holders of notes will have the right to require us to purchase their notes for cash. A fundamental change may also constitute an event of default or prepayment under, and result in the acceleration of the maturity of, our then-existing indebtedness. In addition, upon conversion of the notes, unless we settle our conversion obligation in solely our Class A common shares (other than cash in lieu of any fractional share), we will be required to make cash payments in respect of the notes being surrendered for conversion as described under “Description of Notes—Conversion of Notes—Settlement upon Conversion.” We cannot assure you that we will have sufficient financial resources, or will be able to arrange financing, to pay the fundamental change purchase price in cash with respect to any notes surrendered by holders for purchase upon a fundamental change or make cash payments upon conversions. In addition, restrictions in our then existing credit facilities or other indebtedness, if any, may not allow us to purchase the notes upon a fundamental change or make cash payments upon conversions of the notes. Our failure to purchase the notes upon a fundamental change or make cash payments upon conversions thereof when required would result in an event of default with respect to the notes which could, in turn, constitute a default under the terms of our other indebtedness, if any. If the repayment of the related indebtedness were to be accelerated after any applicable notice or grace periods, we may not have sufficient funds to repay the indebtedness and purchase the notes or make cash payments upon conversions thereof.

Some significant restructuring transactions may not constitute a fundamental change, in which case we would not be obligated to offer to purchase the notes.

Upon the occurrence of a fundamental change, you have the right to require us to purchase your notes. However, the fundamental change provisions will not afford protection to holders of notes in the event of certain transactions that could adversely affect the notes. For example, transactions such as leveraged recapitalizations, refinancings, restructurings or acquisitions initiated by us would not constitute a fundamental change requiring us to repurchase the notes. In the event of any such transaction, holders of the notes would not have the right to require us to purchase their notes, even though each of these transactions could increase the amount of our indebtedness, or otherwise adversely affect our capital structure or any credit ratings, thereby adversely affecting holders of the notes.

Upon conversion of the notes, we currently intend to pay cash in respect of only the principal amount of the notes being converted or (if lower) the conversion value thereof, and we currently intend to settle any amounts in excess thereof in cash, our Class A common shares or a combination thereof, at our election.

We currently intend to satisfy our conversion obligation to holders by paying cash in respect of only the lesser of the principal amount of the notes being converted and the conversion value of such notes and by paying or delivering, as the case may be, cash, our Class A common shares or a combination thereof in settlement of the portion of the conversion obligation (if any) in excess of the principal amount of the notes being converted. Accordingly, upon conversion of a note, holders might not receive any Class A common shares.

The conditional conversion feature of the notes could result in your receiving less than the consideration into which the notes would otherwise be convertible.

Prior to the close of business on the business day immediately preceding April 15, 2018, you may convert your notes only if specified conditions are met. If the specific conditions for conversion are not met, you will not be able to convert your notes, and you may not be able to receive the consideration into which the notes would otherwise be convertible.

The conditional conversion feature of the notes, if triggered, may adversely affect our financial condition and operating results.

In the event the conditional conversion feature of the notes is triggered, holders of notes will be entitled to convert their notes at any time during specified periods at their option. See “Description of Notes—Conversion of Notes.” If one or more holders elect to convert their notes, unless we satisfy our conversion obligation by delivering solely our Class A common shares (other than cash in lieu of any fractional share), we would be required to settle all or a portion of our conversion obligation through the payment of cash, which could adversely affect our liquidity. In addition, even if holders do not elect to convert their notes, we could be required under applicable accounting rules to reclassify all or a portion of the outstanding principal of the notes as a current rather than long-term liability, which would result in a material reduction of our net working capital.

The accounting method for convertible debt securities that may be settled in cash, such as the notes, is the subject of recent changes that could have a material effect on our reported financial results.

In May 2008, the Financial Accounting Standards Board, or FASB, issued FASB Staff Position No. APB 14-1, Accounting for Convertible Debt Instruments That May Be Settled in Cash Upon Conversion (Including Partial Cash Settlement), which has subsequently been codified as Accounting Standards Codification 470-20, Debt with Conversion and Other Options, which we refer to as ASC 470-20. Under ASC 470-20, an entity must separately account for the liability and equity components of the convertible debt instruments (such as the notes) that may be settled entirely or partially in cash upon conversion in a manner that reflects the issuer’s economic interest cost. The effect of ASC 470-20 on the accounting for the notes is that the equity component is required to be included in the additional paid-in capital section of shareholders’ equity on our consolidated balance sheet and the value of the equity component would be treated as original issue discount for purposes of accounting for the debt component of the notes. As a result, we will be required to record a greater amount of non-cash interest expense in current periods presented as a result of the amortization of the discounted carrying value of the notes to their face amount over the term of the notes. We will report lower net income in our financial results because ASC 470-20 will require interest to include both the current period’s amortization of the debt discount and the instrument’s coupon interest, which could adversely affect our reported or future financial results, the market price of our Class A common shares and the trading price of the notes.

In addition, under certain circumstances, convertible debt instruments (such as the notes) that may be settled entirely or partly in cash are currently accounted for in earnings per share computations utilizing the treasury stock method, the effect of which is that the shares issuable upon conversion of the notes are not included in the calculation of diluted earnings per share except to the extent that the conversion value of the notes exceeds their principal amount. Under the treasury stock method, for diluted earnings per share purposes, the transaction is accounted for as if the number of Class A common shares that would be necessary to settle such excess, if we elected to settle such excess in shares, are issued. We cannot be sure that the accounting standards in the future will continue to permit the use of the treasury stock method. If we are unable to use the treasury stock method in accounting for the shares issuable upon conversion of the notes, then our diluted earnings per share could be adversely affected.

Future sales of our Class A common shares in the public market could lower the market price for our Class A common shares and adversely impact the trading price of the notes.

In the future, we may sell additional Class A common shares to raise capital. In addition, a substantial number of our Class A common shares is reserved for issuance upon the vesting of stock appreciation rights and upon conversion of the notes. We cannot predict the size of future issuances or the effect, if any, that they may have on the market price for our Class A common shares. The issuance and sale of substantial amounts of our Class A common shares, or the perception that such issuances and sales may occur, could adversely affect the trading price of the notes and the market price of our Class A common shares and impair our ability to raise capital through the sale of additional equity securities.

The notes may not have an active market, and the price may be volatile, so you may be unable to sell your notes at the price you desire or at all.

The notes are a new issue of securities for which there is currently no active trading market. We do not assure you that a liquid market will develop for the notes, that you will be able to sell any of the notes at a particular time (if at all) or that the prices you receive if or when you sell the notes will be above their initial offering price. In addition, we do not intend to apply to list the notes on any securities exchange or for inclusion of the notes on any automated dealer quotation system. The underwriters have advised us that they intend to make a market in the notes, but they are not obligated to do so and may discontinue any market-making in the notes at any time in their sole discretion and without notice. Future trading prices of the notes on any market that may develop will depend on many factors, including our operating performance and financial condition, prevailing interest rates, the market for similar securities and general economic conditions.

Moreover, even if you are able to sell your notes, you may not receive a favorable price for your notes. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results, the price of our Class A common shares and the market for similar securities. Historically, the market for convertible debt has been subject to disruptions that have caused volatility in prices. It is possible that the market for the notes will be subject to disruptions that may have a negative effect on the holders of the notes, regardless of our prospects or financial performance.

Any adverse rating of the notes may negatively affect the trading price and liquidity of the notes and the price of our Class A common shares.

We do not intend to seek a rating on the notes. However, if a rating service were to rate the notes and if the rating service were to assign the notes a rating lower than the rating expected by investors or were to lower its rating on the notes below the rating initially assigned to the notes or otherwise announce its intention to put the notes on credit watch, the trading price or liquidity of the notes and the price of our Class A common shares could decline.

The conversion rate of the notes may not be adjusted for all dilutive events.

The conversion rate of the notes is subject to adjustment for certain events, including, but not limited to, the issuance to all or substantially all holders of our Class A common shares of stock dividends, certain rights, options or warrants, capital stock, indebtedness, assets or cash, and subdivisions and combinations of our Class A common shares, and certain issuer tender or exchange offers as described under “Description of Notes—Conversion of Notes—Conversion Rate Adjustments.” However, the conversion rate will not be adjusted for other events, such as a third-party tender or exchange offer or an issuance of Class A common shares for cash, that may adversely affect the trading price of the notes or our Class A common shares. An event that adversely affects the value of the notes may occur, and that event may not result in an adjustment to the conversion rate.

The notes are not protected by restrictive covenants.

The indenture governing the notes will not contain any financial or operating covenants or restrictions on the payment of dividends, the incurrence of indebtedness or the issuance or repurchase of securities by us or any of our subsidiaries. The indenture will not contain covenants or other provisions to afford protection to holders of the notes in the event of a fundamental change except as described under “Description of Notes—Purchase of Notes at Your Option upon a Fundamental Change” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” We could engage in many types of transactions, such as acquisitions, refinancings or recapitalizations, that could substantially affect our capital structure and the value of the notes and our Class A common shares but may not constitute a fundamental change that permits holders to require us to purchase their notes or a make-whole adjustment event that would require an increase in the conversion rate for notes converted in connection therewith. For these reasons, you should not consider the covenants in the indenture or the fundamental change purchase and make-whole adjustment features of the notes as significant factors in evaluating whether to invest in the notes.

To the extent we issue our Class A common shares to satisfy all or a portion of our conversion obligation, conversions of the notes will dilute the ownership interest of our existing shareholders, including holders who had previously converted their notes.

To the extent we issue our Class A common shares to satisfy all or a portion of our conversion obligation, the conversion of some or all of the notes will dilute the ownership interests of our existing shareholders. Any sales in the public market of our Class A common shares issuable upon such conversion could adversely affect prevailing market prices of our Class A common shares. In addition, the existence of the notes may encourage short selling by market participants because the conversion of the notes could depress the price of our Class A common shares.

If you hold notes, you are not entitled to any rights with respect to our Class A common shares, but you are subject to all changes made with respect to our Class A common shares to the extent our conversion obligation includes our Class A common shares.

To the extent we issue our Class A common shares to satisfy all or a portion of our conversion obligation, holders who convert their notes will not be entitled to any rights with respect to our Class A common shares (including, without limitation, voting rights and rights to receive any dividends or other distributions on our Class A common shares) until the conversion date relating to those notes (if we have elected to settle the relevant conversion by delivering solely our Class A common shares (other than cash in lieu of any fractional share)) or the last trading day of the relevant conversion period (if we elect to pay and deliver, as the case may be, a combination of cash and our Class A common shares in respect of the relevant conversion), but holders of notes will be subject to all changes affecting our Class A common shares. For example, if an amendment is proposed to our articles of incorporation or by-laws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date related to a holder’s conversion of its notes (if we have elected to settle the relevant conversion by delivering solely our Class A common shares (other than cash in lieu of any fractional share)) or the close of business on the last trading day of the conversion period related to a holder’s conversion of its notes (if we elect to pay and deliver, as the case may be, a combination of cash and our Class A common shares in respect of the relevant conversion), the holder will not be entitled to vote on the amendment, although the holder will nevertheless be subject to any changes affecting our Class A common shares.

Upon conversion of the notes, you may receive less valuable consideration than expected because the value of our Class A common shares may decline after you exercise your conversion right but before we settle our conversion obligation.

Under the notes, a converting holder will be exposed to fluctuations in the value of our Class A common shares during the period from the date such holder surrenders notes for conversion until the date we settle our conversion obligation.

Upon conversion of the notes, we have the option to pay or deliver, as the case may be, cash, our Class A common shares, or a combination of cash and our Class A common shares. If we elect to satisfy our conversion obligation in cash or a combination of cash and our Class A common shares, the amount of consideration that you will receive upon conversion of your notes will be determined by reference to the volume-weighted average prices of our Class A common shares for each trading day in a 40 trading-day conversion period. As described under “Description of Notes—Conversion of Notes—Settlement upon Conversion,” this period would be (i) if the relevant conversion date occurs prior to the 45th scheduled trading day prior to the maturity date, the 40 consecutive trading-day period beginning on, and including, the third trading day after such conversion date; and (ii) if the relevant conversion date occurs on or after the 45th scheduled trading day prior to the maturity date, the 40 consecutive trading days beginning on, and including, the 42nd scheduled trading day immediately preceding the maturity date. Accordingly, if the price of our Class A common shares decreases during this period, the amount and/or value of consideration you receive will be adversely affected. In addition, if the market price of our Class A common shares at the end of this period is below the average of the volume-weighted average price of our Class A common shares during the period, the value of any Class A common shares that you will receive in satisfaction of our conversion obligation will be less than the value used to determine the number of shares that you will receive.

If we elect to satisfy our conversion obligation in solely our Class A common shares upon conversion of the notes (other than cash in lieu of any fractional share), we will be required to deliver our Class A common shares, together with cash for any fractional share, on the third business day following the relevant conversion date. Accordingly, if the price of our Class A common shares decreases during this period, the value of the shares that you receive will be adversely affected and would be less than the conversion value of the notes on the conversion date.

The fundamental change purchase feature of the notes may delay or prevent an otherwise beneficial attempt to take over our company.

The terms of the notes require us to offer to purchase the notes for cash in the event of a fundamental change. A non-stock takeover of our company may trigger the requirement that we purchase the notes. This feature may have the effect of delaying or preventing a takeover of our company that would otherwise be beneficial to investors.

Risks Related to Our Class A Common Shares

The Price Of Our Class A Common Shares May Be Volatile, And The Value Of An Investment In Our Class A Common Shares May Decline.

The trading price of our Class A common shares has been volatile. During the period from January 1, 2011 to October 4, 2013, the most recent trading day of our Class A common shares on The New York Stock Exchange, the trading price of our Class A common shares has been as high as $25.10 and as low as $10.21 per share. See “Price Range of Class A Common Shares and Dividends.” The market price of our Class A common shares could continue to be subject to wide fluctuations in response to many of the risk factors discussed in this prospectus supplement and accompanying base prospectus and others beyond our control, including:

•	prevailing interest rates;

•	the market for similar securities;

•	general economic and financial market conditions;

•	our issuance of debt or preferred equity securities;

•	our financial condition, results of operations and prospects;

•	the rates we obtain from our charters or recharters and the ability of our customers to perform their obligations under their charters;

•	the level of our operating costs;

•	the number of off-charter or unscheduled off-hire days for our fleet and the timing of, and number of days required for, dry-docking of our containerships;

•	delays in the delivery of new vessels and the beginning of payments under charters relating to those ships;

•	prevailing global and regional economic and political conditions;

•	the effect of governmental regulations and maritime self-regulatory organization standards on the conduct of our business;

•	changes in the basis of taxation of our activities in various jurisdictions;

•	our ability to service and refinance our current and future indebtedness;

•	our ability to raise additional debt and equity to satisfy our capital needs;

•	our ability to draw on our existing credit facilities and the ability of our lenders and lessors to perform their obligations under their agreements with us;

•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures or capital-raising activities or commitments;

•	fluctuations in the valuation of companies perceived by investors to be comparable to us;

•	issuance of new or updated research or reports by securities analysts;

•	sales of our Class A common shares by us or our shareholders; and

•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our Class A common shares.

Furthermore, the stock markets in recent years have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of the equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our Class A common shares. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. Current or future securities litigation against us could result in substantial costs and divert management’s attention from other business concerns, which could harm our business, results of operations and financial condition.

The concurrent offering and sale of our Class A common shares is designed, in part, to facilitate transactions by which investors in the notes offered hereby may hedge their investments, which may lower the trading price of the notes and our Class A common shares.

Concurrently with this offering of notes, we are offering up to 5,700,000 primary shares (or up to 6,555,000 shares if the underwriters in that concurrent offering exercise their option to purchase additional shares in full), a selling shareholder is offering up to 300,000 secondary shares (or up to 345,000 shares if the underwriters in that concurrent offering exercise their option to purchase additional shares in full), and Deutsche Bank Securities Inc. or one of its affiliates is offering up to 2,530,000 borrowed shares. We are lending the borrowed shares to the share borrower under the share lending agreement. We will not receive any proceeds from the borrowed Class A common shares, but we will receive a nominal lending fee from the share borrower for the use of those shares. All borrowed shares (or identical shares or, in certain circumstances, the cash value thereof) must be returned to us on or about the maturity date of the notes and in other specified circumstances. See “Description of the Share Lending Agreement.”

The share lending agreement and the short sales of the borrowed shares or other of our Class A common shares effected in connection with the sale of the notes offered hereby, and the related derivatives transactions or any unwind of such short sales or derivatives transactions, and the trading of the notes following completion of this offering could cause the trading price of our Class A common shares to be lower over the term of the share lending agreement than it would have been had we not entered into that agreement, due to the effect of the increase in the number of outstanding Class A common shares resulting from the loan of shares or otherwise.

In addition, we have been informed by the share borrower that it or its affiliates intend to use the short position created by the share lending agreement and the concurrent short sales of the borrowed shares for purposes facilitate transactions by which investors in the notes offered hereby may hedge their investments through short sales or privately negotiated derivative transactions. The market price of our Class A common shares could be further negatively affected by these or other short sales of our Class A common shares, including other sales by the purchasers of the notes offered hereby hedging their investment therein.

Adjustments by purchasers of the notes of their hedging positions in our Class A common shares and the expectation thereof may have a negative effect on the market price of our Class A common shares.

Hedge position adjustments by purchasers of the notes who have hedged their exposure to the notes in our Class A common shares, and the expectation thereof may have a negative effect on the market price of our Class A common shares. The borrowed shares that may be offered in the concurrent offering in connection with the share lending agreement are expected to be used by the share borrower or its affiliates to facilitate transactions by which investors in the notes may hedge their investments through short sale transactions or privately negotiated derivative transactions. The number of our Class A common shares offered in the concurrent offering may be more or less than the number of shares that will be needed in such hedging transactions. Any buying or selling of our Class A common shares by those investors to adjust their hedging positions in connection with this offering or the concurrent offering or in the future may affect the market price of our Class A common shares.

Changes in the accounting guidelines relating to the borrowed shares could decrease our reported earnings per share and potentially the price of our Class A common shares.

Because the borrowed shares that are being offered in the concurrent offering (or identical shares) must be returned to us when the share lending agreement terminates pursuant to its terms, we believe that under U.S. GAAP, as presently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share. If accounting guidelines were to change in the future, we may be required to treat the borrowed shares as outstanding for purposes of computing earnings per share, our reported earnings per share would be reduced and the price of our Class A common shares could decrease, possibly significantly.

Risks Inherent in Our Business

Our ability to obtain additional debt financing for future acquisitions of vessels may depend upon the performance of our then existing charters and the creditworthiness of our customers.

The actual or perceived credit quality of our customers, and any defaults by them, may materially affect our ability to obtain funds we may require to purchase vessels in the future or for general corporate purposes, or may significantly increase our costs of obtaining such funds. Our inability to obtain additional financing at attractive rates, if at all, could harm our business, results of operations and financial condition.

We will be required to make substantial capital expenditures to complete the acquisition of our newbuilding containerships and any additional vessels we acquire in the future, which may result in increased financial leverage or dilution of our equity holders’ interests.

We have contracted to purchase an additional 16 newbuilding containerships with scheduled delivery dates through May 2016. The total purchase price of the 16 containerships remaining to be paid is estimated to be approximately $1.4 billion. Our obligation to purchase the 16 containerships is not conditional upon our ability to obtain financing for such purchases. We intend to significantly expand the size of our fleet beyond our existing contracted vessel program. The acquisition of additional newbuilding or existing containerships or businesses will require significant additional capital expenditures.

To fund existing and future capital expenditures, we intend to use cash from operations, incur borrowings, raise capital through the sale of additional securities, enter into other sale-leaseback or financing arrangements, or use a combination of these methods. Incurring additional debt may significantly increase our interest expense and financial leverage, and issuing additional equity securities may result in significant shareholder dilution. Our ability to obtain or access bank financing or to access the capital markets for future debt or equity financings may be limited by our financial condition at the time of any such financing or offering and covenants in our credit facilities, as well as by adverse market conditions. To the extent that we enter into newbuilding or other vessel acquisition contracts prior to entering into charters for such vessels, our ability to obtain new financing for such vessels may be limited and we may be required to fund all or a portion of the cost of such acquisitions with our existing capital resources. Our failure to obtain funds for our capital expenditures at attractive rates, if at all, could harm our business, results of operations and financial condition.

Over the long term, we will be required to make substantial capital expenditures to preserve the operating capacity of our fleet.

We must make substantial capital expenditures over the long-term to preserve the operating capacity of our fleet. If we do not retain funds in our business in amounts necessary to preserve the operating capacity of our fleet, over the long-term our fleet and related charter revenues may diminish and we will not be able to continue to refinance our indebtedness. At some time in the future, as our fleet ages, we will likely need to retain additional funds, on an annual basis, to provide reasonable assurance of maintaining the operating capacity of our fleet over the long-term. There are several factors that will not be determinable for a number of years, but which our board of directors will consider in future decisions about the amount of funds to be retained in our business to preserve our capital base.

Restrictive covenants in our credit and lease facilities and in our preferred shares impose financial and other restrictions on us, which may limit, among other things, our ability to borrow funds under such facilities.

To borrow funds under our credit facilities, we must, among other things, meet specified financial covenants. For example, we are prohibited under certain of our existing credit facilities from incurring total borrowings in an amount greater than 65% of our total assets. Total borrowings and total assets are terms defined in our credit facilities and differ from those used in preparing our consolidated financial statements, which are prepared in accordance with U.S. GAAP. To the extent we are not able to satisfy the requirements in our credit facilities, we may not be able to borrow additional funds under the facilities, and if we are not in compliance with specified financial ratios or other requirements, we may be in breach of the facilities, which could require us to repay outstanding amounts. We may also be required to prepay amounts borrowed under our credit facilities if we, or in certain circumstances, our customers, experience a change of control.

Our credit and lease facilities impose operating and financial restrictions on us and require us to comply with certain financial covenants. These restrictions and covenants limit our ability to, among other things:

•	pay dividends if an event of default has occurred and is continuing under one of our credit facilities or if the payment of the dividend would result in an event of default;

•	incur additional indebtedness under the credit facilities or otherwise, including through the issuance of guarantees;

•	create liens on our assets;

•	sell our vessels without replacing such vessels or prepaying a portion of our loan; or

•	merge or consolidate with, or transfer all or substantially all our assets to, another person.

Accordingly, we may need to seek consent from our lenders or lessors in order to engage in some corporate actions. The interests of our lenders or lessors may be different from ours, and we may be unable to obtain our lenders’ or lessors’ consent when and if needed. In addition, we are subject to covenants for our preferred shares. Please read “Description of our Capital Stock.” If we do not comply with the restrictions and covenants in our credit or lease facilities or in our preferred shares, our business, results of operations and financial condition will be harmed.

We may not be able to timely repay or be able to refinance indebtedness incurred under our credit and lease facilities.

We intend to finance a substantial portion of our fleet expansion with secured indebtedness drawn under our existing and future credit and lease facilities. We have significant repayment obligations under our credit and lease facilities, both prior to and at maturity. The earliest maturity date of our credit facilities is 2015 and we intend to refinance amounts drawn under our existing or future credit facilities with cash from operations, replacement facilities, proceeds of future debt or equity offerings, or a combination thereof. If we are not able to refinance outstanding indebtedness at an interest rate or on terms acceptable to us, or at all, we will have to dedicate a significant portion of our cash flow from operations to repay such indebtedness, which may require us to delay certain business activities or capital expenditures. If we are not able to satisfy these obligations (whether or not refinanced) under our credit or lease facilities with cash flow from operations, we may have to seek to restructure our indebtedness, undertake alternative financing plans (such as additional debt or equity capital) or sell assets, which may not be available on terms attractive to us or at all. If we are unable to meet our debt obligations, or if we otherwise default under our credit facilities, our lenders could declare all outstanding indebtedness to be immediately due and payable and foreclose on the vessels securing such indebtedness. The market value of our vessels, which fluctuates with market conditions, will also affect our ability to obtain financing or refinancing as our vessels serve as collateral for loans. Lower vessel values at the time of any financing or refinancing may reduce the amounts of funds we may borrow.

Our substantial debt levels and vessel lease obligations may limit our flexibility in obtaining additional financing and in pursuing other business opportunities.

As of June 30, 2013, we had approximately $3.1 billion outstanding under our credit facilities and capital lease obligations of approximately $631.7 million. After giving effect the issuance of the notes, the principal amount of our indebtedness will increase by $125.0 million (or $143.75 million if the underwriters exercise their option to purchase additional notes in full). These amounts outstanding under our credit facilities and our lease obligations will further increase following the completion of our acquisition of the 16 newbuilding containerships that we have contracted to purchase. For the 16 newbuilding containerships that we have contracted to purchase, we have entered into additional credit facilities for six of the vessels and plan to enter into additional credit facilities or lease obligations to finance the remaining 10 vessels. Our level of debt and vessel lease obligations could have important consequences to us, including the following:

•

our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes may be impaired or such financing may not be available on favorable terms;

•

we may need to use a substantial portion of our cash from operations to make principal and interest payments on our debt or make our lease payments, reducing the funds that would otherwise be available for operations and future business opportunities;

•	our debt level could make us more vulnerable to competitive pressures or a downturn in our business or the economy generally than our competitors with less debt; and

•	our debt level may limit our flexibility in responding to changing business and economic conditions.

Our ability to service our debt and vessel lease obligations will depend upon, among other things, our financial and operating performance, which will be affected by prevailing economic conditions and financial, business, regulatory and other factors, some of which are beyond our control. If our results of operations are not sufficient to service our current or future indebtedness and vessel lease obligations, we will be forced to take actions such as reducing or delaying our business activities, acquisitions, investments or capital expenditures, selling assets, restructuring or refinancing our debt, or seeking additional equity capital or bankruptcy protection. We may not be able to effect any of these remedies on satisfactory terms, or at all.

Future disruptions in global financial markets and economic conditions or changes in lending practices may harm our ability to obtain financing on acceptable terms, which could hinder or prevent us from meeting our capital needs.

Global financial markets and economic conditions were disrupted and volatile following the events of 2007 and 2008. During this time, the debt and equity capital markets became exceedingly distressed, and it was difficult generally to obtain financing and the cost of any available financing increased significantly. While markets have stabilized since this time, if global financial markets and economic conditions significantly deteriorate in the future, we may be unable to obtain adequate funding under our credit facilities because our lenders may be unwilling or unable to meet their funding obligations or we may not be able to obtain funds at the interest rate agreed in our credit facilities due to market disruption events or increased costs. Such deterioration may also cause lenders to be unwilling to provide us with new financing to the extent needed to fund our ongoing operations and growth. In addition, in recent years, the number of lenders for shipping companies has decreased and ship-funding lenders have generally lowered their loan-to-value ratios and shortened loan terms and accelerated repayment schedules. These factors may hinder our ability to access financing.

If financing or refinancing is not available when needed, or is available only on unfavorable terms, we may be unable to meet our obligations as they come due or we may be unable to implement our growth strategy, complete acquisitions or otherwise take advantage of business opportunities or respond to competitive pressures, any of which could harm our business, results of operations and financial condition.

The business and activity levels of many of our customers, shipbuilders and third parties with which we do business and their respective abilities to fulfill their obligations under agreements with us, including payments for the charter of our vessels, may be hindered by any deterioration in the credit markets.

Our current vessels are, and we anticipate that those that we acquire in the future will be, primarily chartered to customers under long-term time charters. Payments to us under those charters currently, and are expected to continue to, account for nearly all of our revenue. Many of our customers finance their activities through cash flow from operations, the incurrence of debt or the issuance of equity. During the recent financial and economic crises, there occurred a significant decline in the credit markets and the availability of credit and other forms of financing. Additionally, the equity value of many of our customers substantially declined during that period. The combination of a reduction of cash flow resulting from declines in world trade, a reduction in borrowing bases under reserve-based credit facilities and the limited or lack of availability of debt or equity financing potentially reduced the ability of our customers to make charter payments to us. Any recurrence of the significant financial and economic disruption of the last few years could result in similar effects on our customers or other third parties with which we do business, which in turn could harm our business, results of operations and financial condition.

Similarly, the shipbuilders with whom we have contracted to construct newbuilding vessels may be affected by future instability of the financial markets and other market conditions, including with respect to the fluctuating price of commodities and currency exchange rates. In addition, the refund guarantors under our shipbuilding contracts (which are banks, financial institutions and other credit agencies that guarantee, under certain circumstances, the repayment of installment payments we make to the shipbuilders), may also be negatively affected by adverse financial market conditions in the same manner as our lenders and, as a result, be unable or unwilling to meet their obligations to us due to their own financial condition. If our shipbuilders or refund guarantors are unable or unwilling to meet their obligations to us, this will harm our fleet expansion and may harm our business, results of operations and financial condition.

We will be paying all costs for the newbuilding vessels that we have contracted to purchase, and have incurred borrowings to fund, in part, installment payments under the relevant shipbuilding contracts. if any of these vessels are not delivered as contemplated, we may be required to refund all or a portion of the amounts we borrowed.

The construction period currently required for a newbuilding containership similar to those we have ordered is approximately one year. For each of the newbuilding vessels that we have agreed to purchase, we are required to make certain payment installments prior to a final installment payment, which final installment payment generally is approximately 60-70% of the total vessel purchase price. We have entered into long-term credit facilities to partially fund the construction of our newbuilding vessels and plan to enter into additional credit facilities or lease obligations to fund the remaining vessels that we have contracted to purchase. We are required to make these payments to the shipbuilder and to pay the debt service cost under the credit facilities in advance of receiving any revenue under the time charters for the vessels, which commence following delivery of the vessels.

If a shipbuilder is unable to deliver a vessel or if we or one of our customers rejects a vessel, we may be required to repay a portion of the outstanding balance of the relevant credit facility. Such an outcome could harm our business, results of operations and financial condition.

We derive our revenue from a limited number of customers, and the loss of any of such customers would harm our revenue and cash flow.

The following table shows, as at June 30, 2013, the number of vessels in our operating fleet that were chartered to our then nine customers and the percentage of our total containership revenue attributable to the charters with such customers for the six months ended June 30, 2013:

CUSTOMER	NUMBER OF VESSELS IN OUR OPERATING FLEET CHARTERED TO SUCH CUSTOMER	PERCENTAGE OF TOTAL REVENUE FOR THE SIX MONTHS ENDED JUNE 30, 2013
CSCL Asia	20	20.8%
COSCON	18	44.9%
K-Line	7	11.3%
Other	25	23.0%

Total	70	100.0%

The majority of our vessels are chartered under long-term time charters, and customer payments are our primary source of operating cash flow. The loss of any of these charters or any material decrease in payments thereunder could materially harm our business, results of operations and financial condition.

Under some circumstances, we could lose a time charter or payments under the charter if:

•	the customer fails to make charter payments because of its financial inability, disagreements with us, defaults on a payment or otherwise;

•	at the time of delivery, the vessel subject to the time charter differs in its specifications from those agreed upon under the shipbuilding contract; or

•

the customer exercises certain limited rights to terminate the charter, including (a) if the ship fails to meet certain guaranteed speed and fuel consumption requirements and we are unable to rectify the situation or otherwise reach a mutually acceptable settlement and (b) under some charters, if we undertake a change of control to which the customer does not consent or if the vessel is unavailable for operation for certain reasons for a specified period of time, or if delivery of a newbuilding is delayed for a prolonged period.

Any recurrence of the significant financial and economic disruption of the last few years could result in our customers being unable to make charter payments to us in the future or seeking to amend the terms of our charters. Any such event could harm our business, results of operations and financial condition.

Our growth depends upon continued growth in demand for containerships.

Our growth will generally depend on continued growth and renewal in world and regional demand for containership chartering. The ocean-going shipping container industry is both cyclical and volatile in terms of charter hire rates and profitability. Short-term containership charter rates have fluctuated significantly during the last five years, and are expected to continue to fluctuate in the future. Fluctuations in containership charter rates result from changes in the supply and demand for vessel capacity which are driven by global fleet capacity and utilization and changes in the supply and demand for the major products internationally transported by containerships. The factors affecting the supply and demand for containerships, and the nature, timing and degree of changes in industry conditions are unpredictable.

Factors that influence demand for containership capacity include, among others:

•	supply and demand for products suitable for shipping in containers;

•	changes in global production of products transported by containerships;

•	seaborne and other transportation patterns, including the distances over which container cargoes are transported and changes in such patterns and distances;

•	the globalization of manufacturing;

•	global and regional economic and political conditions;

•	developments in international trade;

•	environmental and other regulatory developments;

•	currency exchange rates; and

•	weather.

Factors that influence the supply of containership capacity include, among others:

•	the number of newbuilding orders and deliveries;

•	the extent of newbuilding vessel deferrals;

•	the scrapping rate of containerships;

•	newbuilding prices and containership owner access to capital to finance the construction of newbuildings;

•	charter rates and the price of steel and other raw materials;

•	changes in environmental and other regulations that may limit the useful life of containerships;

•	the number of containerships that are slow-steaming or extra slow-steaming to conserve fuel;

•	the number of containerships that are idle;

•	port congestion and canal closures; and

•	demand for fleet renewal.

Our ability to recharter our containerships upon the expiration or termination of their current time charters and the charter rates payable under any renewal or replacement charters will depend upon, among other things, the then current state of the containership market. The existing time charters for two of our vessels will expire (excluding options to extend) before March 31, 2014. If charter rates are low when our existing time charters expire, we may be required to recharter our vessels at reduced rates or even possibly a rate whereby we incur a loss, which would harm our results of operations. Alternatively, we may determine to leave such vessels off-charter. The same issues will exist if we acquire additional vessels and seek to charter them under long-term time charter arrangements as part of our growth strategy.

The majority of our vessels are chartered to Chinese customers and some of our shipbuilders are based in China. the legal system in china is not fully developed and has inherent uncertainties that could limit the legal protections available to us, and the geopolitical risks associated with chartering vessels to Chinese customers and constructing vessels in China could harm our business, results of operations and financial condition.

A total of 18 of the 87 vessels in our current or contracted fleet are chartered to CSCL Asia, and 18 vessels are chartered to COSCON. CSCL Asia and COSCON are subsidiaries of Chinese companies. Our vessels that are chartered to Chinese customers and our eight newbuilding vessels that are being constructed in China are subject to various risks as a result of uncertainties in Chinese law, including (a) the risk of loss of revenues, property or equipment as a result of expropriation, nationalization, changes in laws, exchange controls, war, insurrection, civil unrest, strikes or other political risks and (b) being subject to foreign laws and legal systems and the exclusive jurisdiction of Chinese courts and tribunals.

The Chinese legal system is based on written statutes and their legal interpretation by the standing Committee of the National People’s Congress. Prior court decisions may be cited for reference but have limited precedential value. Since 1979, the Chinese government has been developing a comprehensive system of laws and regulations dealing with economic matters such as foreign investment, corporate organization and governance, commerce, taxation and trade. However, because these laws and regulations are relatively new, and because of the limited volume of published cases and their non-binding nature, interpretation and enforcement of these laws and regulations involve uncertainties.

If we are required to commence legal proceedings against a lender, a customer or a charter guarantor based in China with respect to the provisions of a credit facility, a time charter or a time charter guarantee, we may have difficulties in enforcing any judgment obtained in such proceedings in China. Similarly, our shipbuilders based in China provide warranties against certain defects for the vessels that they will construct for us and we have refund guarantees from a Chinese financial institution for installment payments that we will make to the shipbuilders. Although the shipbuilding contracts and refund guarantees are governed by English law, if we are required to commence legal proceedings against these shipbuilders or against the refund guarantor, we may have difficulties enforcing in China any judgment obtained in such proceeding.

A decrease in the level of China’s export of goods or an increase in trade protectionism will harm our customers’ business and, in turn, harm our business, results of operations and financial condition.

Most of our customers’ containership business revenue is derived from the shipment of goods from the Asia Pacific region, primarily China, to various overseas export markets, including the United States and Europe. Any reduction in or hindrance to the output of China-based exporters could negatively affect the growth rate of China’s exports and our customers’ business. For instance, the government of China has implemented economic policies aimed at increasing domestic consumption of Chinese-made goods. This may reduce the supply of goods available for export and may, in turn, result in a decrease in shipping demand.

Our international operations expose us to the risk that increased trade protectionism will harm our business. If global economic challenges exist, governments may turn to trade barriers to protect their domestic industries against foreign imports, thereby depressing shipping demand. Specifically, increasing trade protectionism in the markets that our customers serve has caused and may continue to cause an increase in (a) the cost of goods exported from China, (b) the length of time required to deliver goods from China and (c) the risks associated with exporting goods from China. Such increases may also affect the quantity of goods to be shipped, shipping time schedules, voyage costs and other associated costs.

Any increased trade barriers or restrictions on trade, especially trade with China and Asia, would harm our customers’ business, results of operations and financial condition and could thereby affect their ability to make timely charter hire payments to us and to renew and increase the number of their time charters with us. This could harm our business, results of operations and financial condition.

Adverse economic conditions globally, and especially in the Asia Pacific region, the European Union or the United States, could harm our business, financial condition and results of operations.

The global economy recently experienced disruption and volatility following adverse changes in global capital markets. The deterioration in the global economy caused, and any renewed deterioration may cause, a decrease in worldwide demand for certain goods and shipping. Economic instability could harm our business, financial condition and results of operations.

In particular, because a significant number of the port calls made by our vessels involves the loading or discharging of containerships in ports in the Asia Pacific region, economic turmoil in that region may exacerbate the effect of any economic slowdown on us. China has been one of the world’s fastest growing economies in terms of gross domestic product, which has increased the demand for shipping. However, China’s high rate of real GDP growth declined in 2012 and during the first six months of 2013, and is forecasted to decline further during the remainder of 2013. Additionally, the European Union and certain of its member states are facing significant economic and political challenges. Our business, results of operations and financial condition will likely be harmed by any significant economic downturn in the Asia Pacific region, including China, or in the European Union or the United States.

Our growth and our ability to recharter our vessels depends on our ability to expand relationships with existing customers and develop relationships with new customers, for which we will face substantial competition.

We intend to acquire additional containerships as market conditions allow in conjunction with entering primarily into additional long-term, fixed-rate time charters for such ships, and to recharter our existing vessels following the expiration of their current long-term time charters to the extent we retain those vessels in our fleet. The existing time charters for two of our vessels will expire (excluding options to extend) before March 31, 2014. The process of obtaining new long-term time charters is highly competitive and generally involves an intensive screening process and competitive bids, and often extends for several months. Containership charters are awarded based upon a variety of factors relating to the vessel operator, including, among others:

•	shipping industry relationships and reputation for customer service and safety;

•	container shipping experience and quality of ship operations, including cost effectiveness;

•	quality and experience of seafaring crew;

•	the ability to finance containerships at competitive rates and the shipowner’s financial stability generally;

•	relationships with shipyards and the ability to get suitable berths;

•	construction management experience, including the ability to obtain on-time delivery of new ships according to customer specifications;

•	willingness to accept operational risks pursuant to the charter, such as allowing termination of the charter for force majeure events; and

•	competitiveness of the bid in terms of overall price.

Competition for providing new containerships for chartering purposes comes from a number of experienced shipping companies, including direct competition from other independent charter owners and indirect competition from state-sponsored and other major entities with their own fleets. Some of our competitors have significantly greater financial resources than we do and can operate larger fleets and may be able to offer better charter rates. An increasing number of marine transportation companies have entered the containership sector, including many with strong reputations and extensive resources and experience in the marine transportation industry. This increased competition may cause greater price competition for time charters. As a result of these factors, we may be unable to expand our relationships with existing customers or to develop relationships with new customers on a profitable basis, if at all, which would harm our business, results of operations and financial condition. These risks will be heightened to the extent that we enter into newbuilding or other vessel acquisition contracts prior to entering into charters for such vessels.

If a more active short-term or spot containership market develops, we may have more difficulty entering into long-term, fixed-rate time charters and our existing customers may begin to pressure us to reduce our charter rates.

One of our principal strategies is to enter into long-term, fixed-rate time charters. As more vessels become available for the spot or short-term market, we may have difficulty entering into additional long-term, fixed-rate time charters for our vessels due to the increased supply of vessels and possibly lower rates in the spot market. As a result, our cash flow may be subject to instability in the long term. A more active short-term or spot market may require us to enter into charters based on changing market prices, as opposed to contracts based on a fixed rate, which could result in a decrease in our cash flow in periods when the market price for containerships is depressed or insufficient funds are available to cover our financing costs for related vessels. In addition, the development of an active short-term or spot containership market could affect rates under our existing time charters as our current customers may begin to pressure us to reduce our rates.

We may be unable to make or realize expected benefits from acquisitions or investments, and implementing our growth strategy through acquisitions of existing businesses or vessels or investments in other containership businesses may harm our business, results of operations and financial condition.

Our growth strategy includes selectively acquiring new containerships, existing containerships, containership-related assets and containership businesses as market conditions allow. We may also invest in other containership businesses. Factors that may limit the number of acquisition or investment opportunities in the containership industry include the ability to access capital to fund such transactions, the overall economic environment and the status of global trade and the ability to secure long-term, fixed-rate charters.

Any acquisition of or investment in a vessel or business, including our January 2012 acquisition of our Manager, may not be profitable to us at or after the time we acquire or make it and may not generate cash flow sufficient to justify our investment. In addition, our acquisition growth strategy exposes us to risks that may harm our business, financial condition and results of operations, including risks that we may:

•	fail to realize anticipated benefits, such as new customer relationships, cost savings or cash flow enhancements;

•	be unable to hire, train or retain qualified shore and seafaring personnel to manage and operate our growing business and fleet;

•	decrease our liquidity by using a significant portion of our available cash or borrowing capacity to finance acquisitions or investments;

•	incur or assume unanticipated liabilities, losses or costs associated with the business or vessels acquired;

•	have difficulties achieving internal controls effectiveness and integrating the acquired business into our internal controls framework;

•	incur other significant charges, such as impairment of goodwill or other intangible assets, asset devaluation or restructuring charges; or

•	not be able to service our debt obligations.

We have not completed our assessment of the effectiveness of the Manager’s internal controls over financial reporting.

We are in the process of assessing the internal controls over financial reporting of the Manager, which we acquired in January 2012. Accordingly, we have not yet determined whether such internal controls are effective or if there exist significant deficiencies or material weaknesses in such internal controls. Any such deficiencies or weaknesses could contribute to harm to our business, results of operations and financial condition.

Our ability to grow may be reduced by the introduction of new accounting rules for leasing.

International and U.S. accounting standard-setting organizations have proposed the elimination of operating leases. The proposals are not yet finalized. If the proposals are enacted, they would have the effect of bringing most off-balance sheet leases onto a lessee’s balance sheet as liabilities. This proposed change could affect our customers and potential customers and may cause them to breach certain financial covenants. This may make them less likely to enter into time charters for our containerships, which could reduce our growth opportunities.

Under the time charters for some of our vessels, if a vessel is off-hire for an extended period, the customer has a right to terminate the charter agreement for that vessel.

Under most of our time charter agreements, if a vessel is not available for service, or off-hire, for an extended period, the customer has a right to terminate the charter agreement for that vessel. If a time charter is terminated early, we may be unable to re-deploy the related vessel on terms as favorable to us, if at all. In the worst case, we may not receive any revenue from that vessel, but be required to continue to pay financing costs for the vessel and expenses necessary to maintain the vessel in proper operating condition.

Under the time charters for some of our vessels, the customer has the right to purchase the vessel.

Our commercial arrangements allow Yang Ming Marine to reduce the number of newbuilding containerships to be delivered to us and chartered to Yang Ming Marine by up to three vessels. These commercial arrangements expire in August 2014. If Yang Ming Marine were to exercise all of these rights, we would not receive delivery of the three vessels or the approximately $0.5 billion of aggregate contracted time charter revenue attributable to them. Yang Ming Marine also has the right to purchase these vessels from us upon expiration of the time charters, at a price that provides an agreed upon minimum rate of return to us.

Risks inherent in the operation of ocean-going vessels could harm our business and reputation.

The operation of ocean-going vessels carries inherent risks. These risks include the possibility of:

•	marine disaster;

•	environmental accidents;

•	grounding, fire, explosions and collisions;

•	cargo and property losses or damage;

•	business interruptions caused by mechanical failure, human error, war, terrorism, political action in various countries, labor strikes or adverse weather conditions; and

•	piracy.

Such occurrences could result in death or injury to persons, loss of property or environmental damage, delays in the delivery of cargo, loss of revenue from or termination of charter contracts, governmental fines, penalties or restrictions on conducting business, higher insurance rates, and damage to our reputation and customer relationships generally. The involvement of our vessels in an environmental disaster could harm our reputation as a safe and reliable vessel owner and operator. Any of these circumstances or events could harm our business, results of operations and financial condition.

Acts of piracy on ocean-going vessels have increased in frequency, which could harm our business.

Piracy is an inherent risk in the operation of ocean-going vessels and has historically affected vessels trading in certain regions of the world, including, among other areas, the South China Sea and the Gulf of Aden off the coast of Somalia. We may not be adequately insured to cover losses from these incidents, which could harm our business, results of operations and financial condition. In addition, crew costs, including for employing onboard security guards, could increase in such circumstances. Any of these events, or the loss of use of a vessel due to piracy, may harm our customers, impairing their ability to make payments to us under our charters, which would harm our business, results of operations and financial condition.

Terrorist attacks and international hostilities could harm our business, results of operations and financial condition.

Terrorist attacks such as the attacks on the United States on September 11, 2001, and the continuing response of the United States to these attacks, as well as the threat of future terrorist attacks, continue to cause uncertainty in the world financial markets. Conflicts in Afghanistan, the Middle East and other regions and periodic tensions between North and South Korea (where many shipbuilders are located) may lead to additional acts of terrorism, regional conflict and other armed conflict around the world, which may contribute to further economic instability in the global financial markets or in regions where our customers do business or, in the case of countries in which our shipbuilders are located, affect our access to new vessels. These uncertainties or events could harm our business, results of operations and financial condition, including our ability to obtain additional financing on terms acceptable to us or at all. In addition, terrorist attacks targeted at sea vessels in the future may negatively affect our operations and financial condition and directly affect our containerships or customers.

Our insurance may be insufficient to cover losses that may occur to our property or result from the inherent operational risks of the shipping industry.

We maintain insurance for our fleet against risks commonly insured against by vessel owners and operators. Our insurance includes hull and machinery insurance, war risks insurance and protection and indemnity insurance (which includes environmental damage and pollution insurance). We may not be adequately insured against all risks and our insurers may not pay a particular claim. Even if our insurance coverage is adequate to cover any vessel loss, we may not be able to timely obtain a replacement vessel. Our credit facilities and lease agreements restrict our use of any proceeds we may receive from claims under our insurance policies. In addition, in the future we may not be able to obtain adequate insurance coverage at reasonable rates for our fleet. We may also be subject to supplementary or additional calls, or premiums, in amounts based not only on our own claim records but also the claim records of all other members of the protection and indemnity associations, as an industry group, through which we receive indemnity insurance coverage for statutory, contractual and tort liability, due to the sharing and reinsurance arrangements stated in the insurance rules. Our insurance policies also contain deductibles, limitations and exclusions which, although we believe they are standard in the shipping industry, may directly or indirectly increase our costs.

In addition, we do not carry loss-of-hire insurance, which covers the loss of revenue during extended vessel off-hire periods, such as those that occur during an unscheduled dry-docking due to damage to the vessel from accidents. Accordingly, any loss of a vessel or extended vessel off-hire, due to an accident or otherwise, could harm our business, results of operations and financial condition.

Increased inspection procedures, tighter import and export controls and new security regulations could cause disruption of our business.

International containership traffic is subject to security and customs inspection and related procedures in countries of origin, destination and trans-shipment points. These inspections can result in cargo seizure, delays in the loading, offloading, trans-shipment or delivery of containers and the levying of customs duties, fines or other penalties against exporters or importers and, in some cases, customers.

Since the events of September 11, 2001, U.S. and Canadian authorities have increased container inspection rates. Government investment in non-intrusive container scanning technology has grown and there is interest in electronic monitoring technology. It is unclear what changes, if any, to the existing inspection procedures will ultimately be proposed or implemented, or how any such changes will affect the industry. Such changes may impose additional financial and legal obligations on carriers and may render the shipment of certain types of goods by container uneconomical or impractical. Additional costs that may arise from current or future inspection procedures may not be fully recoverable from customers through higher rates or security surcharges. Any of these effects could harm our business, results of operations and financial condition.

An over-supply of containership capacity may lead to reductions in charter hire rates and profitability.

As of September 1, 2013, newbuilding containerships with an aggregate capacity of 3.7 million TEUs, representing approximately 21.8% of the total worldwide containership fleet capacity as of that date, were under construction. The size of the orderbook will result in the increase in the size of the world containership fleet over the next few years. An over-supply of containership capacity, combined with stability or any decline in the demand for containerships, may result in a reduction of charter hire rates. If such a reduction occurs when we seek to charter newbuilding vessels, our growth opportunities may be diminished. If such a reduction occurs upon the expiration or termination of our containerships’ current time charters, we may only be able to recharter our containerships for unprofitable rates, if at all.

Depending on the outcome of an ongoing European Union investigation of container liner companies related to potential antitrust violations, our growth, results of operations and our ability to charter our vessels may be reduced.

The European Commission is conducting investigations of certain major container liner companies, including some of our existing customers, related to potential violations of European Union competition (antitrust) rules. Although we have no basis for assessing the outcome of these investigations, it is possible that additional financial and legal obligations may be imposed on one or more of these liner companies. Such obligations may make these customers or similarly situated potential customers less likely to enter into or renew time charters for our containerships, which could reduce our growth opportunities and harm our business, results of operations and financial condition. In addition, any significant financial penalties arising from these or similar investigations could reduce the ability of our customers to make charter payments to us, which likewise could harm our business, results of operations and financial condition.

Over time, containership values may fluctuate substantially, which could adversely affect our results of operations or our ability to raise capital.

Containership values can fluctuate substantially over time due to a number of different factors, including, among others:

•	prevailing economic conditions in the market in which the containership trades;

•	a substantial or extended decline in world trade;

•	increases in the supply of containership capacity; and

•

the cost of retrofitting or modifying existing ships as a result of technological advances in vessel design or equipment, changes in applicable environmental or other regulations or standards, or otherwise.

If a charter terminates, we may be unable to re-deploy the vessel at attractive rates and, rather than continue to incur costs to maintain and finance the vessel, may seek to dispose of it. Our inability to dispose of the containership at a reasonable price, or at all, could result in a loss on its sale and harm our business, results of operations and financial condition.

In addition, if we determine at any time that a containership’s value has been impaired, we may need to recognize a significant impairment charge that will reduce our earnings and net assets. We review our containership assets for impairment whenever events or changes in circumstances indicate that the carrying amount of the assets may not be recoverable, which occurs when the assets’ carrying value is greater than the undiscounted future cash flows the asset is expected to generate over its remaining useful life. In our experience, certain assumptions relating to our estimates of future cash flows are more predictable by their nature, including estimated revenue under existing contract terms, ongoing operating costs and remaining vessel life. Certain assumptions relating to our estimates of future cash flows require more discretion and are inherently less predictable, such as future charter rates beyond the firm period of existing contracts and vessel residual values, due to factors such as the volatility in vessel charter rates and vessel values. We believe that the assumptions used to estimate future cash flows of our vessels are reasonable at the time they are made. We can make no assurances, however, as to whether our estimates of future cash flows, particularly future vessel charter rates or vessel values, will be accurate.

A reduction in our net assets could result in a breach of certain financial covenants contained in our credit and lease facilities and our preferred shares, which could limit our ability to borrow additional funds under our credit and lease facilities, require us to repay outstanding amounts, or increase the dividend rate of our Series C preferred shares. Further, declining containership values could affect our ability to raise cash by limiting our ability to refinance vessels or use unencumbered vessels as collateral for new loans. This could harm our business, results of operations and financial condition.

We are subject to regulation and liability under environmental laws that could require significant expenditures and affect our operations.

Our business and the operation of our containerships are materially affected by environmental regulation in the form of international conventions, national, state and local laws and regulations in force in the jurisdictions in which our containerships operate, as well as in the countries of their registration, including those governing the management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions, water discharges and ballast water management. Because such conventions, laws and regulations are often revised, we cannot predict the ultimate cost or effect of complying with such requirements or the effect thereof on the resale price or useful life of our containerships. Additional conventions, laws and regulations may be adopted that could limit our ability to do business or increase the cost of our doing business, which may harm our business, results of operations and financial condition.

Environmental requirements can also affect the resale value or useful lives of our vessels, require a reduction in cargo capacity, ship modifications or operational changes or restrictions, lead to decreased availability of insurance coverage for environmental matters or result in substantial penalties, fines or other sanctions, including the denial of access to certain jurisdictional waters or ports or detention in certain ports. Under local, national and foreign laws, as well as international treaties and conventions, we could incur material liabilities, including cleanup obligations and natural resource damages, if there is a release of petroleum or other hazardous materials from our vessels or otherwise in connection with our operations.

We could also become subject to personal injury or property damage claims relating to the release of hazardous materials associated with our operations.

In addition, in complying with existing environmental laws and regulations and those that may be adopted, we may incur significant costs in meeting new maintenance and inspection requirements and new restrictions on air emissions from our containerships, in developing contingency arrangements for potential spills and in obtaining insurance coverage. Government regulation of vessels, particularly in the areas of safety, security and environmental requirements, can be expected to become stricter in the future and require us to incur significant capital expenditures on our vessels to keep them in compliance, or even to scrap or sell certain vessels altogether. Substantial violations of applicable requirements or a catastrophic release of bunker fuel from one of our containerships could harm our business, results of operations and financial condition.

Compliance with safety and other vessel requirements imposed by classification societies may be costly and harm our business.

The hull and machinery of every commercial vessel must be classed by a classification society authorized by its country of registry. The classification society certifies that a vessel is safe and seaworthy in accordance with the applicable rules and regulations of the country of registry of the vessel and the Safety of Life at Sea Convention. In addition, a vessel generally must undergo annual, intermediate and special surveys to maintain classification society certification. If any vessel does not maintain its class or fails any annual, intermediate or special survey, the vessel will be unable to trade between ports and will be unemployable and we could be in violation of certain covenants in our credit facilities and our lease agreements. This could harm our business, results of operations and financial condition.

Delays in deliveries of our newbuilding containerships could harm our business.

We are currently under contract to purchase 16 newbuilding containerships, which are scheduled to be delivered at various times through May 2016. The delivery of these containerships, or any other containerships we may order, could be delayed, which would delay our receipt of revenue under the time charters for the containerships and, if the delay is prolonged, could permit our customers to terminate the newbuilding containership time charter. Any of such events could harm our business, results of operations and financial condition.

The delivery of the containerships could be delayed because of:

•	work stoppages, other labor disturbances or other events that disrupt any of the shipyards’ operations;

•	quality or engineering problems;

•	changes in governmental regulations or maritime self-regulatory organization standards;

•	bankruptcy or other financial crisis of any of the shipyards;

•	a backlog of orders at any of the shipyards;

•	hostilities, or political or economic disturbances in Korea, Taiwan or China, where the containerships are being built;

•	weather interference or catastrophic event, such as a major earthquake, fire or tsunami;

•	our requests for changes to the original containership specifications;

•	shortages of or delays in the receipt of necessary construction materials, such as steel;

•	our inability to obtain requisite permits or approvals;

•	a dispute with any of the shipyards;

•	the failure of our banks to provide debt financing; or

•	a disruption to the financial markets.

In addition, each of the shipbuilding contracts for our newbuilding containerships contains “force majeure” provisions whereby the occurrence of certain events could delay delivery or possibly result in termination of the contract. If delivery of a containership is materially delayed or if a shipbuilding contract is terminated, it could harm our business, results of operations and financial condition.

Due to our lack of diversification, adverse developments in our containership transportation business could harm our business, results of operations and financial condition.

Our Articles of Incorporation currently limit our business to the chartering or rechartering of containerships to others and other related activities, unless otherwise approved by our board of directors and the holders of a majority of our Series A preferred shares.

Nearly all of our cash flow is generated from our charters that operate in the containership transportation business. Due to our lack of diversification, an adverse development in the containership industry may more significantly harm our business, results of operations and financial condition than if we maintained more diverse assets or lines of business.

Because each existing and newbuilding vessel in our contracted fleet is or will be built in accordance with standard designs and uniform in all material respects to all other vessels in its TEU class, any material design defect likely will affect all vessels in such class.

Each existing and newbuilding vessel in our fleet is built, or will be built, in accordance with standard designs and uniform in all material respects to all other vessels in its class. As a result, any latent design defect discovered in one of our vessels will likely affect all of our other vessels in that class. Any disruptions in the operation of our vessels resulting from these defects could harm our business, results of operations and financial condition.

There are greater than normal construction, delivery and operational risks with respect to our new Panamax 10000, 13100 and 14000 TEU newbuilding vessels.

Our eight 13100 TEU newbuilding vessels that have been delivered are some of the first vessels of this type to be built. In addition, we have contracted to purchase eight new Panamax 10000 TEU vessels and eight new Panamax 14000 TEU vessels and may order additional vessels of these types in the future. The 10000 TEU and 14000 TEU vessels will be the first vessels constructed using this new design and the first vessels constructed of these sizes at some of these shipyards. As such, there may exist greater than normal construction, delivery and operational risks associated with these vessels. Deliveries of these vessels could be delayed and problems with operation of these vessels could be encountered, either of which could adversely affect our reputation, the receipt of revenue under time charters for or the operating cost of these vessels, and their future resale value.

Increased technological innovation in competing vessels could reduce our charter hire rates and the value of our vessels.

The charter hire rates and the value and operational life of a vessel are determined by a number of factors, including the vessel’s efficiency, operational flexibility and physical life.

Efficiency includes speed, fuel economy and the ability to be loaded and unloaded quickly. Flexibility includes the ability to enter harbors, utilize related docking facilities and pass through canals and straits. Physical life is related to the original design and construction, maintenance and the impact of the stress of operations. If new containerships are built that are more efficient or flexible or have longer physical lives than our vessels, competition from these more technologically advanced containerships could adversely affect the amount of charter hire payments we receive for our vessels once their initial charters end and the resale value of our vessels. As a result, our business, results of operations and financial condition.

Maritime claimants could arrest our vessels, which could interrupt our cash flow.

Crew members, suppliers of goods and services to a vessel, shippers of cargo and other parties may be entitled to a maritime lien against the applicable vessel for unsatisfied debts, claims or damages. In many jurisdictions, a maritime lienholder may enforce its lien by arresting a vessel through foreclosure proceedings. In addition, in some jurisdictions, such as South Africa, under the “sister ship” theory of liability, a claimant may arrest both the vessel that is subject to the claimant’s maritime lien and any “associated” vessel, which is any vessel owned or controlled by the same owner. Claimants could try to assert “sister ship” liability against one vessel in our fleet for claims relating to another of our ships. The arrest or attachment of one or more of our vessels could interrupt our business and cash flow and require us to pay significant amounts to have the arrest lifted, which could harm our business, results of operations and financial condition.

Governments could requisition our containerships during a period of war or emergency, resulting in loss of earnings.

The government of a ship’s registry could requisition for title or seize our containerships. Requisition for title occurs when a government takes control of a ship and becomes the owner. Also, a government could requisition our containerships for hire. Requisition for hire occurs when a government takes control of a ship and effectively becomes the charterer at dictated charter rates. Generally, requisitions occur during a period of war or emergency. Government requisition of one or more of our containerships could harm our business, results of operations and financial condition.

We may experience greater operating cost volatility as a result of the acquisition of our manager.

In January 2012, we acquired our Manager. The acquisition of our Manager has increased our control over access to the services our Manager provides on a long-term basis. We previously paid fees to our Manager for technical services on a fixed basis, which fees were adjusted every three years. Technical services include managing day-to-day vessel operations, arranging general vessel maintenance, ensuring regulatory compliance and classification society compliance, purchasing stores, supplies, spares and lubricating oil, and attending to all other technical matters necessary to run our fleet. Prior to our acquisition of our Manager, we paid our Manager fixed fees for vessel construction supervision services. As a result of the acquisition of our Manager, our operating costs vary more directly with the actual cost, set by the market, of providing these services for our fleet. Increased costs for technical services or construction supervision services could harm our business, results of operations and financial condition.

Exposure to currency exchange rate fluctuations may result in fluctuations in our results of operations and financial condition.

All of our charter revenues are earned in U.S. dollars. Although a significant portion of our operating and general and administrative costs are incurred in U.S. dollars, we have some exposure to currencies other than U.S. dollars, including Canadian dollars, Indian Rupees, Euros and other foreign currencies. Although we monitor exchange rate fluctuations on a continuous basis, and seek to reduce our exposure in certain circumstances by denominating charter-hire revenue, ship building contracts, purchase contracts and debt obligations in U.S. dollars when practical to do so, we do not currently fully hedge movements in currency exchange rates. As a result, currency fluctuations may have a negative effect on our results of operations and financial condition.

Damage to our reputation or industry relationships could harm our business.

Our operational success and our ability to grow depend significantly upon our satisfactory performance of technical services (including vessel maintenance, crewing, purchasing, shipyard supervision, insurance, assistance with regulatory compliance and financial services). Our business will be harmed if we fail to perform these services satisfactorily. Our ability to compete for and to enter into new charters and expand our relationships with our customers depends upon our reputation and relationships in the shipping industry. If we suffer material damage to our reputation or relationships, it may harm our ability to, among other things:

•	renew existing charters upon their expiration;

•	obtain new charters;

•	successfully interact with shipyards;

•	dispose of vessels on commercially acceptable terms;

•	obtain financing on commercially acceptable terms;

•	maintain satisfactory relationships with our customers and suppliers; or

•	grow our business.

If our ability to do any of the things described above is impaired, it could harm our business, results of operations and financial condition.

As we expand our business or provide services to third parties, we may need to improve our operating and financial systems, expand our commercial and technical management staff, and recruit suitable employees and crew for our vessels.

Since our IPO in 2005, we have increased the size of our contracted fleet from 23 to 87 vessels. We have also agreed to provide technical management services to third and related parties, including GCI, and affiliates of Dennis R. Washington for vessels they may acquire. Our current operating and financial systems may not be adequate if we further expand the size of our fleet or if we provide services to third parties, and attempts to improve those systems may be ineffective. In addition, we will need to recruit suitable additional administrative and management personnel to manage any growth. We may not be able to continue to hire suitable employees in such circumstances. If a shortage of experienced labor exists or if we encounter business or financial difficulties, we may not be able to adequately staff our vessels. If we expand our fleet, or as we provide services to third parties, and we are unable to grow our financial and operating systems or to recruit suitable employees, our business, results of operations and financial condition may be harmed.

Our chief executive officer does not devote all of his time to our business.

Our chief executive officer, Gerry Wang, is involved in other business activities that may result in his spending less time than is appropriate or necessary in order to manage our business successfully. Pursuant to his employment agreement with us, Mr. Wang is permitted to provide services to Tiger Management Limited, an entity owned and controlled by one of our directors, Graham Porter, or the Tiger Member, and GCI and certain of their respective affiliates, in addition to the services that he provides to us. In addition, Mr. Wang is the chairman of the board of managers of GCI. Please read “Certain Relationships and Related Party Transactions—Certain Relationships and Transactions.”

Our business depends upon certain employees who may not necessarily continue to work for us.

Our future success depends to a significant extent upon our chief executive officer and co-chairman of our board of directors, Gerry Wang, and certain members of our senior management. Mr. Wang has substantial experience and relationships in the containership industry and has been instrumental in developing our relationships with our customers. Mr. Wang and other members of our senior management are crucial to the development of our business strategy and to the growth and development of our business. If they, and Mr. Wang in particular, were no longer to be affiliated with us, we may fail to recruit other employees with equivalent talent, experience and relationships, and our business, results of operations and financial condition may be harmed as a result. Although Mr. Wang has an employment agreement with us through the termination of our right of first refusal with GCI (which is scheduled to expire on March 31, 2015, unless earlier terminated), Mr. Wang could terminate his employment at any time. As such, it is possible that Mr. Wang will no longer provide services to us and that our business, results of operations and financial condition may be harmed by the loss of such services.

We may not achieve expected benefits from our participation in the Carlyle investment vehicle.

In March 2011, we agreed to participate in GCI, which invests in containership assets, primarily newbuilding vessels strategic to the People’s Republic of China, Taiwan, Hong Kong and Macau, or Greater China. We believe that the combined scale of our business and GCI, together with current excess capacity at shipyards, allows us to realize volume discounts for newbuilding orders and to negotiate fuel-efficient design improvements from shipyards that are attractive to our customers. To the extent excess shipyard capacity decreases, we may be unable to achieve these benefits. In addition, we may be unable to obtain more attractive vessel financing through GCI than otherwise available to us on our own.

GCI intends to compete in our markets, and its entry into the containership market may harm our business, results of operations and financial condition.

Carlyle, which controls GCI, is a leading global alternative asset manager. GCI intends to invest equity capital in containership and other maritime assets, primarily newbuilding vessels strategic to Greater China, which is similar to our growth strategy of investing in primarily newbuilding vessels strategic to Greater China. The involvement of Carlyle in GCI and the amount of funds that GCI may invest in containerships could result in GCI becoming the owner of a significant fleet of containerships, which could compete with us for growth opportunities, subject to certain rights of first refusal in our favor that may continue up to March 31, 2015, subject to earlier termination. Please read “Certain Relationships and Related Party Transactions—Our Investment in Carlyle Containership-Focused Investment Vehicle—Rights of First Refusal and First Offer.” Our business, results of operations and financial condition could be harmed to the extent GCI successfully competes against us for containership opportunities.

We have reduced the fiduciary duties of Gerry Wang and Graham Porter in relation to certain growth opportunities that become subject to our right of first refusal with GCI, which may limit our rights in such growth opportunities to our rights under the right of first refusal.

Pursuant to agreements between us and each of our chief executive officer and co-chairman of our board of directors, Gerry Wang, and one of our directors, Graham Porter, we have reduced the fiduciary duties of Mr. Wang and Mr. Porter in relation to certain containership vessel and business opportunities to the extent such opportunities are subject to our right of first refusal with GCI and (a) the conflicts committee of our board of directors decides to reject such opportunity or we fail to exercise our right of first refusal to pursue such opportunity, (b) we exercise such right but fail to pursue such opportunity or (c) we do not have the right under our right of first refusal to pursue such opportunity. Our rights to such opportunities may be limited to our rights under our right of first refusal with GCI, which would be more restrictive than the rights based on fiduciary duties we otherwise would have relating to such opportunities.

In order to timely exercise our right of first refusal from GCI, we may be required to enter into containership construction contracts without financing arrangements or charter contracts then being in place, which may result in financing on less favorable terms or employment of the vessels other than on long-term, fixed-rate charters, if at all.

Under our right of first refusal with GCI relating to containership acquisition opportunities, we generally must exercise our right of first refusal within 12 business days of receiving a notice from GCI of the acquisition opportunity. At the time we must exercise our right of first refusal, there may be no financing arrangement or charter commitment relating to the newbuilding or existing containership to be acquired. If we elect to acquire the vessel without a financing arrangement or charter commitment then in place, we may be unable subsequently to obtain financing or charter the vessel on a long-term, fixed-rate basis, on terms that will result in positive cash flow to us from operation of the vessel, or at all. Accordingly, our business, results of operations and financial condition may be harmed.

Certain of our officers and directors or their affiliates have separate interests in or related to GCI, which may result in conflicts of interest between their interests and those of us and our shareholders relative to GCI.

One of our directors, Graham Porter, through his interest in the Tiger Member, is an indirect investor in Greater China Industrial Investments LLC, or GC Industrial, the member with the largest capital commitment in GCI. Blue Water Commerce, LLC, an affiliate of Dennis R. Washington, or the Washington Member, has an indirect interest in the Tiger Member. As a result, Mr. Porter and the Washington Member will have an indirect interest in incentive distributions received by GC Industrial from GCI. These incentive distributions will range between 20% and 30% after a cumulative compounded rate of return of 12% has been generated on all member capital contributions. Our chief executive officer, Gerry Wang, is the chairman of the board of managers of GCI. Messrs. Wang and Porter are members of GCI’s transaction committee, which will be primarily responsible for approving the purchase, newbuild contracting, chartering, financing and technical management of new and existing investments for GCI. Kyle R. Washington, co-chairman of our board of directors, is a non-voting member of GCI’s transaction committee. In addition, affiliates of Messrs. Wang and Porter provide certain transactional and financing services to GCI, for which they receive compensation. As a result of these interests relating to GCI, the interests of Messrs. Wang, Porter and Kyle R. Washington may conflict with those of us or our shareholders relative to GCI. Please read “Selling Shareholder.”

Anti-takeover provisions in our organizational documents could make it difficult for our shareholders to replace or remove our current board of directors or have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our securities.

Several provisions of our Articles of Incorporation and our bylaws could make it difficult for our shareholders to change the composition of our board of directors in any one year, preventing them from changing the composition of management. In addition, the same provisions may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

•	authorizing our board of directors to issue “blank check” preferred shares without shareholder approval;

•	providing for a classified board of directors with staggered, three-year terms;

•	prohibiting cumulative voting in the election of directors;

•	authorizing the removal of directors only for cause and only upon the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote for those directors;

•	prohibiting shareholder action by written consent unless the written consent is signed by all shareholders entitled to vote on the action;

•	limiting the persons who may call special meetings of shareholders;

•	establishing advance notice requirements for nominations for election to our board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings; and

•	restricting business combinations with interested shareholders.

We have also adopted a shareholder rights plan pursuant to which our board of directors may cause the substantial dilution of the holdings of any person that attempts to acquire us without the board’s prior approval.

In addition, holders of our Series A preferred shares have the power to vote as a single class to approve certain major corporate changes, including any merger, consolidation, asset sale or other disposition of all or substantially all of our assets. These shareholders could exercise this power to block a change of control that might otherwise be beneficial to holders of our other securities.

These anti-takeover provisions, including the provisions of our shareholder rights plan, could substantially impede a potential change in control and, as a result, may adversely affect the market price of our securities. Please read “Description of Capital Stock—Preferred Stock—Series A Preferred Shares.”

We are incorporated in the Republic of the Marshall Islands, which does not have a well-developed body of corporate law.

Our corporate affairs are governed by our Articles of Incorporation and bylaws and by the Marshall Islands Business Corporations Act, or BCA. The provisions of the BCA resemble provisions of the corporation laws of some states in the United States. However, there have been few judicial cases in the Republic of the Marshall Islands interpreting the BCA. The rights and fiduciary responsibilities of directors under the laws of the Republic of the Marshall Islands are not as clearly established as the rights and fiduciary responsibilities of directors under statutes or judicial precedent in existence in certain United States jurisdictions. Shareholder rights may differ as well. While the BCA does specifically incorporate non-statutory law, or judicial case law, of the State of Delaware and other states with substantially similar legislative provisions, our public shareholders may have more difficulty in protecting their interests in the face of actions by management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction.

Because we are organized under the laws of the Marshall Islands, it may be difficult to serve us with legal process or enforce judgments against us, our directors or our management.

We are organized under the laws of the Marshall Islands, and all of our assets are located outside of the United States. Our principal executive offices are located in Hong Kong and a majority of our directors and officers are residents outside of the United States. As a result, it may be difficult or impossible for you to bring an action against us or against our directors or our management in the United States if you believe that your rights have been infringed under securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Marshall Islands and of other jurisdictions may prevent or restrict you from enforcing a judgment against our assets or our directors and officers.

Tax Risks

In addition to the following risk factors, you should read “Business—Taxation of the Company,” “Certain Material United States Federal Income Tax Considerations” and “Non-United States Tax Consequences” for a more complete discussion of the expected material U.S. federal and non-U.S. income tax considerations relating to us and the ownership and disposition of the notes.

You may be subject to tax if we make or fail to make certain adjustments to the conversion rate of the notes even though you do not receive a corresponding cash distribution.

The conversion rate of the notes is subject to adjustment in certain circumstances, including the payment of cash dividends. Adjustments (or failures to make adjustments) that have the effect of increasing your proportionate interest in our assets or earnings may in some circumstances result in a deemed dividend subject to U.S. federal income tax without the receipt of any cash. See “Certain Material United States Federal Income Tax Considerations—Constructive Distributions.”

U.S. tax authorities could treat us as a “passive foreign investment company,” which could have adverse U.S. federal income tax consequences to U.S. beneficial owners of the notes and U.S. shareholders.

A non-U.S. entity treated as a corporation for U.S. federal income tax purposes will be treated as a “passive foreign investment company,” or a PFIC, for such purposes in any taxable year for which either (i) at least 75% of its gross income consists of “passive income” or (ii) at least 50% of the average value of the corporation’s assets is attributable to assets that produce or are held for the production of “passive income.” For purposes of these tests, “passive income” includes dividends, interest, gains from the sale or exchange of investment property, rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) but does not include income derived from the performance of services.

There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Internal Revenue Code of 1986, as amended, or the Code. However, the Internal Revenue Service, or IRS, stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and those of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering. No assurance can be given, however, that the opinion of Perkins Coie LLP would be sustained by a court if contested by the IRS, or that we would not constitute a PFIC for any future taxable year if there were to be changes in our assets, income or operations.

If the IRS were to find that we are or have been a PFIC for any taxable year during which a U.S. Holder (as defined below under “Certain Material United States Federal Income Tax Considerations”) held notes or common shares, such U.S. Holder could face adverse tax consequences. For a more comprehensive discussion regarding our status as a PFIC and the tax consequences to U.S. shareholders if we are treated as a PFIC, please read “Certain Material United States Federal Income Tax Considerations—U.S. Federal Income Taxation of U.S. Holders—PFIC Status and Significant Tax Consequences.”

We, or any of our subsidiaries, may become subject to income tax in jurisdictions in which we are organized or operate, including the United States, Canada and Hong Kong, which would reduce our earnings and potentially cause certain shareholders to be subject to tax in such jurisdictions.

We intend that our affairs and the business of each of our subsidiaries will be conducted and operated in a manner that minimizes income taxes imposed upon us and our subsidiaries. However, there is a risk that we will be subject to income tax in one or more jurisdictions, including the United States, Canada and Hong Kong, if under the laws of any such jurisdiction, we or such subsidiary is considered to be carrying on a trade or business there or earn income that is considered to be sourced there and we do not or such subsidiary does not qualify for an exemption. Please read “Business—Taxation of the Company.” In addition, while we do not believe that we are, nor do we expect to be, resident in Canada, in the event that we were treated as a resident of Canada, shareholders who are non-residents of Canada may be or become subject to tax in Canada. Please read “Business—Taxation of the Company—Canadian Taxation” and “Non-United States Tax Considerations—Canadian Federal Income Tax Considerations.”

FORWARD-LOOKING STATEMENTS

Our disclosure and analysis in the prospectus concerning our operations, cash flows, and financial position, including, in particular, the likelihood of our success in developing and expanding our business, include forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” “projects,” “forecasts,” “will,” “may,” “potential,” “should,” and similar expressions are forward-looking statements. Although these statements are based upon assumptions we believe to be reasonable based upon available information, including projections of revenues, operating margins, earnings, cash flow, working capital and capital expenditures, they are subject to risks and uncertainties that are described more fully in this prospectus in the section titled “Risk Factors.” These forward-looking statements represent our estimates and assumptions only as of the date of this prospectus and are not intended to give any assurance as to future results. As a result, you are cautioned not to rely on any forward-looking statements. Forward-looking statements appear in a number of places in this prospectus. These statements include, among others, statements about:

•	future operating or financial results;

•	future growth prospects;

•	our business strategy and other plans and objectives for future operations;

•	our expectations relating to dividend payments and our ability to make such payments;

•

potential acquisitions, vessel financing arrangements and other investments, and our expected benefits from such transactions, including any acquisition opportunities, vessel financing arrangements and related benefits relating to our venture with GCI;

•	the effects of the acquisition of our Manager on our operations and results;

•	the effects of grants of stock appreciation rights to our chief executive officer and certain members of management on our general and administrative expenses;

•	the amount of any payments to the former owners of our Manager related to fleet growth;

•	operating expenses, availability of crew, number of off-hire days, dry-docking requirements and insurance costs;

•	general market conditions and shipping market trends, including charter rates and factors affecting supply and demand;

•

our financial condition and liquidity, including our ability to borrow funds under our credit facilities and to obtain additional financing in the future to fund capital expenditures, acquisitions and other general corporate activities;

•	estimated future capital expenditures needed to preserve our capital base;

•

our expectations about the availability of vessels to purchase, the time that it may take to construct new vessels, the delivery dates of new vessels, the commencement of service of new vessels under long-term time charter contracts or the useful lives of our vessels;

•	our continued ability to enter into primarily long-term, fixed-rate time charters with our customers, including for the September 2013 ROFR Vessels;

•	the allocation between us and GCI of the September 2013 ROFR Vessels;

•	our ability to leverage to our advantage our relationships and reputation in the containership industry;

•	changes in governmental rules and regulations or actions taken by regulatory authorities, and the effect on our business of governmental regulations;

•	the financial condition of our shipbuilders, customers, lenders, refund guarantors and other counterparties and their ability to perform their obligations under their agreements with us;

•

the economic downturn and crisis in the global financial markets and potential negative effects of any recurrence of such disruptions on our customers’ ability to charter our vessels and pay for our services;

•	taxation of our company and of distributions to our shareholders;

•	potential liability from future litigation; and

•	other factors discussed in the section titled “Risk Factors.”

We expressly disclaim any obligation to update or revise any of these forward-looking statements, whether because of future events, new information, a change in our views or expectations, or otherwise. We make no prediction or statement about the performance of our securities.

USE OF PROCEEDS

We estimate that the proceeds from this offering will be approximately $120.8 million (or approximately $139.0 million if the underwriters exercise their over-allotment option in full), after deducting the underwriters’ discount and estimated fees and expenses payable by us.

We intend to use the net proceeds from the offering for general corporate purposes, which may include funding vessel acquisitions.

This offering is being conducted in connection with the offering of our Class A common shares, including primary shares, secondary shares, and borrowed shares. The offering of the notes pursuant to this prospectus supplement and the accompanying prospectus is contingent upon the closing of the concurrent offering of the borrowed shares, and the concurrent offering of the borrowed shares is contingent upon the closing of this notes offering. However, this notes offering is not contingent upon the closing of the concurrent offering of the primary shares and secondary shares, and the concurrent offering of the primary shares and secondary shares is not contingent upon the closing of this notes offering.

CAPITALIZATION

The following table sets forth our consolidated cash and cash equivalents and our capitalization as of June 30, 2013:

•	on an actual basis;

•

as adjusted to give effect to the issuance and sale by us of $125.0 million in aggregate principal amount of the notes (and the issuance of 2,530,000 borrowed shares in the concurrent offering of our Class A common shares) and the receipt of the net proceeds by us from such offerings, after deducting the underwriters’ discount and estimated offering fees and expenses payable by us; and

•

as further adjusted to give effect to the issuance and sale by us of $125.0 million in aggregate principal amount of the notes and the concurrent equity offering of 5,700,000 primary shares, 300,000 secondary shares and 2,530,000 borrowed shares, and the receipt of the net proceeds by us from such offerings, after deducting the underwriters’ discount and estimated offering fees and expenses payable by us.

The information in this table should be read in conjunction with the financial statements and the notes thereto incorporated by reference into this prospectus supplement.

	JUNE 30, 2013
	ACTUAL	AS ADJUSTED(1)	AS FURTHER ADJUSTED FOR THE PRIMARY AND SECONDARY SHARE OFFERING(2)
	(unaudited)
	(dollars in thousands)
Cash and cash equivalents	$254,564	$375,364	$506,844

Long-term debt:
% Convertible Senior Notes due 2018 offered hereby(3)	$—	$120,800	$120,800
Other long-term debt (including current portion)	3,093,358	3,093,358	3,093,358
Other long-term liabilities (including current portion)(4)	631,731	631,731	631,731
Shareholders’ equity(5):
Share capital
Series A preferred shares, $0.01 par value; 315,000 shares authorized; 200,000 shares issued and outstanding
Series C preferred shares, $0.01 par value; 40,000,000 shares authorized; 14,000,000 shares issued and outstanding
Series D preferred shares, $0.01 par value; 20,000,000 shares authorized; 3,105,000 shares issued and outstanding
Class A common shares, par value $0.01 per share, 200,000,000 shares authorized; 64,354,986 shares issued and outstanding, actual; 66,884,986 shares issued and outstanding, as adjusted; 72,584,986 shares issued and outstanding, as further adjusted(6)	817	817	874
Treasury shares (Class A common shares)	(432)	(432)	(432)
Additional paid-in capital	1,887,846	1,887,846	2,019,269
Deficit	(466,783)	(466,783)	(466,783)
Accumulated other comprehensive loss	(43,435)	(43,435)	(43,435)

Total shareholders’ equity	1,378,013	1,378,013	1,509,493

Total capitalization	$5,103,102	$5,223,902	$5,355,382

(1)	The information in the table above assumes no exercise of the underwriters’ option to purchase additional notes.
(2)	As further adjusted data reflect our issuance and sale of 5,700,000 primary shares, 300,000 secondary shares (and the issuance of 2,530,000 borrowed shares in the concurrent offering of our Class A common shares) in the concurrent offering at an assumed public offering price of $24.11 per share (the last reported sale price of our Class A common shares on The New York Stock Exchange on October 4, 2013), after deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us. If the underwriters exercise their option relating to that offering to purchase additional Class A common shares in full and based on such assumed public offering price and after making such related deductions, our as further adjusted cash and cash equivalents, total shareholders’ equity and total capitalization would be approximately $526.6 million, $1.5 billion and $5.4 billion, respectively. A $0.50 increase (decrease) in the assumed offering price of $24.11 per share would increase (decrease) our cash and cash equivalents, total shareholders’ equity and total capitalization each by approximately $2.7 million (or each by approximately $3.1 million if the underwriters in that offering exercise their option to purchase additional Class A common shares in full), assuming the number of shares offered by us (with or without exercise of the option to purchase additional Class A common shares, as applicable) remains the same and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us.
(3)	In accordance with ASC 470-20, convertible debt that may be wholly or partially settled in cash is required to be separated into a liability and an equity component, such that interest expense reflects the issuer’s non-convertible debt interest rate. Upon issuance, the value of the conversion feature of the notes is included in equity and treated as a reduction in the recorded value of the debt. The debt component of the notes will accrete up to the principal amount ($125.0 million for the notes offered hereby or $143.75 million if the underwriters of the notes exercise their over-allotment option in full) over the expected term of the notes. ASC 470-20 does not affect the actual amount that we are required to repay, and the amounts shown in the table above give effect to the aggregate principal amount of the notes and does not reflect the debt discount that we will be required to recognize when the equity component is recognized.
(4)	Other long-term liabilities represent amounts due under non-recourse or limited recourse sale-leaseback arrangements with financial institutions to fund certain operating vessels.
(5)	Excludes references to our Series B preferred shares, Series R preferred shares, Class B common shares and Class C common shares, all of which have no shares issued and outstanding.
(6)	Excludes additional shares we will issue in connection with our acquisition of our Manager in January 2012 for certain additional vessels the Manager (or its successor) orders or acquires prior to August 15, 2014. Please read “Certain Relationships and Related Party Transactions—Acquisition of Seaspan Management Services Limited.”

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OPERATING DATA

The following table presents, in each case for the periods and as at the dates indicated, our selected historical consolidated financial and operating data.

The selected historical consolidated financial and operating data has been prepared on the following basis:

•

The historical consolidated financial and operating data as at December 31, 2012 and 2011 and for the years ended December 31, 2012, 2011 and 2010 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 19, 2013 and incorporated by reference into this prospectus.

•

The historical financial and operating data as at December 31, 2010, 2009 and 2008 and for the years ended December 31, 2009 and 2008 is derived from our audited consolidated financial statements and the notes thereto, which are contained in our Annual Reports on Form 20-F for the years ended December 31, 2010 and 2009, filed with the SEC on March 30, 2011 and March 19, 2010.

•

The historical financial and operating data as at and for the six months ended June 30, 2013 and 2012 is derived from our unaudited interim consolidated financial statements and the notes thereto, which are contained in our Reports on Form 6-K filed with the SEC on August 6, 2012 and August 1, 2013, and incorporated by reference into this prospectus.

The following table should be read together with, and is qualified in its entirety by reference to our financial statements and historical predecessor combined financial statements, and the notes thereto incorporated by reference into this prospectus. Certain information has been reclassified to conform to the financial statement presentation adopted in 2012.

	YEAR ENDED DECEMBER 31,					SIX MONTHS ENDED JUNE 30,
	2008	2009	2010	2011	2012	2012	2013
Statements of operations data (in thousands of dollars):
Revenue	$229,405	$285,594	$407,211	$565,610	$660,794	$321,069	$332,710
Operating expenses:
Ship operating	54,416	80,162	108,098	135,696	138,655	66,065	74,890
Depreciation and amortization	57,975	70,554	101,026	140,354	165,541	80,215	85,593
General and administrative	8,895	7,968	9,612	16,818	24,617	12,521	19,624
Operating lease	—	—	—	—	3,145	—	2,183
(Gain) loss on vessels	—	—	—	16,237	(9,773)	(9,773)	—

Operating earnings	108,119	126,910	188,475	256,505	338,609	172,041	150,420
Other expenses (income):
Interest expense	33,035	21,194	28,801	50,849	71,996	36,132	30,759
Interest income	(694)	(311)	(60)	(854)	(1,190)	(629)	(787)
Undrawn credit facility fee	5,251	4,641	4,515	4,282	1,516	1,203	1,145
Amortization of deferred charges	1,298	1,484	1,933	3,421	8,574	3,766	4,376
Change in fair value of financial instruments(1)	268,575	(46,450)	241,033	281,027	135,998	86,760	(68,527)
Equity loss on investment	—	—	—	1,180	259	134	69
Other expenses	—	1,100	—	—	151	166	625

Net earnings (loss)	$(199,346)	$145,252	$(87,747)	$(83,400)	$121,305	$44,509	$182,760

Earnings (loss) per share:
Class A common share, basic	$(3.12)	$1.94	$(1.70)	$(2.04)	$0.84	$0.17	$2.24
Class A common share, diluted	(3.12)	1.75	(1.70)	(2.04)	0.81	0.17	1.88
Statements of cash flows data (in thousands of dollars):
Cash flows provided by (used in):
Operating activities	$124,752	$94,576	$153,587	$239,864	$311,183	$141,954	$135,844
Financing activities	523,181	312,059	529,680	832,293	(181,364)	(139,858)	(98,280)
Investing activities(2)	(634,782)	(409,520)	(782,448)	(625,253)	(229,564)	(153,808)	(164,378)
Selected balance sheet data (at period end, in thousands of dollars):
Cash and cash equivalents(2)	$136,285	$133,400	$34,219	$481,123	$381,378	$329,411	$254,564
Current assets(2)	141,711	146,053	46,764	519,998	463,930	394,737	394,109
Vessels(3)	3,126,489	3,485,350	4,210,872	4,697,249	4,863,273	4,899,016	4,902,914
Total assets	3,296,872	3,664,447	4,377,228	5,447,716	5,650,853	5,574,067	5,658,056
Long-term debt	1,721,158	1,883,146	2,396,771	2,995,729	3,090,944	3,122,710	3,093,358
Share capital(4)	668	679	691	838	804	772	817
Total shareholders’ equity	746,360	1,059,566	989,736	1,183,425	1,218,567	1,102,877	1,378,013
Other data:
Number of vessels in operation at period end	35	42	55	65	69	69	70
TEU capacity at period end	158,483	187,456	265,300	352,700	405,100	405,100	409,700
Fleet utilization rate(5)	99.3%	99.7%	98.7%	99.3%	98.9%	99.2%	97.5%

(1)	All of our interest rate swap agreements and swaption agreements are marked to market and the changes in the fair value of these instruments are recorded in earnings.
(2)	The balance sheet and cash flow data for 2012 and for the six months ended June 30, 2012 has been recast to separately present balances of and movement in restricted cash, included in other assets, from cash and cash equivalents. This reclassification, which is immaterial, had no impact on the consolidated statement of operations data.
(3)	Vessel amounts include the net book value of vessels in operation and deposits on vessels under construction.
(4)	For a description of our capital stock, please read “Description of Capital Stock.”
(5)	Fleet utilization is based on number of operating days divided by the number of ownership days during the period.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges for the periods presented.

	SIX MONTHS ENDED JUNE 30, 2013	YEAR ENDED DECEMBER 31,
		2012	2011		2010		2009	2008
Ratio of earnings to fixed charges (1)	5.6	2.4	—	(2)	—	(2)	2.6	—	(2)
Dollar amount (in thousands) of deficiency in earnings to fixed charges	—	—	94,380		120,707		—	261,229

(1)	For purposes of calculating the ratios of earnings to fixed charges:
•

“earnings” consist of pre-tax income from continuing operations prepared under U.S. GAAP (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees; and

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount.
The ratio of earnings to fixed charges is a ratio that we are required to present in this prospectus supplement and has been calculated in accordance with SEC rules and regulations. This ratio has no application to our credit and lease facilities, and we believe is not a ratio generally used by investors to evaluate our overall operating performance.
(2)	The ratio of earnings to fixed charges for this period was less than 1.0x.

THE INTERNATIONAL CONTAINERSHIP INDUSTRY

The information and data contained in this prospectus relating to the international container shipping industry has been provided by Clarkson Research Services Limited, or CRSL, and is taken from CRSL’s database and other sources. We do not have any knowledge that the information provided by CRSL is inaccurate in any material respect. CRSL has advised that: (i) some information in CRSL’s database is derived from estimates or subjective judgments; (ii) the information in the databases of other maritime data collection agencies may differ from the information in CRSL’s database; (iii) whilst CRSL has taken reasonable care in the compilation of the statistical and graphical information and believes it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

Overview of the Container Shipping Market

Container shipping is responsible for the movement of a wide range of goods between different parts of the world in a unitized form and, since its beginnings in the 1950s, containerization has become an integral part of the global economy. The use of containers in global trade has resulted in considerable production and efficiency gains and has become important to the process of globalization. A wide range of cargoes are transported by container but most notably container transportation is responsible for the shipment of a diverse selection of manufactured and consumer goods. These cargoes are transported by container to end users in all regions of the world, and in particular from key producing and manufacturing regions to end users in the world’s largest consumer economies. Participants in the container shipping industry include “liner” shipping companies, who operate container shipping services and in many instances own containerships, containership owners, often known as “charter owners,” who own containerships and charter them out to liner companies, and shippers who require the seaborne movement of containerized goods.

Containership Demand

The expansion of global container trade is heavily influenced by global economic growth, increases in economic consumption at a global and regional level, and the process of globalization. In 2008, global container trade peaked at 137 million TEU, having increased at a compound annual growth rate of 9.7% in the period 1998 to 2008. During this period rapid growth in exports from China drove a significant part of the increase in container trade, along with growth in container trade volumes in and out of Russia and the Baltic, and to and from other emerging markets such as Brazil. Intra-Asian container trade volumes also grew rapidly during this period. In 2009, global container trade was an estimated 124 million TEU following a significant contraction of 9.1% due to the worldwide recession. Global trade subsequently rebounded by 13.1% to 141 million TEU in 2010. Global trade grew by a further 7.1% in 2011 to stand at 151 million TEU, and reached 155 million TEU in 2012, representing growth of 3.2%.

The rate of global trade growth is currently expected to stand at 4.7% in 2013, although this projection is subject to a wide range of risks from the global economy.

Note: The full year 2013 forecast is as of the start of September 2013 and subject to change. Complete trade and economic data for 2013 is not yet available, estimates are subjective and there is no guarantee that current trends will continue.

Trade Routes and Growth Trends

Global container trade is spread over a range of long-haul, regional, and intra-regional routes, which can be separated into four categories. The individual “mainlane” container trades on the major east-west routes are the world’s largest in volume terms. The Transpacific trade route is the world’s largest container trade with 13% of the total container volume in 2012, followed by the Far East-Europe trade route and the Transatlantic trade route. Due to the higher cargo volumes on these routes, they are generally served by very large Post-Panamax ships with capacity of 8000 TEU and above, and by other large Post-Panamax and Panamax containerships generally with capacity from 8000 TEU down to approximately 4500 TEU. There are also some 3000-4500 TEU containerships which continue to serve these trades. Non-Mainlane east-west routes include trade lanes between the Indian Sub-Continent or the Middle East and North America, Europe or the Far East, and are generally served by a range of ship sizes, from smaller Post-Panamax containerships below 8000 TEU to vessels of Panamax size and below. North-south trade routes form the second layer of the global liner network, connecting the northern hemisphere with South America, Africa and Oceania, and are generally served by vessels of between 1000-5000 TEU, but also increasingly by vessels of 5000 TEU and above. Intra-regional trade routes include both intra-Asian and intra-European trades, where containerships below 3000 TEU in size generally provide the majority of transportation. Intra-Asian container trades collectively constitute the largest portion of global containership volumes. Ports involved in these trades, and some north-south trades, often impose infrastructural and other limitations on the vessel types that can be utilized, such as draft restrictions or the lack of availability of handling equipment. As mentioned above, 2012 experienced increased demand for global container trade, although the rate of volume growth slowed from 2011. Recent data suggests that European demand may have begun to pick up slightly, having proven weak through the first five months of 2013. Gradually increasing container trade volumes are currently expected across trade lanes in 2014, although this projection is subject to a wide range of risks from the global economy.

Note: The full year 2013 forecast is as of the start of September 2013 and subject to change. Complete trade and economic data for 2013 is not yet available, estimates are subjective and there is no guarantee that current trends will continue.

Containership Supply

The most significant portion of the global container capable fleet is comprised of fully cellular containerships which as of September 1, 2013, represented 5,125 vessels with a total capacity of 16.9 million TEU. The remainder of the fleet is made up of a range of non-fully cellular vessel types, including multi-purpose vessels, or MPPs, capable of carrying container and breakbulk cargo, roll-on roll-off cargo vessels, or Ro-Ros, and general cargo vessels, which often have container carrying capacity. Unless noted otherwise, the remainder of the discussion in this section focuses on fully cellular containerships. As of September 1, 2013, liner companies accounted for the ownership of 52.2% of containership fleet capacity, and charter owners, who own containerships and charter them out for operation by liner companies, accounted for 47.8% of total fleet capacity.

Overall fully cellular containership standing slot capacity expanded at a compound annual growth rate of 10.5% in the period between the start of 1985 and end of 2009. Fully cellular fleet capacity is estimated to have expanded by 9.6% in 2010 and by a further 7.9% in 2011. Fully cellular fleet capacity grew by 5.9% in full year 2012, and is currently expected to grow by 7.0% in 2013.

Note: The 2013 forecast is as of the start of September 2013. These figures are subject to change as a result of actual delivery delay and cancellation, re-negotiation of contracts and levels of scrapping. Due to technical and contractual issues, there is currently considerable uncertainty surrounding the delivery of the orderbook.

As of September 1, 2013, the containership orderbook comprised 471 vessels and 3.7 million TEU, representing 21.8% of the existing fleet in terms of capacity. The size of orderbook, however, differed widely across containership size segments, as demonstrated below, with the most significant portion of the orderbook as a proportion of existing fleet capacity being in the larger vessel sizes.

Containership Orderbook by Year of Delivery
Containership Type		Total Orderbook			2013		2014		2015		2016+		% Non- Delivery (2012)
	Size (TEU)	Number	’000 TEU	% of fleet	’000 TEU	% of flt	’000 TEU	% of flt	’000 TEU	% of flt	’000 TEU	% of flt
Post-Panamax	8000 & above	248	2,950.6	55.2%	352.5	6.6%	1,151.4	21.5%	1,167.9	21.8%	278.8	5.2%	14%
Post-Panamax	3000-7999	102	507.4	14.0%	242.9	6.7%	162.8	4.5%	81.1	2.2%	20.6	0.6%	33%
Panamax	3000 & above	16	58.4	1.5%	52.2	1.4%			3.1	0.1%	3.1	0.1%	32%
Sub-Panamax	2000-2999	35	82.1	4.8%	27.3	1.6%	20.2	1.2%	32.4	1.9%	2.2	0.1%	35%
Handy	1000-1999	60	83.6	4.8%	24.4	1.4%	37.1	2.1%	19.1	1.1%	3.1	0.2%	30%
Feeder/Max	100-999	10	8.2	1.2%	6.5	0.9%	1.8	0.2%					50%

Total	100+ TEU	471	3,690.4	21.8%	705.7	4.2%	1,373.3	8.1%	1,303.6	7.7%	307.8	1.8%	21%

Source: Clarkson Research, September 2013.

Note: Orderbook data is as of September 1, 2013 and does not take into account potential delivery problems. Going forward, the orderbook will be influenced by delays, cancellations and the re-negotiation of contracts. Due to these technical and contractual issues, there is currently considerable uncertainty surrounding the orderbook. The orderbook includes some orders originally scheduled for delivery prior to 2013.

Overall, since the start of 2000, the containership orderbook has represented an average of 37% of fully cellular fleet capacity. At the end of 2007, the containership orderbook as a proportion of fully cellular fleet capacity reached a high of 60.8%, decreasing to 50.6% at the start of 2009, 38.2% at the start of 2010 and 27.2% at the start of 2011 before increasing marginally to 30.4% at the start of July 2011, and then decreasing to 28.4% at the start of 2012, 21.1% at the start of 2013 and 21.8% as at the start of September 2013.

Note: Orderbook data is as of September 1, 2013. The historical orderbook is subject to change as a result of statistical reporting delays.

Although establishing accurate data is difficult, approximately 21% of scheduled deliveries in terms of TEU capacity expected to enter the fleet in 2012 at the start of that year have been confirmed as non-delivered during 2012. This figure was 50% for containerships below 1000 TEU in size, 32% for containerships between 1000 TEU and 2999 TEU, 32% for Panamax containerships and 18% for Post-Panamax containerships. This is partly due to statistical reporting delays but also because of delays in construction and cancellations of orders. The right-hand column of the previous table illustrates the difference between scheduled start year and actual containership deliveries in 2012. Delivering the orderbook presents a number of challenges, with factors both technical and financial facing both shipyards and owners contributing to delays in and cancellations of the containership scheduled deliveries.

In the period from 1996 to 2008, an average of 313 containership orders were placed each year, with the average annual level of capacity ordered totaling 1.2 million TEU. In 2007, a historical high level of 3.2 million TEU of containership capacity was ordered. In 2008 the volume of ordering slowed to 1.2 million TEU, while containership contracting activity in 2009 was negligible. Contracting activity picked up in the second half of 2010, taking total contracting in 2010 to 0.6 million TEU. Contracting levels remained high in the first half of 2011 and a total of 1.8 million TEU was contracted in the full year. Contracting activity in 2012 once again slowed and a total of 0.4 million TEU was contracted in the full year. In the first eight months of 2013, 156 containerships with a combined 1.3 million TEU were contracted.

In the period from 1996 to 2008, an average of 30 containerships were scrapped each year. A substantial volume of ageing containership capacity was sold for scrap in 2009, with the full year seeing 202 containerships with a combined capacity of 0.38 million TEU sold for scrap, significantly higher than historical levels. In 2010, 87 containerships with a combined capacity of 0.13 million TEU were sold for scrap and in 2011, 59 containerships with a combined capacity of 0.08 million TEU were sold for scrap. In 2012, 179 containerships with a combined capacity of 0.33 million TEU were sold for demolition. In the first eight months of 2013, 133 containerships of a combined 0.30 million TEU have been scrapped. As of September 1, 2013, the average age of a vessel in the containership fleet was 10.8 years. The majority of ageing containership capacity is at the smaller end of the fleet below 4000 TEU, where some capacity may be more at risk of becoming outdated as larger ships prove more efficient at serving increased trade volumes. Overall, 4% of containership fleet capacity is currently aged 20 years or more.

As a result of the slowdown in demand through 2009, the portion of the fleet not in operation (or “idle”) grew from 0.42 million TEU at the end of 2008 to peak at an estimated 1.52 million TEU of capacity in December 2009, representing approximately 572 vessels, according to AXS-Alphaliner, equal to 11.8% of the global fleet by capacity, according to Clarkson Research. However, the proportion of “idle” capacity declined through most of 2010 and the first half of 2011 as carriers reintroduced capacity on reactivated or newly implemented services, and in some cases upgraded capacity on existing services, to meet the apparent increase in trade volumes. However, owners once again increased the number of “idle” containerships in the second half of 2011 and by mid-March 2012, 302 containerships of a combined 0.91 million TEU were in lay-up according to AXS-Alphaliner, equal to 5.9% of the global fleet by capacity according to Clarkson Research. The total idled capacity has subsequently declined, with 2.3% of the global fleet by capacity (0.40 million TEU) in lay-up at the end of August 2013.

Following the downturn in container trade volumes in late 2008 and 2009, a significant number of container shipping services began to be operated by liner companies at slower vessel speeds than in the past, with additional ships added to services in order to maintain fixed regular port call schedules. This management of supply not only reduced liner company bunker costs but also helped absorb containership capacity, as “slow steamed” services offer the same amount of “running” capacity whilst requiring additional standing vessel capacity. As of September 2013, slow steaming remains in place on a range of container shipping services and appears to have been most prevalent on services on the longer mainlane trades such as the Far East-Europe and the Transpacific, where there is the greater possibility to add extra ships and adjust the service speed to an appropriate level, than on shorter-haul trades. Along with the idling of capacity, slow steaming of services was another of a range of initiatives to manage supply during the period of surplus capacity.

During this period, redeployment of supply across trade lanes has also been a key feature of the containership sector. With deliveries of new capacity dominated by larger containerships and trade volumes growing more rapidly on north-south and intra-regional trade lanes traditionally served by medium-sized and smaller containerships, a significant degree of vessel redeployment, known as “cascading” has been required. As new very large Post-Panamax vessels have been delivered into service on the Far East-Europe trade lane, vessels have been redeployed from the Far East-Europe to other trade lanes including the Transpacific, from where medium-sized capacity has in turn been redeployed notably to north-south trade lanes, from where in turn some smaller vessels have been redeployed to intra-regional trade lanes for example.

Containership Markets

Containership Timecharter Rates

Pricing of containership transportation services occurs against a background of a highly competitive global containership charter market. Containership charter rates depend on the supply of, and demand for, containership capacity, and can vary significantly from year to year. Containership economies of scale mean that the daily time charter rate per TEU for a larger containership is less than for a ship with lower TEU capacity. The containership charter market experienced significant upward movement in time charter rates in the period between the start of 2002 and the middle of 2005. The market recovered from the decreases in charter rates seen in 2001 to levels beyond previous market highs before decreasing again mid-way through 2005, stabilizing in the first half of 2006, and then slipping further during the second half of 2006. The first half of 2007 saw the containership charter market recover to rate levels similar to those seen in late 2005 and early 2006, while rates continued to increase during early 2008. However, the onset of the global economic downturn and the resulting slowdown in container trade growth created a relative oversupply of capacity, leading to a rapid decrease in containership earnings in the latter half of 2008, which continued in the first half of 2009, with earnings remaining depressed during the rest of the year. In 2010, containership charter rates registered an upward trend over the year as a whole and made further gains in early 2011 before decreasing sharply in the second half of 2011 and remaining depressed through 2012. Based on an index covering a range of containership sizes, time charter daily rates improved 84% during 2010 only to decrease by around 29% during 2011 and remaining relatively steady through 2012. The estimated one year timecharter rate for a 3500 TEU containership at the end of December 2010 was $14,500 per day. At the end of December 2011, the rate had declined to $6,500 per day and after fluctuating slightly through the following year, it still stood at $6,500 per day at the end of 2012. By the end of August 2013, the benchmark timecharter rate had increased marginally to $7,250 per day. This compares to a ten year historical average of $21,278 per day.

Note: Estimates based on market assessments for theoretical fully cellular ships by brokers. These estimates are based on a given point in time and are no guide to or guarantee of future rates. Geared vessels have their own cranes for the purpose of loading and unloading containers.

There are limitations and risks to future projections, depending on developments in the world economy and global trade patterns, and the development of ordering, deliveries and scrapping in the future. With the decrease in demand for container volume in 2009, supply far outweighed demand for the global movement of containers, causing significant downwards pressure on the entire container shipping sector. The impact of the differential between growth in demand and supply on the containership charter market pushed rates sharply downwards. Demand growth outpaced capacity expansion in 2010 leading to upwards pressure on rates, while supply growth and demand growth were relatively matched in 2011 on an annual basis. However, in 2012 demand growth was weaker than the growth in supply, and combined with the majority share of idle capacity constituted by charter owner vessels, this suppressed any significant upwards movement in charter rates.

Vessel Values: The Newbuild & Secondhand Containership Market

Newbuild Prices.    The development of containership newbuild prices reflects both the demand for vessels as well as the cost of acquisition of new containerships by owners from shipyards, which is influenced by the cost of materials and labor, availability of shipbuilding capacity, and the impact of demand from other shipping sectors on shipyards. Economies of scale in containership building mean that the cost per TEU involved in building larger containerships is less than for vessels with smaller TEU capacity.

The newbuild price for a benchmark 6600 TEU containership increased from $60.0 million at the start of 2003 to a peak of $108.0 million in the period June to September 2008. However, following the onset of the global economic downturn, this figure fell to $66.0 million at the end of January 2010. By the end of December 2010 it had increased to $79.5 million. The figure subsequently softened slightly in 2011, and continued to decrease to reach $58.0 million at the end of 2012. By the end of August 2013 the benchmark newbuilding price estimate had risen slightly to $63.0 million. The ten year historical average price for a 6600 TEU containership newbuild is estimated at $83.1 million. The following graph shows the historical development of containership newbuild prices.

Note: Prices are evaluated at the end of each calendar month. Newbuild prices assume “European spec.,” standard payment schedules and “first class competitive yards” quotations. Prices are evaluated at the end of each calendar month.

Secondhand Prices.    As the containership charter market plays an increasingly important role in the container shipping industry as a whole, the market for the sale and purchase of secondhand containerships has also expanded. Secondhand vessel prices are influenced by newbuild prices and also by vessel charter rates or earnings, although there is sometimes a lag in the relationship.

Activity on the secondhand market for containerships has grown steadily in recent years from relatively low levels of activity in the past. A portion of this activity has been constituted by the sale of containerships by liner companies to charter owners. These sales have commonly been accompanied by “time charter back” arrangements whereby the liner company sells the vessel, removing the asset from its balance sheet, then, as part of the transaction, arranges a time charter of the vessel from the party to which it has sold the ship. The liquidity of the secondhand sales market is much greater for small and medium-sized containerships than for large vessels. Only 296 of the 1,728 secondhand containership sales recorded between the start of 2000 and the start of September 2013 have involved ships with 3000 TEU or more in capacity. Large containerships are generally newer, and more likely to remain owned by their original owner either for their own end use or on an initial relatively long-term charter.

Secondhand containership sales volumes show some volatility. In 2010, a total of 171 secondhand vessels with a combined capacity of 373,667 TEU were sold, while a total of 94 vessels with a combined 259,437 TEU were sold in 2011 and 152 vessels with a combined 253,988 TEU were sold in 2012. The following graph shows the development of secondhand prices for five-year old containerships. Trends in secondhand prices for older containerships typically move according to similar cycles. The graph shows the development of five-year old 3500 TEU, 1700 TEU and 1000 TEU ship prices. The price for a benchmark five-year old 1700 TEU containership decreased from $37.5 million at the end of May 2008 to $14.0 million at the end of 2009. There was an upward trend in secondhand containership prices in 2010 and the first eight months of 2011, with the price of a benchmark 1700 TEU containership peaking at $24.0 million, before falling to $17.0 million by the end of 2011. The five-year old 1700 TEU price at the end of 2012 was estimated to be approximately $13.0 million and $14.0 million at the end of August 2013, compared to a ten year historical average of $24.8 million.

Note: Prices are evaluated at the end of each calendar month. There have been periods of uncertainty surrounding secondhand prices and the values provided between October 2008 and December 2009 are subject to wider than usual confidence margins.

BUSINESS

Overview

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. We operate a fleet of 71 containerships (including eight vessels under long-term leases), and we have entered into contracts for the purchase of an additional 16 newbuilding containerships, which have scheduled delivery dates through May 2016. Of our 16 newbuilding containerships, 13 will commence operation under long-term, fixed-rate charters upon delivery. We expect to enter into long-term charter contracts for the remaining newbuilding containerships in the near future. The average age of the 71 vessels in our operating fleet is approximately six years.

Customers for our current operating fleet are COSCON, CSAV, CSCL Asia, HL USA, Hapag-Lloyd, K-Line, MSC, MOL, and Yang Ming. The customers for the 13 newbuilding containerships that are subject to charter contracts are Hanjin, MOL and Yang Ming Marine. Our primary objective is to continue to grow our business through accretive vessel acquisitions as market conditions allow. Please read “—Our Fleet” for more information about our vessels and time charter contracts. Most of our customers’ containership business revenues are derived from the shipment of goods from the Asia Pacific region, primarily China, to various export markets in the United States and in Europe.

We primarily deploy our vessels on long-term, fixed-rate time charters to take advantage of the stable cash flow and high utilization rates that are typically associated with long-term time charters. The charters on the 71 vessels in our operating fleet have an average remaining term of approximately six years, excluding the effect of charterers’ options to extend certain time charters.

In January 2012, we acquired our Manager, which provides us with all of our technical, administrative and strategic services. Our Manager also manages a limited number of vessels for third parties.

Our Fleet

Our Current Fleet

The following table summarizes key facts regarding our 71 operating vessels as of September 15, 2013:

VESSEL NAME	VESSEL CLASS (TEU)	YEAR BUILT	CHARTER START DATE	CHARTERER	LENGTH OF CHARTER	DAILY CHARTER RATE
						(in thousands)
COSCO Glory	13100	2011	6/10/11	COSCON	12 years	$55.0
COSCO Pride(1)	13100	2011	6/29/11	COSCON	12 years	55.0
COSCO Development	13100	2011	8/10/11	COSCON	12 years	55.0
COSCO Harmony	13100	2011	8/19/11	COSCON	12 years	55.0
COSCO Excellence	13100	2012	3/8/12	COSCON	12 years	55.0
COSCO Faith(1)	13100	2012	3/14/12	COSCON	12 years	55.0
COSCO Hope	13100	2012	4/19/12	COSCON	12 years	55.0
COSCO Fortune	13100	2012	4/29/12	COSCON	12 years	55.0
CSCL Zeebrugge	9600	2007	3/15/07	CSCL Asia	12 years	34.5(2)

VESSEL NAME	VESSEL CLASS (TEU)	YEAR BUILT	CHARTER START DATE	CHARTERER	LENGTH OF CHARTER	DAILY CHARTER RATE
						(in thousands)
CSCL Long Beach	9600	2007	7/6/07	CSCL Asia	12 years	34.5(2)
CSCL Oceania	8500	2004	12/4/04	CSCL Asia	12 years + one 3-year option	29.8(3)
CSCL Africa	8500	2005	1/24/05	CSCL Asia	12 years + one 3-year option	29.8(3)
COSCO Japan	8500	2010	3/9/10	COSCON	12 years + three 1-year options	42.9(4)
COSCO Korea	8500	2010	4/5/10	COSCON	12 years + three 1-year options	42.9(4)
COSCO Philippines	8500	2010	4/24/10	COSCON	12 years + three 1-year options	42.9(4)
COSCO Malaysia	8500	2010	5/19/10	COSCON	12 years + three 1-year options	42.9(4)
COSCO Indonesia	8500	2010	7/5/10	COSCON	12 years + three 1-year options	42.9(4)
COSCO Thailand	8500	2010	10/20/10	COSCON	12 years + three 1-year options	42.9(4)
COSCO Prince Rupert	8500	2011	3/21/11	COSCON	12 years + three 1-year options	42.9(4)
COSCO Vietnam(5)	8500	2011	4/21/11	COSCON	12 years + three 1-year options	42.9(4)
MOL Emerald	5100	2009	4/30/09	MOL	12 years	28.9
MOL Eminence	5100	2009	8/31/09	MOL	12 years	28.9
MOL Emissary	5100	2009	11/20/09	MOL	12 years	28.9
MOL Empire	5100	2010	1/8/10	MOL	12 years	28.9
MSC Veronique	4800	1989	11/25/11	MSC	5 years	10.0(6)
MSC Manu	4800	1988	11/15/11	MSC	5 years	10.0(6)
MSC Leanne	4800	1989	10/19/11	MSC	5 years	10.0(6)
MSC Carole	4800	1989	10/12/11	MSC	5 years	10.0(6)
MOL Excellence	4600	2003	6/13/13	MOL	2 years + one 1-year option	Market rate(7)
MOL Efficiency	4600	2003	7/4/13	MOL	2 years + one 1-year option	Market rate(7)
Brotonne Bridge(1)	4500	2010	10/25/10	K-Line	12 years + two 3-year options	34.3 (8)
Brevik Bridge(1)	4500	2011	1/25/11	K-Line	12 years + two 3-year options	34.3(8)
Bilbao Bridge(1)	4500	2011	1/28/11	K-Line	12 years + two 3-year options	34.3(8)
Berlin Bridge(1)	4500	2011	5/9/11	K-Line	12 years + two 3-year options	34.3(8)
Budapest Bridge(1)	4500	2011	8/1/11	K-Line	12 years + two 3-year options	34.3(8)
Seaspan Hamburg(9)	4250	2001	5/4/13	CSCL Asia	Up to 12 months	Market rate(7)
Seaspan Chiwan(10)	4250	2001	7/5/13	Yang Ming	Up to 7 months	Market rate(7)
Seaspan Ningbo	4250	2002	9/7/13	Hapag-Lloyd	Up to 30 months + one 8 to 12 month option	Market rate(7)
Seaspan Dalian	4250	2002	7/17/13	Hapag-Lloyd	Up to 30 months + one 6 to 12 month option	Market rate(7)
Seaspan Felixstowe	4250	2002	7/24/13	Hapag-Lloyd	Up to 30 months + one 6 to 12 month option	Market rate(7)
CSCL Vancouver	4250	2005	2/16/05	CSCL Asia	12 years	17.0
CSCL Sydney	4250	2005	4/19/05	CSCL Asia	12 years	17.0
CSCL New York	4250	2005	5/26/05	CSCL Asia	12 years	17.0
CSCL Melbourne	4250	2005	8/17/05	CSCL Asia	12 years	17.0
CSCL Brisbane	4250	2005	9/15/05	CSCL Asia	12 years	17.0
New Delhi Express	4250	2005	10/19/05	HL USA	3 years + seven 1-year extensions + two 1-year options (11)	18.0(12)
Dubai Express	4250	2006	1/3/06	HL USA	3 years + seven 1-year extensions + two 1-year options (11)	18.0(12)
Jakarta Express	4250	2006	2/21/06	HL USA	3 years + seven 1-year extensions + two 1-year options (11)	18.0(12)
Saigon Express	4250	2006	4/6/06	HL USA	3 years + seven 1-year extensions + two 1-year options (11)	18.0(12)
Lahore Express	4250	2006	7/11/06	HL USA	3 years + seven 1-year extensions + two 1-year options (11)	18.0(12)
Rio Grande Express	4250	2006	10/20/06	HL USA	3 years + seven 1-year extensions + two 1-year options (11)	18.0(12)
Santos Express	4250	2006	11/13/06	HL USA	3 years + seven 1-year extensions + two 1-year options (11)	18.0(12)
Rio de Janeiro Express	4250	2007	3/28/07	HL USA	3 years + seven 1-year extensions + two 1-year options (11)	18.0(12)
Manila Express	4250	2007	5/23/07	HL USA	3 years + seven 1-year extensions + two 1-year options (11)	18.0(12)
CSAV Loncomilla	4250	2009	4/28/09	CSAV	6 years	25.9
CSAV Lumaco	4250	2009	5/14/09	CSAV	6 years	25.9
CSAV Lingue	4250	2010	5/17/10	CSAV	6 years	25.9
CSAV Lebu	4250	2010	6/7/10	CSAV	6 years	25.9
Madinah (1)	4250	2009	6/20/12	Yang Ming	Up to 12 months (13)	Market rate(7)
COSCO Fuzhou	3500	2007	3/27/07	COSCON	12 years	19.0
COSCO Yingkou	3500	2007	7/5/07	COSCON	12 years	19.0

VESSEL NAME	VESSEL CLASS (TEU)	YEAR BUILT	CHARTER START DATE	CHARTERER	LENGTH OF CHARTER	DAILY CHARTER RATE
						(in thousands)
CSCL Panama	2500	2008	5/14/08	CSCL Asia	12 years	16.8(14)
CSCL São Paulo	2500	2008	8/11/08	CSCL Asia	12 years	16.8(14)
CSCL Montevideo	2500	2008	9/6/08	CSCL Asia	12 years	16.8(14)
CSCL Lima	2500	2008	10/15/08	CSCL Asia	12 years	16.8(14)
CSCL Santiago	2500	2008	11/8/08	CSCL Asia	12 years	16.8(14)
CSCL San Jose	2500	2008	12/1/08	CSCL Asia	12 years	16.8(14)
CSCL Callao	2500	2009	4/10/09	CSCL Asia	12 years	16.8(14)
CSCL Manzanillo	2500	2009	9/21/09	CSCL Asia	12 years	16.8(14)
Guayaquil Bridge	2500	2010	3/8/10	K-Line	10 years	17.9
Calicanto Bridge	2500	2010	5/30/10	K-Line	10 years	17.9

(1)	This vessel is leased pursuant to a lease agreement, which we used to finance the acquisition of the vessel.
(2)	CSCL Asia has a charter of 12 years with a charter rate of $34,000 per day for the first six years, increasing to $34,500 per day for the second six years.
(3)	CSCL Asia has an initial charter of 12 years with a charter rate of $29,500 per day for the first six years, $29,800 per day for the second six years, and $30,000 per day during the three-year option.
(4)	COSCON has an initial charter of 12 years with a charter rate of $42,900 per day for the initial term and $43,400 per day for the three one-year options.
(5)	The name of the Alianca Itapoa was changed to COSCO Vietnam in June 2013 in connection with the termination of the sub-charter from COSCON to Hamburg Süd.
(6)	MSC has a bareboat charter of five years with a charter rate of $10,000 per day for the first two years, increasing to $14,500 per day after two years. MSC has agreed to purchase the vessels for $5.0 million each at the end of the five-year bareboat charter terms. In addition, we pay a 1.25% commission to a broker on all bareboat charter payments for these charters.
(7)	Given that the term of the charter is less than three years (excluding any charterers’ option to extend the term), the vessel is being chartered at current market rates.
(8)	K-Line has an initial charter of 12 years with a charter rate of $34,250 per day for the first six years, increasing to $34,500 per day for the second six years, $37,500 per day for the first three-year option period and $42,500 per day for the second three-year option period.
(9)	The name of the CSAV Licanten was changed to Seaspan Hamburg in January 2013 in connection with the termination of the sub-charter from CSCL Asia to CSAV. This vessel is expected to be redelivered to us in October 2013, and the vessel is expected to commence a new time charter with Hapag-Lloyd at a market rate for up to 30 months plus one 8 to 12-month option.
(10)	The name of the CSCL Chiwan was changed to Seaspan Chiwan in July 2013.
(11)	For these charters, the initial term was three years, which automatically extends for up to an additional seven years in successive one-year extensions unless HL USA elects to terminate the charters with two years’ prior written notice. HL USA would have been required to pay a fee of approximately $8.0 million to terminate a charter at the end of the initial term. The termination fee declines by $1.0 million per year per vessel in years four through nine. The initial terms of the charters for these vessels have expired, and these charters have been automatically extended pursuant to their terms.
(12)	HL USA had an initial charter of three years that automatically extends for up to an additional seven years in successive one-year extensions unless HL USA elects to terminate the charters with two years’ prior written notice, with a charter rate of $18,000 per day for the first one-year option remaining, increasing to $18,500 per day for the second one-year option remaining.
(13)	The charterer has exercised its option to extend the term of the short-term charter. This vessel is expected to be redelivered to us in October 2013.
(14)	CSCL Asia has a charter of 12 years with a charter rate of $16,750 per day for the first six years, increasing to $16,900 per day for the second six years.

New Vessel Contracts

Our primary objective is to continue to grow our business through accretive vessel acquisitions as market conditions allow, and to enter into additional long-term, fixed-rate time charters for such vessels.

We have contracted to purchase 16 newbuilding containerships, which have scheduled delivery dates through May 2016. These vessels consist of the following, excluding the September 2013 ROFR Vessels:

Vessel	Vessel Class (TEU)	Length of Time Charter(1)	Charterer	Scheduled Delivery Date	Shipbuilder
Hull No. 983	10000	10 years + one 2-year option	Hanjin	2014	New Jiangsu
Hull No. 985	10000	10 years + one 2-year option	Hanjin	2014	Jiangsu Xinfu
Hull No. 993	10000	10 years + one 2-year option	Hanjin	2014	New Jiangsu
Hull No. 1006	10000	8 years + one 2-year option	MOL	2014	New Jiangsu and Jiangsu Xinfu
Hull No. 1008	10000	8 years + one 2-year option	MOL	2014	New Jiangsu and Jiangsu Xinfu
Hull No. 2638	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2640	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2642	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2643	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2645	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 2647	14000	10 years + one 2-year option	Yang Ming Marine	2015	HHI
Hull No. 1037	14000	Minimum 6 years to maximum of 10 years + one 2-year option	Yang Ming Marine	2016	CSBC
Hull No. 1039	14000	Minimum 6 years to maximum of 10 years + one 2-year option	Yang Ming Marine	2016	CSBC

(1)	Each charter is scheduled to begin upon delivery of the vessel to the charterer

The September 2013 ROFR Vessels we ordered on September 28, 2013 are 10000 TEU vessels, which will be built by shipbuilders New Jiangsu and Jiangsu Xinfu and are scheduled for delivery in 2015.

The following chart indicates the estimated number of vessels in our fleet based on scheduled delivery dates as of September 30, 2013, including the September 2013 ROFR Vessels.

	Scheduled for the year ended December 31,
	2013	2014	2015	2016
Owned and leased vessels, beginning of year	69	71	76	85
Deliveries	2	5	9	2

Total, end of year	71	76	85	87
Managed vessels, beginning of year	—	2	6	14
Deliveries	2	4	8	3

Total, end of year	2	6	14	17
Total Fleet	73	82	99	104
Approximate Total Capacity (TEU)	423,500	513,500	723,500	793,500

Our Competitive Strengths

We believe that we possess a number of competitive strengths that will allow us to capitalize on the opportunities in the containership industry, including the following:

•

Scale, Diversity and High Quality of Our Fleet.    We are one of the largest independent charter owners and managers of containerships and believe that the size of our fleet appeals to our customers and provides us cost savings through volume purchases and leverage in negotiating newbuilding contracts and accessing shipyard berths. Our operating fleet of 71 containerships has an average age of approximately six years, which is significantly below the industry average of approximately 10 years. Our newbuilding containerships also will be subject to our high standards for design, construction quality and maintenance. The vessels in our current operating fleet range in size from 2500 TEU to 13100 TEU, and our 13100 TEU containerships are among the largest containerships in operation. All of our newbuilding containerships under construction are 14000 TEU and 10000 TEU containerships. We believe that our operational cost savings and leverage with shipyards is further enhanced by our investment in GCI.

•

Strong, Long-Term Relationships with High-quality Customers, Including Leading Asian Container Liner Companies.    We have developed strong relationships with our customers, which include leading container liner companies. We believe we are the largest charterer of containerships to China, and we anticipate that Asian demand for containerships will continue to rebound and grow following the recent worldwide economic downturn. We attribute the strength of our customer relationships in part to our consistent operational quality, customer oriented service and historical average utilization of approximately 99% since our IPO in 2005.

•

Enhanced Stability of Cash Flows Through Long-Term, Fixed-Rate Time Charters.    Our vessels are primarily subject to long-term, fixed-rate time charters, which have an average remaining term of approximately six years. As a result, substantially all of our revenue is protected from the volatility of spot rates and short-term charters. To further promote cash flow stability, we have primarily placed newbuilding orders and purchased secondhand vessels when we have concurrently entered into long-term time charters with our customers. As at September 15, 2013, excluding any extensions of our time charters, we have approximately $6.3 billion of contracted future minimum revenue under existing fixed-rate time charters and interest income from sales-type capital leases. Our commercial arrangements allow Yang Ming Marine to reduce the number of newbuilding containerships to be delivered to us and chartered to Yang Ming Marine by up to three vessels. These commercial arrangements expire in August 2014. The contracted time charter revenue attributable to these three vessels is approximately $0.5 billion.

•

Proven Ability to Source Capital for Growth.    Since our IPO in 2005, we have successfully accessed capital to grow our fleet. Including our IPO, we have raised approximately $2.3 billion in public and private issuances of equity securities. In addition, we have secured credit and lease facilities with aggregate outstanding borrowings and commitments of $4.6 billion as of June 30, 2013. We also accessed capital during the recent worldwide economic downturn, including raising preferred share equity and entering into sale-leaseback financings. As of June 30, 2013 and giving effect to the capital cost of our 8 newbuilding containerships ordered since that date (assuming three of the five recent 10000 TEU orders are allocated to us pursuant to our right of first refusal with GCI), we had total remaining capital expenditures of approximately $1.5 billion relating to 16 newbuilding containerships. We expect to fund our remaining capital expenditures for these newbuilding vessels with our cash, approximately $450 million of availability under credit facilities associated with the newbuilding vessels as at September 15, 2013, and approximately $750 million of new debt financing that we expect to arrange in advance of vessel deliveries. We intend to continue to access existing capital, and to seek new sources of capital, to cost-effectively maintain and grow our fleet over the long term.

•

Significant Delivered Fleet Growth.    We have significantly grown our fleet since our IPO in August 2005. At that time, we had an operating fleet of 10 vessels with another 13 vessels on order, aggregating 116,950 TEU. We now have 71 vessels in operation and 16 newbuilding containerships on order, aggregating 606,300 TEU, an increase since our IPO of 418% in TEU capacity. The aggregate capacity of these 16 newbuilding vessels that we have contracted to purchase, with scheduled delivery dates through May 2016, represents approximately 46% of the aggregate capacity of our vessels currently in operation. We believe that our longstanding relationships with key constituents in the containership industry, including container liner companies, shipbuilders and shipping banks, as well as our investment in GCI, will enable us to continue sourcing newbuilding and secondhand vessel acquisition opportunities at terms attractive to us.

•

Experienced Management.    Our chief executive officer, chief operating officer and chief financial officer have over 60 years of combined professional experience in the shipping industry, and they have experience managing shipping companies through several economic cycles. The members of our management team have prior experience with many companies in the international ship management industry, such as China Merchants Group, Neptune Orient Lines, APL Limited, Safmarine Container Lines and Columbia Ship Management, and provide expertise across commercial, technical, financial and other functional management areas of our business. The acquisition of our Manager in January 2012 provides us direct control over these functions.

Our Business Strategies

We seek to continue to expand our business and increase our cash flow by employing the following business strategies:

•

Pursuing Long-Term, Fixed-Rate Charters.    We intend to continue to primarily employ our vessels under long-term, fixed-rate charters, which contribute to the stability of our cash flows. In addition, container liner companies typically employ long-term charters for strategic expansion into major trade routes, while using spot charters for shorter term discretionary needs. To the extent container liner companies expand their services into major trade routes, we believe we are well positioned to participate in their growth.

•

Expanding and Diversifying Our Customer Relationships.    Since our IPO, we have increased our customer base from two to 11 customers and have expanded our revenue from existing customers. We intend to continue to expand our existing customer relationships and to add new customers to the extent container liner companies increase their use of chartered-in vessels to add capacity in their existing trade routes and establish new trade routes. We believe that we will benefit from the expected growth of worldwide container shipping demand, especially in certain markets that we believe have high growth potential, such as Asia, where we have strong customer relationships. We also believe that our experience in working with container liners to provide ship design, construction supervision and chartering services will improve our ability to secure new customers.

•

Actively Acquiring Newbuilding and Secondhand Vessels.    We have increased, and intend to further increase, the size of our fleet through selective acquisitions of new and secondhand containerships that we believe will be accretive to our cash flow. We believe that entering into newbuilding contracts will continue our long-term fleet growth and provide modern vessels to our customers. In addition, we intend to continue to selectively consider any nearer-term growth opportunities to acquire high-quality secondhand vessels, primarily either with existing long-term charters or where we can enter into long-term charters concurrently with the acquisitions. We also intend to consider appropriate (a) partnering opportunities that would allow us to seek to capitalize on opportunities in the newbuilding and secondhand markets with more modest investments, and (b) business acquisitions, as well as the potential sale of any older vessels in our fleet as part of fleet renewal.

•

Maintaining Efficient Capital Structure.    We intend to pursue a financial strategy that aims to preserve our financial flexibility and achieve a low cost of capital so that we may take advantage of acquisition and expansion opportunities in the future while also meeting our existing obligations.

Carlyle Shipping-Focused Investment Vehicle

In March 2011, we invested in GCI, an investment vehicle established by an affiliate of global alternative asset manager The Carlyle Group, or Carlyle. GCI intends to invest up to $900 million equity capital in containership assets, primarily newbuilding vessels strategic to the People’s Republic of China, Taiwan, Hong Kong and Macau, or Greater China. We believe that the combination of our expertise and relationships in the containership market and Carlyle’s financial resources, global business network and access to capital enhance our ability to take advantage of growth opportunities in the containership market.

We believe there exists significant excess capacity in Asian shipyards, and that, as a result of this excess capacity, in the near term shipyards are willing to provide pricing and design concessions for large newbuilding construction orders, although recently pricing has been increasing. The size of these orders likely exceeds the size of orders we would be able or willing to make on our own. As a result, we view our participation in GCI as a means of selectively and cost-effectively expanding our fleet. We believe that the combined scale of our business with GCI allows us to realize volume discounts for newbuilding orders, negotiate design improvements from shipyards and obtain more attractive vessel financing than we would otherwise be able to achieve on our own, thereby creating a competitive advantage for us. In addition, we believe we will benefit from additional operational economies of scale as we manage GCI’s existing and, once delivered, newbuilding vessels.

We have a right of first refusal relating to GCI’s containership investment opportunities. We believe that all such opportunities identified by Gerry Wang, our chief executive officer and the chairman of the board of managers of GCI, will run through the right of first refusal. We may exercise this right until March 31, 2015, unless it is terminated earlier as the result of certain triggering events, including if we exercise this right for more than 50% of the aggregate vessels subject to the right prior to specified dates. In addition, we have rights of first offer relating to certain containerships that GCI may propose to sell or dispose of.

GCI will invest up to $900 million equity capital in containership assets, of which we committed up to $100 million. We currently have an ownership interest in GCI of approximately 10% and, as of June 30, 2013, our investment in GCI totaled approximately $1.6 million. Since GCI’s formation, we have ordered 31 newbuilding vessels and four existing vessels, of which 15 have been allocated to us and 15 to GCI and the five September 2013 ROFR Vessels remain subject to allocation in relation to the right of first refusal agreement with GCI. For additional information about GCI and the right of first refusal, please read “Certain Relationships and Related Party Transactions—Our Investment in Carlyle Containership-Focused Investment Vehicle.”

Charters

General

We charter our vessels primarily under long-term, fixed-rate time charters. We charter four of our vessels under bareboat charters. The following table presents the number of vessels chartered by each of our customers as of September 30, 2013.

CUSTOMER	NUMBER OF VESSELS IN OUR CURRENT OPERATING FLEET	NUMBER OF VESSELS SCHEDULED TO BE DELIVERED	TOTAL VESSELS UPON ALL DELIVERIES
Time charters
CSCL Asia	18	—	18
HL USA	9	—	9
COSCON	18	—	18
CSAV	4	—	4
Hapag Lloyd	3	—	3
MOL	6	2	8
K-Line	7	—	7
Yang Ming	2	—	2
Hanjin	—	3	3
Yang Ming Marine	—	8	8

Total time charters	67	13	80
MSC (bareboat charters)	4	—	4
September 2013 ROFR Vessels (no charters)	—	3	3

Total fleet	71	16	87

Time Charters and Bareboat Charters

A time charter is a contract for the use of a vessel for a fixed period of time at a specified daily rate. Under a time charter, the vessel owner provides crewing and other services related to the vessel’s operation, the cost of which is included in the daily rate; the charterer is responsible for substantially all of the vessel voyage expenses, such as fuel (bunkers) cost, port expenses, agents’ fees, canal dues, extra war risk insurance and commissions.

Our four 4800 TEU vessels are chartered by MSC under bareboat charters. A bareboat charter is a contract for the use of a vessel for a fixed period of time at a specified amount. Under a bareboat charter, the charterer is responsible for providing crewing and other services related to the vessel’s operation, as well as vessel voyage expenses.

The initial term for a time or bareboat charter commences on the vessel’s delivery to the charterer. Under all of our time charters, the charterer may also extend the term for periods in which the vessel is off-hire. The current charter periods and any applicable extension options are included above under “—Our Fleet.” Under our bareboat charters with MSC, MSC has agreed to purchase each vessel for $5.0 million at the end of the five-year bareboat charter terms.

With respect to the vessels on charter to HL USA, CP Ships Limited has provided a guarantee of the obligations and liabilities of HL USA under each time charter and Hapag-Lloyd AG has provided a guarantee of the obligations and liabilities of CP Ships Limited under the original guarantee. For the vessels on charter to CSCL Asia, CSCL Hong Kong and CSCL have each provided a guarantee of the obligations and liabilities of CSCL Asia under each time charter.

Hire Rate

“Hire rate” refers to the basic payment from the charterer for the use of the vessel. Under all of our time charters, hire rate is payable, in advance, in U.S. dollars, as specified in the charter. The hire rate is a fixed daily amount that may increase, or decrease, in some cases, at varying intervals during the term of the charter and any extension to the term. Payments generally are made in advance on a monthly or semi-monthly basis. The charter hire rate may be reduced in certain instances as a result of added cost to the charterer due to vessel performance deficiencies in speed or fuel consumption. We have had no instances of such hire rate reductions.

Operations and Expenses

Our Manager, which we acquired in January 2012, operates our vessels and is responsible for vessel operating expenses, which include technical management, crewing, repairs and maintenance, insurance, stores, lube oils, communication expenses and capital expenses, including normally scheduled dry-docking of the vessels. The charterer generally pays the voyage expenses, which include all expenses relating to particular voyages, such as fuel (bunkers) cost, port expenses, agents’ fees, canal dues, extra war risk insurance and commissions.

Off-Hire

When a vessel is “off-hire,” or not available for service, the charterer generally is not required to pay the hire rate, and we are responsible for all costs, including the cost of fuel bunkers, unless the charterer is responsible for the circumstances giving rise to the vessel’s lack of availability. A vessel generally will be deemed to be off-hire when there is an event preventing the full working of the vessel due to, among other things:

•	operational deficiencies not due to actions of the charterers or their agents;

•	dry-docking for repairs, maintenance or inspection;

•	equipment or machinery breakdowns, abnormal speed and construction conditions;

•	delays due to accidents for which the vessel owner, operator or manager is responsible, and related repairs;

•	crewing strikes, labor boycotts caused by the vessel owner, operator or manager, certain vessel detentions or similar problems; or

•	a failure to maintain the vessel in compliance with its specifications and contractual standards or to provide the required crew.

Under most of our time charters, if a vessel is off-hire for a specified number of consecutive days or for a specified aggregate number of days during a 12-month period, the charterer has the right to cancel the time charter with respect to that vessel. Under some charters, if a vessel is off-hire for specified reasons for a prolonged period, we are obligated to charter a substitute vessel and to pay any difference in hire cost of the charter for the duration of the substitution. The periods of off-hire that trigger such termination rights exclude, in addition to any other specific exclusions in the charter, off-hire for routine dry-dockings or non-compliance with regulatory obligations. Our charter contracts generally provide for hire adjustments for vessel performance deficiencies such as those in speed or fuel consumption, with prolonged performance deficiencies giving the charterer a termination right under some charters.

Ship Management and Maintenance

Under each of our time charters, we are responsible for the operation and management of each vessel, including maintaining the vessel, periodic dry-docking, cleaning and painting and performing work required by regulations. We also provide limited ship management services to Dennis R. Washington’s personal vessel owning companies and have agreed to provide ship management and construction supervision services to GCI.

We focus on risk reduction, operational reliability and safety. We believe we achieve high standards of technical ship management by, among other methods:

•	developing a minimum competency standard for seagoing staff;

•	standardizing equipment used throughout the fleet, thus promoting efficiency and economies of scale;

•

implementing a voluntary vessel condition and maintenance monitoring program (our Manager was the first in the world to achieve accreditation by vessel classification society Det Norske Veritas on its hull planned maintenance system);

•	recruiting officers and ratings through an affiliate based in India that has a record of employee loyalty and high retention rates among its employees;

•	implementing an incentive system to reward staff for the safe operation of vessels; and

•	initiating and developing a cadet training program.

Our staff has skills in all aspects of ship management and experience in overseeing new vessel construction, vessel conversions and general marine engineering, and previously worked in various companies in the international ship management industry, including China Merchants Group, Neptune Orient Lines, Teekay Corporation, Safmarine Container Lines and Columbia Ship Management. A number of senior officers also have sea-going experience, having served aboard vessels at a senior rank. In all training programs, we place an emphasis on safety and regularly train our crew members and other employees to meet our high standards. Shore-based personnel and crew members are trained to be prepared to respond to emergencies related to life, property or the environment.

Termination; Change of Control

We are generally entitled to withdraw a vessel from service to a charterer if the charterer defaults in its payment obligations, without prejudice to other claims for hire against the charterers. Some of our charterers also have the right to terminate the time charters in circumstances other than extended periods of off-hire as noted above. Under some of our time charters, the customer has the right to prior notice of or consent to any material change in our ownership or voting control.

Sale and Purchase of Vessels

Under some of our time charters, the customer has the right to prior notice of or consent to any proposed sale of the applicable vessel, which consent cannot be unreasonably withheld. A limited number of charters provide the charterer with a right of first refusal for the proposed vessel sale, which would require us to offer the vessel to the charterer prior to selling it to another entity. Sub-charters do not affect our ability to sell our time-chartered vessels. Our commercial arrangements allow Yang Ming Marine to reduce the number of newbuilding containerships to be delivered to us and chartered to Yang Ming Marine by up to three vessels. These commercial arrangements expire in August 2014. If Yang Ming Marine were to exercise all of these rights, we would not receive delivery of the three vessels. Yang Ming Marine also has the right to purchase these vessels from us upon expiration of the time charters, at a price that provides an agreed upon minimum rate of return to us.

Hull and Machinery, Loss of Hire and War Risks Insurance

We maintain marine hull and machinery and war risks insurance, which covers the risk of actual or constructive total loss and partial loss, for all of our vessels. Each of our vessels is covered up to at least fair market value with certain deductibles applied per vessel per claim. We achieve this overall loss coverage by maintaining nominal increased value coverage for each of our vessels, under which coverage, in the event of total loss of a vessel, we will be entitled to recover amounts not recoverable under the hull and machinery policy due to under-insurance. We have not obtained, and do not intend to obtain, loss-of-hire insurance covering the loss of revenue during extended off-hire periods. We believe that this type of coverage is not economical and is of limited value to us. However, we evaluate the need for such coverage on an ongoing basis, taking into account insurance market conditions and the employment of our vessels. The charterer generally pays extra war risk insurance and commissions when the vessel is ordered by the charterer to enter a notified war exclusion trading area.

Protection and Indemnity Insurance

Protection and indemnity insurance is provided by mutual protection and indemnity associations, or P&I associations, which insure our third-party and crew liabilities in connection with our shipping activities. Coverage includes third-party liability, crew liability and other related expenses resulting from the abandonment, injury or death of crew, passengers and other third parties, the loss or damage to cargo, claims arising from collisions with other vessels, damage to other third-party property, pollution arising from oil or other substances and salvage, towing and other related costs, including wreck removal. Protection and indemnity insurance is a form of mutual indemnity insurance, extended by P&I associations. Subject to the limit for pollution discussed below, our coverage is nearly unlimited, but subject to the rules of the particular protection and indemnity insurer.

Our protection and indemnity insurance coverage for pollution is up to $1.0 billion per vessel per incident. The 13 P&I associations that comprise the International Group insure approximately 90% of the world’s commercial blue-water tonnage and have entered into a pooling agreement to reinsure each association’s liabilities. As a member of a mutual P&I association, which is a member or affiliate of the International Group, we are subject to calls payable to the associations based on the International Group’s claim records as well as the claim records of all other members of the individual associations.

Competition

We operate in markets that are highly competitive and based primarily on supply and demand. We compete for charters based upon price, customer relationships, operating and technical expertise, professional reputation and size, age and condition of the vessel.

Competition for providing new containerships for chartering purposes comes from a number of experienced shipping companies, including direct competition from other independent charter owners and indirect competition from state-sponsored and other major entities with their own fleets. Some of our competitors have significantly greater financial resources than we do and can operate larger fleets and may be able to offer better charter rates. An increasing number of marine transportation companies have entered the containership sector, including many with strong reputations and extensive resources and experience. This increased competition may cause greater price competition for time charters.

Seasonality

Our vessels primarily operate under long-term charters and are generally not subject to the effect of seasonal variations in demand, except where such charters have expired and we are seeking to re-charter a vessel on a short-term basis.

Inspection by Classification Societies

Every seagoing vessel must be “classed” by a classification society. The classification society certifies that the vessel is “in class,” signifying that the vessel has been built and maintained in accordance with the rules of the classification society and complies with applicable rules and regulations of the vessel’s country of registry and the international conventions of which that country is a member. In addition, where surveys are required by international conventions and corresponding laws and ordinances of a flag state, the classification society will undertake the surveys on application or by official order, acting on behalf of the authorities concerned.

Each vessel is inspected by a surveyor of the classification society in three surveys of varying frequency and thoroughness: every year for annual surveys, every two to three years for intermediate surveys, and every five years for special surveys. If any defects are found, the classification surveyor will issue a “condition of class” or a “requirement” for appropriate repairs that have to be made by the shipowner within the time limit prescribed. Vessels may be required, as part of the annual and intermediate survey process, to be dry-docked for inspection of the underwater portions of the vessel and for necessary repair stemming from the inspection. Special surveys always require dry-docking. The classification society also undertakes on request other surveys and inspections that are required by regulations and requirements of the flag state. These surveys are subject to agreements made in each individual case or to the regulations of the country concerned.

Environmental and Other Regulations

Government regulation significantly affects our business and the operation of our vessels. We are subject to international conventions and codes, and national, state, provincial and local laws and regulations in the jurisdictions in which our vessels operate or are registered, including, among others, those governing the generation, management and disposal of hazardous substances and wastes, the cleanup of oil spills and other contamination, air emissions and water discharges.

A variety of government, quasi-government and private entities require us to obtain permits, licenses or certificates for the operation of our vessels. Failure to maintain necessary permits or approvals could require us to incur substantial costs or temporarily suspend the operation of one or more of our vessels in one or more ports.

Increasing environmental concerns have created a demand for vessels that conform to the strictest environmental standards. We are required to maintain operating standards for all of our vessels that emphasize operational safety, quality maintenance, continuous training of our officers and crews and compliance with United States, Canadian and international regulations and with flag state administrations.

The following is an overview of certain material governmental regulations that affect our business and the operation of our vessels. It is not a comprehensive summary of all government regulations to which we are subject.

International Maritime Organization (or IMO)

The IMO is the United Nations’ agency for maritime safety. The IMO has negotiated international conventions that impose liability for pollution in international waters and a signatory’s territorial waters. For example, the IMO’s International Convention for the Prevention of Pollution from Ships, or MARPOL, imposes environmental standards on the shipping industry relating to, among other things, pollution prevention and procedures, technical standards, oil spills management, transportation of marine pollutants and air emissions. Annex VI of MARPOL, which regulates air pollution from vessels, sets limits on sulfur oxide, nitrogen oxide and particulate matter emissions from vessel exhausts and prohibits deliberate emissions of ozone depleting substances, such as chlorofluorocarbons. We believe all of our vessels currently are Annex VI compliant. Annex VI also includes a global cap on the sulfur content of fuel oil with a lower cap on the sulfur content applicable inside Emission Control Areas, or ECAs. Already established ECAs include the Baltic Sea, the North Sea, including the English Channel, the North American area and the U.S. Caribbean Sea area (the latter to enter into effect on January 1, 2014). Additional geographical areas may be designated as ECAs in the future. Annex VI calls for incremental reductions in sulfur in fuel between 2012 and 2020 (or 2015 in the case of ECAs), and the use of advanced technology engines designed to reduce emissions of nitrogen oxide, with a “Tier II” emission limit for engines installed on or after January 1, 2011 and a more stringent “Tier III” emission limit for engines installed on or after 2016 operating in nitrogen oxide ECAs. The “Tier III” emission limit may be delayed until 2021, and a decision is expected to be made by the IMO in the spring of 2014. These amendments or other changes could require modifications to our vessels to achieve compliance, and the cost of compliance may be significant to our operations. With regard to greenhouse gas emissions, there have been discussions in the IMO for the adoption of a market-based mechanism for the reduction of carbon emissions from vessels, such as an emissions trading system or an international greenhouse gas contribution fund, with contributions being based on bunker fuel purchases. The IMO adopted technical and operational measures for the reduction of greenhouse gas emissions that became effective on January 1, 2013. These include the “Energy Efficiency Design Index,” which is mandatory for newbuilding vessels, and the “Ship Energy Efficiency Management Plan,” which is mandatory for all vessels.

The IMO’s International Convention on Civil Liability for Bunker Oil Pollution Damage, or the Bunker Convention, imposes, subject to limited exceptions, strict liability on vessel owners for pollution damage in jurisdictional waters of ratifying states, which does not include the United States, caused by discharges of “bunker oil.” The Bunker Convention also requires owners of registered vessels over a certain size to maintain insurance for pollution damage in an amount generally equal to the limits of liability under the applicable national or international limitation regime. We believe our vessels comply with the Bunker Convention.

The IMO’s International Convention for the Control and Management of Ships’ Ballast Water and Sediments, or the BWM Convention, would require the installation of ballast water treatment systems on certain newbuilding vessels for which the keel is laid after January 1, 2012 and for existing vessels prior to their first renewal survey after January 1, 2016. The BWM Convention will become effective, on a retroactive basis, 12 months after it has been adopted by a specified threshold of member states. If the BWM Convention is adopted, we may be required to incur significant costs to install these ballast water treatment plants on all our vessels before the applicable due dates.

The IMO also regulates vessel safety. The International Safety Management Code, or the ISM Code, requires vessel owners and bareboat charterers to develop and maintain an extensive “Safety Management System” that includes the adoption of a safety and environmental protection policy setting forth instructions and procedures for safe operation and describing procedures for dealing with emergencies. A Safety Management Certificate is issued under the provisions of the International Convention for the Safety of Life at Sea, or SOLAS, to each vessel with a Safety Management System verified to be in compliance with the ISM Code. The failure of a vessel owner or bareboat charterer to comply with the ISM Code may subject such party to increased liability, may decrease available insurance coverage for the affected vessels and may result in a denial of access to, or detention in, certain ports. All of the vessels in our fleet are ISM Code-certified.

Increasingly, various regions are adopting additional, unilateral requirements on the operation of vessels in their territorial waters. These regulations, such as those described below, apply to our vessels when they operate in the relevant regions’ waters and can add to operational and maintenance costs, as well as increase the potential liability that applies to violations of the applicable requirements.

United States

The United States Oil Pollution Act of 1990 and CERCLA

The United States Oil Pollution Act of 1990, or OPA, establishes an extensive regulatory and liability regime for the protection and cleanup of the environment from oil spills. The Comprehensive Environmental Response, Compensation and Liability Act, or CERCLA, governs spills or releases of hazardous substances other than petroleum or petroleum products. Under OPA and CERCLA, vessel owners, operators and bareboat charterers are jointly and, subject to limited exceptions, strictly liable for all containment and clean-up costs and other damages arising from discharges or threatened discharges of oil or hazardous substances, as applicable, from their vessels. OPA and CERCLA define these damages broadly to include certain direct and indirect damages and losses, including but not limited to assessment of damages, remediation, damages to natural resources such as fish and wildlife habitat, and agency oversight costs.

Under OPA and CERCLA, the liability of responsible parties is limited to a specified amount, which is periodically updated. Under both OPA and CERCLA, liability is unlimited if the incident is caused by gross negligence, willful misconduct or a violation of certain regulations.

We maintain pollution liability coverage insurance in the amount of $1 billion per incident for each of our vessels. If the damages from a catastrophic spill were to exceed our insurance coverage it could harm our business, financial condition and results of operation. Vessel owners and operators must establish and maintain with the U.S. Coast Guard evidence of financial responsibility sufficient to meet their potential aggregate liabilities under OPA and CERCLA. Evidence of financial responsibility may be demonstrated by showing proof of insurance, surety bonds, self-insurance or guarantees. We have obtained the necessary U.S. Coast Guard regulation and financial assurance certificates for each of our vessels currently in service and trading to the United States. Owners or operators of certain vessels operating in U.S. waters also must prepare and submit to the U.S. Coast Guard a response plan for each vessel, which plan, among other things, must address a “worst case” scenario environmental discharge and describe crew training and drills to address any discharge. Each of our vessels has the necessary response plans in place.

OPA and CERCLA do not prohibit individual states from imposing their own liability regimes with regard to oil pollution or hazardous substance incidents occurring within their boundaries, and some states have enacted legislation providing for unlimited liability for spills. In some cases, states that have enacted such legislation have not yet issued implementing regulations defining vessel owners’ responsibilities under these laws. We intend to comply with all applicable state regulations in the ports where our vessels call.

Clean Water Act

The Clean Water Act, or CWA, establishes the basic structure for regulating discharges of pollutants into the waters of the United States and regulating quality standards for surface waters. Under the CWA, it is unlawful to discharge any pollutant from a point source into navigable waters without a permit. The U.S. Environmental Protection Agency, or the EPA, requires certain vessels to comply with a Vessel General Permit, or VGP, before the vessel can legally operate and discharge wastewaters, including ballast water, in U.S. waters. We have submitted appropriate filings to obtain coverage under the VGP.

The current VGP was issued in December 2008 and expires on December 19, 2013. A new VGP was issued in March 2013 and will become effective on December 19, 2013. In addition to the ballast water best management practices required under the 2008 VGP, the 2013 VGP contains numerical technology-based ballast water effluent limitations that will apply to certain commercial vessels with ballast water tanks. For certain existing vessels, EPA has adopted a staggered implementation schedule to require vessels to meet the ballast water effluent limitations by the first dry-docking after January 1, 2014 or January 1, 2016, depending on the vessel size. Vessels that are constructed after December 1, 2013 are subject to the ballast water numerical effluent limitations immediately upon the effective date of the 2013 VGP. The CWA authorizes civil and criminal penalties for discharging pollutants without a permit, failure to meet any requirement of a permit, and also allows for citizen suits against violators. The CWA does not prohibit individual states from imposing more stringent conditions, which many states have done.

In addition, the Act to Prevent Pollution from Ships, or APPS, implements various provisions of MARPOL and applies to larger foreign-flag ships when operating in U.S. waters. The regulatory mechanisms established in APPS to implement MARPOL are separate and distinct from the CWA and other federal environmental laws. Civil and criminal penalties may be assessed under APPS for non-compliance.

Additional Ballast Water Regulations

The United States National Invasive Species Act, or NISA, and the U.S. Coast Guard’s regulations enacted under NISA, impose mandatory ballast water management practices for all vessels equipped with ballast water tanks entering U.S. waters. In March 2012, the Coast Guard amended its ballast water management by establishing a standard for the allowable concentration of living organisms in ballast water discharged from ships in waters of the U.S. Newbuilding vessels constructed after December 1, 2013 are required to have a ballast water treatment system installed, and existing vessels are required to have a ballast water treatment system installed on the first scheduled dry-dock after January 1, 2016. The U.S. Coast Guard also amended its regulations for engineering equipment by establishing an approval process for ballast water management systems. These regulations require vessels to maintain a ballast water management plan that is specific for that vessel and assigns responsibility to the master or appropriate official to understand and execute the ballast water management strategy for that vessel. Individual U.S. states have also enacted laws to address invasive species through ballast water and hull cleaning management and permitting requirements. For example, California is in the process of setting increased limits on the number of living organisms allowed in ballast water discharge. California also requires larger ships to regularly remove hull fouling and submit appropriate reports annually. For the vessels that will be subject to the requirements, under CWA or otherwise, the estimated cost to fit a ballast water treatment system ranges from approximately $0.5 million to $0.7 million for a Panamax size vessel and below, and from approximately $0.7 million and $0.9 million for a post-Panamax size.

Clean Air Act

The Clean Air Act, or the CAA, and its implementing regulations subjects our vessels to vapor control and recovery requirements when cleaning fuel tanks and conducting other operations in regulated port areas and to air emissions standards for our engines while operating in U.S. waters. The EPA has adopted standards that apply to certain engines installed on U.S. vessels and to marine diesel fuels produced and distributed in the United States. These standards, which are being implemented between 2011 and 2016, are consistent with Annex VI of MARPOL and establish significant reductions for vessel emissions of particulate matter, sulfur oxides and nitrogen oxides.

The CAA also requires states to draft State Implementation Plans, or SIPs, designed to attain national health-based air quality standards in primarily major metropolitan and industrial areas. Several SIPs regulate emissions from degassing operations by requiring the installation of vapor control equipment on vessels. California has enacted regulations which apply to ocean-going vessels’ engines when operating within 24 miles of the California coast and require operators to use low sulfur fuels. California also approved regulations to reduce emissions from diesel auxiliary engines on certain ocean-going vessels while in California ports, including container ship fleets that make 25 or more annual visits to California ports. These federal and state requirements may increase our capital expenditures and operating costs while in applicable ports. As with other U.S. environmental laws, failure to comply with the Clean Air Act may subject us to enforcement action, including payment of civil or criminal penalties and citizen suits.

Canada

Canada has established a complex regulatory enforcement system under the jurisdiction of various ministries and departments for preventing and responding to a marine pollution incident. The principal statutes of this system prescribe measures to prevent pollution, mandate remediation of marine pollution, and create civil, administrative and quasi-criminal liabilities for those responsible for a marine pollution incident.

Canada Shipping Act, 2001

The Canada Shipping Act, 2001, or CSA 2001, is Canada’s primary legislation governing marine transport, pollution and safety. CSA 2001 applies to all vessels operating in Canadian waters and in the Exclusive Economic Zone of Canada. CSA 2001 requires ship-owners to have in place an arrangement with an approved pollution response organization. Vessels must carry a declaration, which identifies the vessel’s insurer and confirms that an arrangement with a response organization is in place. CSA 2001 also makes it a strict liability offense to discharge from a vessel a pollutant, including, among other things, oil. Vessels must have a shipboard oil pollution plan and implement the same in respect of an oil pollution incident. CSA 2001 provides the authorities with broad discretionary powers to enforce its requirements, and violations of CSA 2001 requirements can result in significant administrative and quasi-criminal penalties. CSA 2001 authorizes the detention of a vessel where there are reasonable grounds for believing that the vessel caused marine pollution or that an offense has been committed. Canada’s Department of Transport has also enacted regulations on ballast water management under CSA 2001. These regulations require the use of management practices, including mid-ocean ballast water exchange. Each of our vessels is currently CSA 2001 compliant.

Canadian Environmental Protection Act, 1999

The Canadian Environmental Protection Act, or CEPA, regulates water pollution, including disposal at sea and the management of hazardous waste. CEPA prohibits the disposal or incineration of substances at sea except with a permit issued under CEPA, the importation or exportation of a substance for disposal at sea without a permit, and the loading on a ship of a substance for disposal at sea without a permit. Contravention of CEPA can result in administrative and quasi-criminal penalties, which may be increased if damage to the environment results and the person acted intentionally or recklessly. A vessel also may be seized or detained for contravention of CEPA’s prohibitions. Costs and expenses of measures taken to remedy a condition or mitigate damage resulting from an offense are also recoverable. CEPA establishes liability to the Canadian government authorities that incur costs related to restoration of the environment, or to the prevention or remedying of environmental damage, or an environmental emergency. Limited defenses are provided but generally do not cover violations arising from ordinary vessel operations.

Marine Liability Act

The Marine Liability Act, or MLA, is the principal legislation dealing with liability of ship-owners and operators in relation to passengers, cargo, pollution and property damage. The MLA implements various international maritime conventions and creates strict liability for a vessel owner for damages from oil pollution from a ship, as well as for the costs and expenses incurred for clean-up and preventive measures. Both governments and private parties can pursue vessel owners for damages sustained or incurred as a result of such an incident. Although the act does provide some limited defenses, they are generally not available for spills or pollution incidents arising out of the routine operation of a vessel. The act limits the overall liability of a vessel owner to amounts that are determined by the tonnage of the containership. The MLA also provides for the creation of a maritime lien over foreign vessels for unpaid invoices to ship suppliers operating in Canada.

Wildlife Protection

The Migratory Birds Convention Act, or MBCA, implements Canada’s obligations under a bilateral treaty between the United States and Great Britain (on behalf of Canada) designed to protect migrating birds that cross North American land and water areas. The MBCA prohibits the deposit of any substance that is harmful to migratory birds in any waters or area frequented by migratory birds. A foreign vessel involved in a violation may be detained within Canada’s Exclusive Economic Zone with the consent of the attorney general. The Fisheries Act prohibits the destruction of fish habitat or the deposit of a deleterious substance in waters frequented by fish. The owner of a deleterious substance, the person having control of the substance and the person causing the spill must report the spill and must take all reasonable measures to prevent or remedy adverse effects resulting from a spill. The Species at Risk Act protects endangered aquatic species and migratory birds and their designated critical habitat. Violations of these Acts can be committed by a person or a vessel and may result in significant administrative and quasi-criminal penalties.

British Columbia’s Environmental Management Act

British Columbia’s Environmental Management Act, or EMA, governs spills or releases of waste into the environment within the province in a manner or quantity that causes pollution. EMA imposes absolute, retroactive, joint and separate liability for remediation of a contaminated site. Provincial government authorities have powers to order remediation of contamination and any person, including, among others, the government, who incurs costs remediating contamination caused by others has a civil cause of action for cost recovery against the polluters. Significant administrative and quasi-criminal penalties can also be imposed under EMA if a person causes damage to the aquatic, ambient or terrestrial environment.

China

Pursuant to new regulations that became effective January 1, 2012, prior to our vessels entering any ports in the People’s Republic of China, or the PRC, we are required to enter into pollution clean-up agreements with pollution response companies approved by the PRC. Through a local agency arrangement, we have contracted with approved companies. These pollution clean-up agreements are not required if the vessel is only passing through PRC waters.

European Union Requirements

In waters of the European Union, or the EU, our vessels are subject to regulation EU-level directives implemented by the various nations through laws and regulations of these requirements. These laws and regulations prescribe measures, among others, to prevent pollution, protect the environment and support maritime safety. For instance, the EU has adopted directives that require member states to refuse access to their ports to certain sub-standard vessels, according to various factors, such as the vessel’s condition, flag, and number of previous detentions. Member states must, among other things, inspect minimum percentages of vessels using their ports annually (based on an inspection “share” of the relevant member state of the total number of inspections to be carried out within the EU and the Paris Memorandum of Understanding on Port State Control region), inspect all vessels which are due for a mandatory inspection (based, among other things, on their type, age, risk profile and the time of their last inspection) and carry out more frequent inspections of vessels with a high risk profile. If deficiencies are found that are clearly hazardous to safety, health or the environment, the state is required to detain the vessel or stop loading or unloading until the deficiencies are addressed. Member states are also required to implement their own separate systems of proportionate penalties for breaches of these standards.

Our vessels are also subject to inspection by appropriate classification societies. Classification societies typically establish and maintain standards for the construction and classification of vessels, supervise that construction is according to these standards, and carry out regular surveys of ships in service to ensure compliance with the standards. The EU has adopted directives that provide member states with greater authority and control over classification societies, including the ability to seek to suspend or revoke the authority of classification societies that are negligent in their duties. The EU requires member states to monitor these organizations’ compliance with EU inspection requirements and to suspend any organization whose safety and pollution prevention performance becomes unsatisfactory.

The EU’s directive on the sulfur content of fuels restricts the maximum sulfur content of marine fuels used in vessels operating in EU member states’ territorial seas, exclusive economic zones and pollution control zones. The directive provides for more stringent rules on maximum sulfur content of marine fuels applicable in specific Sulfur Emission Control Areas, or SECAs, such as the Baltic Sea and the North Sea, including the English Channel. Further sea areas may be designated as SECAs in the future by the IMO in accordance with Annex VI of MARPOL. Under this directive, we may be required to make expenditures to comply with the sulfur fuel content limits in the marine fuel our vessels use in order to avoid delays or other obstructions to their operations, as well as any enforcement measures which may be imposed by the relevant member states for non-compliance with the provisions of the directive. We also may need to make other expenditures (such as expenditures related to washing or filtering exhaust gases) to comply with relevant sulfur oxide emissions levels. Recently, a new directive of the European Parliament and the European Council entered into force, which amends the existing one to bring the above requirements in line with Annex VI of MARPOL. It also makes certain of these requirements more stringent. These and other related requirements may require additional capital expenditures and increase our operating costs.

Another EU directive requires member states to cooperate to detect pollution discharges and impose criminal sanctions for certain pollution discharges committed intentionally, recklessly or by serious negligence and to initiate proceedings against ships at their next port of call following the discharge. Penalties may include fines and civil and criminal penalties.

The EU also authorizes member states to adopt the IMO’s Bunker Convention, discussed above, that imposes strict liability on shipowners for pollution damage caused by spills of oil carried as fuel in vessels’ bunkers and requires vessels of a certain size to maintain financial security to cover any liability for such damage. Most EU member states have ratified the Bunker Convention.

The EU is currently considering other proposals to further regulate vessel operations. The EU has adopted an Integrated Maritime Policy for the purposes of achieving a more coherent approach to maritime issues. The EU Commission’s proposals included, in part, the development of environmentally sound end-of-life ship dismantling requirements, promotion of the use of shore-side electricity by ships at berth in EU ports to reduce air emissions, and consideration of options for EU legislation to reduce greenhouse gas emissions from maritime transport. The EU, any individual country or other authority may adopt additional legislation or regulations applicable to us and our operations.

Other Greenhouse Gas Legislation

In February 2005, the Kyoto Protocol to the United Nations Framework Convention on Climate Change, or the Kyoto Protocol, became effective. Pursuant to the Kyoto Protocol, adopting countries are required to implement national programs to reduce emissions of greenhouse gases. More than 27 nations, including the United States, have entered into the Copenhagen Accord, which is non-binding but is intended to pave the way for a comprehensive, international treaty on climate change. The IMO, EU, Canada, the United States and other individual countries, states and provinces are evaluating various measures to reduce greenhouse gas emissions from international shipping, which may include some combination of market-based instruments, a carbon tax or other mandatory reduction measures. The EU has recently published a proposed regulation establishing a system of monitoring, reporting and verification of carbon dioxide emissions from maritime transport. The proposed regulation would apply to all vessels over 5000 gross tonnage (with limited exceptions for warships and fishing vessels, among others), irrespective of flag state, in respect of emissions released while within EU ports or at berth, during intra-EU voyages and during voyages to and from the EU. If adopted, the proposed regulation will enter into force on July 1, 2015, with the first reporting period starting on January 1, 2018. Any passage of climate control legislation or other regulatory initiatives by the IMO, EU, Canada, the United States or other individual jurisdictions where we operate, that restrict emissions of greenhouse gases from vessels, could require us to make significant capital expenditures and may materially increase our operating costs.

Other Regions

We may be subject to environmental and other regulations that have been or may become adopted in other regions of the world that may impose obligations on our vessels and may increase our costs to own and operate them. Compliance with these requirements may require significant expenditures on our part and may materially increase our operating costs.

Vessel Security Regulations

Since the terrorist attacks of September 11, 2001, there have been a variety of initiatives intended to enhance vessel security. In November 2002, the Maritime Transportation Security

Act of 2002, or the MTSA, came into effect. To implement certain portions of the MTSA, the United States Coast Guard has issued regulations requiring the implementation of certain security requirements aboard vessels operating in U.S. waters. Similarly, amendments to SOLAS created a new chapter of the convention dealing specifically with maritime security, which came into effect in July 2004. The new chapter imposes various detailed security obligations on vessels and port authorities, most of which are contained in the International Ship and Port Facilities Security Code, or ISPS Code. Among the various requirements are:

•	on-board installation of automatic information systems, or AIS, to enhance vessel-to-vessel and vessel-to-shore communications;

•	on-board installation of ship security alert systems;

•	the development of vessel security plans; and

•	compliance with flag state security certification requirements.

The United States Coast Guard regulations, intended to align with international maritime security standards, exempt non-U.S. vessels from MTSA vessel security measures if such vessels have on board a valid International Ship Security Certificate, or ISSC, that attests to the vessel’s compliance with SOLAS security requirements and the ISPS Code. Our existing vessels have implemented the various security measures addressed by the MTSA, SOLAS and the ISPS Code.

Taxation of the Company

United States Taxation

The following is a discussion of the expected material U.S. federal income tax considerations applicable to us. This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

The following discussion is for general information purposes only and does not purport to be a comprehensive description of all of the U.S. federal income tax considerations applicable to us. No ruling has been requested from the Internal Revenue Service, or IRS, regarding any matter affecting us. The statements made herein may not be sustained by a court if contested by the IRS.

Taxation of Operating Income

We expect that substantially all of our gross income will be attributable to the transportation of cargo. For this purpose, gross income attributable to transportation, or Transportation Income, includes income from the use (or hiring or leasing for use) of a vessel to transport cargo and the performance of services directly related to the use of any vessel to transport cargo and, thus, includes time charter and bareboat charter income.

Fifty percent (50%) of Transportation Income attributable to transportation that either begins or ends, but that does not both begin and end, in the United States, or U.S. Source International Transportation Income, is considered to be derived from sources within the United States. Transportation Income attributable to transportation that both begins and ends in the United States, or U.S. Source Domestic Transportation Income, is considered to be 100%

derived from sources within the United States. Transportation Income attributable to transportation exclusively between non-U.S. destinations is considered to be 100% derived from sources outside the United States. Transportation Income derived from sources outside the United States generally is not subject to U.S. federal income tax.

We believe that we have not earned any U.S. Source Domestic Transportation Income, and we expect that we will not earn any such income in future years. However, certain of our activities give rise to U.S. Source International Transportation Income, and future expansion of our operations could result in an increase in the amount of our U.S. Source International Transportation Income. Unless the exemption from tax under Section 883 of the Code, or the Section 883 Exemption, applies, our U.S. Source International Transportation Income generally will be subject to U.S. federal income taxation under either the net basis tax and the branch profits tax or the 4% gross basis tax, all of which are discussed below.

The Section 883 Exemption

In general, the Section 883 Exemption provides that if a non-U.S. corporation satisfies the requirements of Section 883 of the Code and the Treasury Regulations thereunder, or the Section 883 Regulations, it will not be subject to the net basis and branch profits taxes or the 4% gross basis tax described below on its U.S. Source International Transportation Income. The Section 883 Exemption does not apply to U.S. Source Domestic Transportation Income.

A non-U.S. corporation will qualify for the Section 883 Exemption if, among other things, it (i) is organized in a jurisdiction outside the United States that grants an exemption from tax to U.S. corporations on international Transportation Income, or an Equivalent Exemption, (ii) satisfies one of three ownership tests, or Ownership Test, described in the Section 883 Regulations and (iii) meets certain substantiation, reporting and other requirements.

We are organized under the laws of the Republic of the Marshall Islands. The U.S. Treasury Department has recognized the Republic of the Marshall Islands as a jurisdiction that grants an Equivalent Exemption. We also believe that we will be able to satisfy all substantiation, reporting and other requirements necessary to qualify for the Section 883 Exemption. Consequently, our U.S. Source International Transportation Income will be exempt from U.S. federal income taxation provided we satisfy the Ownership Test and provided we file a U.S. federal income tax return to claim the Section 883 Exemption. We believe that we currently should satisfy the Ownership Test because our Class A common shares, our Series C preferred shares and our Series D preferred shares are primarily and regularly traded on an established securities market in the United States (and are not treated as closely held) within the meaning of the Section 883 Regulations. We can give no assurance, however, that changes affecting the trading, ownership or value of our Class A common shares, our Series C preferred shares or our Series D preferred shares subsequent to the date of this offering will permit us to continue to qualify for the Section 883 Exemption.

The Net Basis Tax and Branch Profits Tax

If the Section 883 Exemption does not apply, our U.S. Source International Transportation Income may be treated as effectively connected with the conduct of a trade or business in the United States, or Effectively Connected Income, if we have a fixed place of business in the United States and substantially all of our U.S. Source International Transportation Income is attributable to regularly scheduled transportation or, in the case of bareboat charter income, is attributable to a fixed place of business in the United States.

We believe that we do not have a fixed place of business in the United States. As a result, we believe that none of our U.S. Source International Transportation Income would be treated as Effectively Connected Income. While we do not expect to acquire a fixed place of business in the United States, there is no assurance that we will not have, or will not be treated as having, a fixed place of business in the United States in the future, which may, depending on the nature of our future operations, result in our U.S. Source International Transportation Income being treated as Effectively Connected Income.

Any income we earn that is treated as Effectively Connected Income would be subject to U.S. federal corporate income tax (the highest statutory rate currently is 35%) and a 30% branch profits tax imposed under Section 884 of the Code. In addition, a 30% branch interest tax could be imposed on certain interest paid, or deemed paid, by us.

If we were to sell a vessel that has produced Effectively Connected Income, we generally would be subject to the net basis and branch profits taxes with respect to the gain recognized up to the amount of certain prior deductions for depreciation that reduced Effectively Connected Income. Otherwise, we would not be subject to U.S. federal income tax with respect to gain realized on the sale of a vessel, provided the sale is not considered to occur in the United States under U.S. federal income tax principles.

The 4% Gross Basis Tax

If the Section 883 Exemption does not apply and we are not subject to the net basis and branch profits taxes described above, we generally will be subject to a 4% U.S. federal income tax on our U.S. Source International Transportation Income without the benefit of deductions.

Canadian Taxation

Under the Income Tax Act (Canada), or the Canada Tax Act, a corporation that is resident in Canada is subject to tax in Canada on its worldwide income.

Our place of residence, under Canadian law, would generally be determined on the basis of where our central management and control are, in fact, exercised. It is not our current intention that our central management and control be exercised in Canada but, even if it were, there is a specific statutory exemption under the Canada Tax Act that provides that a corporation incorporated, or otherwise formed, under the laws of a country other than Canada will not be resident in Canada in a taxation year if its principal business is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of its gross revenue for the year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and it was not granted articles of continuance in Canada before the end of the year (the International Shipping Residence Exception).

Based on our operations, we do not believe that we are, nor do we expect to be, resident in Canada for purposes of the Canada Tax Act, and we intend that our affairs will be conducted and operated in a manner such that we do not become a resident of Canada under the Canada Tax Act. However, if we were or become resident in Canada, we would be or become subject under the Canada Tax Act to Canadian income tax on our worldwide income and our non-Canadian resident shareholders would be or become subject to Canadian withholding tax on dividends paid in respect of our shares.

Generally, a corporation that is not resident in Canada will be taxable in Canada on income it earns from carrying on a business in Canada and on gains from the disposition of property used in a business carried on in Canada. However, there are specific statutory exemptions under the Canada Tax Act that provide that income earned in Canada by a non-resident corporation from the operation of a ship in international traffic, and gains realized from the disposition of ships used principally in international traffic, are not included in a non-resident corporation’s income for Canadian tax purposes where the corporation’s country of residence grants substantially similar relief to a Canadian resident (the International Shipping Income Exclusion). A Canadian resident corporation that carries on an international shipping business, as described in the previous sentence, in the Republic of the Marshall Islands is exempt from income tax under the current laws of the Republic of the Marshall Islands.

We expect that we will qualify for these statutory exemptions under the Canada Tax Act. Based on our operations, we do not believe that we are, nor do we expect to be, carrying on a business in Canada for purposes of the Canada Tax Act other than a business that would provide us with these statutory exemptions from Canadian income tax. However, these statutory exemptions are contingent upon reciprocal treatment being provided under the laws of the Republic of the Marshall Islands. If in the future as a non-resident of Canada, we are carrying on a business in Canada that is not exempt from Canadian income tax, or these statutory exemptions are not accessible due to changes in the laws of the Republic of the Marshall Islands or otherwise, we would be subject to Canadian income tax on our non-exempt income earned in Canada which could reduce our earnings available for distribution to shareholders.

Draft legislation was introduced by the Canadian Minister of Finance on July 12, 2013 (the Draft Proposals) that would, if such Draft Proposals become law in the form currently proposed, amend the Canada Tax Act to, generally, (a) limit the foregoing International Shipping Residence Exception to corporations whose principle business is, and who generate substantially all of their gross revenue from, “international shipping,” (b) limit the foregoing International Shipping Income Exclusion to income earned from “international shipping” and (c) define “international shipping” as excluding leasing a ship by a lessor to a lessee that has complete possession, control and command of the ship, unless the lessor or a corporation, trust or partnership affiliated with the lessor has an eligible interest in the lessee. The Draft Proposals are proposed to apply to taxation years of corporations which begin after July 12, 2013.

Based on our operations, we do not believe that the Draft Proposals would, if enacted into law in the form currently proposed, result in us becoming resident in Canada for purposes of the Canada Tax Act, nor result in our business income becoming subject to Canadian income tax.

Certain subsidiaries are residents of Canada for purposes of the Canada Tax Act. These subsidiaries are subject to Canadian tax on their worldwide income, and we will be subject to Canadian withholding tax on dividends we will receive from those subsidiaries. Based on the nature and extent of the operations of these subsidiaries, we do not expect the amount of Canadian income and withholding tax to be significant in relation to our earnings.

MANAGEMENT

Directors and Officers

The following table provides information about our directors, executive officers and key employees.

NAME	AGE	POSITION
Kyle R. Washington	43	Co-Chairman of the board of directors and Co-Founder
Gerry Wang	51	Chief Executive Officer, Co-Chairman of the board of directors and Co-Founder
Peter Curtis	54	Chief Operating Officer
Sai W. Chu	47	Chief Financial Officer
Mark Chu	46	General Counsel and Director, Corporate Finance
Rob Grool	56	President, Fleet Management of Seaspan Ship Management Limited (SSML)
John C. Hsu	49	Director
George H. Juetten	66	Director
Harald H. Ludwig	58	Director
David Lyall	56	Director
Nicholas Pitts-Tucker	62	Director
Graham Porter	43	Director and Co-Founder
Peter S. Shaerf	59	Deputy Chair of the board of directors

Kyle R. Washington.    Kyle R. Washington was appointed as chairman of the board in May 2005 and in February 2011 became co-chairman with Gerry Wang. From 2005 to 2011 he served as chairman of our Manager and certain of our Manager’s operating subsidiaries. From 1998 to 2006, Mr. Washington was a director and executive chairman of the Seaspan ULC (formerly Washington Marine Group), a marine transportation company that is involved in shipdocking, barging and shipyard enterprises. From 2007 to 2010, Mr. Washington was a general partner in CopperLion Capital, a private equity fund. In 2009, Mr. Washington returned as a director and executive chairman of Seaspan ULC and was appointed as a director of Envirocon, Inc., Modern Machinery Co., Inc., Montana Rail Link, Inc., Montana Resources, Inc. and Southern Railway of British Columbia, Ltd., all of which are within the Washington Companies. Mr. Washington was an ambassador to the 2010 Winter Olympics in Vancouver and is an active supporter of many charitable organizations. He is a graduate of the University of Montana with a degree in business administration.

Gerry Wang.    Gerry Wang was appointed as our chief executive officer and elected as a director in May 2005, and as co-chairman of our board of directors in February 2011. Mr. Wang joined the Offshore Division of Seaspan Marine Corporation in early 1990. Mr. Wang was elected as a director of our Manager in August 2005 and also serves as a director and officer of certain of our Manager’s operating subsidiaries. In 2011, he was elected as lead director of MagIndustries Corp. and as the chairman of the board of managers of GCI. From 1986 to 1989, Mr. Wang was the business manager for China Merchants Group in Hong Kong. He graduated from Shanghai Maritime University with a Bachelor’s degree in Navigation, and he earned a Master’s degree in International Economics under the sponsorship program of the United Nations Economic and Social Council Asia Pacific. He also obtained his Master of Science in Business Administration degree from the University of British Columbia in Vancouver, B.C., Canada.

Peter Curtis.    Peter Curtis was appointed as our chief operating officer in February 2012. He is responsible for ship building programs, overall operations and commercial management of the vessels managed by our Manager, including our vessels. From 2001 to 2012, Mr. Curtis was vice president of SSML. From 1981 to 1989, Mr. Curtis served in the South African Navy, where he attained the rank of Lt. Commander in charge of the submarine maintenance facility and design office. From 1989 to 1991, he was an associate with a firm of engineering consultants in Cape Town, working on offshore and naval architectural projects, such as offshore oil and gas as well as other marine projects. From 1991 to 1999, Mr. Curtis was with Safmarine Container Lines, where he was responsible for the operations of a mixed fleet of containerships, handy-size and cape-size bulkcarriers and also oversaw a number of new building programs. Prior to joining SSML in 2001, Mr. Curtis was based in Cyprus for two years with Columbia Ship Management as technical director. He obtained a B.Sc. Mechanical Engineering degree at Natal University in Durban, South Africa. Mr. Curtis also obtained his Master’s degree in Naval Architecture from University College in London, England and his B.Sc. in business from Stellenbosch University in South Africa.

Sai W. Chu.    Sai W. Chu was appointed as our chief financial officer in June 2007 and as our corporate secretary in January 2011. Mr. Chu was appointed chief financial officer of Seaspan Container Lines Limited, or SCLL, in May 2005 and has served as a director or executive officer of certain of our Manager’s operating subsidiaries since May 2005, after joining SSML as corporate controller in September 2004 and the Washington Marine Group as corporate controller in April 2004. From 1995 to 1998, he was the assistant corporate controller with Imperial Parking Limited, an integrated parking management company with operations in Asia and North America. From 1998 to 1999, Mr. Chu was manager, financial reporting, of BC Gas Inc. (now Terasen Inc.), a natural gas and oil transmission and distribution utility. From 2000 to April 2004, he was controller of Datawest Solutions Inc., a technology provider of banking and payment solutions. All of Mr. Chu’s previous employers subsequent to 1995 and prior to joining us were companies listed on the Toronto Stock Exchange. Mr. Chu qualified as a chartered accountant in 1992 having articled with KPMG LLP’s Vancouver office and also qualified as a certified management accountant in 1990.

Mark Chu.    Mark Chu was appointed as our general counsel and director, corporate finance in March 2012. From 2009 to 2012, Mr. Chu was a partner in the law firm Farris, Vaughan, Wills & Murphy LLP. From 2004 to 2009 he was a tax partner at KPMG LLP. His practice encompassed all areas of Canadian taxation, including mergers and acquisitions, financings, initial public offerings, corporate reorganizations and dispute resolution. Mr. Chu is both a chartered accountant, admitted as a member of the Institute of Chartered Accountants of British Columbia and the Canadian Institute of Chartered Accountants in 1993, and a barrister and solicitor, called to the British Columbia bar in 1997. He obtained his business and law degrees from the University of British Columbia.

Rob Grool.    Rob Grool was appointed president, fleet management of SSML in February 2012. Mr. Grool started his career with shipowners Vroon in Breskens, Holland, and built, operated and chartered livestock carriers for Saudi Livestock Transport & Trading in Saudi Arabia between 1982 and 1987. He was subsequently appointed fleet manager at Van Nievelt Goudriaan & Co in Rotterdam. In 1991, Mr. Grool joined third-party ship manager and managing owners Hanseatic Shipping Co. (part of the Schulte Group) in Cyprus as the technical director, and was later appointed a joint managing director. In 2002, he joined the Wallem Group Ltd. in Hong Kong, where he was group managing director until December 2011, overseeing a fleet of approximately 350 ships, including tankers, bulkers, containerships, car carriers and reefer ships. Mr. Grool obtained a Master’s degree in marine engineering and maritime economy from Delft University of Technology in Holland.

John C. Hsu.    John C. Hsu was elected as a director in April 2008 and is co-chair of our compensation and governance committee. Mr. Hsu’s family has been in the business of owning and operating bulkers, tankers and specialized ships for generations through entities such as Sincere Navigation Corp. (Taiwan listed) and Oak Maritime, Inc., of which he is currently a director. Since 1993, Mr. Hsu has been responsible for managing the Hsu family’s investment portfolio, consisting of publicly listed securities, hedge funds, and private equity investments. He is chairman of a Taiwanese private company, TSSI Inc. (a surveillance integrated circuit solutions provider). From 2003 to 2010, he was a partner of Ajia Partners, one of Asia’s largest privately-owned alternative investment firms. From 1998 to 2002, he was chief investment officer of Matrix Global Investments, a hedge fund in U.S.-listed technology companies. Mr. Hsu received his Bachelor of Arts degree from Colgate University and a Master of Business Administration from Columbia University, and is fluent in Japanese and Mandarin.

George H. Juetten.    George H. Juetten was elected by our Series A preferred shareholders as a director on July 25, 2009 and has served as chair of our audit committee since September 19, 2009. Prior to his election, Mr. Juetten was executive vice president and chief financial officer of Washington Group International (URS Corporation) from 2001 to 2008. Washington Group International was an integrated engineering, construction and management services company that was listed on the NYSE. Prior to that, Mr. Juetten was with Dresser Industries, Inc. (Halliburton Company), a NYSE company that provided technology, products and services for developing energy and natural resources. He served as vice president and controller from 1993 to 1996 and as executive vice president and chief financial officer from 1996 to 1999. Mr. Juetten was with Price Waterhouse from 1969 to 1993 and became an audit partner in 1980, serving in several jurisdictions including a three-year tour of duty in The Hague. He is a trustee of St. Alphonsus Regional Medical Centre and the College of Idaho. Mr. Juetten received a Bachelor of Science degree in Accounting from Marquette University, Milwaukee, Wisconsin and is a member of the American Institute of Certified Public Accountants. As a director elected by our Series A preferred shareholders, Mr. Juetten is not a member of any of our board of director’s three classes of directors, which members are elected to hold office for a term of three years or until a successor is elected and qualifies.

Harald H. Ludwig.    Harald Ludwig has served as a director since August 2012 and is a member of the Conflicts Committee. Mr. Ludwig has over 30 years of extensive business and investment experience, including as president of Macluan Capital Corporation (a diversified private equity investment company), as a director and former co-chairman of Lions Gate Entertainment Corp., and as a director of West Fraser Timber Co. Ltd. Mr. Ludwig is also a founding partner or private equity investor in a number of North American and international private equity firms, hedge funds, mezzanine lenders, growth capital providers, distressed investment firms and real estate investment vehicles. He is a member of the Advisory Board of Tennenbaum Capital Partners, LLC and a governor of the British Columbia Children’s Hospital Foundation. Mr. Ludwig graduated from Simon Fraser University and holds an L.L.B. from Osgoode Hall Law School.

David Lyall.    David Lyall was elected as a director in May 2012. Mr. Lyall has more than 30 years of experience in the financial services industry and is currently a member of the board of directors and head of institutional sales at Haywood Securities Inc. Mr. Lyall began his career in 1979 as an investment advisor in Vancouver, British Columbia. From 1983 to 1998, he was vice-president and director in the institutional sales department at First Marathon Securities in Vancouver and was part of a team that developed First Marathon’s institutional sales department for Canada and the United States. In 1998, Mr. Lyall joined Haywood Securities Inc., a 100% employee-owned investment dealer with more than 300 employees in its Canadian offices in Vancouver, Calgary and Toronto, Canada, as well as in London, England. Haywood Securities Inc. is a member of the Toronto Stock Exchange, the TSX Venture Exchange, the Montreal Exchange, the Canadian National Stock Exchange, the Canadian Investor Protection

Fund, and the Investment Industry Regulatory Organization of Canada. Haywood Securities has over $5 billion in assets under administration. Mr. Lyall graduated with a Bachelor of Arts degree from the University of British Columbia.

Nicholas Pitts-Tucker.    Nicholas Pitts-Tucker was elected as a director in April 2010 and is co-chair of the compensation and governance committee. Mr. Pitts-Tucker joined Sumitomo Mitsui Banking Corporation in 1997, following 14 years at Deutsche Morgan Grenfell and over 10 years at Grindlays Bank Limited in Asia. At Sumitomo Mitsui Banking Corporation, Mr. Pitts-Tucker served for 13 years with particular emphasis on project shipping and aviation finance in Asia, Europe and the Middle East. He also served as an executive director of SMBC Europe and of Sumitomo Mitsui Banking Corporation in Japan, or SMBC Japan. He retired from SMBC Europe and SMBC Japan in April 2010, and also retired as a non-executive director and as a member of the audit committee of SMBC Europe in April 2011. In December 2010, Mr. Pitts-Tucker was appointed as a director of Black Rock Frontier Investment Trust PLC, which is listed on the London Stock Exchange, and is a member of the audit committee. Mr. Pitts-Tucker is a founder, director and current Head of the Finance Subcommittee of Riders for Health, an organization dedicated to providing reliable transport to remote rural African health networks. In 2010, Mr. Pitts-Tucker was appointed to the Executive Council of the Royal Society for Asian Affairs, which was founded in 1901 to promote greater knowledge and understanding of Central Asia and countries from the Middle East to Japan. Mr. Pitts-Tucker has a Master of Arts degree from Christchurch, Oxford University and a Master of Business Administration from Cranfield University.

Graham Porter.    Graham Porter was elected as a director in April 2010. Mr. Porter has also served as a director of our Manager and certain of its operating subsidiaries since August 2005, and served as an executive officer of such entities prior to our acquisition of our Manager in January 2012. In 2000, Mr. Porter was part of the senior management and equity team to form Seaspan Container Lines Ltd., established to own and operate deep-sea container vessels. Mr. Porter is chairman of Tiger Group, an investment firm based in Hong Kong which, through its affiliated companies, holds shares in us and in other shipping ventures. He graduated with a degree in business, major in transportation and logistics and minor in accounting, from the University of British Columbia in Vancouver, British Columbia.

Peter S. Shaerf.    Peter S. Shaerf was elected as a director in August 2005 and is chair of the conflicts committee and during 2010 was chair of the compensation committee. Mr. Shaerf resigned as chair of the compensation committee upon his appointment as deputy chair of our board of directors in February 2011. Since 2002, Mr. Shaerf has been a managing director and partner at AMA Capital Partners, an investment bank and private equity firm specializing in the maritime industry. From 1998 until April 2002, Mr. Shaerf was a managing director of Poseidon Capital Corp., an independent maritime consulting and investment company that works extensively in the investment community. From 1980 to 2002, he was a partner of The Commonwealth Group, a brokerage and consulting company that specialized in the dry cargo and container markets. From 1977 to 1980, he was a director of Common Brothers U.S.A. Ltd., a shipbroking subsidiary of a British shipowner of dry cargo and tanker tonnage. He has served as a director of four publicly listed shipping companies. Mr. Shaerf is co-chairman of New York Maritime Inc. (NYMAR), a leading global trade association that promotes New York as a maritime center, he is a member of the American Bureau of Shipping and a member of the finance subcommittee of the U.S. government sponsored Marine National Advisory Council. Mr. Shaerf holds a B.A. degree in international business law from the London Metropolitan University.

Board Practices

General

Our board of directors currently consists of nine members. Except for George H. Juetten, who was appointed by our Series A preferred shareholders in July 2009, and who does not belong to a class of directors, the board of directors is divided into the following three classes, with members of each class elected to hold office for a term of three years in accordance with the classification indicated below and until his successor is elected and qualified:

•	Our Class I directors are Kyle R. Washington, David Lyall and Nicholas Pitts-Tucker and their term expires in 2015;

•	Our Class II directors are Gerry Wang, Harald Ludwig and Graham Porter and their term expires in 2016; and

•	Our Class III directors are Peter S. Shaerf and John C. Hsu and their term expires in 2014.

Gerry Wang, our co-chairman and chief executive officer, has entered into an amended and restated employment agreement with us which provides for certain severance benefits. For additional information regarding this arrangement with Mr. Wang, please read “Certain Relationships and Related Party Transactions—Employment Agreement and Other Related Agreements with Gerry Wang.”

Our board of directors has determined that each of the current members of the board of directors, other than Kyle R. Washington, Gerry Wang and Graham Porter, has no material relationship with us, either directly or as a partner, shareholder or officer of an organization that has a relationship with us, and is, therefore, independent from management.

Committees

The board of directors has the following three committees: audit committee, compensation and governance committee, and conflicts committee. The membership of these committees and the function of each of the committees are described below. Each of our committees operates under a written charter adopted by our board of directors. All of the committee charters are available under “Corporate Governance” in the Investor Relations section of our website at www.seaspancorp.com.

Our audit committee is composed entirely of directors who currently satisfy applicable NYSE and SEC audit committee independence standards. Our audit committee members are George H. Juetten (chair), John C. Hsu and Nicholas Pitts-Tucker. All members of the committee are financially literate, and the board of directors has determined that George H. Juetten qualifies as a financial expert. The audit committee assists the board of directors in fulfilling its responsibilities for general oversight of: the integrity of our consolidated financial statements; our compliance with legal and regulatory requirements; the independent auditors’ qualifications and independence; and the performance of our internal audit function and independent auditors.

Our compensation and governance committee is composed entirely of directors who satisfy applicable NYSE independence standards. Our compensation and governance committee members are John C. Hsu (co-chair), Nicholas Pitts-Tucker (co-chair), George H. Juetten and Peter S. Shaerf. The compensation and governance committee: (i) reviews, evaluates and approves our agreements, plans, policies and programs to compensate our officers and directors; (ii) produces a report on executive compensation which is included in our proxy statement; (iii) otherwise discharges the board of directors’ responsibilities relating to the compensation of our officers and directors; (iv) assists the board of directors with corporate governance practices, evaluating director independence and periodic performance evaluations of the members of the board of directors and each committee; and (v) performs such other functions as the board of directors may assign to the committee from time to time.

Our conflicts committee is composed entirely of directors who satisfy applicable NYSE independence standards. Our conflicts committee members are Peter S. Shaerf (chair), Harald Ludwig, David Lyall and Nicholas Pitts-Tucker. The conflicts committee reviews and approves transactions between us and our directors, our officers and other related parties for potential conflicts of interest on an ongoing basis.

Exemptions from NYSE Corporate Governance Rules

As a “foreign private issuer,” we are exempt from certain corporate governance rules that apply to U.S. domestic companies under NYSE listing standards. The significant way in which our corporate governance practices differ from those followed by U.S. domestic companies is that in lieu of obtaining shareholder approval prior to the adoption of equity compensation plans, the board of directors approves such adoption.

U.S. domestic companies are required to have a compensation committee and a nominating and corporate governance committee, each comprised entirely of independent directors. Although as a foreign private issuer these rules do not apply to us, we have a compensation and governance committee that consists of four directors, all of whom currently satisfy NYSE standards for independence.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

From time to time we have entered into agreements and have consummated transactions with certain related parties. These related party agreements include agreements relating to: the provision of services by our executive officers; the sale and purchase of our common and preferred equity securities; the management of the vessels in our fleet by our Manager, and our acquisition of our Manager in January 2012; and our investment in GCI. We may enter into related party transactions from time to time in the future. We have a conflicts committee, comprised entirely of independent directors, which must approve all proposed material related party transactions.

Certain Relationships and Transactions

Gerry Wang, our chief executive officer, co-founder and co-chairman of our board of directors, also provides services to GCI, GC Industrial (which is owned by affiliates of The Carlyle Group and the Tiger Member), and the Tiger Member. Until we acquired it in January 2012, Mr. Wang had an ownership interest in our Manager, together with affiliated entities of Graham Porter, Kyle R. Washington and his brother Kevin L. Washington. Please read “—Management Agreements” and “—Acquisition of Seaspan Management Services Limited.” In addition, Mr. Wang serves as chairman of the board of managers of GCI and is a voting member of the Transaction Committee of GCI. Please read “—Our Investment in Carlyle Containership-Focused Investment Vehicle.” Prior to March 2011, Mr. Wang was an employee of SSML, our indirect subsidiary, and his compensation (other than any awards under our long-term incentive plan) was set and paid by such subsidiary. In March 2011, Mr. Wang entered into an amended and restated employment agreement with SSML and a new employment agreement with us, which became effective January 1, 2011. In December 2012 we amended and restated Mr. Wang’s employment agreement with us and his employment agreement with SSML terminated.

Kyle R. Washington, co-founder and co-chairman of our board of directors, is the son of Dennis R. Washington, who controls entities that together represent our largest shareholder. Affiliated entities of Kyle R. Washington and of his brother Kevin L. Washington had ownership interests in our Manager prior to our acquisition of it in January 2012. The Washington Member has an interest in GCI and an indirect economic interest in certain incentive distributions received by GC Industrial from GCI, and GCI has granted the Washington Member a right of first refusal on containership investment opportunities, which applies to a smaller percentage of vessels and is subordinate to our right of first refusal. Please read “—Our Investment in Carlyle Containership-Focused Investment Vehicle—Rights of First Refusal and First Offer.” Mr. Washington serves on the board of GCI as the representative of the Washington Member and is a non-voting member of the Transaction Committee of GCI.

Graham Porter is one of our directors. In March 2011, we entered into an agreement with Mr. Porter, Seaspan Advisory Services Limited and SSML that terminated a restrictive covenant agreement dated August 8, 2005, including the remainder of Mr. Porter’s post-employment two-year non-competition restriction. An affiliated entity of Mr. Porter had ownership interests in our Manager until our acquisition of our Manager in January 2012, and an affiliated entity of Mr. Porter is a co-owner of the Tiger Member, which provides certain commercial management services with respect to the vessel investments made by GCI. Please read “—Our Investment in Carlyle Containership-Focused Investment Vehicle—Services Agreements.” Mr. Porter has an indirect economic interest in certain incentive distributions received by GC Industrial from GCI. Please read “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Our Investment in Carlyle Containership-Focused Investment Vehicle—Distributions” in our annual report on Form 20-F for the year ending December 31, 2012.

Mr. Porter also serves on the board of managers of GCI and is a voting member of the Transaction Committee of GCI. In addition, Mr. Porter and his affiliates control Tiger Group Investments, or Tiger Group, and Tiger Ventures Limited, which have provided certain financial services to us. Please read “—Arrangements and Fees with Tiger Group Entities.”

Major Shareholder

As of June 30, 2013, entities controlled by or affiliated with Dennis R. Washington or his sons Kyle R. Washington and Kevin L. Washington beneficially owned in the aggregate approximately 36.7% of our outstanding Class A common shares and 90% of our outstanding Series A preferred shares, which represented in the aggregate approximately 50.2% of our total voting power as of that date (on a fully diluted basis). As of June 30, 2013, other shareholders unaffiliated with the Washingtons also individually beneficially owned securities representing over 5% of our total voting power (on a fully diluted basis).

Acquisition of Seaspan Management Services Limited

In January 2012, we acquired our Manager, and we acquired and cancelled all of the issued and outstanding shares of our Class C common shares, which were owned by a subsidiary of our Manager. Prior to the acquisition, our Manager was owned 50.05% by trusts established for sons of Dennis R. Washington, including Kyle R. Washington, our co-chairman, and 49.95% by an entity indirectly owned by Graham Porter, one of our directors, and Gerry Wang, our co-chairman, co-founder and chief executive officer.

The purchase price for the acquisition included a base purchase price of $54 million and adjustments for settlement of intercompany balances, plus additional payments, each a Fleet Growth Payment, as described below, for each newbuilding or existing containership ordered or acquired or leased (for a period of at least five years) after December 12, 2011 and prior to August 15, 2014 by us, GCI or the Washington Member, or by affiliates of any such parties, and which containerships are to be managed by our Manager or one of our controlled affiliates after the acquisition. For accounting purposes, under U.S. GAAP, the purchase price is required to be valued at the acquisition date. Therefore, the closing share price on the day prior to acquisition of $15.85 per share was used to value the Class A common shares at $66.9 million.

The base purchase price was paid and any Fleet Growth Payments are paid in shares of our Class A common shares, in each case valued on a per share basis equal to $12.794, being the volume-weighted average trading price of the Class A common shares for the 90 trading days immediately preceding the closing date of the acquisition, or the Per Share Value. For each qualifying containership ordered, acquired or leased, the related Fleet Growth Payment includes the issuance of 39,081 shares (equal to the quotient of $0.5 million divided by the Per Share Value). Fleet Growth Payments are paid quarterly, based on newbuilding orders or existing vessel acquisitions that occur during a quarter.

Class A common shares issued to the owners of our Manager in payment for the base purchase price are subject to graduated four-year lock-up agreements. Shares issued in connection with Fleet Growth Payments are not subject to lock–up agreements. Under the lock–up agreements, the owners and certain of their affiliates are restricted from transferring 100% of these shares for one year, 75% of such shares for two years, 50% of such shares for three years, and 25% of such shares for four years from our acquisition of our Manager. The owners of our Manager are permitted to transfer all shares from the acquisition among themselves and to Deep Water Holdings, LLC, or Deep Water, which is our largest shareholder and is controlled by Dennis R. Washington.

The conflicts committee of our board of directors, which committee is composed of independent directors, with the assistance of financial and legal advisors, reviewed and approved the acquisition of our Manager on the terms described above.

Management Agreements

Substantially all of the management services for our vessels are provided by our Manager and its subsidiaries. The Manager was owned, prior to our acquisition of it in January 2012, by affiliates of Kyle R. Washington, Gerry Wang and Graham Porter. Prior to the acquisition, we incurred the following aggregate costs under our management agreements with our Manager and its subsidiaries:

	January 1-27, 2012	Year Ended December 31,
		2010	2011
		(in thousands of dollars)
Technical services	$9,700	$108,046	$135,381
Dry-dock activities included in technical services	421	4,673	5,855
Administrative and strategic services	5	72	72
Reimbursed expenses	305	3,087	4,074
Newbuilding construction supervision (under fixed fee arrangements of $250,000 to $350,000 per vessel)	100	1,864	2,056

Our Investment in Carlyle Containership-Focused Investment Vehicle

Formed in March 2011, GCI invests primarily in newbuilding and secondhand maritime containership assets that are primarily strategic to Greater China. The members of GCI are (i) Seaspan Investment I Ltd., a subsidiary of us, or the Seaspan Member, (ii) the Washington Member, (iii) the Tiger Member and (iv) GC Industrial. As of September 15, 2013, GCI had entered into contracts to acquire 13 newbuilding vessels and two existing vessels, which are scheduled for delivery through 2016. The newbuilding vessels are subject to long-term time-charter contracts with Hanjin, MOL and Yang Ming Marine and the existing vessels are subject to short-term time-charter contracts with MOL.

We currently have an ownership interest in GCI of approximately 10% and have agreed to invest up to a total of $100 million in GCI. As of June 30, 2013, our investment in GCI totaled approximately $1.6 million.

Services Agreements

We, the Tiger Member and Carlyle have each agreed to provide certain services to GC Intermodal Operating Company, a subsidiary of GCI. Pursuant to a management agreement, we will provide technical and commercial management services with respect to the vessel investments made by GCI for a daily fee of $750 per vessel once a vessel begins operation, as well as construction supervision fees ranging from $550,000 to $650,000 per newbuilding vessel, depending on the size of the vessel. The Tiger Member provides GCI with financial and strategic advisory services pursuant to a management agreement. The Tiger Member generally is entitled to (1) charter fees equal to 1.0% of the monthly gross charter revenue from GCI vessels, (2) transaction fees equal to 0.80% of the purchase or sales price of vessel or newbuilding contracts, payable upon delivery of the vessel and (3) financing fees equal to 0.40% of the aggregate amount of debt or lease financing provided by non-Greater China banks or financial institutions and 0.80% for debt or financing provided by Greater China banks or financial institutions. Carlyle is entitled to transaction, financing and management fees pursuant to a consulting agreement.

Rights of First Refusal and First Offer

We have a right of first refusal relating to GCI’s containership investment opportunities, or Container Investment Opportunities. We believe that all Containership Investment Opportunities identified by Gerry Wang, our chief executive officer and the chairman of the board of managers of GCI, will run through the right of first refusal. We may exercise this right until March 31, 2015, unless it is terminated earlier as the result of certain triggering events, including if we exercise this right for more than 50% of the aggregate vessels subject to the right prior to specified dates. Please read “—Termination of Right of First Refusal.” The Washington Member also has a right of first refusal on Container Investment Opportunities. This right applies to a smaller percentage of vessels and is subordinate to our right of first refusal. Container Investment Opportunities that are not acquired by us or the Washington Member may be acquired by GCI. In addition, we have rights of first offer relating to certain containerships that GCI and the Washington Member may propose to sell or dispose of. Please read “—Rights of First Offer.” These rights of first refusal and first offer provide potential opportunities for us to increase the size of our fleet through selective vessel acquisitions.

Prior to August 15, 2014, we may exercise our right of first refusal with respect to 100% of the vessels comprising Container Investment Opportunities, and on or after August 15, 2014 with respect to a number of vessels (not to exceed 100% of the vessels comprising such Container Investment Opportunity) equal to the sum of:

•	50% of the vessels comprising a Container Investment Opportunity plus

•	a number of vessels equal to:

•

(a) the total number of vessels with respect to which we previously exercised our right of first refusal, but which vessels were not purchased by us due to the refusal or failure of the other party or parties to negotiated vessel contracts and, if applicable, time-charter contracts to execute the contracts (or in cases where such contracts are in the form of a letter of intent that contemplates definitive agreements, the other party’s refusal or failure to execute definitive agreements that have the same material terms as the letter of intent and the right of first refusal notice), minus

•	(b) the excess of:

•	(i) the total number of vessels with respect to which we previously exercised our right of first refusal on or after August 15, 2014 and subsequently purchased, over

•	(ii) 50% of the aggregate number of all vessels comprising all previous Container Investment Opportunities on or after August 15, 2014.

We have a similar right of first refusal with respect to the acquisition of companies that own containerships which comprise more than 50% of such company’s assets.

Termination of Right of First Refusal

Our right of first refusal will terminate upon the earlier of:

•	March 31, 2015;

•	the date on which GCI is dissolved or liquidated;

•

GCI’s election to terminate, given in writing to us and the Washington Member at any time after any of August 15, 2011, 2012, 2013 or 2014, if we have exercised our right of first refusal with respect to greater than 50% of the vessels comprising all Container Investment Opportunities prior to such date (or if we have provided notice to GCI of such event, GCI must notify us whether it elects to terminate the right of first refusal within 90 days after receipt of our notice), subject to certain exceptions;

•

consummation of an initial public offering of any equity securities of GCI or any of its subsidiaries; provided that with respect to an initial public offering of a subsidiary, the right of first refusal will remain in effect with respect to GCI and its subsidiaries, but terminate with respect to the subsidiary that consummated the initial public offering and its subsidiaries; and generally, upon consummation of a sale to a third party of more than 50% of the outstanding interests of GCI or of assets representing at least 75% of the consolidated net asset value of GCI and its subsidiaries.

Rights of First Offer

We have certain rights of first offer if GCI intends to sell or otherwise dispose of one or more containerships (other than in connection with an initial public offering or a sale of GCI). If GCI rejects our offer, it may only sell the vessels to a third party, generally within 180 days of its notice to us, and only for consideration greater than that offered by us. This right of first offer terminates upon the termination of our right of first refusal described above.

Our right of first offer on Washington Member vessels is generally similar to our right of first offer on Vehicle vessels, and applies to certain transfers or sales of any containerships acquired by the Washington Member pursuant to its right of first refusal from GCI. The Washington Member right of first offer terminates after 10 years.

For more information about GCI, our rights of first refusal and first offer, and other agreements that we entered into in connection with our investment in GCI, please read “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Our Investment in Carlyle Containership-Focused Investment Vehicle” in our annual report on Form 20-F for the year ending December 31, 2012.

Employment Agreement and Other Related Agreements with Gerry Wang

Mr. Wang serves as our chief executive officer and previously served as the chief executive officer of SSML. We entered into amended and restated employment and transaction services agreements with Mr. Wang in December 2012, which agreements supersede our previous employment and transaction services agreements with him. Mr. Wang’s employment agreement with SSML was also terminated.

Pursuant to our amended employment agreement with Mr. Wang, he continues to serve as our chief executive officer, with the term of Mr. Wang’s employment with us extended until the termination of our right of first refusal with GCI, which is scheduled to expire on March 31, 2015, unless earlier terminated. The amended transaction services agreement becomes effective following any termination of Mr. Wang’s employment with us and also expires upon termination of our right of first refusal with GCI. Please read “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Our Investment in Carlyle Containership-Focused Investment Vehicle—Rights of First Refusal and First Offer” in our annual report on Form 20-F for the year ending December 31, 2012 for more information.

Mr. Wang’s amended employment agreement with us provides that he receives an annual base salary of $1.25 million, an annual housing allowance of $0.25 million and an annual target performance bonus of $1.2 million, with the bonus payable 50% in cash and 50% in our common shares. In addition, Mr. Wang receives transaction fees equal to 1.25% of the aggregate consideration under any binding agreement that we enter into to construct, sell or acquire a vessel, whether or not the transaction was proposed by Mr. Wang. The transaction fees are paid to Mr. Wang either in cash or, at our discretion, a combination of cash and up to 50% in our common shares. Cumulatively, as of June 30, 2013, Mr. Wang had received transaction fees of approximately $2.0 million.

In connection with the amended employment agreement, we granted to Mr. Wang an award of stock appreciation rights, or SARs, which vest and become exercisable in three tranches when and if the fair market value of the common shares equals or exceeds the applicable base price for such tranche for any 20 consecutive trading days on or before the expiration date for such tranche. Please read “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Employment Agreement and Other Related Agreements with Gerry Wang” in our annual report on Form 20-F for the year ending December 31, 2012 for more information.

Mr. Wang devotes the amount of his time to us that is reasonably necessary to perform his duties, with the understanding that he also provides services to GCI, GC Industrial and the Tiger Member. Pursuant to the employment agreement, we have reduced Mr. Wang’s fiduciary duties in relation to certain containership vessel and business opportunities to the extent such opportunities are subject to our right of first refusal with GCI and (a) the conflicts committee of our board of directors has decided to reject such opportunity or we have failed to exercise our right of first refusal to pursue such opportunity, (b) we have exercised such right but failed to pursue such opportunity or (c) we do not have the right under our right of first refusal to pursue such opportunity.

Either party may terminate Mr. Wang’s employment agreement at any time, with or without cause. If during the period of Mr. Wang’s employment, the right of first refusal granted to us by GCI is terminated, Mr. Wang has agreed to resign from our board of directors at our request. Under the agreement that Mr. Wang entered into in March 2011 with us, the restrictive covenant agreement, dated August 8, 2005, among SSML, us and Mr. Wang, was terminated, including a post-employment two-year non-competition restriction.

Upon any termination of Mr. Wang’s employment agreement with us before termination of our right of first refusal with GCI, he will continue to provide certain strategic services pursuant to the amended transaction services agreement. These continued services include identifying and negotiating transactions involving the construction, acquisition or disposition of vessels. In exchange for these services, Mr. Wang will receive fees equal to 1.25% of the aggregate consideration payable to us under any agreement that we enter into to build, acquire or sell a vessel, whether or not the transaction was proposed by Mr. Wang. The transaction fees will be payable in a combination of cash and our common shares. Mr. Wang may engage in business activities unrelated to us and, subject to our omnibus agreement (which contains exceptions for the provision of services to GCI and GC Industrial, among other entities), he may also compete with us. The transaction services agreement will expire upon the termination of the right of first refusal granted to us by GCI, which is scheduled to expire on March 31, 2015, unless earlier terminated.

A total of 1,397,190 of our common shares owned by Mr. Wang and certain of his family members and affiliates are subject to a four-year lock-up agreement entered into in March 2011 in connection with our investment in GCI. Under this lock-up agreement, Mr. Wang and such other parties agreed to restrict the transfer of 50% of their then existing shares for three years, and 25% of such shares for a fourth year, in each case commencing March 14, 2011. Please read “—Acquisition of Seaspan Management Services Limited” for a description of the lock-up agreement entered into by Mr. Wang in connection with the acquisition of our Manager. In addition, Mr. Wang has agreed to retain ownership of 50% of the net after-tax number of common shares received upon exercise of the SARs until the later of March 31, 2015 and 120 days after the exercise date with respect to such common shares.

We have agreed to register the shares Mr. Wang earns under his employment agreement and the transaction services agreement with the SEC. Please read “—Registration Rights Agreements.”

Arrangements and Fees with Tiger Group Entities

In connection with certain financial transactions involving us, Tiger Group and Tiger Ventures Limited have received fees for consulting services and certain other services rendered in connection with the arrangement, structuring and negotiation of the transactions. Tiger Group and Tiger Ventures Limited are controlled by Graham Porter, one of our directors. During the years ended December 31, 2010, 2011 and 2012 and for the six months ended June 30, 2013, we paid aggregate consulting and arrangement fees of $1.7 million, $1.9 million, $1.8 million and $1.5 million, respectively, to Tiger Group and Tiger Ventures Limited.

Change of Control Plan

We established a change of control severance plan, or the Change of Control Plan, for certain employees of SSML, effective as of January 1, 2009. The purpose of the Change of Control Plan is to allow SSML to recruit qualified employees and limit the loss or distraction of such qualified employees that may result from the possibility of a change of control. For more information on the Change of Control Plan, please read “Item 7. Major Shareholders and Related Party Transactions—B. Related Party Transactions—Change of Control Plan” in our annual report on Form 20-F for the year ending December 31, 2012.

Registration Rights Agreements

In connection with our IPO, we agreed to register for resale on a shelf registration statement under the Securities Act of 1933, as amended, or the Securities Act, and applicable state securities laws, any subordinated shares proposed to be sold by the holders of the subordinated shares (or the underlying common shares upon their conversion) upon expiration of a certain holding period if an exemption from the registration requirements is not otherwise available or advisable. These holders also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere or impede with our offering. We are obligated to pay substantially all expenses incidental to the registration, excluding underwriting discounts and commissions.

In connection with the Series A preferred share offering described below, we entered into a registration rights agreement pursuant to which, in certain circumstances, we will be obligated to file a registration statement covering the potential sale by a holder of the common shares that are issuable upon the conversion of the Series A preferred shares unless the sum of the common shares held by such holder as a result of the conversion can be sold in a single transaction under Rule 144 of the Securities Act. These holders also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere with or impede such offering. Under this agreement, we are obligated to pay substantially all expenses incidental to the registration, excluding underwriting discounts or commissions.

In March 2011, in connection with our investment in GCI, we also entered a transaction services agreement with Gerry Wang and a financial services agreement with Tiger Ventures Limited, pursuant to which we entered into registration rights agreements with each of Mr. Wang and Tiger Ventures Limited. In December 2012, we amended and restated Mr. Wang’s transaction services agreement. Please read “—Employment Agreement and Other Related Agreements with Gerry Wang” and “—Arrangement and Fees with Tiger Group Entities” for more information. Under these registration rights agreements, in certain circumstances we will be obligated to file a registration statement covering the potential sale by Mr. Wang or Tiger Ventures Limited of the common shares earned pursuant to the transaction services agreement or financial services agreement, as applicable. Mr. Wang and Tiger Ventures Limited also have certain piggyback registration rights allowing them to participate in offerings by us to the extent that their participation does not interfere with or impede such offering. Under these agreements, we are obligated to pay substantially all expenses incidental to the registration, excluding underwriting discounts or commissions. We intend to grant similar registration rights to Mr. Wang in connection with our grant to him of SARs.

In January 2012, in connection with the acquisition of our Manager, we entered into a registration rights agreement pursuant to which we are obligated to register for resale under the Securities Act all shares of our common stock issued to the former owners of the Manager in connection with the acquisition, including any shares issued as Fleet Growth Payments. Please read “—Acquisition of Seaspan Management Services Limited.”

Series A Preferred Share Offering

In 2009, we entered into various documents and agreements in connection with the issuance and sale of $200 million of our Series A preferred shares to certain investors, including entities affiliated with Kyle R. Washington, the co-chairman of our board of directors, Graham Porter, one of our directors, and Dennis R. Washington, who controls our largest shareholder. For additional information about our Series A preferred shares, please read “Description of Capital Stock—Preferred Stock—Series A Preferred Shares.”

DESCRIPTION OF NOTES

We will issue the notes under a base indenture to be dated as of October     , 2013 between us and The Bank of New York Mellon, as trustee (the “trustee”), as supplemented by a supplemental indenture to be dated October     , 2013 with respect to the notes. In this section, we refer to the base indenture (the “base indenture”), as supplemented by the supplemental indenture (the “supplemental indenture”), collectively as the “indenture.” This description of notes supplements and, to the extent it is inconsistent with, replaces the description of the general provisions of the notes and the base indenture in the accompanying prospectus. The terms of the notes include those expressly set forth in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). The following summarizes the material provisions of the notes and the indenture but does not purport to be complete and is qualified by reference to all the provisions of the notes and the indenture, including the definitions of certain terms used in those documents. We urge you to read the indenture and the form of certificate evidencing the notes in their entirety, because they, and not this description, define your rights as a holder of the notes. You may request a copy of these documents at our address shown under “Where You Can Find Additional Information.”

In this section entitled “Description of Notes,” when we refer to “we,” “our” or “us,” we are referring to Seaspan Corporation and not to any of its subsidiaries.

General

We will issue $125,000,000 (or $143,750,000 if the underwriters exercise their over-allotment option in full) aggregate principal amount of notes. We will settle conversions of notes by paying or delivering, as the case may be, cash, our Class A common shares or a combination thereof at our election as described below under “—Conversion of Notes—Settlement upon Conversion.” The notes will be issued only in denominations of $1,000 and in integral multiples of $1,000. The notes will mature on October 15, 2018, unless earlier converted by you or purchased by us at your option upon the occurrence of a fundamental change (as defined below). The notes are not subject to redemption at our option at any time prior to maturity.

The notes will be our senior unsecured obligations and will rank: (i) senior in right of payment to our future indebtedness that is expressly subordinated in right of payment to the notes; (ii) equal in right of payment to our existing and future unsecured indebtedness that is not so subordinated; (iii) effectively junior to our existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness; and (iv) structurally junior to all existing and future indebtedness (including trade payables) incurred by our subsidiaries.

Neither we nor our subsidiaries are restricted from paying dividends, incurring debt or issuing or repurchasing our securities under the indenture. In addition, there are no financial covenants in the indenture. You are not protected by the indenture in the event of a highly leveraged transaction, a change in control of Seaspan Corporation or a termination in the trading of our Class A common shares, except to the extent described under “—Purchase of Notes at Your Option upon a Fundamental Change” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” The notes are not guaranteed by any of our subsidiaries.

We may from time to time, without the consent of the holders, reopen the indenture and issue additional notes under the indenture with the same terms (other than date of issuance and, in some cases, the date from which interest will initially accrue) as the notes offered hereby in an unlimited aggregate principal amount; provided that if any such additional notes are not fungible with the notes initially offered hereby for U.S. federal income tax purposes, such additional notes will have a separate CUSIP number. The notes offered hereby and any such additional notes would be treated as a single class for all purposes under the indenture and would vote together as one class on all matters with respect to the notes. We do not intend to list the notes on any securities exchange or automated dealer quotation system.

Interest

We will pay interest on the notes at a rate of     % per annum, payable semi-annually in arrears on April 15 and October 15 of each year, or if any such day is not a business day, the immediately following business day (each, an “interest payment date”), commencing April 15, 2014, to holders of record at the close of business on the preceding April 1 and October 1, respectively. Interest is computed on the basis of a 360-day year comprised of twelve 30-day months and will accrue from October     , 2013 or from the most recent date to which interest has been paid or duly provided for. A “business day” is any day other than (x) a Saturday, (y) a Sunday or (z) a day on which state or federally chartered banking institutions in New York, New York are not required to be open.

Unless the context otherwise requires, all references to interest in this prospectus supplement include additional interest, if any, payable at our election as the sole remedy relating to the failure to comply with our reporting obligations as described under “—Events of Default.”

Additional Amounts

All payments and deliveries made by, or on behalf of, us or any successor to us under or with respect to the notes, including, but not limited to, payments of principal (including, if applicable, the fundamental change purchase price), payments of interest and payments or deliveries, as the case may be, of cash, our Class A common shares or a combination of cash and our Class A common shares upon conversion, will be made without withholding or deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or within any jurisdiction in which we or any successor are, for tax purposes, organized or resident or doing business in or through which payment is made or deemed made (or any political subdivision or taxing authority thereof or therein) (each, as applicable, a “relevant taxing jurisdiction”), unless such withholding or deduction is required by law or by regulation or governmental policy having the force of law. In the event that any such withholding or deduction is so required, we, or any successor, as the case may be, will pay to the holder of each note such additional amounts (the “additional amounts”) as may be necessary to ensure that the net amount received by the holder or beneficial owner after such withholding or deduction (and after deducting any taxes on the additional amounts) will equal the amounts that would have been received by such holder had no such withholding or deduction been required; provided that no additional amounts will be payable:

(1)	for or on account of:

(a)	any tax, duty, assessment or other governmental charge that would not have been imposed but for:

(i)

the existence of any present or former connection between the holder or beneficial owner of such note and the relevant taxing jurisdiction, other than merely holding such note or the receipt of payments thereunder, including, without limitation, such holder or beneficial owner being or having been a national, domiciliary or resident of such relevant taxing jurisdiction or treated as a resident thereof or being or having been physically present or engaged in a trade or business therein or having or having had a permanent establishment therein;

(ii)	the presentation of such note (in cases in which presentation is required) more than 30 days after the later of the date on which the payment of the principal of (including the fundamental change purchase price, if applicable), and interest on, such note became due and payable pursuant to the terms thereof or was made or duly provided for; or

(iii)	the failure of the holder or beneficial owner to comply with a timely request from us or any successor, addressed to the holder or beneficial owner, as the case may be, to provide certification, information, documents or other evidence concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the relevant taxing jurisdiction, or to make any declaration or satisfy any other reporting requirement relating to such matters required by statute, regulation or administrative practice of the relevant taxing jurisdiction, if and to the extent that due and timely compliance with such request would reduce or eliminate any withholding or deduction as to which additional amounts would have otherwise been payable to such holder or beneficial owner;

(b)	any estate, inheritance, gift, sale, transfer, excise, personal property or similar tax, assessment or other governmental charge;

(c)	any tax, duty, assessment or other governmental charge that is payable otherwise than by withholding from payments under or with respect to the notes;

(d)	any tax, duty, assessment or other governmental charge that is required to be deducted or withheld on a payment pursuant to European Council Directive 2003/48/EC or any law implementing, or introduced in order to conform to, such directive;

(e)	any tax, duty, assessment or governmental charge imposed on a note presented for payment by or on behalf of a holder or beneficial owner who would have been able to avoid such tax, duty, assessment or governmental charge by presenting the note to another paying agent in a member state of the European Union;

(f)	any tax, duty, assessment or governmental charge imposed pursuant to or in connection with Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended, the Treasury Regulations thereunder or any similar law or regulations adopted pursuant to an intergovernmental agreement between a non-U.S. jurisdiction and the United States with respect to the foregoing; or

(g)	any combination of taxes, duties, assessments or other governmental charges referred to in the preceding clauses (a) through (f); or

(2)	with respect to any payment of the principal of (including the fundamental change purchase price, if applicable), and interest on, such note to a holder, if the holder is a fiduciary, partnership or person other than the sole beneficial owner of that payment to the extent that such payment would be required to be included in the income under the laws of the relevant taxing jurisdiction, for tax purposes, of a beneficiary or settlor with respect to the fiduciary, a partner or member of that partnership or a beneficial owner who would not have been entitled to such additional amounts had that beneficiary, settlor, partner, member or beneficial owner been the holder thereof.

Whenever there is mentioned in any context the payment or delivery, as the case may be, of cash, our Class A common shares or a combination of cash and our Class A common shares upon conversion of any note or the payment of principal of (including the fundamental change purchase price, if applicable) and interest on, any note or any other amount payable with respect to such note, such mention shall be deemed to include payment of additional amounts provided for in the indenture to the extent that, in such context, additional amounts are, were or would be payable in respect thereof.

Conversion of Notes

General

Subject to the conditions described below, you may convert all or any portion of your notes at an initial conversion rate of              Class A common shares per $1,000 aggregate principal amount of notes (equivalent to an initial conversion price of approximately $             per Class A common share). The conversion rate and the corresponding conversion price will be subject to adjustment as described below under “—Conversion Rate Adjustments” and “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” The conversion price of a note at any time is equal to $1,000 divided by the then-applicable conversion rate at the time of determination. Accordingly, an adjustment to the conversion rate will result in a corresponding (but inverse) adjustment to the conversion price. A holder may convert fewer than all of such holder’s notes so long as the notes converted are in an integral multiple of $1,000 principal amount.

Holders may surrender all or any portion of their notes for conversion at any time until the close of business on the business day immediately preceding April 15, 2018 only upon satisfaction of one or more of the conditions described below. However, on and after April 15, 2018, holders may surrender all or any portion of their notes for conversion at any time until the close of business on the business day immediately preceding the stated maturity date regardless of whether any of these conditions are satisfied.

We will settle conversions of notes by paying or delivering, as the case may be, cash, our Class A common shares or a combination thereof at our election as described below under “—Settlement upon Conversion.” If we satisfy our conversion obligation solely in cash or a combination of cash and our Class A common shares, the amount of cash and Class A common shares, if any, due upon conversion will be based on a “daily conversion value” for each trading day in the applicable 40 trading-day “conversion period” (each as defined below under “—Settlement upon Conversion”).

Upon conversion of a note, a holder will not receive any additional cash payment for accrued and unpaid interest, if any, unless such holder is the holder on a regular record date and such conversion occurs between such regular record date and the interest payment date to which it relates, and we will not adjust the conversion rate to account for accrued and unpaid interest. Our settlement of conversions as described below under “—Settlement upon Conversion” will be deemed to satisfy our obligation to pay the principal amount of the note and accrued and unpaid interest, if any, to, but not including, the conversion date, except as described below.

Holders of notes at the close of business on a regular record date will receive payment of interest payable on the corresponding interest payment date notwithstanding the conversion of such notes at any time after the close of business on the applicable regular record date. Notes surrendered for conversion by a holder after the close of business on any regular record date but prior to the next interest payment date must be accompanied by payment of an amount equal to the interest that will be payable on the notes; provided, however, that no such payment need be made (1) if we have specified a fundamental change purchase date following a fundamental change that is after a regular record date and on or prior to the corresponding interest payment date, (2) with respect to any notes surrendered for conversion following the regular record date immediately preceding the stated maturity date or (3) only to the extent of overdue interest, if any overdue interest exists at the time of conversion with respect to such notes. As a result of the foregoing, we will pay interest on the maturity date on all notes converted after the regular record date preceding the maturity date, and converting holders will not be required to pay us equivalent interest amounts.

If a holder converts notes, we will pay any documentary, stamp or similar issue or transfer tax due on the issuance of any Class A common shares upon the conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax.

The transfer agent and registrar for our Class A common shares is American Stock Transfer & Trust Company, LLC.

Conversion upon Satisfaction of Market Price Condition

Prior to the close of business on the business day immediately preceding April 15, 2018, holders may surrender all or any portion of their notes for conversion during any calendar quarter commencing after the quarter ending December 31, 2013 if the “closing sale price” (as defined below) of our Class A common shares, for at least 20 trading days (whether or not consecutive) in the period of 30 consecutive trading days ending on the last trading day of the calendar quarter immediately preceding the calendar quarter in which the conversion occurs, is more than 120% of the conversion price of the notes in effect on each applicable trading day.

The “closing sale price” of our Class A common shares on any date means the closing per share sale price (or, if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) at 4:00 p.m. (New York City time) on such date as reported in composite transactions for The New York Stock Exchange or, if our Class A common shares are not listed on The New York Stock Exchange, the principal U.S. national or regional securities exchange on which our Class A common shares are listed for trading or, if our Class A common shares are not listed on a U.S. national or regional securities exchange, as reported by OTC Markets Group Inc. at 4:00 p.m. (New York City time) on such date (or in either case the then-standard closing time for regular trading on the relevant exchange or trading system). If the closing sale price of our Class A common shares is not so reported, the “closing sale price” will be the average of the mid-point of the last bid and ask prices for our Class A common shares on the relevant date from each of at least three nationally recognized independent investment banking firms selected by us for this purpose.

A “trading day” means a day on which (i) The New York Stock Exchange or, if our Class A common shares are not listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our Class A common shares are then listed is open for trading or, if our Class A common shares are not so listed, any business day and (ii) a closing sale price for our Class A common shares is available on such securities exchange or market. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

A “scheduled trading day” means any day that is scheduled to be a trading day on the principal U.S. national or regional securities exchange or market on which our Class A common shares are listed for trading. If our Class A common shares are not so listed, “scheduled trading day” means a “business day.”

Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes

If, prior to the close of business on the business day immediately preceding April 15, 2018, the “trading price” (as defined below) for the notes on each trading day during any five consecutive trading-day period is less than 98% of the closing sale price of our Class A common shares on such date multiplied by the then-current conversion rate, a holder may surrender notes for conversion at any time during the following 10 consecutive trading days.

The bid solicitation agent (which shall initially be the trustee) will, on our behalf, determine if the notes are convertible and will notify us and the trustee accordingly. However, the bid solicitation agent will have no obligation to determine the trading price of the notes unless we have requested such determination in writing, and we will have no obligation to make such request unless a holder provides us and the trustee with reasonable evidence that the trading price of the notes on any trading day would be less than 98% of the product of the then-current conversion rate multiplied by the closing sale price of our Class A common shares on that date. At such time, we will instruct the bid solicitation agent to determine the trading price of the notes beginning on such trading day and on each successive trading day until the trading price per $1,000 principal amount of the notes is greater than or equal to 98% of the product of the closing sale price of our Class A common shares and the conversion rate. If, at any time after the trading price condition has been met, the trading price for the notes is greater than or equal to 98% of the product of the closing sale price of our Class A common shares and the conversion rate for such date, the bid solicitation agent will, on our behalf, so notify the holders and the trustee.

“Trading price” means, on any date of determination, the average of the secondary market bid quotations per note obtained by the bid solicitation agent for $5,000,000 principal amount of the notes at approximately 3:30 p.m. (New York City time) on such determination date from three independent nationally recognized securities dealers we select; provided that if at least three such bids cannot reasonably be obtained, but two such bids can reasonably be obtained, then the average of these two bids shall be used; provided further that, if at least two such bids cannot reasonably be obtained, but one such bid can reasonably be obtained, this one bid shall be used. If on any date of determination (i) the bid solicitation agent cannot reasonably obtain at least one bid for $5,000,000 principal amount of the notes from an independent nationally recognized securities dealer, (ii) if we fail to request the bid solicitation agent to obtain bids when required or (iii) if we request the bid solicitation agent to obtain bids and the bid solicitation agent fails to make such determination, then, in each case, the trading price of the notes on such date of determination or on each trading day of such failure (as the case may be) will be deemed to be less than 98% of the closing sale price of our Class A common shares on such date multiplied by the then-current conversion rate.

Conversion upon Specified Corporate Transactions

Conversion upon Certain Distributions

If, prior to the close of business on the business day immediately preceding April 15, 2018, we elect to issue or distribute, as the case may be, to all or substantially all holders of our Class A common shares:

•

rights, options or warrants entitling them to subscribe for or purchase, for a period expiring within 45 days after the declaration date for such issuance, our Class A common shares at a price per share that is less than the closing sale price of our Class A common shares on the declaration date for such issuance; or

•	cash, debt securities (or other evidence of indebtedness) or other assets or securities (excluding dividends or distributions described in clause (1) of the description below under “—Conversion Rate Adjustments”), which distribution has a per share value exceeding 10% of the closing sale price of our Class A common shares as of the trading day immediately preceding the declaration date for such distribution, then, in either case, we must notify holders at least 45 scheduled trading days prior to the ex-dividend date for such distribution. Once we have given such notice, holders may surrender their notes for conversion at any time until the earlier of the close of business on the business day immediately preceding the ex-dividend date and our announcement that such issuance or distribution will not take place.

Conversion upon Certain Corporate Events

If a transaction or event that constitutes a “fundamental change” (as defined under “—Purchase of Notes at Your Option upon a Fundamental Change”) or a “make-whole adjustment event” (as defined under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event”) occurs prior to the close of business on the business day immediately preceding April 15, 2018, a holder may surrender notes for conversion at any time from and after the date that is 45 scheduled trading days prior to the anticipated effective date of the transaction or event until the close of business on the business day immediately preceding the related “fundamental change purchase date” (as defined under “—Purchase of Notes at Your Option upon a Fundamental Change”) or, if there is no such fundamental change purchase date, the 40th scheduled trading day immediately following the effective date of such transaction or event. In some circumstances involving a make-whole adjustment event, a converting holder will also be entitled to an increase in the conversion rate as described below under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event.” A holder may also require us to purchase all or a portion of its notes upon the occurrence of a fundamental change as described under “—Purchase of Notes at Your Option upon a Fundamental Change.” To the extent practicable, we will give notice to holders of the anticipated effective date for such transaction or event not more than 70 scheduled trading days nor less than 45 scheduled trading days prior to the anticipated effective date or, if we do not have knowledge of such transaction or event at least 45 scheduled trading days prior to the anticipated effective date, within one business day of the date upon which we receive notice, or otherwise become aware, of such transaction or event (but in no event later than the actual effective date of such transaction or event).

In addition, holders will also have the right to surrender notes for conversion if we are a party to a consolidation, merger or binding share exchange or a sale, assignment, conveyance, transfer, lease or other disposition of all or substantially all of our property and assets that does not also constitute a fundamental change, in each case pursuant to which our Class A common shares would be converted into cash, securities or other property. In such event, holders will have the right to surrender notes for conversion at any time from and including the 45th scheduled trading day prior to the anticipated effective date of such transaction to and including the 40th scheduled trading day following the effective date of such transaction. We will notify holders at least 45 scheduled trading days prior to the anticipated effective date of such transaction.

Conversion on or after April 15, 2018

On and after April 15, 2018 and until the close of business on the business day immediately prior to the stated maturity date, holders may surrender all or any portion of their notes for conversion regardless of whether any of the conditions described in “—Conversion upon Satisfaction of Market Price Condition,” “—Conversion upon Trading Price of Notes Falling Below 98% of Conversion Value of the Notes” or “—Conversion upon Specified Corporate Transactions” have been satisfied.

Settlement upon Conversion

Upon conversion, we may choose to pay or deliver, as the case may be, cash (a “cash settlement”), our Class A common shares plus cash in lieu of fractional shares (a “stock settlement”) or a combination of cash and our Class A common shares (a “combination settlement”), as described below. We refer to our election of a cash settlement, a stock settlement or a combination settlement as a “settlement method” and the amount we are required to pay or deliver, as the case may be, upon conversions as our “conversion obligation.”

All conversions on or after the 45th scheduled trading day immediately preceding the stated maturity date (the “final period date”) will be settled in the same settlement method. If we have not delivered a notice of our election of settlement method on or prior to the final period date, we will, with respect to any conversions thereafter, be deemed to have elected to satisfy our conversion obligation in a combination settlement with a “specified dollar amount” (as defined below) of $1,000.

For all conversions prior to the final period date, we will use the same settlement method for all conversions occurring on any given conversion date. Except for any conversions that occur on or after the final period date, we will not have any obligation to use the same settlement method with respect to conversions that occur on different conversion dates. For example, until the final period date, we may choose in respect of one conversion date to settle conversions by stock settlement and choose in respect of another conversion date to settle by combination settlement. If we elect a particular settlement method in connection with any conversion prior to the final period date, we will inform holders so converting through the trustee of the settlement method we have selected (including the specified dollar amount, if applicable), no later than the second trading day immediately following the related conversion date. If we do not make such an election, we will be deemed to have elected to satisfy our conversion obligation in a combination settlement with a specified dollar amount of $1,000. If we elect a combination settlement, but we do not timely notify converting holders of the specified dollar amount per $1,000 principal amount of notes, such specified dollar amount will be deemed to be $1,000.

We may, prior to the final period date, at our option, irrevocably elect a combination settlement with a particular specified dollar amount for all conversions subsequent to our notice by notice of such election to holders.

Settlement amounts will be computed as follows:

•

if we elect a stock settlement, we will deliver to the converting holder in respect of each $1,000 principal amount of notes being converted a number of our Class A common shares equal to the applicable conversion rate;

•

if we elect a cash settlement, we will pay to the converting holder in respect of each $1,000 principal amount of notes being converted cash in an amount equal to the sum of the daily conversion values for each of the 40 consecutive trading days during the related conversion period; and

•

if we elect (or are deemed to have elected) a combination settlement, we will deliver to holders in respect of each $1,000 principal amount of notes being converted a “settlement amount” equal to the sum of the daily settlement amounts (as defined below) for each of the 40 consecutive trading days during the related conversion period.

“Conversion period” with respect to any note means:

•

if the relevant conversion date occurs prior to the final period date, the 40 consecutive trading-day period beginning on, and including, the third trading day immediately following the related conversion date; and

•

if the relevant conversion date occurs on or after the final period date, the 40 consecutive trading-day period beginning on, and including, the 42nd scheduled trading day immediately preceding the stated maturity date.

The “daily settlement amount,” for each $1,000 aggregate principal amount of notes validly surrendered for conversion, and for each trading day during the conversion period, will consist of:

(1)	if (x) the daily conversion value for such trading day exceeds (y) the maximum cash amount per $1,000 principal amount of notes to be received upon conversion as specified in the notice regarding our chosen settlement method (the “specified dollar amount”), if any, divided by 40 (such quotient being referred to as the “daily measurement value”), the sum of:

(a)	a cash payment of the daily measurement value, and

(b)	a number of shares (the “daily net share settlement number”) equal to

(i)	the difference between the daily conversion value and the daily measurement value, divided by

(ii)	the daily VWAP of our Class A common shares for such trading day; or

(2)	if the daily conversion value for such trading day is less than or equal to the daily measurement value, a cash payment equal to the daily conversion value.

“Daily conversion value” means, for each trading day during the conversion period, one-fortieth (1/40th) of the product of (i) the applicable conversion rate on such trading day and (ii) the daily VWAP of our Class A common shares on such trading day.

No fractional shares will be issued upon conversion. Instead, we will pay cash in lieu of any fractional share based on the daily VWAP of our Class A common shares on the relevant conversion date (in the case of a stock settlement) or based on the daily VWAP of our Class A common shares on the last trading day of the relevant conversion period (in the case of any other settlement method).

“Daily VWAP” of our Class A common shares (or any security that is part of the reference property into which our Class A common shares have been converted, if applicable, as described below), in respect of any trading day, means the per share volume-weighted average price of our Class A common shares (or other security) as displayed under the heading “Bloomberg VWAP” on Bloomberg Page SSW Equity AQR (or its equivalent successor if such page is not available, or the Bloomberg Page for any security that is part of the reference property into which our Class A common shares have been converted, if applicable) in respect of the period from the scheduled open of trading until the scheduled close of trading of the primary trading session on such trading day or, if such volume-weighted average price is unavailable (or the reference property is not a security), the market value of one Class A common share (or other reference property) on such trading day as determined in good faith by our board of directors or a duly authorized committee thereof in a commercially reasonable manner, using a volume-weighted average price method (unless the reference property is not a security). The “daily VWAP” will be determined without regard to after-hours trading or any other trading outside the regular trading session.

For the purposes of determining settlement amounts only, “trading day” means a day on which (i) there is no “market disruption event” (as defined below) and (ii) The New York Stock Exchange or, if our Class A common shares are not listed on The New York Stock Exchange, the principal other U.S. national or regional securities exchange on which our Class A common shares are then listed is open for trading or, if our Class A common shares are not so listed, any business day. A “trading day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then-standard closing time for regular trading on the relevant exchange or trading system.

For the purposes of determining settlement amounts only, “market disruption event” means (i) a failure by the primary exchange or quotation system on which our Class A common shares trade or are quoted to open for trading during its regular trading session or (ii) the occurrence or existence for more than one half-hour period in the aggregate on any scheduled trading day for our Class A common shares of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by The New York Stock Exchange or otherwise) in our Class A common shares or in any options, contracts or future contracts relating to our Class A common shares, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

The settlement amounts upon conversion of the notes will be paid or delivered, as the case may be, through the conversion agent. This payment or delivery, as the case may be, will be made (i) three business days after the conversion date in the case of a stock settlement or (ii) three business days after the last day of the conversion period (in any other case); provided, however, that if prior to the conversion date for any converted notes our Class A common shares have been replaced by reference property consisting solely of cash (pursuant to the provisions described under “—Recapitalizations, Reclassifications and Changes to Our Class A Common Shares”), we will pay the consideration due in respect of conversion on the third business day immediately following the related conversion date, and, notwithstanding the foregoing, no conversion period will apply to those conversions. As a result of the foregoing provisions and related definitions, in the case of cash or combination settlement, if a market disruption event occurs on a scheduled trading day during the conversion period, or if such scheduled trading day is not a trading day for any other reason, then the daily conversion value or daily settlement amount, as applicable, will be determined on the next following trading day and delivery of the settlement amount will be delayed accordingly. No interest will accrue on account of such delay.

Each conversion will be deemed to have been effected immediately prior to the close of business on the conversion date; provided, however, that the person in whose name any of our Class A common shares shall be issuable upon such conversion will be deemed by us to be the holder of record of such shares as of the close of business on the conversion date (in the case of a stock settlement) or the last trading day of the relevant conversion period (in any other case).

Conversion Rate Adjustments

The conversion rate will be adjusted as described below:

(1) If we issue solely our Class A common shares as a dividend or distribution on all or substantially all of our Class A common shares, or if we subdivide or combine our Class A common shares, the conversion rate will be adjusted based on the following formula:

CR = CR0 ×	OS
OS0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the “ex-dividend date” (as defined below) for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Class A common shares, as the case may be;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such dividend or distribution, or immediately after the open of business on the effective date of such subdivision or combination of Class A common shares, as the case may be;

OS0 = the number of our Class A common shares outstanding immediately prior to the open of business on the ex-dividend date for such dividend or distribution, or immediately prior to the open of business on the effective date of such subdivision or combination of Class A common shares, as the case may be; and

OS = the number of our Class A common shares that would be outstanding immediately after giving effect to such dividend or distribution, or immediately after the effective date of such subdivision or combination of Class A common shares, as the case may be.

Any adjustment made under this clause (1) will become effective immediately after the open of business on the ex-dividend date for such dividend or distribution (regardless of whether the distribution date is scheduled to occur after the maturity date), or immediately after the open of business on the effective date of such subdivision or combination of Class A common shares, as the case may be. If such dividend, distribution, subdivision or combination described in this clause (1) is declared but not so paid or made, the conversion rate shall be immediately readjusted, effective as of the date our board of directors or a duly authorized committee thereof determines not to pay such dividend or distribution or to effect such subdivision or combination, to the conversion rate that would then be in effect if such dividend or distribution had not been declared or subdivision or combination had not been announced.

(2) If an ex-dividend date occurs for a distribution to all or substantially all holders of our Class A common shares of any rights, options or warrants entitling them for a period of not more than 45 calendar days from the announcement date for such distribution to subscribe for or purchase our Class A common shares, at a price per share less than the average of the closing sale prices of our Class A common shares for the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution, the conversion rate will be increased based on the following formula:

CR = CR0 ×	OS0 + X
OS0 + Y

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

OS0 = the number of our Class A common shares outstanding immediately prior to the open of business on the ex-dividend date for such distribution;

X = the total number of our Class A common shares issuable pursuant to such rights, options or warrants; and

Y = the number of our Class A common shares equal to the aggregate price payable to exercise such rights, options or warrants divided by the average of the closing sale prices of our Class A common shares over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the announcement date for such distribution.

Any increase made under this clause (2) will be made successively whenever any such rights, options or warrants are issued and will become effective immediately after the open of business on the ex-dividend date for such distribution, regardless of whether the distribution date is scheduled to occur after the maturity date. To the extent that such rights, options or warrants expire prior to the maturity date and Class A common shares are not delivered after the expiration of such rights, options or warrants, the conversion rate shall be decreased to the conversion rate that would then be in effect had the increase with respect to the issuance of such rights, options or warrants been made on the basis of delivery of only the number of Class A common shares actually delivered. If such rights, options or warrants were scheduled to be distributed prior to the maturity date and are not so distributed, the conversion rate shall be decreased to the conversion rate that would then be in effect if the ex-dividend date for such distribution had not occurred.

For purposes of this clause (2) and for purposes of the first bullet under “—Conversion upon Specified Corporate Transactions—Conversion upon Certain Distributions,” in determining whether any rights, options or warrants entitle the holders to subscribe for or purchase our Class A common shares at a price that is less than the average of the closing sale prices of our Class A common shares for each trading day in the applicable 10 consecutive trading-day period, there shall be taken into account any consideration we receive for such rights, options or warrants and any amount payable on exercise thereof, with the value of such consideration if other than cash to be determined in good faith by our board of directors or a duly authorized committee thereof.

(3) If an ex-dividend date occurs for a distribution (the “relevant distribution”) of shares of our capital stock, evidences of our indebtedness or other assets or property of ours or rights, options or warrants to acquire our capital stock or other securities, to all or substantially all holders of our Class A common shares (excluding (i) dividends or distributions and rights, options or warrants as to which an adjustment was effected under clause (1) or (2) above; (ii) dividends or distributions paid exclusively in cash; and (iii) spin-offs as defined below in this clause (3)), then the conversion rate will be increased based on the following formula:

CR = CR0 ×	SP0
SP0 – FMV

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the average of the closing sale prices of our Class A common shares over the 10 consecutive trading-day period ending on, and including, the trading day immediately preceding the ex-dividend date for such distribution; and

FMV = the fair market value (as determined in good faith by our board of directors or a duly authorized committee thereof) of the shares of capital stock, evidences of indebtedness, assets or property or rights, options or warrants distributed with respect to each outstanding Class A common share as of the open of business on the ex-dividend date for such distribution.

Any increase made under the above portion of this clause (3) will become effective immediately after the open of business on the ex-dividend date for such distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if such distribution is scheduled to be paid or made prior to the maturity date and is not so paid or made, the conversion rate shall be decreased to be the conversion rate that would then be in effect if such distribution had not been declared. Notwithstanding the foregoing, if “FMV” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, in respect of each $1,000 principal amount thereof, at the same time and upon the same terms as holders of our Class A common shares, without having to convert its notes, the amount and kind of the relevant distribution that such holder would have received if such holder owned a number of Class A common shares equal to the conversion rate in effect on the ex-dividend date for the distribution.

With respect to an adjustment pursuant to this clause (3) where there has been an ex-dividend date for a dividend or other distribution on our Class A common shares of shares of capital stock of any class or series, or similar equity interest, of or relating to a subsidiary or other business unit, that are, or, when issued, will be, listed or admitted for trading on a U.S. national securities exchange, which we refer to as a “spin-off,” the conversion rate will be increased based on the following formula:

CR = CR0 ×	FMV + MP0
MP0

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for the spin-off;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for the spin-off;

FMV = the average of the closing sale prices of the capital stock or similar equity interest distributed to holders of our Class A common shares applicable to one Class A common share (determined by reference to the definition of “closing sale price” set forth under “—Conversion upon Satisfaction of Market Price Condition” as if references therein to our Class A common shares were to such capital stock or similar equity interest) over the first 10 consecutive trading-day period commencing on, and including, the ex-dividend date for the spin-off (such period, the “valuation period”); and

MP0 = the average of the closing sale prices of our Class A common shares over the valuation period.

The adjustment to the conversion rate under the preceding paragraph of this clause (3) will be determined on the last day of the valuation period but will be given effect immediately after the open of business on the ex-dividend date for the spin-off. If the ex-dividend date for the spin-off is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (3) to 10 trading days shall be deemed to be replaced solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for the spin-off to, and including, the last trading day of such conversion period. In respect of any conversion during the valuation period for any spin-off, references within this clause (3) related to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the ex-dividend date for such spin-off to, but excluding, the relevant conversion date.

(4) If an ex-dividend date occurs for a cash dividend or distribution to all, or substantially all, holders of our outstanding Class A common shares (other than any dividend or distribution in connection with our liquidation, dissolution or winding up), the conversion rate will be increased based on the following formula:

CR = CR0 ×	SP0
SP0 –C

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the ex-dividend date for such distribution;

CR = the conversion rate in effect immediately after the open of business on the ex-dividend date for such distribution;

SP0 = the closing sale price of our Class A common shares on the trading day immediately preceding the ex-dividend date for such distribution; and

C = the amount in cash per share we pay or distribute to all or substantially all holders of our Class A common shares.

Any increase made under this clause (4) shall become effective immediately after the open of business on the ex-dividend date for such dividend or distribution. No adjustment pursuant to the above formula will result in a decrease of the conversion rate. However, if any dividend or distribution described in this clause (4) is scheduled to be paid or made prior to the maturity date but is not so paid or made, the new conversion rate shall be readjusted to the conversion rate that would then be in effect if such dividend or distribution had not been declared.

Notwithstanding the foregoing, if “C” (as defined above) is equal to or greater than “SP0” (as defined above), in lieu of the foregoing increase, each holder of a note shall receive, for each $1,000 principal amount of notes, at the same time and upon the same terms as holders of our Class A common shares, without having to convert its notes, the amount of cash that such holder would have received if such holder owned a number of our Class A common shares equal to the conversion rate on the ex-dividend date for such cash dividend or distribution.

(5) If we or any of our subsidiaries makes a payment in respect of a tender or exchange offer for our Class A common shares and, if the cash and value of any other consideration included in the payment per Class A common share exceeds the average of the closing sale prices of our Class A common shares over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the last date on which tenders or exchanges may be made pursuant to such tender or exchange offer (the “expiration date”), the conversion rate will be increased based on the following formula:

CR = CR0 ×	AC + (OS × SP)
OS0 × SP

where,

CR0 = the conversion rate in effect immediately prior to the open of business on the trading day next succeeding the expiration date;

CR = the conversion rate in effect immediately after the open of business on the trading day next succeeding the expiration date;

AC = the aggregate value of all cash and any other consideration (as determined in good faith by our board of directors or a duly authorized committee thereof) paid or payable for shares purchased in such tender or exchange offer;

OS0 = the number of our Class A common shares outstanding immediately prior to the time (the “expiration time”) such tender or exchange offer expires (prior to giving effect to such tender or exchange offer);

OS = the number of our Class A common shares outstanding immediately after the expiration time (after giving effect to such tender or exchange offer); and

SP = the average of the closing sale prices of our Class A common shares over the 10 consecutive trading-day period commencing on, and including, the trading day next succeeding the expiration date.

The adjustment to the conversion rate under the preceding paragraph of this clause (5) will be determined at the close of business on the tenth trading day immediately following, but excluding, the expiration date but will be given effect at the open of business on the trading day next succeeding the expiration date. If the trading day next succeeding the expiration date is less than 10 trading days prior to, and including, the end of the conversion period in respect of any conversion, references within this clause (5) to 10 trading days shall be deemed to be replaced solely in respect of that conversion, with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, and including, the last trading day of such conversion period. In respect of any conversion during the 10 trading days commencing on the trading day next succeeding the expiration date, references within this clause (5) to 10 trading days shall be deemed to be replaced with such lesser number of trading days as have elapsed from, and including, the trading day next succeeding the expiration date to, but excluding, the relevant conversion date. No adjustment pursuant to the above formula will result in a decrease of the conversion rate.

As used in this section, “ex-dividend date” means the first date on which our Class A common shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive the issuance, dividend or distribution in question, from us or, if applicable, from the seller of our Class A common shares on such exchange or market (in the form of due bills or otherwise) as determined by such exchange or market.

If:

•

we elect to satisfy our conversion obligation through a combination settlement and Class A common shares are deliverable to settle the daily net share settlement number for a given trading day within the conversion period applicable to notes that you have converted,

•	any distribution, transaction or event described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion rate on the trading day in question, and

•

the shares you will receive in respect of such trading day are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction.

If:

•	we elect to satisfy our conversion obligation through a stock settlement,

•	any distribution or transaction described in clauses (1) to (5) above has not yet resulted in an adjustment to the conversion rate on a given conversion date, and

•

the shares you will receive on settlement of the related conversion are not entitled to participate in the relevant distribution or transaction (because they were not held on a related record date or otherwise), then we will adjust the number of shares that we deliver to you in respect of the relevant trading day to reflect the relevant distribution or transaction. Notwithstanding the foregoing, if a conversion rate adjustment becomes effective on any ex-dividend date as described above, and a holder that has converted its notes on or after such ex-dividend date and on or prior to the related record date would be treated as the record holder of our Class A common shares as of the related conversion date as described under “—Settlement upon Conversion” based on an adjusted conversion rate for such ex-dividend date, then, notwithstanding the foregoing conversion rate adjustment provisions, the conversion rate adjustment relating to such ex-dividend date will not be made for such converting holder. Instead, such holder will be treated as if such holder were the record owner of our Class A common shares on an unadjusted basis and participate in the related dividend, distribution or other event giving rise to such adjustment.

We currently have a rights plan in effect with respect to our Class A common shares. To the extent that rights plan or any other rights plan (i.e., a poison pill) is in effect upon conversion of the notes, you will receive, in addition to any common stock received in connection with such conversion, the rights under the rights plan, unless prior to any conversion, the rights have separated from our Class A common shares, in which case the conversion rate will be adjusted at the time of separation as if we distributed to all holders of our Class A common shares, shares of our capital stock, evidences of indebtedness or other assets or property as described in clause (3) above, subject to readjustment in the event of the expiration, termination or redemption of such rights.

We are permitted to increase the conversion rate of the notes by any amount for a period of at least 20 business days so long as the increase is irrevocable during the period and our board of directors determines that such increase would be in our best interest. We must give at least 15 days’ prior notice of any such increase in the conversion rate. We may also (but are not required to) increase the conversion rate to avoid or diminish income tax to holders of our Class A common shares or rights to purchase our Class A common shares in connection with a dividend or distribution of shares (or rights to acquire shares) or similar events.

You may, in some circumstances, including the distribution of cash dividends to holders of our Class A common shares, be deemed to have received a distribution or dividend subject to U.S. federal income tax as a result of an adjustment or the nonoccurrence of an adjustment to the conversion rate. For a discussion of the U.S. federal income tax treatment of an adjustment to the conversion rate, see “Certain Material United States Federal Income Tax Considerations” below for a relevant discussion.

Adjustments to the conversion rate will be calculated to the nearest 1/10,000th of a share.

Whenever any provision of the indenture requires us to calculate the closing sale prices, daily VWAPs, daily conversion values, daily settlement amounts or the “stock price” for purposes of a make-whole adjustment event over a span of multiple days, the board of directors or a committee thereof will make appropriate adjustments to account for any adjustment to the conversion rate that becomes effective, or any event requiring an adjustment to the conversion rate where the ex-dividend date of the event occurs, at any time during the period from which such closing sale prices, daily VWAPs, daily conversion values, daily settlement amounts or stock prices are to be calculated.

No adjustment to the conversion rate need be made for a given transaction if holders of the notes will participate in that transaction, without conversion of the notes, on the same terms and at the same time as a holder of a number of Class A common shares equal to the principal amount of a holder’s notes divided by $1,000 and multiplied by the conversion rate would participate.

If we adjust the conversion rate pursuant to the above provisions, we will deliver to the conversion agent a certificate setting forth the conversion rate, detailing the calculation of the conversion rate and describing the facts upon which the adjustment is based. In addition, we will issue a press release containing the relevant information (and make the press release available on our website).

Recapitalizations, Reclassifications and Changes to Our Class A Common Shares

In the event of:

•	any recapitalization, reclassification or change of our Class A common shares (other than changes resulting from a subdivision or combination);

•	a consolidation, merger, combination, binding share exchange or similar transaction involving us;

•	a sale, assignment, conveyance, transfer, lease or other disposition to another person of our property and assets as an entirety or substantially as an entirety; or

•	a liquidation or dissolution of us,

in each case, in which holders of our outstanding Class A common shares are entitled to receive cash, securities or other property for their Class A common shares (“reference property” and any such transaction, a “share exchange event”), we or the successor or purchasing company, as the case may be, will execute with the trustee a supplemental indenture providing that, at and after the effective time of such share exchange event, holders of each $1,000 principal amount of notes will be entitled thereafter to convert their notes into the kind and amount of shares of stock, other securities or other property or assets (including cash or any combination thereof) that a holder of a number of our Class A common shares equal to the conversion rate immediately prior to such share exchange event would have owned or been entitled to receive upon such share exchange event. However, at and after the effective time of any such share exchange event, (i) we will continue to have the right to determine the form of consideration to be paid or delivered, as the case may be, upon conversion of notes, as set forth under “—Settlement upon Conversion,” (ii) any amount otherwise payable in cash upon conversion of the notes will continue to be payable in cash as described under the provision under “—Settlement upon Conversion,” (iii) any Class A common shares that we would have been required to deliver upon conversion of the notes as set forth under “—Settlement upon Conversion” will instead be deliverable in the amount and type of reference property that a holder of that number of our Class A common shares would have received in such share exchange event and (iv) the daily VWAP will be calculated based on the value of a unit of reference property that a holder of one Class A common share would have received in such share exchange event. The supplemental indenture will also provide for anti-dilution and other adjustments that are as nearly equivalent as possible to the adjustments set described under “—Conversion Rate Adjustments” above. If the reference property in respect of any such share exchange event includes shares of stock, securities or other property or assets of a company other than the successor or purchasing corporation, as the case may be, in such share exchange event, such other company will also execute such supplemental indenture, and such supplemental indenture will contain such additional provisions to protect the interests of the holders, including the right of holders to require us to purchase their notes upon a fundamental change as described under “—Purchase of Notes at Your Option on a Fundamental Change” below, as the board of directors (or an authorized committee thereof) reasonably considers necessary by reason of the foregoing. If the notes become convertible into reference property, we will notify the trustee and issue a press release containing the relevant information (and make the press release available on our website). Throughout this section (“—Conversion of Notes”), if our Class A common shares have been replaced by reference property as a result of any share exchange event, references to our Class A common shares are intended to refer to such reference property, subject to the provisions of the related supplemental indenture.

For purposes of the foregoing, the type and amount of consideration that holders of our Class A common shares are entitled to in the case of share exchange events that cause our Class A common shares to be converted into the right to receive more than a single type of consideration because the holders of our Class A common shares have the right to elect the type of consideration they receive will be deemed to be the weighted average of the types and amounts of consideration received by the holders of our Class A common shares that affirmatively make such an election. If the holders receive only cash in such share exchange event, then for all conversions that occur after the effective date of such share exchange event (i) the consideration due upon conversion of each $1,000 principal amount of notes shall be solely cash in an amount equal to the conversion rate in effect on the conversion date (as may be increased by any additional shares as described under “—Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event”), multiplied by the price paid per Class A common share in such share exchange event and (ii) we will satisfy our conversion obligation by paying cash to converting holders on the third business day immediately following the conversion date. We will notify holders of the weighted average as soon as practicable after such determination is made. We will agree in the indenture not to become a party to any share exchange event unless its terms are consistent with the foregoing.

Conversion Procedures

The right of conversion attaching to any note may be exercised (a) if such note is represented by a global security, by book-entry transfer to the conversion agent through the facilities of DTC and compliance with DTC’s then applicable conversion procedures or (b) if such note is represented by a certificated security, by delivery of such note at the specified office of the conversion agent, accompanied by a duly signed and completed notice of conversion and appropriate endorsements and transfer documents if required by the conversion agent. We will pay any documentary, stamp or similar issue or transfer tax on the issuance of any Class A common shares upon conversion of the notes, unless the tax is due because the holder requests such shares to be issued in a name other than the holder’s name, in which case the holder will pay the tax. We refer to the date a holder complies with the relevant procedures for conversion described above as the “conversion date.”

If you have submitted your notes for purchase upon a fundamental change, you may only convert your notes if you withdraw your purchase notice prior to the fundamental change purchase date, as described below under “—Purchase of Notes at Your Option upon a Fundamental Change.” If your notes are submitted for purchase upon a fundamental change, your right to withdraw your purchase notice and convert the notes that are subject to purchase will terminate at 5:00 p.m. (New York City time) on the business day immediately preceding such purchase date.

Adjustment to Conversion Rate upon Conversion upon a Make-Whole Adjustment Event

If you elect to convert your notes at any time from, and including, the effective date of a “make-whole adjustment event” (as defined below) to, and including, the business day immediately preceding the related fundamental change purchase date, or if a make-whole adjustment event does not also constitute a fundamental change as described below under “—Conversion of Notes—Purchase of Notes at Your Option upon a Fundamental Change,” the 35th scheduled trading day immediately following the effective date of such make-whole adjustment event (such period, the “make-whole adjustment event period”), the conversion rate will be increased by an additional number of Class A common shares (these shares being referred to as the “additional shares”) as described below. We will notify holders, the trustee and the conversion agent of the anticipated effective date of such make-whole adjustment event and issue a press release as soon as practicable after we first determine the anticipated effective date of such make-whole adjustment event (and make the press release available on our website). We will use our commercially reasonable efforts to give notice to holders of the anticipated effective date for a fundamental change not more than 70 scheduled trading days nor less than 45 scheduled trading days prior to the anticipated effective date.

A “make-whole adjustment event” is (i) any “change in control” as described below under “—Purchase of Notes at Your Option upon a Fundamental Change” (determined after giving effect to any exceptions or exclusions from such definition but without giving effect to the proviso in clause (2) of the definition thereof) and (ii) any “termination of trading” as described below under “—Purchase of Notes at Your Option upon a Fundamental Change.”

The number of additional shares, if any, by which the conversion rate will be increased for conversions in connection with a make-whole adjustment event will be determined by reference to the table below, based on the date on which the make-whole adjustment event occurs or becomes effective, which we refer to as the “effective date,” and (1) the price paid or deemed to be paid per Class A common share in the change in control in the case of a make-whole adjustment event described in the second clause of the definition of change in control, in the event that our Class A common shares are acquired for cash, or (2) the average of the closing sale prices of our Class A common shares over the five trading-day period ending on the trading day immediately preceding the effective date of such other make-whole adjustment event, in the case of any other make-whole adjustment event. We refer to the amount determined under the first or second clause of the preceding sentence, as applicable, as the “stock price.”

The stock prices set forth in the first row of the table below (i.e., column headers) and the number of additional shares in the table below will be adjusted as of any date on which the conversion rate of the notes is adjusted as described under “—Conversion of Notes—Conversion Rate Adjustments.” The adjusted stock prices will equal the stock prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the conversion rate immediately prior to the adjustment giving rise to the stock price adjustment and the denominator of which is the conversion rate as so adjusted. The number of additional shares will be adjusted in the same manner and at the same time as the conversion rate as set forth under “—Conversion of Notes—Conversion Rate Adjustments.”

The following table sets forth the number of additional shares to be added to the conversion rate for each $1,000 principal amount of notes based on hypothetical stock prices and effective dates:

Stock Price
Effective Date	$	$	$	$	$	$	$	$	$	$	$	$	$	$	$
October , 2013
October 15, 2014
October 15, 2015
October 15, 2016
October 15, 2017
October 15, 2018

The exact stock prices and effective dates may not be set forth in the table above, in which case if the stock price is:

•

between two stock prices in the table or the effective date is between two effective dates in the table, the number of additional shares will be determined by a straight-line interpolation between the number of additional shares set forth for the higher and lower stock prices and the earlier and later effective dates based on a 365-day year, as applicable;

•

in excess of $         per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate; and

•	less than $ per share (subject to adjustment in the same manner as the stock prices set forth in the column headings of the table above), no additional shares will be added to the conversion rate.

Notwithstanding anything in the indenture to the contrary, we may not increase the conversion rate to more than                 shares per $1,000 principal amount of notes pursuant to the events described in this section, though we will adjust such number of shares for the same events for which we must adjust the conversion rate as described under “—Conversion of Notes—Conversion Rate Adjustments” above.

Our obligation to increase the conversion rate upon the occurrence of a make-whole adjustment event could be considered a penalty, in which case the enforceability thereof would be subject to general principles of reasonableness and equitable remedies.

Purchase of Notes at Your Option upon a Fundamental Change

If a fundamental change occurs, you will have the option to require us to purchase for cash all or any portion of your notes that is equal to $1,000, or an integral multiple of $1,000, on the day of our choosing that is not less than 20 or more than 35 business days after the occurrence of such fundamental change (such day, the “fundamental change purchase date”) at a purchase price (the “fundamental change purchase price”) equal to 100% of the principal amount of the notes to be purchased, plus accrued and unpaid interest to but excluding the fundamental change purchase date (unless the fundamental change purchase date is after a regular record date and on or prior to the interest payment date to which it relates, in which case interest accrued to the interest payment date will be paid to holders of the notes as of the preceding record date, and the price we are required to pay to the holder surrendering the note for purchase will be equal to 100% of the principal amount of notes subject to purchase and will not include any accrued and unpaid interest).

We will mail to the trustee and to each holder a written notice of the fundamental change within 10 business days after the occurrence of such fundamental change and issue a press release announcing the occurrence of such fundamental change (and make the press release available on our website). This notice shall state certain specified information, including:

•	the events causing the fundamental change;

•

the effective date of the fundamental change, and whether the fundamental change is a make-whole adjustment event, in which case the notice shall state the effective date of the make-whole adjustment event;

•	information about the holders’ right to convert the notes;

•	information about the holders’ right to require us to purchase the notes;

•	the last date on which a holder may exercise the purchase right;

•	the fundamental change purchase price;

•	the fundamental change purchase date;

•	the conversion rate and any adjustments to the conversion rate;

•	the procedures required for exercise of the purchase option upon the fundamental change; and

•	the name and address of the paying and conversion agents.

You must deliver written notice of your exercise of this purchase right to the paying agent during the period between the delivery of the fundamental change notice and the close of business on the business day immediately preceding the fundamental change purchase date. The written notice must specify the notes for which the purchase right is being exercised. If you wish to withdraw this election, you must provide a written notice of withdrawal to the paying agent at any time until the close of business on the business day immediately preceding to the fundamental change purchase date. If the notes are not in certificated form, the notice given by each holder (and any withdrawal notice) must comply with applicable DTC procedures.

“Fundamental change” means the occurrence of a change in control or a termination of trading.

A “change in control” will be deemed to have occurred if any of the following occurs after the time the notes are originally issued:

(1)	any “person” or “group” within the meaning of Section 13(d) under the Exchange Act of 1934, as amended, or the Exchange Act, is or becomes the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of either (A) shares of our voting stock representing 50% or more of the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors, or has the power, directly or indirectly, to elect a majority of the members of our board of directors or (B) Class A common shares representing more than 50% of the number of our outstanding Class A common shares, other than, with respect to clauses (A) and (B) above, any of Dennis R. Washington, Kyle R. Washington and Kevin L. Washington, any spouse, father, mother, brother, sister, lineal descendant of spouse or lineal descendant of such individuals, and each of their respective controlled affiliates, estate planning vehicles, trusts and related entities (such persons “Permitted Holders”); provided that the total beneficial ownership of all Permitted Holders does not exceed 70% of (1) the total voting power of all outstanding classes of our voting stock entitled to vote generally in elections of directors or (2) the total number of outstanding Class A common shares;

(2)	we consolidate with, enter into a binding share exchange, merger or similar transaction with or into another person or we sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of our assets, or any person consolidates with, or merges with or into, us, in any such event; provided that any merger, binding share exchange, consolidation or similar transaction pursuant to which the persons that “beneficially owned,” directly or indirectly, the shares of our voting stock immediately prior to such transaction “beneficially own,” directly or indirectly, shares of our voting stock representing at least a majority of the total voting power of all outstanding classes of voting stock of the surviving or transferee person and such holders’ proportional voting power immediately after such transaction vis-à-vis each other with respect to the securities they receive in such transaction will be in substantially the same proportions as their respective voting power vis-à-vis each other immediately prior to such transaction will not constitute a “change in control”; or

(3)	the holders of our capital stock approve any plan or proposal for the liquidation or dissolution of us (whether or not otherwise in compliance with the indenture).

However, notwithstanding the foregoing, a “change in control” will not be deemed to have occurred if at least 90% of the consideration paid for our Class A common shares in a transaction or transactions described under clause (2) of the definition of “change in control” above, excluding cash payments for any fractional share and cash payments made pursuant to dissenters’ appraisal rights, consists of common stock traded on The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors), or will be so traded immediately following the merger, consolidation or other transaction, and, as a result therefrom, such consideration becomes the reference property for the notes.

A “termination of trading” means that our Class A common shares or the reference property in respect of the notes are not approved for listing on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors).

The term “all or substantially all” as used in the definition of change in control in respect of the sale, lease or transfer of our assets will likely be interpreted under applicable state law and will be dependent upon particular facts and circumstances. Although there is a developing body of case law interpreting the phrase “substantially all,” there is no precise, established definition of this phrase under applicable law. As a result, we cannot assure you how a court would interpret this phrase under applicable law if you elect to exercise your rights following the occurrence of a transaction which you believe constitutes a transfer of “all or substantially all” of our assets.

We will be required to purchase notes that have been validly surrendered for purchase and not withdrawn on the fundamental change purchase date. You will receive payment of the fundamental change purchase price promptly following the later of the fundamental change purchase date or the time of book-entry transfer or the delivery of your notes. If the paying agent holds money sufficient to pay the fundamental change purchase price of the notes on the fundamental change purchase date, then:

•	the notes will cease to be outstanding and interest will cease to accrue (whether or not book-entry transfer of the notes is made or whether or not the note is delivered to the paying agent); and

•

all other rights of the holder will terminate (other than (x) the right to receive the fundamental change purchase price and (y) the right of the holder on the regular record date to receive the corresponding interest payment, if applicable).

In connection with any purchase of notes in the event of a fundamental change, we will, in accordance with the indenture:

•	comply with the provisions of Rule 13e-4, Rule 14e-1 and any other tender offer rules under the Exchange Act, to the extent any such rules are applicable;

•	file a Schedule TO or any successor or similar schedule, if required, under the Exchange Act; and

•	otherwise comply with all federal and state securities laws in connection with any offer by us to purchase the notes upon a fundamental change,

in each case, so as to permit the rights and obligations under this “—Purchase of Notes at Your Option upon a Fundamental Change” section to be exercised in the time and in the manner specified in the indenture.

No notes may be purchased by us at the option of holders upon a fundamental change if the principal amount of the notes has been accelerated, and such acceleration has not been rescinded, on or prior to the purchase date for such fundamental change (except in the case of an acceleration resulting from a default by us in the payment of the fundamental change purchase price with respect to such notes).

The fundamental change purchase feature may make more difficult or discourage a takeover of us and the removal of incumbent management. We are not, however, aware of any specific effort to accumulate our Class A common shares or to obtain control of us by means of a merger, tender offer, solicitation or otherwise. In addition, the fundamental change purchase feature is not part of a plan by management to adopt a series of anti-takeover provisions. Instead, the fundamental change purchase feature is a standard term contained in other similar convertible debt offerings.

We could, in the future, enter into certain transactions, including recapitalizations, that would not constitute a fundamental change but would increase the amount of debt, including senior indebtedness, outstanding, or otherwise adversely affect a holder. Neither we nor our subsidiaries are prohibited from incurring debt, including senior indebtedness, under the indenture. The incurrence of significant amounts of additional debt could adversely affect our ability to service our debt, including the notes.

If a fundamental change were to occur, we may not have sufficient funds to pay the fundamental change purchase price for the notes tendered by holders. Our existing credit facility contains, and any future credit agreements or other agreements relating to our indebtedness may contain, provisions prohibiting purchase of the notes under some circumstances or expressly prohibiting our purchase of the notes upon a fundamental change or may provide that a fundamental change constitutes an event of default under that agreement. If a fundamental change occurs at a time when we are prohibited from purchasing notes, we could seek the consent of our lenders to purchase the notes or attempt to refinance this debt. If we do not obtain any required consent, we would not be permitted to purchase the notes. Our failure to purchase tendered notes would constitute an event of default under the indenture, which could constitute an event of default under our senior indebtedness then outstanding, if any, and might constitute a default under the terms of our other indebtedness then outstanding, if any.

Consolidation, Merger and Sale of Assets

We may not consolidate with, enter into a binding share exchange with, or merge with or into, another person or sell, assign, convey, transfer, lease or otherwise dispose of our properties and assets substantially as an entirety to any successor person, unless:

•

the successor person is a corporation organized and existing under the laws of the Marshall Islands, the United States, any state of the United States or the District of Columbia and expressly assumes by supplemental indenture all of our obligations under the notes and the indenture (including, for the avoidance of doubt, the obligation to pay additional amounts as set forth above under “—Additional Amounts”);

•	immediately after giving effect to the transaction, no default or event of default shall have occurred and be continuing; and

•	other conditions specified in the indenture are met.

Upon any such consolidation, merger or transfer, the resulting, surviving or transferee corporation (if not us) shall succeed to us, and may exercise every right and power of ours, under the indenture.

Although these types of transactions are permitted under the indenture, certain of the foregoing transactions could constitute a “change in control” permitting each holder to require us to purchase the notes of such holder as described above.

Events of Default

Each of the following will constitute an event of default under the indenture:

(1)	we fail to pay the principal of any note when due;

(2)	we fail to pay or deliver, as the case may be, the conversion obligation owing upon conversion of any note (including any additional shares) within five business days;

(3)	we fail to pay any interest or additional amounts, if any, on any note when due, and such failure continues for 30 days;

(4)	we fail to pay the fundamental change purchase price of any note when due;

(5)	we fail to provide timely notice of a fundamental change, make-whole adjustment event or a specified corporate transaction in accordance with the terms of the indenture;

(6)	we fail to perform any other covenant required of us in the indenture (other than a covenant or agreement a default in whose performance or whose breach is specifically dealt with in clauses (1) through (5) above) and such failure continues for 60 days after notice is given in accordance with the indenture;

(7)	any indebtedness for money borrowed by, or any other payment obligation of, us in an outstanding principal amount, individually or in the aggregate, in excess of $25 million is not paid within any applicable grace period after final maturity (or when otherwise due by acceleration or otherwise);

(8)	we fail to pay one or more final and non-appealable judgments entered by a court or courts of competent jurisdiction, the aggregate uninsured or unbonded portion of which is in excess of $25 million, if the judgments are not paid, discharged or stayed within 90 days; and

(9)	certain events of bankruptcy, insolvency or reorganization of us.

If an event of default, other than an event of default described in clause (9) above, occurs and is continuing, either the trustee or the holders of at least 25% in aggregate principal amount of the outstanding notes may declare the principal amount of the notes to be due and payable immediately. If an event of default described in clause (9) above occurs, the principal amount of the notes and accrued and unpaid interest, if any, will automatically become immediately due and payable.

After any such acceleration, but before a judgment or decree based on acceleration, the holders of a majority in aggregate principal amount of the notes may, under certain circumstances, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, have been cured or waived.

Notwithstanding the foregoing, if we so elect, the sole remedy under the indenture for an event of default relating to (i) our failure to file with the trustee pursuant to Section 314(a)(1) of the Trust Indenture Act any documents or reports that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act or (ii) the failure to comply with our reporting obligations to the trustee and the SEC, as described under “—Reports” below, will, after the occurrence of such an event of default, consist exclusively of the right to receive additional interest on the notes at an annual rate equal to (i) 0.25% per annum of the outstanding principal amount of the notes for each day during the 90-day period beginning on, and including, the date on which such event of default first occurs and on which such event of default is continuing; and (ii) 0.50% per annum of the outstanding principal amount of the notes for each day during the 90-day period beginning on, and including, the 91st day following, and including the date on which such event of default first occurs and on which such event of default is continuing. In the event we do not elect to pay the additional interest upon an event of default in accordance with this paragraph, the notes will be subject to acceleration as provided above. This additional interest will be payable in arrears on the same dates and in the same manner as regular interest on the notes. On the 181st day after such event of default first occurs (if not waived or cured prior to such 181st day), such additional interest will cease to accrue and the notes will be subject to acceleration as provided above. The provisions of the indenture described in this paragraph will not affect the rights of holders of notes in the event of the occurrence of any other events of default.

In order to elect to pay additional interest as the sole remedy during the first 180 days after the occurrence of an event of default relating to the failure to comply with the reporting obligations in accordance with the immediately preceding paragraph, we must notify all holders of record of notes and the trustee and paying agent of such election on or before the close of business on the fifth business day prior to the date on which such event of default would otherwise occur. Upon our failure to timely give such notice or pay additional interest, the notes will be immediately subject to acceleration as provided above.

Subject to the trustee’s duties in the case of an event of default, the trustee will not be obligated to exercise any of its rights or powers at the request of the holders unless the holders have offered to the trustee reasonable indemnity or security reasonably satisfactory to it against any loss, liability or expense. Subject to the indenture, applicable law and the trustee’s indemnification, the holders of a majority in aggregate principal amount of the outstanding notes will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee with respect to the notes. The indenture will provide that in the event an event of default has occurred and is continuing, the trustee will be required in the exercise of its powers to use the degree of care that a prudent person would use in the conduct of its own affairs. The trustee, however, may refuse to follow any direction that conflicts with law or the indenture or that the trustee determines is unduly prejudicial to the rights of any other holder.

No holder will have any right to institute any proceeding under the indenture, or for the appointment of a receiver or a trustee, or for any other remedy under the indenture unless:

•	the holder has previously given the trustee written notice of a continuing event of default;

•

the holders of at least 25% in aggregate principal amount of the notes then outstanding have made a written request and have offered reasonable indemnity to the trustee to institute such proceeding as trustee; and

•

the trustee has failed to institute such proceeding within 60 days after such notice, request and offer and has not received from the holders of a majority in aggregate principal amount of the notes then outstanding a direction inconsistent with such request within 60 days after such notice, request and offer.

However, the above limitations do not apply to a suit instituted by a holder for the enforcement of payment of the principal of or interest on any note on or after the applicable due date or the right to convert the note or receive the consideration due upon conversion in accordance with the indenture.

Generally, the holders of not less than a majority of the aggregate principal amount of outstanding notes may waive any default or event of default unless:

•	we fail to pay the principal of or any interest on any note when due;

•	we fail to pay or deliver the consideration due upon conversion of any note within the time period required by the indenture; or

•	we fail to comply with any of the provisions of the indenture that would require the consent of the holder of each outstanding note affected.

The indenture provides that if a default occurs and is continuing and is known to the trustee, the trustee must mail to each holder notice of the default within 90 days after it occurs. Except in the case of a default in the payment of principal of or interest on any note or a default in the payment or delivery of the consideration due upon conversion, the trustee may withhold notice if and so long as a committee of trust officers of the trustee in good faith determines that withholding notice is in the interests of the holders. In addition, we are required to deliver to the trustee (i) within 120 days after the end of each fiscal year, a certificate indicating whether the signers thereof know of any default that occurred during the previous year and whether we, to the officers’ knowledge, are in default in the performance or observance of any of the terms, provisions and conditions of the indenture and (ii) within 30 days after the occurrence thereof, written notice of any events that would constitute defaults, their status and what action we are taking or propose to take in respect thereof.

Each holder shall have the right to receive payment or delivery, as the case may be, of:

•	the principal (including the fundamental change purchase price, if applicable) of;

•	accrued and unpaid interest, if any, on; and

•	the consideration due upon conversion of,

its notes, on or after the respective due dates expressed or provided for in the indenture, or to institute suit for the enforcement of any such payment or delivery, as the case may be, and such right to receive such payment or delivery, as the case may be, on or after such respective dates shall not be impaired or affected without the consent of such holder.

Payments of the fundamental change purchase price, principal and interest that are not made when due will accrue interest per annum at the then-applicable interest rate plus one percent from the required payment date.

If any portion of the amount payable on the notes upon acceleration is considered by a court to be unearned interest (through the allocation of the value of the instrument to the embedded warrant or otherwise), the court could disallow recovery of any such portion.

Modification and Waiver

We and the trustee may amend or supplement the indenture with respect to the notes with the consent of the holders of a majority in aggregate principal amount of the outstanding notes. In addition, the holders of a majority in aggregate principal amount of the outstanding notes may waive our compliance in any instance with any provision of the indenture without notice to the other holders of notes. However, no amendment, supplement or waiver may be made without the consent of each holder of outstanding notes affected thereby if such amendment, supplement or waiver would:

•	change the stated maturity of the principal of or any interest on the notes;

•	reduce the principal amount of or interest on the notes;

•	reduce the amount of principal payable upon acceleration of the maturity of the notes;

•	change the currency of payment of principal of or interest on the notes or change any note’s place of payment;

•

impair the right of any holder to receive payment of principal of and interest on such holder’s notes on or after the due dates therefor or to institute suit for the enforcement of any payment on, or with respect to, the notes;

•

modify the provisions with respect to the purchase rights of the holders as described above under ‘‘—Purchase of Notes at Your Option upon a Fundamental Change” in a manner adverse to holders of notes;

•	change the ranking of the notes;

•	adversely affect the right of holders to convert notes;

•	change our obligation to pay additional amounts on any note; or

•

modify provisions with respect to modification, amendment or waiver (including waiver of events of default), except to increase the percentage required for modification, amendment or waiver or to provide for consent of each affected holder of the notes.

We and the trustee may amend or supplement the indenture or the notes without notice to, or the consent of, the holders of the notes to:

•	cure any ambiguity, omission, defect or inconsistency that does not adversely affect the rights of any holder of the notes;

•	provide for the assumption by a successor corporation of our obligations under the indenture;

•	add guarantees with respect to the notes;

•	secure the notes;

•	add to our covenants for the benefit of the holders or surrender any right or power conferred upon us;

•	make any change that does not adversely affect the rights of any holder;

•

upon the occurrence of a share exchange event, solely (i) provide that the notes are convertible into reference property, subject to “—Conversion of Notes—Settlement upon Conversion” above, and (ii) effect the related changes to the terms of the notes described under “—Conversion of Notes—Recapitalizations, Reclassifications and Changes to Our Class A Common Shares” above, in each case, in accordance with the applicable provisions of the indenture;

•	comply with any requirement of the SEC in connection with the qualification of the indenture under the Trust Indenture Act; or

•	conform the provisions of the indenture to the “Description of Notes” section in the preliminary prospectus supplement, as supplemented by the related pricing term sheet.

The consent of the holders is not necessary under the indenture to approve the particular form of any proposed amendment. It is sufficient if such consent approves the substance of the proposed amendment. After an amendment under the indenture becomes effective, we are required to mail to the holders a notice briefly describing such amendment. However, the failure to give such notice to all the holders, or any defect in the notice, will not impair or affect the validity of the amendment.

Satisfaction and Discharge

We may satisfy and discharge our obligations under the indenture by delivering to the registrar for cancellation all outstanding notes or depositing with the trustee or delivering to the holders, as applicable, after all outstanding notes have become due and payable, whether at the stated maturity, at any fundamental change purchase date or upon conversion (and determination of related settlement amounts) or otherwise, cash or cash and our Class A common shares, if any (in the case of conversion), sufficient to pay all of the outstanding notes and all other sums payable under the indenture by us. Such discharge is subject to terms contained in the indenture.

Transfer, Exchange and Conversion

We will maintain an office in New York City where the notes may be presented for registration of transfer, exchange or conversion. This office will initially be an office or agency of the trustee. No service charge will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but any tax or similar governmental charge required by law or permitted by the indenture because a holder requests any shares to be issued in a name other than such holder’s name will be paid by such holder. We are not required to transfer or exchange any note surrendered for purchase or conversion except for any portion of that note not being purchased or converted, as the case may be.

We reserve the right to:

•	vary or terminate the appointment of the security registrar, paying agent or conversion agent;

•	appoint additional paying agents or conversion agents; or

•	approve any change in the office through which any security registrar or any paying agent or conversion agent acts.

Payment and Paying Agents

Payments in respect of the principal and interest on global notes registered in the name of DTC or its nominee will be payable to DTC or its nominee, as the case may be, in its capacity as the registered holder under the indenture. In the case of certificated notes, payments will be made in U.S. dollars at the office of the trustee or, at our option, by check mailed to the holder’s registered address (or, if requested by a holder of more than $1,000,000 principal amount of notes, by wire transfer to the account designated by such holder). We will make any required interest payments to the person in whose name each note is registered at the close of business on the record date for the interest payment.

The trustee will be designated as our paying agent for payments on the notes. We may at any time designate additional paying agents or rescind the designation of any paying agent or approve a change in the office through which any paying agent acts.

Subject to the requirements of any applicable abandoned property laws, the trustee and paying agent shall pay to us upon written request any money held by them for payments on the notes that remain unclaimed for two years after the date upon which that payment has become due. After payment to us, holders entitled to the money must look to us for payment. In that case, all liability of the trustee or paying agent with respect to that money will cease.

Purchase and Cancellation

The registrar, paying agent and conversion agent (if other than the trustee) will forward to the trustee any notes surrendered to them by holders for transfer, exchange, payment or conversion. All notes delivered to the trustee shall be cancelled promptly by the trustee in the manner provided in the indenture and may not be reissued or resold. No notes shall be authenticated in exchange for any notes cancelled, except as provided in the indenture.

We may, to the extent permitted by law, and directly or indirectly (regardless of whether such notes are surrendered to us), purchase notes in the open market or by tender offer at any price or by private agreement. We will cause any notes so purchased (other than notes purchased pursuant to cash-settled swaps or other derivatives) to be surrendered to the trustee for cancellation, and they will no longer be considered “outstanding” under the indenture upon their repurchase.

Reports

So long as any notes are outstanding, we will (i) file with the SEC within the time periods prescribed by its rules and regulations and applicable to us and (ii) furnish to the trustee and the holders of the notes within 15 days after the date on which we would be required to file the same with the SEC pursuant to its rules and regulations (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act), all quarterly and annual financial information to the extent required of us to be contained in Forms 20-F, 10-Q and 10-K and, with respect to the annual consolidated financial statements only, a report thereon by our independent auditors. We shall not be required to file any report or other information with the SEC if the SEC does not permit such filing, although such reports will be required to be furnished to the trustee. Documents filed by us with the SEC via the EDGAR system will be deemed to have been furnished to the trustee and the holders of the notes as of the time such documents are filed via EDGAR.

Replacement of Notes

We will replace mutilated, destroyed, stolen or lost notes at the expense of the holder upon delivery to the trustee of the mutilated notes, or evidence of the loss, theft or destruction of the notes satisfactory to us and the trustee. In the case of a lost, stolen or destroyed note, indemnity satisfactory to the trustee and us may be required at the expense of the holder of such note before a replacement note will be issued.

Calculations in Respect of the Notes

We and our agents will be responsible for making many of the calculations called for under the indenture and the notes. These calculations include, but are not limited to, determinations of the closing sale price of our Class A common shares, any adjustments to the conversion rate, the consideration deliverable in respect of any conversion and accrued interest payable on the notes. We will make all these calculations in good faith and, absent manifest error, our calculations will be final and binding on the holders of notes. We will provide a schedule of our calculations to each of the trustee and the conversion agent, and each of the trustee and conversion agent is entitled to rely conclusively upon the accuracy of our calculations without independent verification. The trustee will forward our calculations to any holder upon the request of that holder.

Notices

Except as otherwise described herein, notice to registered holders of the notes will be given to the addresses as they appear in the security register. Notices will be deemed to have been given on the date of such mailing or electronic delivery. Whenever a notice is required to be given by us, such notice may be given by the trustee on our behalf (and we will make any notice we are required to give to holders available on our website).

Governing Law

The indenture provides that it and the notes, and any claim, controversy or dispute arising under or related to the indenture or the notes, will be governed by and construed in accordance with the laws of the State of New York.

Concerning the Trustee

The Bank of New York Mellon has agreed to serve as the trustee under the indenture. The trustee will be permitted to deal with us and our affiliates with the same rights as if it were not trustee.

We maintain banking relationships in the ordinary course of business with the trustee and its affiliates.

Book-Entry, Delivery and Form

We will initially issue the notes in the form of one or more global securities. The global security will be deposited with the trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC. Except as set forth below, the global security may be transferred, in whole and not in part, only to DTC or another nominee of DTC. You may hold your beneficial interests in the global security directly through DTC if you have an account with DTC or indirectly through organizations that have accounts with DTC. Notes in definitive, fully registered, certificated form, referred to as “certificated securities,” will be issued only in certain limited circumstances described below.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the New York Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Exchange Act.

DTC was created to hold securities of institutions that have accounts with DTC, referred to as “participants,” and to facilitate the clearance and settlement of securities transactions among its participants in such securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, which may include the underwriters, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s book-entry system is also available to others such as banks, brokers, dealers and trust companies, referred to as the “indirect participants,” that clear through or maintain a custodial relationship with a participant, whether directly or indirectly.

Book-Entry Procedures for the Global Notes

We expect that, pursuant to procedures established by DTC upon the deposit of the global security with DTC, DTC will credit, on its book-entry registration and transfer system, the principal amount of notes represented by such global security to the accounts of participants. The accounts to be credited shall be designated by the underwriters. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests in the global security will be shown on, and the transfer of those beneficial interests will be effected only through, records maintained by DTC (with respect to participants’ interests), the participants and the indirect participants. The laws of some jurisdictions may require that certain purchasers of securities take physical delivery of such securities in definitive form. These limits and laws may impair the ability to transfer or pledge beneficial interests in the global security.

Owners of beneficial interests in global securities who desire to convert their interests into Class A common shares should contact their brokers or other participants or indirect participants through whom they hold such beneficial interests to obtain information on procedures, including proper forms and cut-off times, for submitting requests for conversion.

So long as DTC, or its nominee, is the registered owner or holder of a global security, DTC or its nominee, as the case may be, will be considered the sole owner or holder of the notes represented by the global security for all purposes under the indenture and the notes. In addition, no owner of a beneficial interest in a global security will be able to transfer that interest except in accordance with the applicable procedures of DTC. Except as set forth below, as an owner of a beneficial interest in the global security, you will not be entitled to have the notes represented by the global security registered in your name, will not receive or be entitled to receive physical delivery of certificated securities and will not be considered to be the owner or holder of any notes under the global security. We understand that under existing industry practice, if an owner of a beneficial interest in the global security desires to take any action that DTC, as the holder of the global security, is entitled to take, DTC would authorize the participants to take such action, and the participants would authorize beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

We will make payments of principal of, and any interest on, the notes represented by the global security registered in the name of and held by DTC or its nominee to DTC or its nominee, as the case may be, as the registered owner and holder of the global security. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in the global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

We expect that DTC or its nominee, upon receipt of any payment of principal of, or any interest on, the global security, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global security as shown on the records of DTC or its nominee. We also expect that payments by participants or indirect participants to owners of beneficial interests in the global security held through such participants or indirect participants will be governed by standing instructions and customary practices and will be the responsibility of such participants or indirect participants. Neither we, the trustee nor any of its or our respective agents will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in the global security for any note or for maintaining, supervising or reviewing any records relating to such beneficial interests or for any other aspect of the relationship between DTC and its participants or indirect participants or the relationship between such participants or indirect participants and the owners of beneficial interests in the global security owning through such participants.

Transfers between participants in DTC will be effected in the ordinary way in accordance with DTC rules and will be settled in same-day funds.

DTC has advised us that it will take any action permitted to be taken by a holder of the notes only at the direction of one or more participants to whose account the DTC interests in the global security is credited and only in respect of such portion of the aggregate principal amount of notes as to which such participant or participants has or have given such direction. However, DTC will exchange the global security for certificated securities that it will distribute to its participants if:

•	DTC notifies us at any time that it is unwilling or unable to continue as depositary for the global notes and a successor depositary is not appointed within 90 days;

•	DTC ceases to be registered as a clearing agency under the Exchange Act and a successor depositary is not appointed within 90 days; or

•	an event of default with respect to the notes has occurred and is continuing and such beneficial owner requests that its notes be issued in physical, certificated form.

Although DTC is expected to follow the foregoing procedures in order to facilitate transfers of interests in the global security among participants of DTC, it is under no obligation to perform or continue to perform such procedures, and such procedures may be discontinued at any time. Neither we, the trustee nor any of its or our respective agents will have any responsibility, or liability, for the performance by DTC or the participants or indirect participants of their respective obligations under the rules and procedures governing their respective operations.

DESCRIPTION OF THE SHARE LENDING AGREEMENT

As described under “Summary—Concurrent Transactions” in this prospectus supplement, we are offering concurrently with this notes offering, pursuant to a separate prospectus supplement and prospectus:

•

6,000,000 of our Class A common shares, 5,700,000 of which (or up to 6,555,000 if the underwriters in that concurrent offering exercise their option to purchase additional shares in full) (the “primary shares”) are to be sold by us, 300,000 of which (or up to 345,000 if the underwriters in that concurrent offering exercise their option to purchase additional shares in full) (the “secondary shares”) are to be sold by a selling shareholder; and

•

up to 2,530,000 of our Class A common shares (the “borrowed shares”) to be loaned by us to Deutsche Bank AG, London Branch (the “share borrower”), an affiliate of an underwriter in this notes offering and the concurrent offering of our Class A common shares. The share borrower will return                  shares if the underwriters in this notes offering do not exercise their option to purchase additional notes in full. We will not receive any proceeds from the sale of the borrowed shares by the share borrower or its affiliates, but we will receive from the share borrower a nominal lending fee of $0.01 per borrowed share for the use of those shares.

To make the purchase of the notes offered hereby more attractive to prospective investors, we have entered into a share lending agreement with the share borrower under which we have agreed to lend to the share borrower up to 2,530,000 borrowed shares during a “loan availability period” beginning on the date we entered into the share lending agreement and ending on the earliest to occur of (i) third business day following the 80th trading day following the maturity date of the notes, (ii) the third business day immediately following the 80th trading day following the date as of which all of the notes cease to be outstanding as a result of repurchase, conversion or other acquisition for value and (iii) certain other circumstances specified in the share lending agreement.

Share loans under the share lending agreement will terminate and the borrowed shares must be returned to us if the concurrent offering of the notes is not consummated or upon the termination of the loan availability period, as well as under the following circumstances:

•	the share borrower terminates all or any portion of a loan at any time; or

•

we or the share borrower terminates any or all of the outstanding loans upon a default by the other party under the share lending agreement, including certain breaches by the share borrower of its representations and warranties, covenants or agreements under the share lending agreement, or the bankruptcy of us or the share borrower.

Any Class A common shares that we lend to the share borrower will be issued and outstanding for corporate law purposes and, accordingly, the holders of the borrowed shares will have all of the rights of a holder of our outstanding shares, including the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on our outstanding Class A common shares. However, under the share lending agreement, the share borrower has agreed:

•	to pay to us an amount equal to cash dividends, if any, that we pay on the borrowed shares;

•	to pay or deliver, as the case may be, to us any other distribution, other than a dividend of Class A common shares, that we make on the borrowed shares; and

•	not to vote borrowed shares unless in accordance with its generally applicable policies and procedures (although any transferees of the share borrower will not be subject to such voting restrictions).

In view of the contractual undertakings of the share borrower in the share lending agreement, which have the effect of substantially eliminating the economic dilution that otherwise would result from the issuance of the borrowed shares, we believe that under U.S. generally accepted accounting principles currently in effect, the borrowed shares will not be considered outstanding for the purpose of computing and reporting our earnings per share.

We have been informed by the share borrower that it or its affiliates intend to use the short position created by the share lending agreement and the concurrent short sales of the borrowed shares to facilitate transactions by which investors in this notes offering may hedge their investments through short sales or privately negotiated derivative transactions. The total number of shares that the share borrower can borrow under the share lending agreement is limited to a maximum of 2,530,000 borrowed shares. If less than the maximum number of borrowed shares are sold in the initial borrowed shares offering, the share borrower or its affiliates may sell the unsold borrowed shares at various prices from time to time in transactions, including block sales on The New York Stock Exchange, in the over-the-counter market, in negotiated transactions or otherwise, including to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the share borrower or from purchasers of borrowed shares for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that the share borrower or its affiliates sell any unsold borrowed shares, it or its affiliates may, in their discretion, purchase at least an equal number of our Class A common shares on the open market. The share borrower or its affiliates may from time to time purchase our Class A common shares in the market and use those shares to facilitate transactions by which investors in the notes may hedge their investments.

The existence of the share lending agreement, the short sales of borrowed shares or other of our Class A common shares effected in connection with the offer and sale of the notes hereby, the related derivatives transactions or any unwind of such short sales or derivatives transactions, and the trading of the notes following completion of this offering could cause the market price of our Class A common shares to be lower over the term of the share lending agreement than it would have been had we not entered into that agreement due to the effect of the increase in the number of outstanding our Class A common shares resulting from the loan of shares or otherwise. See “Risk Factors—Risks Related to Our Class A Common Shares—The concurrent offering and sale of our Class A common shares designed, in part, to facilitate transactions by which investors in the notes offered hereby may hedge their investments, may lower trading price of the notes and our Class A common shares.”

Although we have been informed by the share borrower that it or its affiliates intend to use the short position created by the share lending agreement and the concurrent short sales of the borrowed shares to facilitate hedging transactions by investors in this notes offering, we cannot control the share borrower or its affiliates and their actual use of the short position created by the share lending agreement. Moreover, if the share borrower does not return the borrowed shares when it is obligated to, those borrowed shares will continue to be issued and outstanding, which could further adversely affect the price of the Class A common shares. See “Risk Factors—Risks Related to Our Class A Common Shares” in this prospectus supplement.

In light of the contractual undertakings of the share borrower, and the current relative illiquidity in our Class A common shares and the share lending market for the Class A common shares, we have determined that the share lending agreement is in our best interests. Particularly, the existence of the share lending agreement is a means to facilitate the offer and sale of the notes hereby on terms more favorable to us than we could have otherwise obtained.

DESCRIPTION OF OTHER INDEBTEDNESS

The following table summarizes our credit facilities and lease obligations as of June 30, 2013.

	Amount Outstanding(1)	Amount Committed	Amount Available
	(in millions)	(in millions)	(in millions)
Credit Facilities
Revolving credit facilities(2)(3)	$2,278.4	$2,440.2	$86.8
Term loan credit facilities(4)	814.9	1,556.1	401.2

Total Credit Facilities(5)	3,093.3	3,996.3	488.0

Lease Facilities
Leases for five 4500 TEU vessels (limited recourse to Seaspan Corporation)	396.9	396.9	—
COSCO Faith—13100 TEU vessel (non-recourse to Seaspan Corporation)	101.9	101.9	—
COSCO Pride—13100 TEU vessel (non-recourse to Seaspan Corporation)	132.9	132.9	—

Total Lease Facilities	631.7	631.7	—

Total Credit and Lease Facilities	$3,725.0	$4,628.0	$488.0

(1)	Includes amounts owed by wholly owned subsidiaries of Seaspan Corporation, which are non-recourse to Seaspan Corporation.
(2)	For one of our revolving credit facilities, we have removed one of the two vessels under this facility and are now only able to borrow up to the greater of $75.0 million and 65% of the vessel delivered costs. The amount available does not include the $75.0 million.
(3)	Includes a $11.9 million line of credit which was undrawn as at June 30, 2013.
(4)	For one of our term loan credit facilities, we will not be able to draw on the committed amount of $340.0 million until the related seven vessels are registered as collateral for the loan. The amount available does not include the $340.0 million.
(5)	Long-term debt related to operating vessels was $2.9 billion as at June 30, 2013, with the remaining amount of our long-term debt under our credit facilities as of such dates relating to the construction of newbuilding vessels.

Our Credit Facilities

We primarily use our credit facilities to finance the construction and acquisition of vessels. Our credit facilities are, or will be upon vessel delivery, secured by first-priority mortgages granted on 68 of our vessels, together with other related security, such as assignments of shipbuilding contracts and refund guarantees for the vessels, assignments of time charters and earnings for the vessels, assignments of insurances for the vessels and assignments of management agreements for the vessels.

As of June 30, 2013, our revolving credit facilities and term loans provided for borrowings of up to approximately $4.0 billion, of which approximately $3.1 billion was outstanding and $488.0 million was available to be drawn by us, subject to certain conditions. Interest payments on the revolving credit facilities are based on LIBOR plus margins, which ranged between 0.5% and 0.85% as of June 30, 2013. We may prepay certain loans under our revolving credit facilities without penalty, other than breakage costs and opportunity costs in certain circumstances. We are required to prepay a portion of the outstanding loans under certain circumstances, such as the sale or loss of a vessel where we do not substitute another appropriate vessel. Amounts prepaid in accordance with these provisions may be reborrowed, subject to certain conditions.

Interest payments on our term loans, excluding five term loans totaling $24.0 million, are based on either LIBOR plus margins, which ranged between 0.35% and 4.75% as of June 30, 2013 or, for a portion of one of our term loans, the commercial interest reference rate of KEXIM plus a margin, which was 0.65% as of June 30, 2013. We may prepay all term loans without penalty, other than breakage costs in certain circumstances and in one case a prepayment fee under certain circumstances. We are required to prepay a portion of the outstanding loans under certain circumstances, such as the sale or loss of a vessel where we do not substitute another appropriate vessel. Amounts prepaid in accordance with these provisions may not be reborrowed.

Our Lease Facilities

We use our lease facilities to finance the construction and acquisition of vessels. Our lease facilities are provided by bank financial leasing owners that own our eight leased vessels, including one operating lease. These banks are also granted other related security, such as assignments of time charters and earnings for the vessels, assignments of insurances for the vessels and assignments of management agreements for the vessels. We do not include our operating lease as part of our lease facilities.

As at June 30, 2013, we had lease obligations of approximately $631.7 million. Under our lease agreements, subject to payment of a termination fee in certain circumstances, we may voluntarily terminate a lease agreement. We are also required to prepay rental amounts, broken funding costs and other costs to the lessor in certain circumstances.

One of our subsidiaries is a party, as lessee, to lease agreements for a lease facility used to finance the acquisition of five 4500 TEU vessels. The lessor has retained title to the vessels and remains our subsidiary’s counterparty but has transferred its entire leasing business to its parent company. All of those vessels have been delivered and have commenced operations under 12-year fixed-rate time charters with K-Line. Our subsidiary is a party to each of the time charters with K-Line and we have guaranteed the performance of its obligations to K-Line. Our subsidiary’s obligations under this facility are secured by a general assignment of earnings (including under the time charters for the vessels), insurances and requisition hire for each vessel, and a corporate guarantee issued by us that is limited to a fixed amount of the obligations. In connection with this guarantee, we have placed $60.0 million of restricted cash in a deposit account over which the lessor has a first priority interest.

For additional information about our credit and lease facilities, including, among other things, a description of certain related covenants, please read “Item 5. Operating and Financial Review and Prospects—C. Liquidity and Capital Resources” in our Annual Report on Form 20-F for the year ended December 31, 2012.

DESCRIPTION OF CAPITAL STOCK

The following is a description of certain material terms of our Articles of Incorporation. For additional information, we refer you to our Articles of Incorporation, which are incorporated by reference into this prospectus.

Under our Articles of Incorporation, our authorized shares consist of 200,000,000 Class A common shares, par value $0.01 per share, 25,000,000 Class B common shares, par value $0.01 per share, 100 Class C common shares, par value $0.01 per share, and 65,000,000 shares of preferred shares, par value $0.01 per share. As of September 15, 2013, a total of 200,000 Series A preferred shares, no Series B preferred shares, 13,680,000 Series C preferred shares, 3,105,000 Series D preferred shares, no Series R preferred shares, 64,861,191 Class A common shares, no Class B common shares and no Class C common shares were issued and outstanding.

Common Stock

Our Class A common shares are our only outstanding class of common shares.

Dividends

Under our Articles of Incorporation, our Class A common shareholders may receive quarterly dividends. Declaration and payment of any dividend is subject to the discretion of our board of directors. The time and amount of dividends will depend upon our financial condition, our operations, our cash requirements and availability, debt repayment obligations, capital expenditure needs, restrictions in our debt instruments, industry trends, the provisions of Marshall Islands law affecting the payment of distributions to shareholders and other factors. The BCA generally prohibits the payment of dividends other than from paid-in capital in excess of par value and our earnings or while we are insolvent or would be rendered insolvent on paying the dividend.

In February 2011, our board of directors adopted a progressive dividend policy aimed at increasing our dividends in a manner that preserves our long-term financial strength and our ability to expand our fleet. This policy is intended to increase dividends paid to holders of our Class A common shares, while continuing to permit us to pursue our growth strategy. It is our goal to increase our dividend through accretive acquisitions of additional vessels; however, there can be no assurance that we will be successful in meeting our goal.

Voting

The Class A common shares each have one vote. A majority of the Class A common shares, including Class A common shares issuable on an “as-converted” basis under the Series A preferred shares, constitutes a quorum at meetings of the shareholders.

Preferred Stock

Preferred Shares

Our Articles of Incorporation authorize our board of directors to establish one or more series of preferred shares and to determine, with respect to any series of preferred shares, the terms and rights of that series, including, among other things:

•	the designation of the series;

•	the number of shares in the series;

•	the dividend terms and conditions of the series;

•	any redemption rights of, or sinking fund for, the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will be convertible into any other security of our company or any other corporation, and, if so, the terms and conditions upon which the conversion may be made;

•	restrictions on the issuance of shares of the same series or of any other class or series; and

•	the voting rights, if any, of the holders of the series.

Series A Preferred Shares

In 2009, we issued a total of 200,000 of our Series A preferred shares to certain investors, including entities affiliated with Dennis R. Washington, his son Kyle R. Washington, the co-chairman of our board of directors, and Graham Porter, one of our directors. The initial liquidation preference of the Series A preferred shares is $1,000 per share, subject to adjustment. No dividend is payable in respect of the Series A preferred shares until March 31, 2014. Instead, the liquidation preference of the Series A preferred shares increases at a rate of 12% per annum until January 31, 2014, compounded quarterly. If on January 31, 2014, the Series A preferred shares have not converted into Class A common shares, the liquidation preference of the Series A preferred shares will increase at a rate of 15% per annum, compounded quarterly. Commencing on March 31, 2014, the holders of our Series A preferred shares may elect to receive cash dividends in lieu of such guaranteed increases in liquidation preference. The Series A preferred shares will automatically convert into Class A common shares at a conversion price of $15.00 per share at any time on or after January 31, 2014 if the average closing price of the trailing 30 trading days of the Class A common shares is equal to or greater than $15.00 per share. If at any time on or after January 31, 2014, the average closing price over the trailing 30 trading days of our Class A common shares is less than $15.00 per share, we have the option to convert the Series A preferred shares at a conversion price of $15.00 per share and pay the holders of the Series A preferred shares 115% of the difference between the conversion price and average closing price of the trailing 30 trading days of the Class A common shares, payable in cash or Class A common shares at our option.

Upon any liquidation or dissolution of us, holders of the Series A preferred shares are generally entitled to receive the cash value of the liquidation preference of the Series A preferred shares, including any accrued but unpaid dividends, after satisfaction of all liabilities to our creditors but before any distribution is made to or set aside for the holders of junior stock, including our Series C and D preferred shares and Class A common shares.

In general, the holders of the Series A preferred shares are entitled to vote together with the holders of Class A common shares on an as-converted basis on any matter submitted for a vote of Class A common shares. In addition, the holders of the Series A preferred shares, voting as a separate class, have the right to approve: any future issuance of senior or parity stock (except that we may freely issue additional Series A preferred shares up to an aggregate amount of $115 million); certain redemptions of our capital stock; certain amendments of our Articles of Incorporation, bylaws or the statement of designation for the Series A preferred shares; or any share exchange, reclassification, merger, consolidation, liquidation, dissolution, sale or other disposition of all or substantially all of our assets. In addition, subject to certain exceptions, the holders of the Series A preferred shares have preemptive rights to prevent dilution and the right to elect up to two members of our board of directors. Currently George H. Juetten is the only director elected by the holders of the Series A preferred shares.

Series B Preferred Shares

In May 2010, we issued 260,000 Cumulative Series B Preferred Shares to Jaccar Holdings Limited, an investor related to shipbuilder Zhejiang Shipbuilding Co. Ltd, for $26.0 million. In November 2011, we repurchased all of our outstanding Series B preferred shares.

Series C Preferred Shares

In January 2011, we issued 10,000,000 of our 9.50% Series C Cumulative Redeemable Perpetual Preferred Shares. In May 2011, we issued an additional 4,000,000 Series C preferred shares. In September 2013, we repurchased 320,000 of our Series C preferred shares at $26.50 per share for a total of approximately $8.5 million and also authorized the repurchase of up to an additional $25 million of our Series C preferred shares through July 2014.

The initial liquidation preference of the Series C preferred shares is $25 per share, subject to adjustment. The shares are redeemable by us at any time on or after January 30, 2016. The shares carry an annual dividend rate of 9.5% per $25 of liquidation preference per share, subject to increase if (i) we fail to comply with certain covenants, (ii) we experience certain defaults under any of our credit facilities, (iii) four quarterly dividends payable on the Series C preferred shares are in arrears or (iv) the Series C preferred shares are not redeemed in whole by January 30, 2017. The Series C preferred shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series D preferred shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series C preferred shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series D preferred shares. Upon any liquidation or dissolution of us, holders of the Series C preferred shares will generally be entitled to receive the cash value of the liquidation preference of the Series C preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors and holders of the Series A preferred shares, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series C preferred shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Series D Preferred Shares

In December 2012, we issued 3,105,000 of our 7.95% Series D Cumulative Redeemable Perpetual Preferred Shares. The liquidation preference of the Series D preferred shares is $25 per share. The shares are redeemable by us at any time on or after January 30, 2018. The shares carry an annual dividend rate of 7.95% per $25 of liquidation preference per share. The Series D preferred shares represent perpetual equity interests in us and, unlike our indebtedness but like our Series C preferred shares, do not give rise to a claim for payment of a principal amount at a particular date. As such, the Series D preferred shares rank junior to all of our indebtedness and other liabilities with respect to assets available to satisfy claims against us, and pari passu with the Series C preferred shares. Upon any liquidation or dissolution of us, holders of the Series D preferred shares will generally be entitled to receive the cash value of the liquidation preference of the Series D preferred shares, plus an amount equal to accumulated and unpaid dividends, after satisfaction of all liabilities to our creditors and holders of the Series A preferred shares, but before any distribution is made to or set aside for the holders of junior stock, including our Class A common shares. The Series D preferred shares are not convertible into common shares or other of our securities, do not have exchange rights and are not entitled to any preemptive or similar rights.

Series R Preferred Shares

Pursuant to our shareholders rights agreement and as an anti-takeover measure, we have issued preferred share purchase rights that are presently attached to, and transferable only with, our Class A common shares. Prior to the occurrence of specified events, the preferred share purchase rights will not be exercisable or evidenced separately from our Class A common shares. Upon exercise, if any, of these rights, the holders of such rights who are entitled to exercise them would receive 1/1000th of a share of our Series R Preferred Stock for each right exercised. We have authorized 1,000,000 shares of Series R Participating Preferred Stock with a par value of $0.01 per share. Each share of the Series R Participating Preferred Stock entitles the holder to 1,000 votes on all matters submitted to a vote of our shareholders. The Series R Participating Preferred Stock ranks junior to all other series of our preferred shares.

PRICE RANGE OF CLASS A COMMON SHARES AND DIVIDENDS

Our Class A common shares were listed on The New York Stock Exchange on August 12, 2005. Our Class A common shares are traded on The New York Stock Exchange under the symbol “SSW.”

The following table sets forth, for the periods indicated, the high and low sales prices for our Class A common shares as reported on The New York Stock Exchange and quarterly dividend paid per Class A common share. The closing sale price of our Class A common shares on The New York Stock Exchange on October 4, 2013 was $24.11 per share.

	Price ranges		Dividend per share(2)
	High	Low
Year Ended
December 31, 2013(1)	$25.10	$16.46
December 31, 2012	19.98	13.50
Quarter Ended
December 31, 2012(1)	$25.10	$24.02
September 30, 2013	24.66	19.90
June 30, 2013	23.52	19.75	$0.3125
March 31, 2013	20.95	16.46	0.3125
December 31, 2012	17.20	14.73	0.2500
Month Ended
October 31, 2013(1)	$25.10	$24.02
September 30, 2013	24.66	21.52
August 31, 2013	21.76	20.14
July 31, 2013	22.21	19.90
June 30, 2013	23.43	19.81
May 31, 2013	23.52	20.87
April 30, 2013	22.05	19.75
March 31, 2013	20.95	18.86
February 28, 2013	20.15	18.73
January 31, 2013	18.90	16.46

(1)	Period ended October 4, 2013.
(2)	Dividends declared associated with each respective quarter.

MARSHALL ISLANDS COMPANY CONSIDERATIONS

Our corporate affairs are governed by our Articles of Incorporation and bylaws and by the BCA. The provisions of the BCA resemble provisions of the corporation laws of a number of states in the United States. While the BCA also provides that it is to be interpreted according to the laws of the State of Delaware and other states with substantially similar legislative provisions, there have been few, if any, court cases interpreting the BCA in the Marshall Islands and we cannot predict whether Marshall Islands courts would reach the same conclusions as United States courts. Accordingly, you may have more difficulty in protecting your interests in the face of actions by our management, directors or controlling shareholders than would shareholders of a corporation incorporated in a United States jurisdiction that has developed a substantial body of case law. The following table provides a comparison between the statutory provisions of the BCA and the Delaware General Corporation Law relating to certain shareholders’ rights.

SHAREHOLDER MEETINGS
MARSHALL ISLANDS	DELAWARE
• Held at a time and place as designated in the bylaws	• May be held at such time or place as designated in the certificate of incorporation or the bylaws, or if not so designated, as determined by the board of directors
• May be held within or outside the Marshall Islands	• May be held within or outside Delaware
• Notice:	• Notice:

•    Whenever shareholders are required to take action at a meeting, written notice shall state the place, date and hour of the meeting and indicate that it is being issued by or at the direction of the person calling the meeting

•    Whenever shareholders are required to take any action at a meeting, a written notice of the meeting shall be given that shall state the place, if any, date and hour of the meeting, and the means of remote communication, if any

• A copy of the notice of any meeting shall be given personally or sent by mail not less than 15 nor more than 60 days before the meeting	• Written notice shall be given not less than 10 nor more than 60 days before the meeting

SHAREHOLDERS’ VOTING RIGHTS
MARSHALL ISLANDS	DELAWARE
• Any action required to be taken by meeting of shareholders may be taken without meeting if consent is in writing and is signed by all the shareholders entitled to vote	• Shareholders may act by written consent signed by the holders of outstanding shares having the number of votes necessary to take action at a meeting
• Any person authorized to vote may authorize another person to act for him by proxy	• Any person authorized to vote may authorize another person or persons to act for him by proxy
• Unless otherwise provided in the articles of incorporation, a majority of shares entitled	• For stock corporations, certificate of incorporation or bylaws may specify the

SHAREHOLDERS’ VOTING RIGHTS
MARSHALL ISLANDS	DELAWARE
to vote constitutes a quorum. In no event shall a quorum consist of fewer than one-third of the shares entitled to vote at a meeting number to constitute a quorum but in no event shall a quorum consist of less than one-third of shares entitled to vote at a meeting. In the absence of such specifications, a majority of shares entitled to vote shall constitute a quorum

• The articles of incorporation may provide for cumulative voting	• The certificate of incorporation may provide for cumulative voting

DIRECTORS
MARSHALL ISLANDS	DELAWARE
• Board must consist of at least one member	• Board must consist of at least one member
• Number of members can be changed by an amendment to the bylaws, by the shareholders, or by action of the board

•    Number of board members shall be fixed by the bylaws, unless the certificate of incorporation fixes the number of directors, in which case a change in the number shall be made only by amendment of the certificate

• If the board is authorized to change the number of directors, it can only do so by an absolute majority (majority of the entire board)
• Removal:	• Removal:

•    Any or all of the directors may be removed for cause by vote of the shareholders

•    If the articles of incorporation or the bylaws so provide, any or all of the directors may be removed without cause by vote of the shareholders

•    Any or all of the directors may be removed, with or without cause, by the holders of a majority of the shares entitled to vote except: (1) unless the certificate of incorporation otherwise provides, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (2) if the corporation has cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there be classes of directors, at an election of the class of directors of which such director is a part.

DISSENTERS’ RIGHTS OF APPRAISAL
MARSHALL ISLANDS	DELAWARE
• Shareholders have a right to dissent from a merger or sale of all or substantially all assets not made in the usual course of business, and receive payment of the fair value of their share	• Appraisal rights shall be available for the shares of any class or series of stock of a corporation in a merger or consolidation, subject to exceptions

•    A holder of any adversely affected shares who does not vote on or consent in writing to an amendment to the articles of incorporation has the right to dissent and to receive payment for such shares if the amendment:

•    The certificate of incorporation may provide that appraisal rights are available for shares as a result of an amendment to the certificate of incorporation, any merger or consolidation or the sale of all or substantially all of the assets

• Alters or abolishes any preferential right of any outstanding shares having preference;
• Creates, alters, or abolishes any provision or right in respect to the redemption of any outstanding shares;
• Alters or abolishes any preemptive right of such holder to acquire shares or other securities; or
• Excludes or limits the right of such holder to vote on any matter, except as such right may be limited by the voting rights given to new shares then being authorized of any existing or new class.

SHAREHOLDERS’ DERIVATIVE ACTIONS
MARSHALL ISLANDS	DELAWARE

•    An action may be brought in the right of a corporation to procure a judgment in its favor, by a holder of shares or of voting trust certificates or of a beneficial interest in such shares or certificates. It shall be made to appear that the plaintiff is such a holder at the time of bringing the action and that he was such a holder at the time of the transaction of which he complains, or that his shares or his interest therein devolved upon him by operation of law

•    In any derivative suit instituted by a shareholder or a corporation, it shall be averred in the complaint that the plaintiff was a shareholder of the corporation at the time of the transaction of which he complains or that such shareholder’s stock thereafter devolved upon such shareholder by operation of law

• Complaint shall set forth with particularity the efforts of the plaintiff to secure the initiation of such action by the board or the reasons for not making such effort
• Such action shall not be discontinued, compromised or settled, without the

SHAREHOLDERS’ DERIVATIVE ACTIONS
MARSHALL ISLANDS	DELAWARE
approval of the High Court of the Republic of the Marshall Islands
• Attorney’s fees may be awarded if the action is successful

•    Corporation may require a plaintiff bringing a derivative suit to give security for reasonable expenses if the plaintiff owns less than 5% of any class of stock and the shares have a value of less than $50,000

CERTAIN MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of certain material United States federal income tax considerations that may be relevant to prospective beneficial owners of the notes and, unless otherwise noted in the following discussion, is the opinion of Perkins Coie LLP, our U.S. counsel, insofar as it relates to matters of U.S. federal income tax law and legal conclusions with respect to those matters. The opinion of our counsel is dependent on the accuracy of representations made by us to them, including descriptions of the notes and our operations contained herein.

This discussion is based upon the provisions of the Code, applicable U.S. Treasury Regulations promulgated thereunder, legislative history, judicial authority and administrative interpretations, as of the date of this prospectus supplement, all of which are subject to change, possibly with retroactive effect, or are subject to different interpretations. Changes in these authorities may cause the U.S. federal income tax considerations to vary substantially from those described below.

This discussion applies only to beneficial owners of the notes that purchase the notes at their issue price as part of the initial offering and hold the notes as “capital assets” (generally, for investment purposes) and does not comment on all aspects of U.S. federal income taxation that may be important to certain holders in light of their particular circumstances, such as holders subject to special tax rules (e.g., financial institutions, regulated investment companies, real estate investment trusts, insurance companies, traders in securities that have elected the mark-to-market method of tax accounting for their securities, persons liable for alternative minimum tax, broker-dealers, tax-exempt organizations, or former citizens or long-term residents of the United States) or holders that will hold the notes as part of a straddle, hedge, conversion, constructive sale or other integrated transaction for U.S. federal income tax purposes, all of whom may be subject to U.S. federal income tax rules that differ significantly from those summarized below. If a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes holds the notes, the tax treatment of its partners generally will depend upon the status of the partner and the activities of the partnership. Partners in partnerships holding notes should consult their own tax advisors to determine the appropriate tax treatment of the partnership’s ownership of the notes.

No ruling has been requested from the IRS regarding any matter affecting us, holders of our notes, or our shareholders. Instead, we will rely on the opinion of Perkins Coie LLP. Unlike a ruling, an opinion of counsel represents only that counsel’s legal judgment and does not bind the IRS or the courts. Accordingly, the opinion and statements made here may not be sustained by a court if contested by the IRS.

This discussion does not address any U.S. estate, gift or alternative minimum tax considerations or tax considerations arising under the laws of any state, local or non-U.S. jurisdiction. Holders are urged to consult their own tax advisors regarding the U.S. federal, state, local and other tax consequences of owning and disposing of the notes.

U.S. Federal Income Taxation of U.S. Holders

As used herein, the term “U.S. Holder” means a beneficial owner of the notes that is, for U.S. federal income tax purposes: (i) a U.S. citizen or U.S. resident alien; (ii) a corporation, or other entity taxable as a corporation that was created or organized under the laws of the United States, any state thereof, or the District of Columbia; (iii) an estate whose income is subject to U.S. federal income taxation regardless of its source; or (iv) a trust that either is subject to the supervision of a court within the United States and has one or more U.S. persons with authority to control all of its substantial decisions or has a valid election in effect under applicable Treasury Regulations to be treated as a U.S. person.

The Notes

Interest

Interest paid on the notes will be includible in the income of a U.S. Holder as ordinary income at the time the interest is received or accrued, in accordance with the U.S. Holder’s method of accounting for U.S. federal income tax purposes. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, interest paid on the notes will be treated as foreign source income and generally will be treated as “passive category income.” Any additional amounts paid pursuant to the obligations described under “Description of Notes—Additional Amounts” would be treated as ordinary interest income.

The terms of the notes provide for payments in excess of stated interest and principal under certain circumstances. We intend to take the position that, as of the issue date of the notes, the likelihood that we will be obligated to pay these excess amounts is remote and that the notes will therefore not be treated as contingent payment debt instruments under applicable Treasury Regulations. Our determination that this contingency is remote is binding on holders unless they disclose a contrary position in the manner required by applicable Treasury regulations. Our determination is not, however, binding on the IRS. Remote contingencies are not taken into account unless and until they occur. If we are required to pay additional interest, U.S. Holders would likely recognize additional interest income in accordance with their method of accounting for U.S. federal income tax purposes. If the IRS were to successfully challenge our treatment, U.S. Holders may be required to accrue income on the notes in excess of stated interest and to treat as ordinary income any gain recognized on the disposition of the notes before the resolution of the contingencies. The remainder of this discussion assumes that the notes will not be contingent payment debt instruments.

Sale, Exchange or Redemption of a Notes or Conversion of a Note Solely in Exchange for Cash

Subject to the passive foreign investment company rules discussed below, upon the sale, exchange or redemption of a note or conversion of a note solely in exchange for cash, a U.S. Holder generally will recognize gain or loss equal to the difference between the amount realized on the sale, exchange, redemption or conversion (except to the extent the amount realized is attributable to accrued interest not previously included in income, which will be taxable as ordinary interest income) and such U.S. Holder’s adjusted tax basis in such note. A U.S. Holder’s adjusted tax basis in the note generally will be the initial purchase price for such note plus the amount, if any, included in income as a constructive dividend, as described in “—Constructive Distributions” below. Gain or loss recognized upon a sale, exchange, redemption or conversion of a note (i) generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange, redemption or conversion, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Conversion of a Note Solely in Exchange for Class A Common Shares

A U.S. Holder generally will not recognize any income, gain or loss upon the conversion of a note solely into our Class A common shares (except with respect to cash received in lieu of a fractional share, which will be treated as described below, and with respect to the fair market value of common stock, if any, attributable to accrued interest, which will be treated as a payment of interest described above). A U.S. Holder’s tax basis in our Class A common shares received on conversion of a note (other than Class A common shares attributable to accrued interest, the tax basis of which would equal the fair market value of the Class A common stock received) will be the same as the U.S. Holder’s adjusted tax basis in the note at the time of conversion, reduced by any basis allocable to a fractional share interest. The holding period for Class A common shares received on conversion will include the holding period of the converted note, except that the holding period of Class A common shares received with respect to accrued interest will commence on the day after the date of receipt of such Class A common shares.

Cash received in lieu of a fractional share upon conversion of a note will be treated as a payment in exchange for the fractional share. The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share is equal to the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the note that is allocable to the fractional share based on the relative fair market values of the common stock received upon the conversion and the fractional share. Gain or loss recognized (i) generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the conversion or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Conversion of a Note in Exchange for a Combination of Class A Common Shares and Cash

If a U.S. Holder receives a combination of Class A common shares and cash upon conversion of a note, and such cash is not merely received in lieu of a fractional share, the U.S. federal income tax treatment to the U.S. Holder is uncertain. Assuming the note is a ‘‘security’’ for U.S. federal income tax purposes, which is likely, a U.S. Holder will recognize gain (but not loss) to the extent of the lesser of (i) the fair market value of the Class A common shares received (including fractional shares deemed received) plus the cash received (other than cash attributable to accrued interest, which will be treated as described above under “—Interest,” and cash received in lieu of a fractional share) minus the U.S. Holder’s adjusted tax basis in the converted notes (excluding the portion of the tax basis that is allocable to any fractional share) and (ii) the cash received (excluding cash attributable to accrued interest and cash received in lieu of a fractional share). The U.S. Holder’s aggregate tax basis in the Class A common shares received (other than Class A common shares attributable to accrued interest, the tax basis of which would equal the fair market value of the Class A common shares received, but including fractional shares deemed received) will equal the U.S. Holder’s adjusted tax basis in the note converted, increased by the amount of gain recognized (other than with respect to a fractional share) and decreased by the amount of cash received (other than cash received in respect of accrued interest or a fractional share). The amount of gain or loss recognized on the receipt of cash in lieu of a fractional share is equal to the difference between the amount of cash the U.S. Holder receives in respect of the fractional share and the portion of the U.S. Holder’s tax basis in the Class A common shares received (including the fractional share deemed received) that is allocable to the fractional share based on the relative fair market values of the Class A common shares received upon the conversion and the fractional share.

Alternatively, the cash payment could be treated as proceeds from a sale of a portion of the note, in which case the tax basis in the note would be allocated pro rata between the Class A common shares and the cash received, in accordance with their fair market values. Under this characterization gain or loss would be recognized to the extent of the difference between the cash received and the adjusted tax basis of the portion of the note exchanged for cash, and the remaining portion of the note would be deemed to be exchanged for the Class A common shares received. No gain or loss would be recognized on the receipt of our Class A common shares, and the tax basis and holding period of the Class A common shares received would be the same as the adjusted tax basis and holding period in the portion of the note exchanged therefor. An additional alternative could treat the conversion as a taxable exchange pursuant to which the U.S. Holder would recognize gain or loss equal to the difference between the value of the cash and Class A common shares received and the adjusted tax basis in the notes exchanged therefor. U.S. Holders should consult their tax advisors concerning the tax treatment to them upon a conversion of the notes into our Class A common shares and cash.

Gain or loss recognized with respect to conversion of a note under any of the characterizations described above (i) generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the conversion, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Constructive Distributions

The conversion rate of the notes will be adjusted in certain circumstances, as described above in ‘‘Description of Notes—Conversion of Notes.’’ Adjustments (or failures to make adjustments) that have the effect of increasing a U.S. Holder’s proportionate interest in our assets or earnings and profits may in some circumstances result in a deemed distribution to a U.S. Holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that have the effect of preventing the dilution of the interest of the holders of the notes, however, generally will not be considered to result in a deemed distribution to a U.S. Holder. Certain of the possible conversion rate adjustments provided in the notes (including, without limitation, adjustments in respect of taxable dividends to holders of our common stock) may not qualify as being pursuant to a bona fide reasonable adjustment formula. If such an adjustment is made and it does not so qualify, a U.S. Holder generally will be deemed to have received a distribution even if the U.S. Holder has not received any cash or property as a result of such adjustment. Any deemed distributions will be taxable as a dividend, return of capital, or capital gain in accordance with the description below under ‘‘Class A Common Shares—Distributions on Our Class A Common Shares.’’ It is unclear whether constructive dividends deemed paid to a U.S. Holder would be eligible for the preferential rates of U.S. federal income tax afforded to “qualified dividend income.” Because a constructive dividend deemed received by a U.S. Holder would not give rise to any cash from which any applicable withholding could be satisfied, any backup withholding on a constructive distribution may apply to subsequent payments of cash and Class A common shares made on the notes (or, in certain circumstances, any payments on the Class A common shares). See ‘‘—Information Reporting and Backup Withholding’’ below.

Class A Common Shares

Distributions on Our Class A Common Shares

Subject to the discussion of passive foreign investment companies, or PFICs, below, any distributions made by us with respect to our Class A common shares to a U.S. Holder generally will constitute dividends which may be taxable as ordinary income or “qualified dividend income” as described in more detail below, to the extent of our current and accumulated earnings and profits allocated to the U.S. Holder’s Class A common shares, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits allocated to the U.S. Holder’s Class A common shares will be treated first as a nontaxable return of capital to the extent of the U.S. Holder’s tax basis in our Class A common shares and thereafter as capital gain, which will be either long-term or short-term capital gain depending upon whether the U.S. Holder has held the Class A common shares for more than one year. U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to any distributions they receive from us. For purposes of computing allowable foreign tax credits for U.S. federal income tax purposes, dividends received with respect to our Class A common shares will be treated as foreign source income and generally will be treated as “passive category income.”

Under current law, subject to holding-period requirements and certain other limitations, dividends received with respect to our Class A common shares by a U.S. Holder who is an individual, estate or trust, or U.S. Individual Holder, generally will be treated as qualified dividend income that is taxable to such U.S. Individual Holder at preferential capital gain tax rates (provided we are not classified as a PFIC for the taxable year during which the dividend is paid or the immediately preceding taxable year).

Special rules may apply to any “extraordinary dividend” paid by us. Generally, an extraordinary dividend is a dividend with respect to a share of common stock that is equal to or in excess of 10% of a common shareholder’s adjusted tax basis (or fair market value upon the shareholder’s election) in such common share. In addition, extraordinary dividends include dividends received within a one year period that, in the aggregate, equal or exceed 20% of a shareholder’s adjusted tax basis (or fair market value). If we pay an extraordinary dividend on our Class A common shares that is treated as qualified dividend income, then any loss recognized by a U.S. Individual Holder from the sale or exchange of such Class A common shares will be treated as long-term capital loss to the extent of the amount of such dividend.

Sale, Exchange or Other Disposition of Our Class A Common Shares

Subject to the discussion of PFICs, below, a U.S. Holder generally will recognize capital gain or loss upon a sale, exchange or other disposition of our Class A common shares in an amount equal to the difference between the amount realized by the U.S. Holder from such sale, exchange or other disposition and the U.S. Holder’s tax basis in such shares.

Subject to the discussion of extraordinary dividends above, gain or loss recognized upon a sale, exchange or other disposition of our Class A common shares (i) generally will be treated as long-term capital gain or loss if the U.S. Holder’s holding period is greater than one year at the time of the sale, exchange or other disposition, or short-term capital gain or loss otherwise, and (ii) generally will be treated as U.S. source income or loss, as applicable, for foreign tax credit purposes. Certain U.S. Holders, including individuals, may be eligible for preferential rates of U.S. federal income tax in respect of long-term capital gains. A U.S. Holder’s ability to deduct capital losses is subject to certain limitations.

Consequences of CFC Classification

If CFC Shareholders (generally, U.S. Holders who each own, directly, indirectly or constructively, 10% or more of the total combined voting power of all classes of our outstanding shares entitled to vote) own directly, indirectly or constructively more than 50 percent of either the total combined voting power of all classes of our outstanding shares entitled to vote or the total value of all of our outstanding shares, we generally would be treated as a controlled foreign corporation, or a CFC. We believe that we will be treated as a CFC for U.S. federal income tax purposes.

CFC Shareholders are treated as receiving current distributions of their respective shares of certain income of the CFC without regard to any actual distributions. In addition, CFC Shareholders are subject to certain burdensome U.S. federal income tax and administrative requirements but generally are not also subject to the requirements generally applicable to shareholders of a PFIC (as discussed below). In addition, a person who is or has been a CFC Shareholder may recognize ordinary income on the disposition of shares of the CFC. U.S. persons who may obtain a substantial interest in us should consider the potential implications of being treated as a CFC Shareholder.

PFIC Status and Significant Tax Consequences

Special and adverse U.S. federal income tax rules apply to a U.S. Holder that holds stock in a non-U.S. entity treated as a corporation and classified as a PFIC for U.S. federal income tax purposes. Under proposed Treasury Regulations (which have a retroactive proposed effective date), these rules would also apply with respect to the notes. In general, we will be treated as a PFIC for any taxable year in which either (i) at least 75% of our gross income (including the gross income of certain of our subsidiaries) consists of passive income or (ii) at least 50% of the average value of our assets (including the assets of certain of our subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. For purposes of these tests, passive income includes dividends, interest, gains from the sale or exchange of investment property, rents and royalties (other than rents and royalties that are received from unrelated parties in connection with the active conduct of a trade or business) but does not include income derived from the performance of services. There are legal uncertainties involved in determining whether the income derived from our time-chartering activities constitutes rental income or income derived from the performance of services, including legal uncertainties arising from the decision in Tidewater Inc. v. United States, 565 F.3d 299 (5th Cir. 2009), which held that income derived from certain time-chartering activities should be treated as rental income rather than services income for purposes of a foreign sales corporation provision of the Code. However, the IRS stated in an Action on Decision (AOD 2010-01) that it disagrees with, and will not acquiesce to, the way that the rental versus services framework was applied to the facts in the Tidewater decision, and in its discussion stated that the time charters at issue in Tidewater would be treated as producing services income for PFIC purposes. The IRS’s statement with respect to Tidewater cannot be relied upon or otherwise cited as precedent by taxpayers. Consequently, in the absence of any binding legal authority specifically relating to the statutory provisions governing PFICs, there can be no assurance that the IRS or a court would not follow the Tidewater decision in interpreting the PFIC provisions of the Code. Nevertheless, based on the current composition of our assets and operations (and that of our subsidiaries), we intend to take the position that we are not now and have never been a PFIC, and our counsel, Perkins Coie LLP, is of the opinion that we should not be a PFIC based on applicable law, including the Code, legislative history, published revenue rulings and court decisions, and representations we have made to them regarding the composition of our assets, the source of our income and the nature of our activities and other operations following this offering, including:

•	All time charters we have entered into are similar in all material respects to those we have provided to Perkins Coie LLP;

•	The income from our chartering activities with CSCL Asia, COSCON, MOL, K-Line, Yang Ming, Yang Ming Marine and CSAV will be greater than 25% of our total gross income at all relevant times;

•	The gross value of our vessels chartered to CSCL Asia, COSCON, MOL, K-Line, Yang Ming, Yang Ming Marine and CSAV will exceed the gross value of all other assets we own at all relevant times;

•	The estimated useful life of each of our vessels subject to a time charter will be 30 years from the date of delivery under the charter; and

•	The total payments due to us under the charters are substantially in excess of the bareboat charter rate for comparable vessels in effect at the time the time charters were executed.

An opinion of counsel represents only that counsel’s best legal judgment and does not bind the IRS or the courts. Accordingly, the opinion of Perkins Coie LLP may not be sustained by a court if contested by the IRS. Further, although we intend to conduct our affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, there can be no assurance that the nature of our operations, and therefore the composition of our income and assets, will remain the same in the future. Moreover, the market value of our stock may be treated as reflecting the value of our assets at any given time. Therefore, a decline in the market value of our stock (which is not within our control) may impact the determination of whether we are a PFIC. Because our status as a PFIC for any taxable year will not be determinable until after the end of the taxable year, there can be no assurance that we will not be considered a PFIC for any future taxable year.

As discussed more fully below, if we were to be treated as a PFIC for any taxable year, a U.S. Holder generally would be subject to one of three different U.S. income tax regimes, depending on whether the U.S. Holder makes certain elections.

Taxation of U.S. Holders Making a Timely QEF Election

If we were classified as a PFIC for a taxable year, a U.S. Holder making a timely election to treat us as a “Qualified Electing Fund” for U.S. tax purposes, or a QEF Election, would be required to report its pro rata share of our ordinary earnings and our net capital gain, if any, for our taxable year that ends with or within the U.S. Holder’s taxable year regardless of whether the U.S. Holder received distributions from us in that year. Income inclusions would not be eligible for the preferential tax rates applicable to qualified dividend income. The U.S. Holder’s adjusted tax basis in our Class A common shares would be increased to reflect taxed but undistributed earnings and profits, and distributions of earnings and profits that had previously been taxed would not be taxed again when distributed but would result in a corresponding reduction in the U.S. Holder’s adjusted tax basis in our Class A common shares. The U.S. Holder generally would recognize capital gain or loss on the sale, exchange or other disposition of our Class A common shares. A U.S. Holder would not, however, be entitled to a deduction for its pro-rata share of any losses that we incurred with respect to any year.

A U.S. Holder would make a QEF Election with respect to any year that we are a PFIC by filing IRS Form 8621 with its U.S. federal income tax return and complying with all other applicable filing requirements. However, a U.S. Holder is not permitted to make a QEF election with respect to the notes. As a result, if we are treated as a PFIC at any time during which a U.S. Holder owns notes, the U.S. Holder will not be able to make a normal QEF election with respect to shares acquired upon a conversion of the notes. Such a U.S. Holder could, however, make a special QEF election with respect to the shares under which the U.S. Holder would recognize inherent gain in the shares as an “excess distribution” at the effective time of the election. A U.S. Holder’s QEF Election will not be effective unless we annually provide the U.S. Holder with certain information concerning our income and gain, calculated in accordance with the Code, to be included with the U.S. Holder’s U.S. federal income tax return. We have not provided our

U.S. Holders with such information in prior taxable years and do not intend to provide such information in the current taxable year. Accordingly, you will not be able to make an effective QEF Election at this time. If, contrary to our expectations, we determine that we are or expect to be a PFIC for any taxable year, we will provide U.S. Holders with the information necessary to make an effective QEF Election with respect to our Class A common shares.

Taxation of U.S. Holders Making a “Mark-to-Market” Election

Alternatively, if we were to be treated as a PFIC for any taxable year and, as we believe, our Class A common shares are treated as “marketable stock,” then a U.S. Holder would be allowed to make a “mark-to-market” election with respect to our Class A common shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions. However, a. U.S. Holder is not permitted to make a mark-to-market with respect to the notes. A U.S. Holder may make a mark-to-market election under the PFIC rules with respect to shares acquired upon a conversion of notes; however, this election would require the U.S. Holder to recognize inherent gain in the shares as an “excess distribution” at the effective time of the election. If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of our Class A common shares at the end of the taxable year over the U.S. Holder’s adjusted tax basis in our Class A common shares. The U.S. Holder also would be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted tax basis in our Class A common shares over the fair market value thereof at the end of the taxable year (but only to the extent of the net amount previously included in income as a result of the mark-to-market election). The U.S. Holder’s tax basis in our Class A common shares would be adjusted to reflect any such income or loss recognized. Gain realized on the sale, exchange or other disposition of our Class A common shares would be treated as ordinary income, and any loss realized on the sale, exchange or other disposition of our Class A common shares would be treated as ordinary loss to the extent that such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder. Because the mark-to-market election only applies to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of our subsidiaries that were also determined to be PFICs.

Taxation of U.S. Holders Not Making a Timely QEF Election or Mark-to-Market Election

Finally, if we were to be treated as a PFIC for any taxable year and if a U.S. Holder did not make either a QEF Election or a mark-to-market election for that year, the U.S. Holder would be subject to special rules resulting in increased tax liability with respect to (i) any excess distribution (i.e., the portion of any distributions received by the U.S. Holder on our Class A common shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder in the three preceding taxable years, or, if shorter, the U.S. Holder’s holding period for our Class A common shares), and (ii) any gain realized on the sale, exchange or other disposition of our Class A common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period for our Class A common shares;

•

the amount allocated to the current taxable year and any taxable year prior to the year we were first treated as a PFIC with respect to the U.S. Holder would be taxed as ordinary income in the current taxable year;

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayers for that year, and

•	an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

Under proposed Treasury Regulations (which have a retroactive proposed effective date), gain on the sale or exchange of the notes would be treated in the same manner.

If we were treated as a PFIC, a U.S. Holder would be required to file Form 8621 annually with the IRS with respect to the U.S. Holder’s Class A common shares or the notes. In addition, if the U.S. Holder is an individual who dies while owning our Class A common shares, such shareholder’s successor generally would not receive a step-up in tax basis with respect to such shares.

U.S. Holders are urged to consult their own tax advisors regarding the applicability, availability and advisability of, and procedure for, making QEF Elections, mark-to-market elections and other available elections with respect to us, and the U.S. federal income tax consequences of making such elections.

U.S. Return Disclosure Requirements for Individual U.S. Holders

U.S. Individual Holders that hold certain specified foreign financial assets, including stock in a foreign corporation that is not held in an account maintained by a financial institution, with an aggregate value in excess of $50,000 on the last day of a taxable year, or $75,000 at any time during that taxable year, may be required to report such assets on IRS Form 8938 with their tax return for that taxable year. Penalties apply for failure to properly complete and file Form 8938. Investors are encouraged to consult with their own tax advisors regarding the possible application of this disclosure requirement to their investment in our Class A common shares.

Medicare Tax on Unearned Income

Certain U.S. Individual Holders are subject to a 3.8% tax on certain investment income, including interest, dividends and gain from the disposition of our notes and Class A common shares. U.S. Individual Holders should consult their tax advisors regarding the effect, if any, of this tax on their ownership of our notes and Class A common shares.

U.S. Federal Income Taxation of Non-U.S. Holders

A beneficial owner of the notes or our Class A common shares (other than a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes) that is not a U.S. Holder is referred to herein as a non-U.S. Holder.

Interest on the Notes and Distributions on our Class A Common Shares

In general, a non-U.S. Holder is not subject to U.S. federal income or withholding tax on interest on the notes or distributions received from us with respect to our Class A common shares unless the interest or distributions are effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment that the non-U.S. Holder maintains in the United States). If a non-U.S. Holder is engaged in a U.S. trade or business and the distribution is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on that distribution in the same manner as if it were a U.S. Holder.

Sale, Exchange, Redemption or Conversion of the Notes and Sale or Exchange of Our Class A Common Shares

In general, a non-U.S. Holder is not subject to U.S. federal income tax on any gain resulting from the sale, exchange, redemption or conversion of the notes, or the sale or exchange of our Class A common shares unless (i) such gain is effectively connected with the non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment that the non-U.S. Holder maintains in the

United States) or (ii) the non-U.S. Holder is an individual who is present in the United States for 183 days or more during the taxable year in which those notes or Class A common shares are disposed of (and certain other requirements are met). If a non-U.S. Holder is engaged in a U.S. trade or business and the disposition of the notes or our Class A common shares is deemed to be effectively connected to that trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax on the resulting gain in the same manner as if it were a U.S. Holder.

Information Reporting and Backup Withholding

In general, payments of distributions or the proceeds of a disposition of the notes or our Class A common shares to a non-corporate U.S. Holder will be subject to information reporting requirements. These payments to a non-corporate U.S. Holder also may be subject to backup withholding if the U.S. Holder:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that he has failed to report all interest or corporate distributions required to be shown on his U.S. federal income tax returns; or

•	in certain circumstances fails to comply with applicable certification requirements.

Non-U.S. Holders may be required to establish their exemption from information reporting and backup withholding on payments made to them within the United States by certifying their status on an IRS Form W-8BEN, W-8ECI or W-8IMY, as applicable.

Backup withholding is not an additional tax. Rather, a holder generally may obtain a credit for any amount withheld against its liability for U.S. federal income tax (and obtain a refund of any amounts withheld in excess of such liability) by timely filing a U.S. federal income tax return with the IRS.

NON-UNITED STATES TAX CONSIDERATIONS

Marshall Islands Tax Considerations

The following discussion is the opinion of Reeder & Simpson, P.C., our counsel as to matters of the laws of the Republic of the Marshall Islands, and the current laws of the Republic of the Marshall Islands applicable to persons who do not reside in, maintain offices in or engage in business in the Republic of the Marshall Islands.

Because we do not, and we do not expect that we will, conduct business or operations in the Republic of the Marshall Islands, and because all documentation related to this offering will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on distributions, including upon a return of capital, we make to you as a noteholder or shareholder. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the purchase, ownership or disposition of notes or Class A common shares, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to the notes or Class A common shares.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

Canadian Federal Income Tax Considerations

The following discussion is the opinion of Farris, Vaughan, Wills & Murphy LLP, our Canadian tax counsel, as to the material Canadian federal income tax consequences under the Income Tax Act (Canada) (the Canada Tax Act), as of the date of this prospectus, that we believe are relevant to holders of the notes acquired in this offering who are, at all relevant times, for the purposes of the Canada Tax Act and the Canada-United States Tax Convention 1980 (the Canada-U.S. Treaty), resident only in the United States who are “qualifying persons” for purposes of the Canada-U.S. Treaty and who deal at arm’s length with us (U.S. Resident Holders). Holders that are United States limited liability companies should consult their own tax advisors.

Subject to the assumptions below, under the Canada Tax Act no taxes on income (including taxable capital gains and withholding tax on dividends) are payable by U.S. Resident Holders in respect of the acquisition, holding, disposition or redemption of the notes. This opinion is based upon the assumptions that we are not a resident of Canada and such U.S. Resident Holders do not have, and have not had, for the purposes of the Canada-U.S. Treaty, a permanent establishment in Canada to which the notes pertain and, in addition, do not use or hold and are not deemed or considered to use or hold the notes in the course of carrying on a business in Canada. Based on the Canada Tax Act as currently enacted, we will not be resident in Canada in a particular taxation year if our principal business in that year is the operation of ships that are used primarily in transporting passengers or goods in international traffic, all or substantially all of our gross revenue for that year consists of gross revenue from the operation of ships in transporting passengers or goods in that international traffic, and we were not granted articles of continuance in Canada before the end of that year (the International Shipping Residence Exception).

Draft legislation was introduced by the Canadian Minister of Finance on July 12, 2013 (the Draft Proposals) that would, if such Draft Proposals become law in the form currently proposed,

amend the Canada Tax Act to, generally, (a) limit the foregoing International Shipping Residence Exception to corporations whose principle business is, and who generate substantially all of their gross revenue from, “international shipping” and (b) define “international shipping” as excluding leasing a ship by a lessor to a lessee that has complete possession, control and command of the ship, unless the lessor or a corporation, trust or partnership affiliated with the lessor has an eligible interest in the lessee. The Draft Proposals are proposed to apply to taxation years of corporations which begin after July 12, 2013.

Based on our operations, we do not believe that the Draft Proposals would, if enacted into law in the form currently proposed, result in us becoming resident in Canada for purposes of the Canada Tax Act.

Please read “Business—Taxation of the Company—Canadian Taxation” for a further discussion, separate from this opinion, of the tax consequences of us becoming a resident of Canada.

Each prospective shareholder is urged to consult its tax counsel or other advisor with regard to the legal and tax consequences, under the laws of pertinent jurisdictions, including Canada, of its investment in us. Further, it is the responsibility of each shareholder to file all state, local and non-U.S., as well as U.S. federal tax returns that may be required of it.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of the notes, other than underwriting discounts and commissions, as follows:

Printing Expenses	$150,000
Legal Fees and Expenses	150,000
Accountants’ Fees and Expenses	62,500
Trustee Fees and Expenses	15,000
SEC Registration Fees	19,700
Miscellaneous Costs	52,800

Total	$450,000

UNDERWRITING

Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc., and Credit Suisse Securities (USA) LLC, and are acting as joint book-running managers of this offering and as representatives of the underwriters named below. Subject to the terms and conditions stated in the underwriting agreement dated the date of this prospectus supplement, each underwriter named below has severally agreed to purchase, and we have agreed to sell to that underwriter, the principal amount of notes set forth opposite the underwriter’s name.

Underwriter	Principal Amount
Deutsche Bank Securities Inc.	$
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$
Citigroup Global Markets Inc.	$
Credit Suisse Securities (USA) LLC	$

Total	$

The underwriting agreement provides that the obligations of the underwriters to purchase the notes included in this offering are subject to approval of legal matters by counsel and to other conditions. The underwriters are obligated to purchase all the notes (other than those covered by the underwriters’ option to purchase additional notes described below) if they purchase any of the notes.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price not to exceed $         per note. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

Subject to certain exceptions, we have granted to the underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to $18.75 million additional principal amount of notes at the public offering price less the underwriting discount. To the extent the option is exercised, each underwriter must purchase a principal amount of additional notes approximately proportionate to that underwriter’s initial purchase commitment. Any notes issued or sold under the option will be issued and sold on the same terms and conditions as the other notes that are the subject of this offering.

Subject to certain exceptions, we, our officers and directors, and certain other shareholders have agreed that, for a period of 60 days from the date of this prospectus supplement, we and they will not, without the prior written consent of Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC, dispose of or hedge any shares of our capital stock or any securities convertible into or exchangeable for our capital stock. Deutsche Bank Securities Inc. and Credit Suisse Securities (USA) LLC in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Our Class A common shares are listed on The New York Stock Exchange under the symbol “SSW.”

The following table shows the underwriting discounts and commissions that we are to pay to the underwriters in connection with this offering.

Paid by Us
	No Exercise	Full Exercise
Per note	$	$
Total	$	$

We estimate that our total expenses of this offering will be approximately $450,000.

In connection with the offering, the underwriters may purchase and sell notes in the open market. Purchases and sales in the open market may include short sales, purchases to cover short positions, which may include purchases pursuant to the underwriters’ option to purchase additional notes, and stabilizing purchases.

•	Short sales involve secondary market sales by the underwriters of a greater principal amount of notes than they are required to purchase in the offering.

•	“Covered” short sales are sales of notes in an amount up to the principal amount of notes represented by the underwriters’ option to purchase additional notes.

•	“Naked” short sales are sales of notes in an amount in excess of the principal amount of notes represented by the underwriters’ option to purchase additional notes.

•	Covering transactions involve purchases of notes either pursuant to the underwriters’ option to purchase additional notes or in the open market in order to cover short positions.

•

To close a naked short position, the underwriters must purchase notes in the open market. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

•

To close a covered short position, the underwriters must purchase notes in the open market or must exercise the option to purchase additional notes. In determining the source of notes to close the covered short position, the underwriters will consider, among other things, the price of notes available for purchase in the open market as compared to the price at which they may purchase notes through the underwriters’ option to purchase additional notes.

•	Stabilizing transactions involve bids to purchase notes so long as the stabilizing bids do not exceed a specified maximum.

Purchases to cover short positions and stabilizing purchases, as well as other purchases by the underwriters for their own accounts, may have the effect of preventing or retarding a decline in the market price of the notes. They may also cause the price of the notes to be higher than the price that would otherwise exist in the open market in the absence of these transactions. The underwriters may conduct these transactions in the over-the-counter market or otherwise. If the underwriters commence any of these transactions, they may discontinue them at any time.

Conflicts of Interest

The underwriters are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, principal investment, hedging, financing and brokerage activities. The underwriters and their respective affiliates have in the past performed commercial banking, investment banking and advisory services for us from time to time for which they have received customary fees and reimbursement of expenses and may, from time to time, engage in transactions with and perform services for us in the ordinary course of their business for which they may receive customary fees and reimbursement of expenses. In the ordinary course of their various business activities, the underwriters and their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (which may include bank loans and/or credit default swaps) for their own account and for the accounts of their customers and may at any time hold long and short positions in such securities and instruments. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. In addition, affiliates of some of the underwriters are lenders, and in some cases agents or managers for the lenders, under our credit facility. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Each of the underwriters also is acting as an underwriter in our concurrent offering of Class A common shares. An affiliate of Deutsche Bank Securities Inc. has entered into a share lending agreement with us in connection with the share borrow facility described under “Description of the Share Lending Agreement.”

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make because of any of those liabilities.

LEGAL MATTERS

The validity of the notes and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by Dennis J. Reeder, Reeder & Simpson, P.C. Certain other legal matters will be passed upon for us by Perkins Coie LLP, Portland, Oregon, and by Farris, Vaughan, Wills & Murphy LLP, Vancouver, British Columbia. Farris, Vaughan, Wills & Murphy LLP and Perkins Coie LLP may rely on the opinions of Dennis J. Reeder, Reeder & Simpson, P.C. for all matters of Marshall Islands law. The underwriters have been represented in connection with this offering by Cravath, Swaine  & Moore LLP, New York, New York, and Davis Polk & Wardwell LLP, New York, New York.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2012 and 2011, and for each of the years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2012, have been incorporated by reference herein and in the related registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of such firm as experts in accounting and auditing.

The section in this prospectus supplement entitled “The International Containership Industry” has been included in reliance upon CRSL’s authority as an expert on such matters. CRSL has confirmed to us that such section accurately describes the international containership market, subject to the availability and reliability of the data supporting the statistical and graphical information presented in this prospectus supplement, as indicated in the consent of CRSL filed as an exhibit to our Report on Form 6-K filed on the date of this prospectus supplement and incorporated by reference into the registration statement of which this prospectus supplement is a part.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the SEC. This prospectus is a part of that registration statement, which includes additional information.

Government Filings

We file and furnish annual and other reports with the SEC. You may read and copy any document that we file or furnish with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1-(800) SEC-0330, and you may obtain copies of documents at prescribed rates from the Public Reference Section of the SEC at its principal office in Washington, D.C. 20549. The SEC maintains a website at www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, you can obtain information about us at the offices of The New York Stock Exchange, 20 Broad Street, New York, New York 10005.

Information Incorporated by Reference

The SEC allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you without actually including the specific information in this prospectus supplement by referring you to other documents filed separately with the SEC. The information incorporated by reference is an important part of this prospectus supplement. Information that we file later with the SEC prior to the termination of this offering will also be considered to be part of this prospectus supplement and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference into this prospectus supplement the documents listed below:

•	Reports on Form 6-K, dated August 6, 2012, March 19, 2013, May 3, 2013 and August 1, 2013;

•	Report on Form 6-K/A, dated October 7, 2013; and

•	Annual Report on Form 20-F for the year ended December 31, 2012, filed with the SEC on March 19, 2013.

We are also incorporating by reference all subsequent annual reports on Form 20-F that we file with the SEC and certain Reports on Form 6-K that we furnish to the SEC after the date of this prospectus supplement (if they state that they are incorporated by reference into this prospectus supplement) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus supplement has been terminated. In all cases, you should rely on the later information over different information included in this prospectus supplement or the base prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the base prospectus. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the base prospectus as well as the information we previously filed with the SEC and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filings or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre

141 Connaught Road West

Hong Kong

China

(852) 2540-1686

Attention: Chief Financial Officer

Information Provided by the Company

We will furnish, on request, to holders of the notes annual reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. GAAP and those reports will include a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section for the relevant periods. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short- swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation, and our executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers and some of the experts named in this prospectus reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

In addition, the courts of the Marshall Islands or Hong Kong may not (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

GLOSSARY OF SHIPPING TERMS

The following are definitions of certain terms that are commonly used in the shipping industry and in this prospectus.

Annual Survey.    The inspection of a vessel pursuant to international conventions, by a classification society surveyor, on behalf of the flag state, that takes place every year.

Bareboat Charter.    A charter of a vessel under which the shipowner is usually paid a fixed amount for a certain period of time during which the charterer is responsible for the vessel operating expenses, including crewing, and voyage expenses of the vessel and for the management of the vessel. A bareboat charter is also known as a “demise charter” or a “time charter by demise.”

Bunkers.    Heavy fuel and diesel oil used to power a vessel’s engines.

Charter.    The hire of a vessel for a specified period of time or a particular voyage to carry a cargo from a loading port to a discharging port. The contract for a charter is commonly called a charterparty.

Charterer.    The party that charters a vessel.

Classification Society.    An independent organization that certifies that a vessel has been built and maintained according to the organization’s rules for that type of vessel and complies with the applicable rules and regulations of the flag state and the international conventions of which that country is a member. A vessel that receives its certification is referred to as being “in-class.”

Dry-Docking.    The removal of a vessel from the water for inspection and, if needed, repair of those parts of a vessel that are below the water line. During dry-dockings, which are required to be carried out periodically, certain mandatory classification society inspections are carried out and relevant certifications are issued. Dry-dockings for containerships are generally required once every five years, one of which must be a “special survey.”

Flag State.    The country of a vessel’s registry.

Hire Rate.    The payment to the shipowner from the charterer for the use of the vessel.

Hull.    Shell or body of a vessel.

IMO.    International Maritime Organization, a United Nations agency that issues international standards for shipping.

Intermediate Survey.    The inspection of a vessel by a classification society surveyor that takes place 24 to 36 months after each “special survey.”

Newbuilding.    A new vessel under construction or just completed.

Off-Charter.    The period in which a vessel is not in service under a time charter and, accordingly, we do not receive hire.

Off-Hire.    The period in which a vessel is not available for service under a time charter and, accordingly, the charterer generally is not required to pay the hire rate. Off-hire periods can include days spent on repairs, dry-docking and surveys, whether or not scheduled.

Protection and Indemnity (or P&I) Insurance.    Insurance obtained through a mutual association formed by shipowners to provide liability indemnification protection from various liabilities to which they are exposed in the course of their business, and which spreads the liability costs of each member by requiring contribution by all members in the event of a loss.

Scrapping.    The sale of a vessel as scrap metal.

Special Survey.    The inspection of a vessel by a classification society surveyor that takes place every five years, as part of the recertification of the vessel by a classification society.

Spot Market.    The market for immediate chartering of a vessel, usually for single voyages.

TEU.    Twenty-foot equivalent unit, the international standard measure for containers and containership capacity.

Time Charter.    A charter under which the shipowner hires out a vessel for a specified period of time. The shipowner is responsible for providing the crew and paying vessel operating expenses, while the charterer is responsible for paying the voyage expenses and additional voyage insurance. The shipowner is paid the hire rate, which accrues on a daily basis.

Vessel Operating Expenses.    The costs of operating a vessel, primarily consisting of crew wages and associated costs, insurance premiums, management fees, lubricants and spare parts, and repair and maintenance costs.

PROSPECTUS

Common Shares

Preferred Shares

Convertible Preferred Shares

Debt Securities

Convertible Debt Securities

Seaspan Corporation

We may, from time to time, offer to sell common shares, preferred shares, convertible preferred shares, debt securities or convertible debt securities. We refer to our common shares, preferred shares, convertible preferred shares, debt securities and convertible debt securities collectively as the “securities.” The securities we may offer may be convertible into or exercisable or exchangeable for other securities. We may offer the securities separately or together, in separate series or classes and in amounts, at prices and on terms described in one or more supplements to this prospectus. In addition, this prospectus may be used to offer securities for the account of persons other than us.

This prospectus describes some of the general terms that may apply to these securities. Each time we sell securities, the specific terms of the securities to be offered, and any other information relating to a specific offering, will be set forth in an amendment to the registration statement of which this prospectus is a part, or in a supplement to this prospectus, or may be set forth in one or more documents incorporated by reference in this prospectus.

We or any selling securityholder may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, or through other means, on a continuous or delayed basis. If any underwriters are involved in the sale of any securities offered by this prospectus and any prospectus supplement, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or may be calculable from the information set forth, in the applicable prospectus supplement.

You should read this prospectus and any prospectus supplement carefully before you invest in any of our securities. This prospectus may not be used to offer and sell securities unless accompanied by a prospectus supplement.

Our Class A common shares are listed on the New York Stock Exchange under the symbol “SSW.” On August 16, 2013, the last reported sale price of our Class A common shares on the New York Stock Exchange was $21.44 per share. Our Series C preferred shares are listed on the New York Stock Exchange under the symbol “SSW PR C.” On August 16, 2013, the last reported sale price of our Series C preferred shares on the New York Stock Exchange was $26.19 per share. Our Series D preferred shares are listed on the New York Stock Exchange under the symbol “SSW PR D.” On August 16, 2013, the last reported sale price of our Series D preferred shares on the New York Stock Exchange was $25.05 per share.

Investing in our securities involves a high degree of risk. Please read the sections entitled “Forward-Looking Information ” and “Risk Factors” contained on pages 3 and 4 of this prospectus and in the applicable prospectus supplement, as well as documents which are incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 19, 2013.

You should rely only on the information contained in this prospectus, any prospectus supplement or incorporated by reference herein or therein. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. We are not making an offer of these securities in any jurisdiction where an offer is not permitted. You should not assume that the information contained in this prospectus or incorporated by reference herein is accurate as of any date other than the date on the front of this prospectus or the date of such incorporated documents, as the case may be.

i

ABOUT THIS PROSPECTUS

Unless we otherwise specify, when used in this prospectus, the terms “Seaspan,” the “Company,” “we,” “our” and “us” refer to Seaspan Corporation and its subsidiaries. Unless otherwise indicated, all dollar references in this prospectus are to U.S. dollars, and financial information presented in this prospectus that is derived from financial statements incorporated by reference is prepared in accordance with accounting principles generally accepted in the United States, or U.S. GAAP.

This prospectus is part of a registration statement on Form F-3 we filed with the Securities Exchange Commission, or the Commission, using a shelf registration process. Under the shelf registration process, we and certain securityholders may sell any combination of the securities described in this prospectus from time to time and in one or more offerings. This prospectus provides you with a general description of the securities we may offer. Each time we or selling securityholders sell securities under this prospectus, we will provide a prospectus supplement that contains specific information about the terms of the offering and of the securities being offered. The prospectus supplement may also add, update or change information contained in this prospectus and, accordingly, to the extent inconsistent, information in this prospectus is superseded by the information in the applicable prospectus supplement. No limit exists on the aggregate amount of the securities we or selling securityholders may sell pursuant to the registration statement of which this prospectus is a part. You should carefully read both this prospectus and any applicable prospectus supplement together with additional information described below under “Information Incorporated By Reference.”

You should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal to sell these securities. You should not assume that the information contained in this prospectus, or in any prospectus supplement, is accurate as of any date other than its date regardless of the time of delivery of the prospectus or prospectus supplement or any sale of the securities. Our business, financial condition, results of operations and prospects, as well as other information, may have changed since such dates.

This prospectus does not contain all the information provided in the registration statement we filed with the Commission. For further information about us or the securities offered hereby, you should refer to that registration statement, which you can obtain from the Commission as described below under “Where You Can Find More Information.”

1

ABOUT SEASPAN CORPORATION

We are a leading independent charter owner and manager of containerships, which we charter primarily pursuant to long-term, fixed-rate time charters with major container liner companies. As of August 15, 2013, we operated a fleet of 71 containerships (including eight vessels under long-term leases) and we have entered into contracts for the purchase of an additional 13 newbuilding containerships, which have scheduled delivery dates through 2015. Each of our 13 newbuilding containerships will commence operation under long-term, fixed-rate charters upon delivery. Five of these 13 newbuilding containerships remain subject to allocation in relation to the right of first refusal agreement with Greater China Intermodal Investments LLC, an investment vehicle established by an affiliate of The Carlyle Group. The average age of the 71 vessels in our operating fleet was approximately six years as of August 15, 2013.

We are a Marshall Islands corporation incorporated on May 3, 2005. We maintain our principal executive offices at Unit 2, 7th Floor, Bupa Centre, 141 Connaught Road West, Hong Kong, China. Our telephone number is (852) 2540-1686. We maintain a website at www.seaspancorp.com. The information on our website is not part of this prospectus, and you should rely only on the information contained in this prospectus, any prospectus supplement and the documents incorporated by reference herein or therein when making a decision whether to investment in our securities.

2

FORWARD-LOOKING INFORMATION

This prospectus, any prospectus supplement and the documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. This Act provides a “safe harbor” for forward-looking statements to encourage companies to provide prospective information about themselves so long as they identify these statements as forward-looking and provide meaningful cautionary statements identifying important factors that could cause actual results to differ from the projected results. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. They often include words such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “projects,” “forecasts,” “potential,” “expect,” “intend,” “may,” “might,” “plan,” “predict,” “seek,” “should” or “will,” or the negative of those terms, or comparable terminology. These forward-looking statements are all based on currently available operating, financial and competitive information and are subject to various risks and uncertainties. Our actual future results and trends may differ materially depending on a variety of factors, including, but not limited to, the risks and uncertainties discussed under the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our annual reports on Form 20-F and any reports on Form 6-K incorporated herein by reference.

Any or all of our forward-looking statements in this prospectus, any prospectus supplement and the documents incorporated by reference herein and therein may turn out to be inaccurate. Incorrect assumptions we might make and known or unknown risks and uncertainties may affect the accuracy of our forward-looking statements. Forward-looking statements reflect our current expectations or forecasts of future events or results and are inherently uncertain, and accordingly, you should not place undue reliance on forward-looking statements.

Although we believe that the expectations and forecasts reflected in the forward-looking statements are reasonable, we cannot guarantee future results, performance, or achievements. Consequently, no forward-looking statement can be guaranteed and future events and actual or suggested results may differ materially. We expressly disclaim any obligation to publicly update any forward-looking statements, whether as a result of new information, future events, or otherwise. You are advised, however, to consult any further disclosures we make in our annual reports on Form 20-F and any reports on Form 6-K that we incorporate herein by reference, as well as in any prospectus supplement relating to this prospectus and other public filings with the Commission.

3

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks described in the sections entitled “Risk Factors” in any prospectus supplement and those set forth in documents incorporated by reference in this prospectus and any applicable prospectus supplement, including our annual report on Form 20-F for the year ended December 31, 2012, filed on March 19, 2013, and subsequent filings, as well as other information in this prospectus and any prospectus supplement, before purchasing any of our securities. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a loss of your investment. Additional risks and uncertainties known or not known to us or that we deem immaterial may also impair our business, financial condition, results of operations and prospects.

4

WHERE YOU CAN FIND MORE INFORMATION

We file and furnish annual and other reports with the Commission. You may read and copy any document that we file at the public reference facilities maintained by the Commission at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may obtain information on the operation of the public reference room by calling 1 (800) SEC-0330, and you may obtain copies at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. 20549. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. In addition, you can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

As a foreign private issuer, we are exempt under the U.S. Securities Exchange Act of 1934, as amended, or the Exchange Act, from, among other things, certain rules prescribing the furnishing and content of proxy statements, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the Commission as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act, including the filing of quarterly reports or current reports on Form 8-K. However, we intend to make available quarterly reports containing our unaudited interim financial information for the first three fiscal quarters of each fiscal year.

This prospectus is part of a registration statement on Form F-3 filed by us with the Commission under the U.S. Securities Act of 1933, as amended, or the Securities Act. As permitted by the Commission, this prospectus does not contain all the information in the registration statement filed with the Commission. For a more complete understanding of this offering, you should refer to the complete registration statement (including exhibits) on Form F-3 that may be obtained from the locations described above. Statements contained in this prospectus or in any prospectus supplement about the contents of any contract or other document are not necessarily complete. If we have filed any contract or other document as an exhibit to the registration statement or any other document incorporated by reference in the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract or other document is qualified in its entirety by reference to the actual document.

5

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to “incorporate by reference” information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings we make with the Commission under Section 13(a), 13(c) or 15(d) of the Exchange Act on or after the date of this prospectus (other than information “furnished” to the Commission, unless otherwise stated) until the termination of the registration statement of which this prospectus is a part:

•	Current Reports on Form 6-K, dated March 19, 2013, May 3, 2013 and August 1, 2013;

•	Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 19, 2013; and

•	The descriptions of our Class A common shares, our Series C preferred shares, our Series D preferred shares and our Series R preferred shares as set forth in our registration statements on Form 8-A filed on August 2, 2005, January 28, 2011, December 13, 2012 and April 19, 2011, respectively, including any subsequent amendments or reports filed for the purpose of updating such descriptions.

You may obtain a copy of the above mentioned filings or any subsequent filing we incorporated by reference into this prospectus or any prospectus supplement through the Commission or the Commission’s website as described above. You may also obtain copies of these documents free of charge by writing or telephoning us at the following address:

Seaspan Corporation

Unit 2, 7th Floor

Bupa Centre 141

Connaught Road West

Hong Kong

China

(852) 2540-1686

6

USE OF PROCEEDS

We will retain broad discretion over the use of the net proceeds from the sale of our securities offered by this prospectus. Unless we specify otherwise in any prospectus supplement, we currently intend to use the net proceeds from the sale of securities offered by this prospectus for capital expenditures, repayment of indebtedness, working capital, to make vessel acquisitions and for general corporate purposes.

7

RATIO OF EARNINGS TO FIXED CHARGES AND

TO FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratio of earnings to (a) fixed charges and (b) fixed charges and preference dividends for the periods presented:

	Six Months Ended June 30, 2013	Year Ended December 31,
		2012	2011		2010		2009	2008
Ratio of earnings to fixed charges(1)	5.6	2.4	—	(2)	—	(2)	2.6	—	(2)
Ratio of earnings to fixed charges and preference dividends(1)	3.8	1.7	—	(2)	—	(2)	2.6	—	(2)
Dollar amount (in thousands) of deficiency in earnings to fixed charges	—	—	94,380		120,707		—	261,229
Dollar amount (in thousands) of deficiency in earnings to fixed charges and preference dividends	—	—	117,558		121,484		—	261,229

(1)	For purposes of calculating the ratios of consolidated earnings to fixed charges and to fixed charges and preference dividends:

•	“earnings” consist of pre-tax income from continuing operations prepared under U.S. GAAP (which includes non-cash unrealized gains and losses on derivative financial instruments) plus fixed charges, net of capitalized interest and capitalized amortization of deferred financing fees;

•	“fixed charges” represent interest incurred (whether expensed or capitalized) and amortization of deferred financing costs (whether expensed or capitalized) and accretion of discount; and

•	“preference dividends” refers to the amount of pre-tax earnings that is required to pay the cash dividends on outstanding preference securities and is computed as the amount of (a) the dividend divided by (b) the result of 1 minus the effective income tax rate applicable to continuing operations.

The ratios of earnings to fixed charges and to fixed charges and preference dividends are ratios that we are required to present in this prospectus and have been calculated in accordance with Commission rules and regulations. These ratios have no application to our credit and lease facilities and preferred shares and we believe they are not ratios generally used by investors to evaluate our overall operating performance.

(2)	The ratio of earnings to fixed charges or to fixed charges and preference dividends for this period was less than 1.0X.

8

DESCRIPTION OF SECURITIES

We may offer common shares, preferred shares, convertible preferred shares, debt securities or convertible debt securities. We will set forth in an accompanying prospectus supplement a description of the common shares, preferred shares, convertible preferred shares, debt securities or convertible debt securities that may be offered under this prospectus. The terms of the offering of securities, including the public offering price and any net proceeds to us, will be contained in the accompanying prospectus supplement and other offering material relating to such offering.

9

SELLING SECURITYHOLDERS

Information about selling securityholders, where applicable, will be set forth in a prospectus supplement, in an amendment to the registration statement of which this prospectus is a part, or in filings we make with the Commission under the Exchange Act that are incorporated by reference.

10

PLAN OF DISTRIBUTION

We or any selling securityholder may sell our common shares, preferred shares, convertible preferred shares, debt securities and convertible debt securities from time to time on a continuous or delayed basis (a) to or through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers or other persons or entities, (d) through a combination of these methods or (e) through other means. We will identify the specific plan of distribution, including any underwriters, dealers, agents or other purchasers, persons or entities and any applicable compensation, in a prospectus supplement or other appropriate filing.

11

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

We estimate the expenses in connection with the issuance and distribution of our common shares in this offering, other than underwriting discounts and commissions, as follows:

Commission Registration Fee	$	*
Printing Expenses		**
Legal Fees and Expenses		**
Accountants’ Fees and Expenses		**
NYSE Listing Fee		**
FINRA Filing Fee		**
Blue Sky Fees and Expenses		**
Transfer Agent’s Fees and Expenses		**
Miscellaneous Costs		**

Total	$	**

*	In accordance with Rules 456(b) and 457(r) of the Securities Act, we are deferring payment of the registration fee for the securities offered.
**	To be provided by a prospectus supplement or as an exhibit to a filing with the Commission pursuant to the Exchange Act that is incorporated by reference into this prospectus.

12

LEGAL MATTERS

Unless otherwise stated in any applicable prospectus supplement, the validity of the equity securities and certain other legal matters with respect to the laws of the Republic of The Marshall Islands will be passed upon for us by our counsel to Marshall Islands law, Dennis J. Reeder, Reeder & Simpson, P.C. Unless otherwise stated in any applicable prospectus supplement, the legality of the debt securities and certain other legal matters will be passed upon for us by Perkins Coie LLP. As appropriate, legal counsel representing any underwriters, dealers or agents will be named in the applicable prospectus supplement and may opine to certain legal matters.

EXPERTS

The consolidated financial statements of Seaspan Corporation as of December 31, 2012 and 2011 and for each of the three years in the three-year period ended December 31, 2012, and management’s assessment of the effectiveness of internal control over financing reporting as of December 31, 2012, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, which reports are also incorporated herein by reference, and upon the authority of said firm as experts in accounting and auditing.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands corporation, and our principal executive offices are located outside of the United States in Hong Kong. A majority of our directors and officers and some of the experts named in this prospectus reside outside of the United States. In addition, a substantial portion of our assets and the assets of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against us or those persons in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

In addition, the courts of the Marshall Islands or Hong Kong may not (1) enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws or (2) recognize or enforce against us or any of our officers, directors or experts judgments of courts of the United States predicated on U.S. federal or state securities laws. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

13

$125,000,000

Seaspan Corporation

    % Convertible Senior Notes due 2018

PROSPECTUS SUPPLEMENT

Joint Book-Running Managers

Deutsche Bank Securities

BofA Merrill Lynch

Citigroup

Credit Suisse

October    , 2013